As filed with the Securities and Exchange Commission on October 13, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ALBEMARLE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	54-1692118
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

330 South Fourth Street

Richmond, Virginia 23219

(804) 788-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

PAUL F. ROCHELEAU	LUTHER C. KISSAM, IV, ESQ.
Senior Vice President and	Vice President, General
Chief Financial Officer	Counsel and Secretary
330 South Fourth Street	330 South Fourth Street
P. O. Box 1335	P. O. Box 1335
Richmond, Virginia 23210	Richmond, Virginia 23210
(804) 788-6000	(804) 788-6000

(Name, Address, Including Zip Code, and Telephone Number, Including

Area Code, of Agent for Service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

ALLEN C. GOOLSBY, ESQ.	JOHN D. LOBRANO, ESQ.
JOHN OWEN GWATHMEY, ESQ.	Simpson Thacher & Bartlett LLP
Hunton & Williams LLP	425 Lexington Avenue
Riverfront Plaza, East Tower	New York, New York 10017
951 E. Byrd Street	(212) 455-2000
Richmond, Virginia 23219
(804) 788-8200

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement as the registrant determines.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering: (1)(2)(3)			$700,000,000	$88,690
Senior Debt Securities	(4)(5)(6)
Subordinated Debt Securities	(4)(5)(6)
Preferred Stock	(4)(5)(6)
Common Stock, $.01 par value per share	(4)(5)(6)
Secondary Offering:
Common Stock, $.01 par value per share	1,600,000	$35.23(7)	$56,368,000(7)	$7,142(7)
Total			$756,368,000	$95,832

(1)	Calculated pursuant to Rule 457(o) under the Securities Act.
(2)	The amount to be registered and the proposed maximum offering price per unit are not specified as to each class of securities to be registered in connection with the primary offering pursuant to General Instruction II.D of Form S-3 under the Securities Act.
(3)	The proposed maximum offering price per unit will be determined from time to time by Albemarle Corporation in connection with, and at the time of, the issuance by Albemarle Corporation of the securities registered herein.
(4)	Such indeterminate principal amount, liquidation amount or number of senior debt securities, subordinated debt securities, preferred stock and common stock of Albemarle Corporation as may from time to time be issued at indeterminate prices. The aggregate maximum offering price of all securities issued by Albemarle Corporation pursuant to this registration statement shall not have a maximum aggregate offering price that exceeds $700,000,000 in U.S. dollars or the equivalent at the time of offering in any other currency.
(5)	Also includes such indeterminate principal amount, liquidation amount or number of senior debt securities, subordinated debt securities, preferred stock and common stock as may be issued upon conversion or exchange of any senior debt securities, subordinated debt securities or preferred stock that provide for conversion or exchange into other securities.
(6)	No separate consideration will be received for the senior debt securities, subordinated debt securities, preferred stock or common stock issuable upon conversion of or in exchange for senior debt securities, subordinated debt securities or preferred stock.
(7)	Estimated solely for the purpose of calculating the registration fee for the secondary offering of common stock by the selling shareholders named in the prospectus contained in this registration statement and calculated pursuant to Rule 457(c) under the Securities Act based upon $35.23 per share, which was the average of the high and low prices of the common stock on the New York Stock Exchange on October 7, 2004.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 13, 2004

PROSPECTUS SUPPLEMENT

(to Prospectus dated                          , 2004)

             Shares

Common Stock

We are offering              shares of our common stock. In addition, the selling shareholders named in this prospectus supplement are offering              shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “ALB.” On October 12, 2004, the last reported sale price of our common stock on the NYSE was $34.40 per share.

See “ Risk Factors” beginning on page S-12 of this prospectus supplement to read about the risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, before Expenses, to Albemarle	$	$
Proceeds to the Selling Shareholders	$	$

We have granted the underwriters a 30-day option to purchase up to              additional shares to cover any over-allotments.

Delivery of the shares will be made on or about                     , 2004.

Bear, Stearns & Co. Inc.	UBS Investment Bank

Banc of America Securities LLC

The date of this prospectus supplement is                     , 2004.

GLOBAL LOCATIONS

AMERICAS

Executive Offices

330 South Fourth Street*

Richmond, Virginia 23219

804-788-6000

Operations Offices

451 Florida Street*

Baton Rouge, Louisiana 70801

225-388-8011

Sales and General Offices

Baton Rouge, Louisiana*

225-388-7402

Houston, Texas*

281-480-4747

Research and

Development Facilities

Baton Rouge, Louisiana

Dayton, Ohio*

Pasadena, Texas

Santa Cruz, Brazil**

Tyrone, Pennsylvania

Plants

Baton Rouge, Louisiana

Dayton, Ohio*

Magnolia, Arkansas (3 locations)

Orangeburg, South Carolina

Pasadena, Texas (2 locations)

Pasadena, Texas**

Santa Cruz, Brazil**

Tyrone, Pennsylvania

EUROPE/MIDDLE

EAST/AFRICA

Sales and General Offices

Amersfoort, Netherlands*

31 33 467 6310

Bergheim, Germany

49 2271 902 0

Louvain-La-Neuve, Belgium

32 10 48 1711

Research and

Development Facilities

Amsterdam, Netherlands

Bergheim, Germany

Louvain-La-Neuve, Belgium

Thann, France

Plants

Amsterdam, The Netherlands

Avonmouth, United Kingdom

Bergheim, Germany

Feluy, Belgium*

Gela, Italy**

Jubail, Saudi Arabia**

La Voulte, France**

Port-de-Bouc, France

Safi, Jordan**

Santa Cruz, Brazil**

St. Jakob/Breitenau, Austria**

Teesport, United Kingdom

Thann, France

ASIA-PACIFIC

Sales and General Offices

Beijing, China

106 505 4153

Seoul, South Korea*

82 2 555 3005

Shanghai, China*

86 21 5306 1360

Singapore*

65 6732 6286

Tokyo, Japan*

81 3 5251 0791

Research and

Development Facilities

Niihama, Japan**

Plants

Jin Shan District, Shanghai,

China**

Ninghai County, Zhejiang

Province, China**

Niihama, Japan**

Takaishi City, Osaka, Japan **

* Leased Location

**Joint Venture

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters relating to Albemarle Corporation. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description in the prospectus supplement differs from the description in the accompanying prospectus, the description in the prospectus supplement supersedes the description in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we, the selling shareholders nor the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus may be accurate only as of their respective dates.

We, the selling shareholders and the underwriters are not making an offer to sell the common stock in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for a person to make an offer or solicitation.

Unless the context otherwise indicates, the terms “Albemarle,” “we,” “us,” “our” or “the company” mean Albemarle Corporation and its consolidated subsidiaries.

MARKET AND INDUSTRY DATA

This prospectus supplement and the accompanying prospectus include market share and industry data and forecasts that we obtained from internal company surveys, market research, publicly available information and industry publications and surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal company surveys, forecasts and market research, which we believe to be reliable based upon management’s knowledge of the industry, have not been verified by any independent sources. Except where otherwise noted, statements as to our position relative to our competitors or as to market position or share refer to the most recently available data.

NON-GAAP FINANCIAL MEASURE

In this prospectus supplement, we present EBITDA, which is a supplemental financial measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States, or U.S. GAAP. Our management believes EBITDA is more reflective of our operations as it presents investors with information about our operations and, in doing so, provides transparency to investors and enhances period-to-period comparability of operations, financial performance and liquidity. See footnote 5 in the section of this prospectus supplement titled “Summary Historical and Pro Forma Consolidated Financial Information of Albemarle” for the definition of EBITDA and related disclosure.

S-i

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our financial results prepared in accordance with U.S. GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to make interest or principal payments, on our debts;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.

PRO FORMA FINANCIAL INFORMATION

This prospectus supplement contains various references to pro forma financial information. This pro forma financial information is included in, or is derived from, the “Unaudited Pro Forma Combined Financial Information” that has been prepared in conformity with Regulation S-X. This unaudited pro forma financial information, included in this prospectus supplement, gives effect to (1) the acquisition of the refinery catalysts business of Akzo Nobel N.V., (2) the financing of the purchase price through borrowings under our new senior credit agreement and 364-day loan agreement, including amounts borrowed to refinance our then-existing credit agreement and to pay related fees and expenses and (3) to the extent appropriate, the completion of this offering and the application of the net proceeds as described under “Use of Proceeds,” as if such transactions had occurred on January 1, 2003, in the case of statement of income data, or on June 30, 2004, in the case of balance sheet data. Our Current Report on Form 8-K/A, incorporated by reference in this prospectus supplement, also includes pro forma financial information as of June 30, 2004 and for the year ended December 31, 2003 and the six months ended June 30, 2004 and 2003. The pro forma financial information set forth in the Current Report on Form 8-K/A reflects the acquisition and related financings as if they had occurred on January 1, 2003, in the case of income data, or on June 30, 2004, in the case of balance sheet data, which differs in presentation from what is included in the “Unaudited Pro Forma Combined Financial Information” set forth in this prospectus supplement because it does not give effect to the completion of this offering and the application of the net proceeds as described under “Use of Proceeds.” The term “pro forma” also reflects, to the extent appropriate, the realignment of our polyolefin catalysts business from our Polymer Chemicals segment, which we renamed Polymer Additives, to our new Catalysts segment.

S-ii

EXCHANGE RATES

The combined financial statements of Akzo Nobel’s refinery catalysts business contained in this prospectus supplement are denominated in European Union euros. The following chart shows for certain periods from January 1, 2001 through September 30, 2004, the average, high and low noon buying rates in The City of New York for cable transfers of euros as certified for customs purposes by the Federal Bank of New York expressed as U.S. dollars per euro, or the noon buying rate. The noon buying rate on October 8, 2004, was $1.2418 per €1.00. We make no representation that the euro or U.S. dollar amounts referred to in this prospectus supplement have been, could have been or could, in the future, be converted into U.S. dollars or euros, as the case may be, at any particular rate, if at all.

(dollars per euro)
Year	Low	High	Average(1)	Period End
2001	0.8370	0.9535	0.8952	0.8901
2002	0.8594	1.0485	0.9454	1.0485
2003	1.0361	1.2597	1.1315	1.2597

Month
March 2004	1.2088	1.2431	1.2261	1.2292
April 2004	1.1802	1.2358	1.1989	1.1975
May 2004	1.1801	1.2274	1.2000	1.2217
June 2004	1.2006	1.2320	1.2146	1.2179
July 2004	1.2032	1.2437	1.2266	1.2032
August 2004	1.2025	1.2368	1.2191	1.2183
September 2004	1.2052	1.2417	1.2214	1.2417

(1)	The average of the noon buying rates in The City of New York for cable transfers of euros as certified for customs purposes by the Federal Reserve Bank of New York on the last day of each month that are published on the website maintained by the Federal Reserve Bank of New York.

FORWARD-LOOKING STATEMENTS

Some of the information presented in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current expectations, which are in turn based on assumptions that we believe are reasonable based on our current knowledge of our business and operations. We have used words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and variations of such words and similar expressions to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. There can be no assurance, therefore, that our actual results will not differ materially from the results and expectations expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, without limitation:

•	the timing of orders received from customers;

•	the gain or loss of significant customers;

•	competition from other manufacturers;

•	changes in the demand for our products;

•	changes in our margins;

•	increases in the cost of raw materials and energy, and our inability to pass through such increases;

S-iii

•	changes in our manufacturing processes;

•	changes in our markets in general;

•	fluctuations in foreign currencies;

•	changes in new product introductions resulting in increases in capital project requests and approvals leading to additional capital spending;

•	changes in laws and regulations;

•	the occurrence of claims or litigation;

•	the inability to maintain current levels of product or premises liability insurance or the denial of such coverage;

•	political unrest affecting the global economy, including adverse effects from terrorism or hostilities;

•	changes in accounting standards;

•	the integration of the Akzo Nobel refinery catalysts business into our operations;

•	the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs;

•	changes in interest rates, to the extent they (1) affect our ability to raise capital or increase our cost of funds, (2) have an impact on the overall performance of our pension fund investments and (3) increase our pension expense and funding obligations; and

•	the other factors detailed from time to time in the reports we file with the Securities and Exchange Commission, or the SEC.

We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

The following section summarizes more detailed information presented later in this prospectus supplement and the accompanying prospectus. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors”, before making an investment decision. Unless indicated otherwise, the information contained in this prospectus supplement and the accompanying prospectus assumes that the underwriters’ over-allotment option is not exercised.

Albemarle Corporation

We are a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals. Our products enhance the value of our customers’ end-products by improving performance, providing essential product attributes, lowering cost and simplifying processing. We sell a highly diversified mix of products to a wide range of customers, including manufacturers of electronics, building and construction materials, automotive parts, packaging, pharmachemicals and agrichemicals and to petroleum refiners. We believe that our commercial and geographic diversity, technical expertise, flexible, low-cost global manufacturing base, strong cash flows and experienced management team enable us to maintain leading market positions in those areas of the specialty chemicals industry in which we operate.

We and our joint ventures currently operate 38 production facilities, research and development facilities, and administrative and sales offices in North and South America, Europe and Asia and serve more than 3,400 customers in approximately 100 countries. In 2003, we generated net sales of $1,515.2 million, operating profit of $139.9 million, net income (before cumulative effect of a change in accounting principle) of $97.5 million and earnings before interest, taxes, depreciation and amortization, or EBITDA, of $                     million, in each case on a pro forma basis. The following chart presents the geographic balance of our 2003 pro forma net sales.

On July 31, 2004, we acquired the refinery catalysts business of Akzo Nobel N.V. for €615.7 million (approximately $763 million at applicable exchange rates) in cash. We financed the acquisition with borrowings under our new senior credit agreement and 364-day loan agreement. We believe that this acquisition significantly enhances our business by giving us a strong new operating segment. Key attributes of the acquired refinery catalysts business are:

•	leading global market positions;

•	strong industry fundamentals;

•	proprietary technology and service-driven business model; and

•	attractive margins and cash flows.

Following the refinery catalysts acquisition, we transferred our existing polyolefin catalysts business from our Polymer Chemicals segment, which we renamed Polymer Additives, to a newly created Catalysts segment, which includes the assets we acquired from Akzo Nobel. Our operations are now managed and reported as three operating segments: Polymer Additives; Catalysts; and Fine Chemicals. The following chart presents the contributions of our three segments based on our 2003 pro forma net sales.

Polymer Additives

Our Polymer Additives business consists of the following two product categories:

Flame Retardants.    We are a leading global producer of brominated, mineral-based and phosphorous flame retardants. These flame retardants comprise the bulk of the global flame retardant market, which is estimated at more than $2.0 billion. Our flame retardants help materials in a wide variety of finished products meet fire-safety requirements. Some of the products that benefit from our flame retardants include plastic enclosures for consumer electronic products, printed circuit boards, wire and cable, electrical connectors, foam seating in furniture and automobiles, and textiles. We believe that the key drivers for growth of demand for our flame retardants are the increasing demand for electrical and electronic equipment, new construction and increasingly stringent fire-safety regulations in many countries around the world.

Other Additives.    We produce plastic and other additives, such as curatives, antioxidants and stabilizers, which are often specially developed and formulated for a customer’s specific manufacturing requirements. Our additives improve the performance characteristics of inks and coatings, adhesives, bullet-proof “glass” and numerous plastic products by enhancing strength, durability, color stability and other performance qualities. We also produce antioxidants used in fuels and lubricants, which are sold to lubricant manufacturers and refiners, some of which are also customers of our Catalysts segment.

Catalysts

Our Catalysts business consists of the following two product categories:

Refinery Catalysts.    We and our joint ventures, collectively, are one of the leading global producers of hydroprocessing, or HPC, catalysts and fluidized catalytic cracking, or FCC, catalysts. HPC catalysts are primarily used to reduce the quantity of sulfur and other impurities in petroleum products. FCC catalysts assist in the cracking of petroleum streams into derivative, higher-value products such as gasoline, diesel and raw material components. In 2002, worldwide sales of HPC and FCC catalysts accounted for approximately 80% of the estimated $2.0 billion refinery catalysts market. We believe the key drivers for the growth of demand for refinery catalysts are the increasing global demand for petroleum products, the generally deteriorating quality of crude oil feedstocks and the implementation of more stringent fuel quality requirements in many countries around the world as part of anti-pollution initiatives.

Polyolefin Catalysts.    We are a leading global manufacturer of aluminum- and magnesium-alkyls. These alkyls are used in the production of plastic products such as food wrap, stretch films, trash bags and a variety of plastic films. We are also a leader in the production of metallocene/single-site catalysts, which aid in the development and production of new polymers that increase impact strength, clarity and melt characteristics of plastic films. We expect that our extensive experience in polyolefin catalysts will present synergistic opportunities with our refinery catalysts business, particularly with respect to increasing our business with petroleum and petrochemical processing customers.

Fine Chemicals

Our Fine Chemicals business consists of the following four product categories:

Performance Chemicals.    We are a leading global producer of bromine with geographically diverse production resources. In 2003, approximately 87% of the bromine that we produced was used internally in our Polymer Additives and Fine Chemicals segments and the remainder was sold into the merchant market. We also produce a number of bromides and bromine-based performance chemicals, which are used in a broad range of applications, including chemical synthesis, oil and gas well drilling and completion fluids, paper manufacturing, water purification, glass manufacturing and photography.

Pharmachemicals.    Our bulk actives, ibuprofen and naproxen, are widely used to provide temporary pain relief and fever reduction. Bulk ibuprofen and naproxen are formulated by pharmaceutical companies for sale in both the prescription and over-the-counter markets. These products compete against other painkillers, including aspirin and acetaminophen. We are one of the largest global producers of ibuprofen. We also produce other intermediates used in the manufacture of a variety of over-the-counter and prescription drugs.

Agrichemicals.    We sell a diverse portfolio of chemical intermediates and active ingredients used in the manufacture of crop protection products, such as herbicides, insecticides, fungicides and soil fumigants. Our agrichemicals customers include major global agrichemical manufacturers and distributors.

Fine Chemistry Services and Intermediates.    Our fine chemistry services and intermediates business offers custom manufacturing, research and scale-up services for downstream chemical and pharmaceutical companies. We support our customers’ product development efforts by offering discovery-through-commercialization services, including cGMP manufacturing capabilities.

Competitive Strengths

We believe we benefit from the following competitive strengths:

Leading Market Positions in Major Product Categories.    We believe that we have leading global market positions in our major product categories, including bromine and bromine-based products, flame retardants and refinery catalysts. We have achieved these positions as a result of the performance characteristics of our products, long-standing customer relationships and our ability to develop and effectively market new generations of value-added products.

Commercial and Geographic Diversity.    We, along with our joint ventures, sell our products to over 3,400 customers across a diverse range of end-use markets in approximately 100 countries worldwide. Our broad product range allows us to serve customers in a wide variety of industries, including petroleum refining, consumer electronics, building and construction materials, automotive parts, pharmachemicals and agrichemicals. We believe that the diversity of our operations fosters stability in our operating performance through reduced reliance on any one customer, industry, product or geographic area.

Technological Expertise.    We are a technological innovator within the markets we serve and are committed to maintaining a leadership position with respect to technological innovation, expertise and service. At September 30, 2004, we had over 1,400 patents as well as over 850 pending patent applications. At September 30, 2004, our research and development effort was supported by approximately 350 employees, of whom approximately one-third had PhDs. Examples of our innovative products and services include:

•	reactive brominated flame retardants that, when incorporated into commonly used resin systems, help electronic devices meet fire-safety requirements;

•	advanced mineral-based flame retardants for extreme temperature applications, such as automotive electrical connectors;

•	highly active HPC catalysts that help petroleum refiners meet more stringent fuel quality requirements without significant capital expenditures or reductions in refining capacity; and

•	in conjunction with a pharmaceutical company, a novel polymeric drug release coating for use in a recently approved medical device.

Strong Underlying Industry Fundamentals.    We believe we are well positioned to capitalize on favorable trends within the areas of the specialty chemicals industry in which we operate. We expect our Polymer Additives segment to benefit from the increasing demand for electrical and electronic equipment, new construction and increasingly more stringent fire-safety regulations. We expect demand for our refinery catalysts to grow as a result of the increasing global demand for petroleum products, the generally deteriorating quality of crude oil feedstocks and the implementation of more stringent fuel quality requirements in many countries around the world as a part of anti-pollution initiatives. We expect our Fine Chemicals segment to continue to benefit from the rapid pace of innovation and the introduction of new products coupled with a movement by pharmaceutical companies to outsource certain research, product development and manufacturing functions.

Flexible, Low-Cost Global Manufacturing Base.    We believe our manufacturing base affords us a competitive advantage by virtue of its breadth, cost position and flexibility. We and our joint ventures operate 27 manufacturing plants, with major facilities in North and South America, Europe and Asia. This global footprint allows us to provide timely service to our customers and supply our products to rapidly growing regions such as Asia. We are also vertically integrated in bromine. We believe that we are one of the lowest-cost producers of the bromine used in our brominated flame retardants and bromine derivative products. In addition, our pilot facilities provide us with the flexibility to commercialize newly developed products rapidly and cost efficiently. The ability to move quickly from product innovation to large-scale, commercial production contributes to our ability to capitalize on our product development efforts. For example, our Orangeburg, South Carolina facility currently is scaling up to produce commercial quantities of a new antioxidant for fuels after initial market-trial quantities were successfully produced at our Tyrone, Pennsylvania facility.

Strong Cash Flows.    We have generated strong cash flows from operations even through adverse business cycles and periods of challenging chemical sector fundamentals. We generated average net cash provided from operations of approximately $150 million per year between 1999 and 2003. In 2003, Akzo Nobel’s refinery catalysts business had net cash provided from operations of approximately €41.1 million (approximately $50.1 million based on an exchange rate of €1.00=$1.2179, the noon buying rate for euros on June 30, 2004). Our ability to generate strong cash flows is principally attributable to the diversity of our product lines, our strong margins and the effective management of working capital. We believe that our strong cash flow will help us to reduce our indebtedness and implement our growth strategies discussed below.

Experienced Management Team.    We have a highly experienced management team throughout our organization, including our Catalysts segment, which includes all of the incumbent managers of Akzo Nobel’s refinery catalysts business. Our senior management team has an average of 29 years of experience in the chemicals business and a proven track record of developing and marketing new chemical products. Members of this team also have significant experience in executing and integrating acquisitions, including the acquisitions of eight businesses or product lines during the last five years.

Growth Strategy

Our key objectives are to increase our revenues and our profitability and to broaden our product offerings. Our strategies to achieve these objectives include:

Develop New Value-Added Products and New Applications for Existing Products.    We believe that significant opportunities exist for us to generate additional high margin business through the introduction of new value-added products and processes. We estimate that approximately 14% of our 2003 net sales were from products newly introduced or re-engineered during the preceding five years.

Expand Our Global Reach.    We intend to grow domestically and internationally by expanding our product sales to new and existing multinational customers, particularly as they target high-growth regions and markets. We believe that our relationships with large multinational customers will provide access to new geographic and end-use product markets. We intend to add personnel focused on sales, marketing and research and development in selected regions and to expand our infrastructure to respond to the needs of our customers. We also plan on making selective acquisitions and participating in joint ventures consistent with this strategy. For example, we recently acquired a significant distributor in Korea, giving us direct access to a growing market for many of our Polymer Additives products.

Focus on Operational Improvement.    In 2002, we launched a three-year $50 million manufacturing cost reduction program to reduce our fixed cost base. As of June 30, 2004, we believe that this program has yielded estimated savings of approximately $22 million. We expect to implement additional cost-saving initiatives focused on achieving operational efficiencies by continuing to invest in flexible manufacturing equipment and processes, to optimize process control technologies and to reduce fixed costs through the rationalization of manufacturing capacity and the efficient management of capital spending.

Cultivate Strategic Collaborations and Alliances.    We believe that strategic collaborations and alliances, including joint ventures, afford us the opportunity to develop and expand our business with less capital investment and lower risk. We currently have joint ventures in Austria, Brazil, France, Japan, Jordan, the People’s Republic of China and the United States. By entering into collaborations and alliances, we can leverage the technology and research and development skills of our partners, extend our business reach, gain greater access to important raw materials and benefit from our partners’ knowledge of the local business environment.

Pursue Disciplined Acquisition Strategy.    We intend to continue to explore possible acquisitions in areas that allow us to build upon our product and technology portfolio, expand our customer base, and leverage our sales and distribution infrastructure and existing customer relationships. We intend to target acquisitions that are expected to contribute to sustainable cash flow and that are consistent with maintaining our investment grade credit rating.

We were incorporated in Virginia in 1993. Our principal executive offices are located at 330 South Fourth Street, Richmond, Virginia 23219, and our telephone number is (804) 788-6000.

The Offering

Issuer	Albemarle Corporation

Common stock offered by us	shares(1)

Common stock offered by the selling shareholders	shares

Common stock to be outstanding immediately after the offering	shares(1)(2)

Use of proceeds

We expect to use all of the net proceeds from our offering of common stock to retire a corresponding portion of the outstanding short-term debt that we incurred to finance our acquisition of Akzo Nobel’s refinery catalysts business.

We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders.

Dividend policy

We intend to continue to declare and pay quarterly cash dividends on our common stock. The current annual rate is $0.58 per share. The declaration and payment of dividends is subject to the discretion of our board of directors and will depend on various factors, including our financial condition, earnings, cash requirements, legal requirements and other factors deemed relevant by our board of directors.

Listing	New York Stock Exchange

Symbol	ALB

(1)	Excludes up to an additional shares of common stock that may be purchased by the underwriters within 30 days of the date of this prospectus supplement if their over-allotment option is exercised.
(2)	Excludes:

•	3,150,525 shares issuable upon the exercise of outstanding stock options as of September 30, 2004; and

•	2,321,000 shares available for future issuance under our incentive compensation plan as of September 30, 2004.

Summary Historical and Pro Forma Consolidated Financial Information of Albemarle

The following table sets forth summary historical consolidated financial information of Albemarle as of and for the years ended December 31, 2003, 2002 and 2001, which have been derived from our audited consolidated financial statements, and as of and for the six months ended June 30, 2004 and 2003, which have been derived from our unaudited consolidated financial statements. In the opinion of our management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for a fair presentation of the information set forth therein. Interim results are not necessarily indicative of full year results.

The following table also sets forth summary unaudited pro forma financial information, which gives effect to (1) our acquisition of Akzo Nobel’s refinery catalysts business, (2) the financing of the purchase price through borrowings under our new senior credit agreement and 364-day loan agreement, including amounts borrowed to refinance our then-existing credit agreement and to pay related fees and expenses and (3) the completion of this offering and the application of the net proceeds therefrom as described under “Use of Proceeds.” The unaudited pro forma financial information is based on our historical consolidated financial statements and the historical combined financial statements of the refinery catalysts business and includes, in the opinion of our management, all adjustments necessary for a fair presentation of the information set forth therein. The pro forma adjustments are based on information and assumptions we believe are reasonable. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what our results of operations or financial position would have been had the transactions reflected occurred on the dates indicated or to project our financial position as of any future date or our results of operations for any future period.

You should read the information in this table together with “Summary Historical Combined Financial Information of Akzo Nobel’s Refinery Catalysts Business,” “Unaudited Pro Forma Combined Financial Information,” “Selected Historical Consolidated Financial Information of Albemarle,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Albemarle,” our historical consolidated financial statements and the related notes and the historical combined financial statements of the refinery catalysts business and related notes contained elsewhere in this prospectus supplement and the other information contained in the documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

	Pro Forma			Historical
	Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2004	2003	2003	2002	2001
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)		(restated)(1)
	(in thousands, except per share amounts and ratios)
Statements of Income Data:
Net sales	$	$	$	$648,768	$538,562	$1,110,237	$1,007,918	$942,752
Cost of goods sold				521,556	419,788	871,727	775,388	721,417

Gross profit				127,212	118,774	238,510	232,530	221,335

Selling, general and administrative expenses				63,003	57,061	117,226	111,676	98,915
Research and development expenses				9,667	9,363	18,411	16,485	21,919
In-process research and development				—	—	—	—	—
Special items (2)				5,057	—	10,049	1,550	2,051

Operating profit				49,485	52,350	92,824	102,819	98,450
Interest and financing expenses				(2,918)	(2,594)	(5,376)	(5,070)	(5,536)
Other income, net including minority interest				1,619	3,257	607	3,358	4,282

Income before income taxes				48,186	53,013	88,055	101,107	97,196
Income taxes				13,811	5,492	13,890	28,086	29,029

Income from operations				34,375	47,521	74,165	73,021	68,167
Cumulative effect of change in accounting principle, net (3)				—	(2,220)	(2,220)	—	—

Net income (4)	$	$	$	$34,375	$45,301	$71,945	$73,021	$68,167

	Pro Forma			Historical
	Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,			Year Ended December 31,
	2004	2003	2003	2004		2003	2003		2002		2001
	(unaudited)	(unaudited)	(unaudited)	(unaudited)		(unaudited)			(restated)(1)
	(in thousands, except per share amounts and ratios)
Basic earnings per share:
Income from operations	$	$	$	$0.83		$1.15	$1.79		$1.73		$1.49
Cumulative effect of a change in accounting principle, net (3)				—		(0.05)	(0.05)		—		—

Net income	$	$	$	$0.83		$1.10	$1.74		$1.73		$1.49

Diluted earnings per share:
Income from operations	$	$	$	$0.81		$1.12	$1.76		$1.69		$1.47
Cumulative effect of a change in accounting principle, net (3)				—		(0.05)	(0.05)		—		—

Net income (4)	$	$	$	$0.81		$1.07	$1.71		$1.69		$1.47

Other Financial Data:
Net cash provided (used) by operating activities				$85,443		$85,333	$150,098		$144,771		$143,864
EBITDA (5)				94,066		96,386	177,445		186,780		180,342
Depreciation and amortization				42,962		40,779	84,014		80,603		77,610
Capital expenditures				19,634		19,278	41,058		38,382		49,903
Ratio of earnings to fixed charges (6)				9.4	x	N/A	9.2	x	11.	1x	10.1	x

Balance Sheet Data (as of end of period):
Cash and cash equivalents	$			$38,653		$61,092	$35,173		$47,784		$30,585
Working capital				245,408		273,995	271,298		256,481		79,824
Total assets				1,381,081		1,262,988	1,387,291		1,200,398		1,138,272
Total debt				176,530		186,458	228,579		190,628		170,215
Total liabilities				726,105		660,543	751,070		626,061		538,649	(1)
Shareholders’ equity				654,976		602,445	636,221		574,337		599,623	(1)

(1)	We restated our financial statements for the year ended December 31, 2002 to move the recognition of revenue of a fourth quarter 2002 transaction from December 31, 2002 results to the first quarter and second quarter of 2003. In addition, the December 31, 2002 and prior years’ consolidated balance sheets and statements of changes in shareholders’ equity were restated to reflect an increase in additional paid-in capital and a decrease in deferred income tax liability. The results for the year ended December 31, 2002 and prior years included above reflect the restatement. For more information on the restatement, see our consolidated financial statements and related notes included elsewhere in this prospectus supplement and the discussion of the restatement included in our Annual Report on Form 10-K incorporated by reference in this prospectus supplement.
(2)	We reported special items charges of $5,057 for the six months ended June 30, 2004 related to the shutdown of our zeolites plant in Pasadena, Texas. For the year ended December 31, 2003, we incurred a $7,503 pre-tax charge associated with a voluntary severance program. Additionally, for the year ended December 31, 2003, we recorded a one-time charge of $2,546 for real estate held for sale. For the years ended December 31, 2002 and 2001, we recorded $1,550 and $2,051, respectively, in special charges related to work force reduction programs at certain of our facilities.
(3)	On January 1, 2003, we implemented SFAS No. 143 “Accounting for Asset Retirement Obligations,” which addressed financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The cumulative effect of the change in accounting principle resulting from the implementation of this standard was $2,220.
(4)	The following significant non-recurring income and expense items have been included in the Albemarle pro forma statements of income presented:

	Year Ended December 31, 2003		Six Months Ended June 30, 2004		Six Months Ended June 30, 2003
	Pre-tax	After- tax	Pre-tax	After- tax	Pre-tax	After- tax
			(unaudited)		(unaudited)
(in thousands)
Albemarle reported special items impacting operating profit	$	$	$	$	$	$
Albemarle income tax refunds and related interest
Refinery catalysts business provisions liability additions/reversals activity, net
Refinery catalysts business foreign exchange hedging gains and losses

(5)	EBITDA, which represents earnings before cumulative effect of a change in accounting principle, net, interest and financing expenses, income taxes, depreciation and amortization, interest and financing expense, income taxes and cumulative effect of a change in accounting principle, net, is a supplemental measure of performance that is not required by, or presented in accordance with, U.S. GAAP. We present EBITDA because it is a basis upon which our management assesses our operations, financial performance and liquidity and we consider it an important supplemental measure of our operations, performance and liquidity. Our management believes EBITDA is more reflective of our operations as it presents investors with information about our operations and, in doing so, provides transparency to investors and enhances period-to-period comparability of operations, financial performance and liquidity. EBITDA should not be considered as an alternative to (1) net income determined in accordance with U.S. GAAP or (2) operating cash flows determined in accordance with U.S. GAAP. Set forth below is a reconciliation of EBITDA, a non-GAAP financial measure, to net income, the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

	Pro Forma			Historical
	Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2004	2003	2003	2002	2001
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
	(in thousands)
Net income	$	$	$	$34,375	$45,301	$71,945	$73,021	$68,167
Add:
Depreciation and amortization				42,962	40,779	84,014	80,603	77,610
Interest and financing expense				2,918	2,594	5,376	5,070	5,536
Income taxes				13,811	5,492	13,890	28,086	29,029
Cumulative effect of a change in accounting principle, net				—	2,220	2,220	—	—

EBITDA	$	$	$	$94,066	$96,386	$177,445	$186,780	$180,342

(6)	For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges and amortization of capitalized interest less interest capitalized and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” consist of interest expense (before capitalized interest) and a portion of rental expense that we believe to be representative of interest.

Summary Historical Combined Financial Information of Akzo Nobel’s Refinery Catalysts Business

The following table sets forth summary historical combined financial information of Akzo Nobel’s refinery catalysts business, which we acquired on July 31, 2004, as of and for the three years ended December 31, 2003, 2002 and 2001, which have been derived from the audited combined financial statements of the refinery catalysts business, and as of and for the six months ended June 30, 2004 and 2003, which have been derived from the unaudited combined financial statements of the refinery catalysts business. In the opinion of management, the unaudited combined financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for a fair presentation of the information set forth therein. Interim results are not necessarily indicative of full year results.

The historical combined financial statements of Akzo Nobel’s refinery catalysts business contained in this prospectus supplement were prepared in accordance with accounting principles generally accepted in The Netherlands, or Dutch GAAP. There are significant differences between Dutch GAAP and U.S. GAAP. See footnote 23 of the historical combined financial statements Akzo Nobel’s refinery catalysts business contained elsewhere in this prospectus supplement for additional information regarding the differences between Dutch GAAP and U.S. GAAP as they relate to such financial statements and for a reconciliation of net income and divisional equity from Dutch GAAP to U.S. GAAP.

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Akzo Nobel’s Refinery Catalysts Business” and the historical combined financial statements of the refinery catalysts business and related notes contained elsewhere in this prospectus supplement.

	Six Months Ended June 30,			Year Ended December 31,
	2004(1)	2004	2003	2003(1)	2003	2002	2001
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Dutch GAAP:
Statements of Income Data:
Net sales	$234,222	€192,316	€179,118	$423,314	€347,577	€378,831	€365,438
Cost of sales	172,044	141,263	120,780	292,045	239,794	262,281	284,932

Gross profit	62,178	51,053	58,338	131,269	107,783	116,550	80,506
Selling, general and administrative expenses	29,611	24,313	22,954	58,651	48,157	52,653	47,322
Research and development expenses	13,648	11,206	9,797	25,271	20,750	21,218	19,890

Operating income	18,919	15,534	25,587	47,347	38,876	42,679	13,294
Other income (expense), net	4,068	3,340	2,861	8,351	6,857	4,017	2,551
Interest expense, net	(1,127)	(925)	(1,889)	(4,264)	(3,501)	(5,499)	(9,847)

Income before income taxes and equity results from associated companies	21,860	17,949	26,559	51,434	42,232	41,197	5,998
Income taxes	7,674	6,301	9,524	18,522	15,208	15,433	1,663
Equity results from associated companies	6,085	4,996	5,419	10,596	8,700	9,068	9,366

Net income	$20,271	€16,644	€22,454	$43,508	€35,724	€34,832	€13,701

Other Financial Data:
Net cash provided (used) by operations	$(7,512)	€(6,168)	€27,159	$50,058	€41,102	€62,320	€29,314
EBITDA (2)	45,693	37,517	48,625	102,201	83,916	88,018	58,630
Depreciation and amortization	16,621	13,647	14,758	35,907	29,483	32,254	33,419
Capital expenditures	(8,941)	(7,341)	(6,036)	(19,243)	(15,800)	(22,667)	(16,226)
U.S. GAAP:
Net income	$19,667	€16,148	€21,164	$41,348	€33,950	€37,830	N/A
Divisional equity	285,529	234,444	N/A	247,992	203,623	220,241	N/A

(1)	We converted the amounts in this column from euros into U.S. dollars solely for your convenience at an exchange rate of $1.2179 = €1.00, the noon buying rate for euros on June 30, 2004. Please note that these convenience translations are not Dutch GAAP or U.S. GAAP and, accordingly, these translated U.S. dollar amounts have not been audited. These translations should not be construed as a representation that the euro amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate. These convenience translations have been made at a rate different from the rates used in the preparation of the “Unaudited Pro Forma Combined Financial Information.”

(2)	EBITDA, which represents earnings before depreciation and amortization, income taxes and interest expense, net is a supplemental measure of performance that is not required by, or presented in accordance with, U.S. GAAP or accounting principles generally accepted in The Netherlands, or Dutch GAAP. We present EBITDA because it is a basis upon which our management assesses our operations, financial performance and liquidity and we consider it an important supplemental measure of our operations, performance and liquidity. Our management believes EBITDA is more reflective of our operations as it presents investors with information about our operations and, in doing so, provides transparency to investors and enhances period-to-period comparability of operations, financial performance and liquidity. EBITDA should not be considered as an alternative to (1) net income determined in accordance with U.S. GAAP or Dutch GAAP or (2) operating cash flows determined in accordance with U.S. GAAP or Dutch GAAP. Set forth below is a reconciliation of EBITDA, a non-GAAP financial measure, to net income, the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP or Dutch GAAP. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

	Six Months Ended June 30,			Year Ended December 31,
	2004(A)	2004	2003	2003(A)	2003	2002	2001
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
				(in thousands)
Net income	$20,271	€16,644	€22,454	$43,508	€35,724	€34,832	€13,701
Add:
Depreciation and amortization	16,621	13,647	14,758	35,907	29,483	32,254	33,419
Interest expense, net	1,127	925	1,889	4,264	3,501	5,499	9,847
Income taxes	7,674	6,301	9,524	18,522	15,208	15,433	1,663

EBITDA	$45,693	€37,517	€48,625	$102,201	€83,916	€88,018	€58,630

(A)	We converted the amounts in this column from euros into U.S. dollars solely for your convenience at an exchange rate of $1.2179 = €1.00, the noon buying rate for euros on June 30, 2004. Please note that these convenience translations are not Dutch GAAP or U.S. GAAP and, accordingly, these translated U.S. dollar amounts have not been audited. These translations should not be construed as a representation that the euro amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate. These convenience translations have been made at a rate different from the rates used in the preparation of the “Unaudited Pro Forma Combined Financial Information.”

RISK FACTORS

An investment in our common stock involves risks. You should consider carefully the following risks in addition to the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, before deciding to purchase any of our common stock.

Risks Related to Our Business

Our inability to pass through increases in costs and expenses for raw materials and energy, on a timely basis or at all, could have a material adverse effect on the margins of our products.

In 2003, our raw material and energy costs increased approximately 8% and approximately 25%, respectively, compared to 2002. Raw material costs and energy costs have continued to increase in 2004. The increases are primarily driven by significantly tighter market conditions and major increases in pricing of basic building blocks for our products such as crude oil, chlorine and metals, including molybdenum, which is used in the refinery catalysts business. In 2003, management estimates that molybdenum represented approximately 10% of the cost of goods sold in the refinery catalysts business and from January 2004 until August 2004, the price of molybdenum increased from approximately $8 to approximately $18 per pound. We generally attempt to pass changes in the prices of raw materials and energy to our customers, but we may be unable to or be delayed in doing so. Our inability to pass through price increases or any limitation or delay in our passing through price increases could adversely affect our margins.

In addition to raising prices, raw material suppliers may extend lead times or limit supplies. For example, in the aftermath of Hurricane Ivan, certain chlorine producers took actions that limited supplies of chlorine. Constraints on the supply or delivery of critical raw materials could disrupt production and adversely affect the performance of our business.

We face intense competition from other specialty chemical companies, which places downward pressure on the prices and margins of our products.

We operate in a highly competitive marketplace, competing against a number of domestic and foreign specialty chemical producers. Competition is based on several key criteria, including product performance and quality, product price, product availability and security of supply, responsiveness of product development in cooperation with customers and customer service. Some of our competitors are larger than we are and have greater financial resources. These competitors may also be able to maintain significantly greater operating and financial flexibility than we do. As a result, these competitors may be better able to withstand changes in conditions within our industry, changes in the prices of raw materials and energy and in general economic conditions. Additionally, competitors’ pricing decisions could compel us to decrease our prices, which could affect our margins and profitability adversely. Our ability to maintain or increase our profitability is, and will continue to be, dependent upon our ability to offset decreases in the prices and margins of our products by improving production efficiency and volume, shifting to higher margin chemical products and improving existing products through innovation and research and development. If we are unable to do so or to otherwise maintain our competitive position, we could lose market share to our competitors.

Downturns in our customers’ cyclical industries could adversely affect our sales and profitability.

Downturns in the businesses that use our specialty chemicals will adversely affect our sales. Many of our customers are in industries, including the electronics, building and construction, and automotive industries, that are cyclical in nature and sensitive to changes in general economic conditions. Historically, downturns in general economic conditions have resulted in diminished product demand, excess manufacturing capacity and lower average selling prices, and we may experience similar problems in the future. A decline in economic conditions in our customers’ cyclical industries may have a material adverse effect on our sales and profitability.

Our results are subject to fluctuation because of irregularities in the demand for our HPC catalysts and certain of our agrichemicals.

Our HPC catalysts are used by petroleum refiners in their processing units to reduce the quantity of sulfur and other impurities in petroleum products. The effectiveness of HPC catalysts diminishes with use, requiring the HPC catalysts to be replaced, on average, once every one to three years. The sales of our HPC catalysts, therefore, are largely dependent on the useful life cycle of the HPC catalysts in the processing units. Sales of our agrichemicals are also subject to fluctuation as demand varies depending on environmental conditions, such as droughts, which may prevent farming for extended periods.

Changes in our customers’ products can reduce the demand for our specialty chemicals.

Our specialty chemicals are used for a broad range of applications by our customers. Changes in our customers’ products or processes may enable our customers to reduce consumption of the specialty chemicals that we produce or make our specialty chemicals unnecessary. Customers may also find alternative materials or processes that no longer require our products. For example, many of our flame retardants are incorporated into resin systems to enhance the flame retardancy of a particular polymer. Should a customer decide to use a different polymer due to price, performance or other considerations, we may not be able to supply a product that meets the customer’s new requirements. Consequently, it is important that we develop or acquire new products to replace the sales of products that mature and decline in use. Our business, results of operations, cash flows and margins could be materially adversely affected if we are unable to manage successfully the maturation of our existing products and the introduction of new products.

Our research and development efforts may not succeed and our competitors may develop more effective or successful products.

The specialty chemicals industry is subject to periodic technological change and ongoing product improvements. In order to maintain our margins and remain competitive, we must successfully develop, manufacture and market new or improved products. As a result, we must commit substantial resources each year to research and development. Ongoing investments in research and development for future products could result in higher costs without a proportional increase in revenues. Additionally, for any new product program, there is a risk of technical or market failure in which case we may not be able to develop the new commercial products needed to maintain our competitive position or we may need to commit additional resources to new product development programs. Moreover, new products may have lower margins than the products they replace.

We also expect competition to increase as our competitors develop and introduce new and enhanced products. For example, the Fine Chemicals segment is experiencing increased competition from large-scale producers of pharmachemicals, particularly from Asian sources. In our Catalysts segment, our petroleum refinery customers are processing crude oil feedstocks of declining quality, while at the same time operating under increasingly stringent regulations requiring the gasoline, diesel and other fuels they produce to contain fewer impurities, including sulfur. As a result, our petroleum refining customers are demanding more effective and efficient catalyst products, and the average life cycle for new catalyst products has declined. As new products enter the market, our products may become obsolete or competitors’ products may be marketed more effectively than our products. If we fail to develop new products, maintain or improve our margins with our new products or keep pace with technological developments, our business, financial condition, results of operations and cash flows will suffer.

Our inability to protect our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Protection of our proprietary processes, methods and compounds and other technology is important to our business. We generally rely on patent, trade secret, trademark and copyright laws of the United States and certain other countries in which our products are produced or sold, as well as licenses and nondisclosure and confidentiality agreements, to protect our intellectual property rights. The patent, trade secret, trademark and copyright laws of some countries may not protect our intellectual property rights to the same extent as the laws of the United States. Failure to protect our intellectual property rights may result in the loss of valuable proprietary technologies. Additionally, some of our technologies are not covered by any patent or patent application and, even if a patent application has been filed, it may not result in an issued patent. If patents are issued to us, those patents may not provide meaningful protection against competitors or against competitive technologies. We cannot assure you that our intellectual property rights will not be challenged, invalidated, circumvented or rendered unenforceable.

We could face patent infringement claims from our competitors or others alleging that our processes or products infringe on their proprietary technologies. If we are found to be infringing on the proprietary technology of others, we may be liable for damages, and we may be required to change our processes, to redesign our products partially or completely, to pay to use the technology of others or to stop using certain technologies or producing the infringing product entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could prompt customers to switch to products that are not the subject of infringement suits. We may not prevail in any intellectual property litigation and such litigation may result in significant legal costs or otherwise impede our ability to produce and distribute key products.

We also rely upon unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, we cannot assure you that our confidentiality agreements will not be breached, that they will provide meaningful protection for our trade secrets and proprietary manufacturing expertise or that adequate remedies will be available in the event of an unauthorized use or disclosure of our trade secrets or manufacturing expertise.

Our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations.

We conduct a substantial portion of our business outside of the United States. We and our joint ventures currently have 25 production facilities, research and development facilities, and administrative and sales offices located outside the United States, including facilities and offices located in Austria, Belgium, Brazil, France, Germany, Italy, Japan, Jordan, The Netherlands, the People’s Republic of China, Saudi Arabia and the United Kingdom. In 2003, more than half of our pro forma net sales were to markets outside the United States. We expect sales from international markets to continue to represent a significant portion of our net sales and the net sales of our joint ventures. Accordingly, our business is subject to risks related to the differing legal, political, social and regulatory requirements and economic conditions of many jurisdictions. Risks inherent in international operations include the following:

•	agreements may be difficult to enforce and receivables difficult to collect;

•	foreign customers may have longer payment cycles;

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, or adopt other restrictions on foreign trade or investment, including currency exchange controls;

•	foreign operations may experience staffing difficulties and labor disputes;

•	transportation and other shipping costs may increase;

•	foreign governments may nationalize private enterprises;

•	unexpected adverse changes in export duties, quotas and tariffs and difficulties in obtaining export licenses;

•	intellectual property rights may be more difficult to enforce;

•	fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services we provide in international markets where payment for our products and services is made in the local currency;

•	general economic conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

•	our business and profitability in a particular country could be affected by political or economic repercussions on a domestic, country specific or global level from terrorist activities and the response to such activities;

•	unexpected adverse changes in foreign laws or regulatory requirements may occur; and

•	compliance with a variety of foreign laws and regulations may be burdensome.

In addition, certain of our joint ventures operate in high-risk regions of the world such as the Middle East and South America. Unanticipated events, such as geopolitical changes, could result in a write-down of our investment in the effected joint venture. Our success as a global business will depend, in part, upon our ability to succeed in differing legal, regulatory, economic, social and political conditions by developing, implementing and maintaining policies and strategies that are effective in each location where we and our joint ventures do business.

We are exposed to fluctuations in foreign exchange rates, which may adversely affect our operating results and net income.

We conduct our business and incur costs in the local currency of most of the countries in which we operate. The financial condition and results of operations of each foreign operating subsidiary and joint venture are reported in the relevant local currency and then translated to U.S. dollars at the applicable currency exchange rate for inclusion in our consolidated financial statements. Changes in exchange rates between these foreign currencies and the U.S. dollar will affect the recorded levels of our assets and liabilities as foreign assets and liabilities that are translated into U.S. dollars for presentation in our financial statements as well as our net sales, cost of goods sold and operating margins and could result in exchange losses. The main foreign currencies for which we have exchange rate fluctuation exposure are the European Union euro, Japanese yen and British pound sterling. Exchange rates between these currencies and the U.S. dollar in recent years have fluctuated significantly and may do so in the future. Significant changes in these foreign currencies relative to the U.S. dollar could also have an adverse effect on our ability to meet interest and principal payments on any foreign currency-denominated debt outstanding. In addition to currency translation risks, we incur currency transaction risks whenever one of our operating subsidiaries or joint ventures enters into either a purchase or a sales transaction using a different currency from the currency in which it receives revenues. Our operating results and net income may be affected by any volatility in currency exchange rates and our ability to manage effectively our currency transaction and translation risks.

We incur substantial costs in order to comply with extensive environmental, health and safety laws and regulations.

In the jurisdictions in which we operate, we are subject to numerous federal, state and local environmental, health and safety laws and regulations, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated properties. Ongoing compliance with such laws and regulations is an important consideration for us and we incur substantial capital and operating costs in our compliance efforts. Environmental laws have become increasingly strict in recent years. We expect this trend to continue and anticipate that compliance will continue to require increased capital expenditures and operating costs.

Violations of environmental, health and safety laws and regulations may subject us to fines, penalties and other liabilities and may require us to change certain business practices.

If we violate environmental, health and safety laws or regulations, in addition to being required to correct such violations, we can be held liable in administrative, civil or criminal proceedings for substantial fines and other sanctions could be imposed that could disrupt or limit our operations. Liabilities associated with the investigation and cleanup of hazardous substances, as well as personal injury, property damages or natural resource damages arising out of such hazardous substances, may be imposed in many situations without regard to violations of laws or regulations or other fault, and may also be imposed jointly and severally (so that a responsible party may be held liable for more than its share of the losses involved, or even the entire loss). Such liabilities may also be imposed on many different entities with a relationship to the hazardous substances at issue, including, for example, entities that formerly owned or operated the property affected and entities that arranged for the disposal of the hazardous substances at the affected property, as well as entities that currently own or operate such property. Such liabilities can be difficult to identify and the extent of any such liabilities can be difficult to predict. We use, and in the past have used, hazardous substances at many of our facilities, and we have in the past, and may in the future, be subject to claims relating to exposure to hazardous materials and the associated liabilities may be material. We also have generated, and continue to generate, hazardous wastes at a number of our facilities. Some of our facilities also have lengthy histories of manufacturing or other activities that have resulted in site contamination. We have also given contractual indemnities for environmental conditions relating to facilities we no longer own or operate. The nature of our business, including historical operations at our current and former facilities, exposes us to risks of liability under these laws and regulations due to the production, storage, use, transportation and sale of materials that can cause contamination or personal injury if released into the environment. Additional information may arise in the future concerning the nature or extent of our liability with respect to identified sites, and additional sites may be identified for which we are alleged to be liable, that could cause us to materially increase our environmental accrual or the upper range of the costs we believe we could reasonably incur for such matters.

Contractual indemnities may be ineffective in protecting us from environmental liabilities.

At several of our properties where hazardous substances are known to exist (including some sites where hazardous substances are being investigated or remediated), we believe we are entitled to contractual indemnification from one or more former owners or operators; however, in the event we make a claim, the indemnifier may disagree with us. We recently commenced an arbitration proceeding against Aventis S.A. concerning its obligations with respect to contamination at our Thann, France facility after Aventis refused to accept our demands for indemnification under the contract pursuant to which we acquired the facility. If those who currently or in the future disagree with us about the scope of their indemnity obligations prevail in their interpretation, our accrual and/or our costs for the investigation and cleanup of hazardous substances could increase materially.

Concern about the impact of some of our products on human health or the environment may lead to regulation, or reaction in our markets independent of regulation, that could reduce or eliminate markets for such products.

We manufacture a number of products that are or have been the subject of attention by regulatory authorities and environmental interest groups. For example, for many years we have produced methyl bromide, a chemical that is particularly effective as a soil fumigant. In recent years, the market for methyl bromide has changed significantly, driven by the Montreal Protocol of 1991 and related regulation prompted by findings regarding the chemical’s potential to deplete the ozone layer. The current regulations contemplate completion of the phase-out of methyl bromide as a fumigant in 2005, although certain aspects of the phase-out have been delayed under implementing regulations that permit the use of methyl bromide on a year-to-year basis until a feasible alternative is available.

In addition, there has been increased scrutiny by regulatory authorities and environmental interest groups of polybrominated diphenylethers, or PBDEs, which are used as flame retardants, in light of concerns about their potential impacts on human health and the environment. We manufacture decabrom-PDE, a type of PBDE compound. In 2003, our net sales of decabrom-PDE were less than 5% of total net sales. Government regulation, if it occurs or studies evaluating the possibility of regulation, even if governmental regulation does not occur, may result in a decline in our net sales of decabrom-PDE.

We could be subject to damages based on claims brought against us by our customers or lose customers as a result of the failure of our products to meet certain quality specifications.

Our products provide important performance attributes to our customers’ products. If a product fails to perform in a manner consistent with quality specifications or has a shorter useful life than guaranteed, a customer could seek replacement of the product or damages for costs incurred as a result of the product failing to perform as guaranteed. These risks apply to our refinery catalysts in particular because, in certain instances, we sell our refinery catalysts under agreements that contain limited performance and life cycle guarantees. A successful claim or series of claims against us could have a material adverse effect on our financial condition and results of operations and could result in a loss of one or more customers.

Our substantial indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry or to implement our strategic initiatives.

In connection with our recent acquisition of Akzo Nobel’s refinery catalysts business, we entered into (1) a new senior credit agreement, consisting of a $300 million revolving credit facility and a $450 million five-year term loan facility, and (2) a $450 million 364-day loan agreement. We used the initial borrowings under the senior credit agreement and the 364-day loan agreement to consummate the acquisition, refinance our then-existing credit agreement and pay fees and expenses in connection therewith. As of September 30, 2004, we had total indebtedness of $953.2 million and we had also guaranteed $38.9 million of indebtedness incurred by certain of our joint ventures.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our ability to secure additional financing to implement our strategic initiatives;

•	increase the amount of our interest expense because most of our borrowings are at variable rates of interest, which, if interest rates increase or our credit ratings decline, will result in higher interest expense;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors that have proportionately less debt;

•	restrict us from making strategic acquisitions, introducing new technologies or otherwise exploiting business opportunities;

•	make it more difficult for us to satisfy our obligations with respect to our existing indebtedness; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds, dispose of assets or pay cash dividends.

In addition, we may be able to incur substantial additional indebtedness in the future. The terms of the senior credit agreement, 364-day loan agreement and the indentures governing the debt securities described in the accompanying prospectus do not prohibit us from incurring substantial additional indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify.

We will need a significant amount of cash to service our indebtedness and our ability to generate cash depends on many factors beyond our control.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt depends on a range of economic, competitive and business factors, many of which are outside our control. Based on an average interest rate of 2.82% at September 30, 2004 and outstanding borrowings at that date of $953.2 million, our annual interest expense would be $26.9 million. Our business may not generate sufficient cash flow from operations to service our debt obligations, particularly if currently anticipated cost savings and operating improvements are not realized on schedule or at all. If we are unable to service our debt obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, reduce or delay capital expenditures, sell assets or raise additional equity. We may not be able to refinance any of our indebtedness, sell assets or raise additional equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, could have a material adverse effect on our business and financial condition.

Restrictive covenants in our debt instruments may adversely affect our business.

Our senior credit agreement and 364-day loan agreement contain restrictive covenants. These covenants will constrain our activities and limit our operational and financial flexibility. The failure to comply with the covenants in the senior credit agreement, the 364-day loan agreement and the agreements governing other indebtedness, including indebtedness incurred in the future, could result in an event of default, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

A downgrading of the ratings on our debt or an increase in interest rates will cause our debt service obligations to increase.

Borrowings under our senior credit agreement and 364-day loan agreement bear interest at floating rates. The rates are subject to adjustment based on the ratings of our senior unsecured long-term debt by Standard & Poor’s Ratings Services, or S&P, and Moody’s Investors Services, or Moody’s. S&P has rated our senior unsecured long-term debt as BBB- and Moody’s has rated our senior unsecured long-term debt as Baa3. S&P and/or Moody’s may, in the future, downgrade our ratings. The downgrading of our ratings or an increase in benchmark interest rates would result in an increase of our interest expense on borrowings under our senior credit agreement and 364-day loan agreement. In addition, the downgrading of our ratings could adversely affect our future ability to obtain funding or materially increase the cost of any additional funding.

Our business is subject to hazards common to chemical businesses, any of which could interrupt our production and adversely affect our results of operations.

Our business is subject to hazards common to chemical manufacturing, storage, handling and transportation, including explosions, fires, inclement weather, natural disasters, mechanical failure, unscheduled downtime, transportation interruptions, remediation, chemical spills, discharges or releases of toxic or hazardous substances or gases and other risks. These hazards can cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental contamination. In addition, the occurrence of material operating problems at our facilities due to any of these hazards may diminish our ability to meet our output goals. Accordingly, these hazards, and their consequences could have a material adverse effect on our operations as a whole, including our results of operations and cash flows, both during and after the period of operational difficulties.

The insurance that we maintain may not fully cover all potential exposures.

We maintain property, business interruption and casualty insurance but such insurance may not cover all risks associated with the hazards of our business and is subject to limitations, including deductibles and maximum liabilities covered. We may incur losses beyond the limits, or outside the coverage, of our insurance policies, including liabilities for environmental remediation. In addition, from time to time, various types of insurance for companies in the specialty chemical industry have not been available on commercially acceptable terms or, in some cases, have not been available at all. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain.

We may not be able to consummate future acquisitions or successfully integrate the refinery catalysts business of Akzo Nobel or future acquisitions into our business, which could result in unanticipated expenses and losses.

As part of our business growth strategy, we have acquired businesses and entered into joint ventures in the past and intend to pursue acquisitions and joint venture opportunities in the future. Our ability to implement this component of our growth strategy will be limited by our ability to identify appropriate acquisition or joint venture candidates and our financial resources, including available cash and borrowing capacity. The expense incurred in consummating acquisitions or entering into joint ventures, the time it takes to integrate an acquisition or our failure to integrate businesses successfully, could result in unanticipated expenses and losses. Furthermore, we may not be able to realize any of the anticipated benefits from acquisitions or joint ventures.

As described under “Business—Acquisition of Refinery Catalysts Business,” we acquired the refinery catalysts business of Akzo Nobel on July 31, 2004. This acquisition is the largest in our history and successful integration of this business is important to our future.

The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with the integration of acquisitions include:

•	potential disruption of our ongoing business and distraction of management;

•	unforeseen claims and liabilities, including unexpected environmental exposures;

•	unforeseen adjustments, charges and write-offs;

•	problems enforcing the indemnification obligations of sellers of businesses or joint venture partners for claims and liabilities;

•	unexpected losses of customers of, or suppliers to, the acquired business;

•	difficulty in conforming the acquired business’ standards, processes, procedures and controls with our operations;

•	variability in financial information arising from the implementation of purchase price accounting;

•	inability to coordinate new product and process development;

•	loss of senior managers and other critical personnel and problems with new labor unions; and

•	challenges arising from the increased scope, geographic diversity and complexity of our operations.

The financial statements for the refinery catalysts business are derived from the accounting records of Akzo Nobel and may not be an accurate reflection of the financial condition or performance of the refinery catalysts business as a separate stand-alone company.

The financial information for the refinery catalysts business that we acquired from Akzo Nobel included in this prospectus supplement is derived from Akzo Nobel’s accounting records and is presented on a “carve-out” basis of the historical operations applicable to the refinery catalysts business as operated by Akzo Nobel. This financial information reflects the assets, liabilities, revenues and expenses that were directly related to the refinery catalyst business as it was operated by Akzo Nobel, including certain dormant assets that we did not acquire. Additionally, this financial information includes allocations for various expenses, including corporate administrative and indirect expenses, as well as certain assets and liabilities historically maintained by Akzo Nobel and not recorded in the accounts of the refinery catalysts business. This financial information does not necessarily reflect what the results of operations, financial position and cash flows would have been if the refinery catalysts business had been operated as a separate stand-alone company during the periods presented or what our results of operations, financial position or cash flows would have been had we operated this business during the periods presented or what they will be in the future.

We are not required to assess the effectiveness of the internal accounting controls of the refinery catalysts business until 2005.

Section 404 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder require issuer annual reports to contain a report of management’s assessment of the effectiveness of internal controls over financial reporting and an attestation of the issuer’s independent auditor as to that management report. For our company, the first management internal controls report, as well as the first auditor attestation of that report, will be required to be included starting in our Annual Report Form 10-K for the fiscal year ended December 31, 2004. The SEC has clarified that the staff will not object if management’s Section 404 report does not cover the internal controls of companies or businesses acquired during the fiscal year of the report where it is not possible for management to conduct a timely assessment following the consummation of the acquisition. Based on the staff’s position, we intend to exclude the refinery catalysts business from our Section 404 certification for 2004. Therefore, we will not be required to determine the effectiveness of the internal accounting controls for the refinery catalysts business until we complete our assessment for 2005.

We may be unable to achieve, or may be delayed in achieving, our cost-reduction goals.

We have put in place workplace initiatives throughout our businesses in an effort to reduce operating expenses and increase organizational efficiency. To achieve these goals, we have reduced our workforce, and we are attempting to streamline and further automate processing, consolidate manufacturing processes and reduce general and administrative expenses. We expect to continue to implement programs intended to achieve cost savings and improve operational results. If we are unable to achieve, or if we meet any unexpected delays in achieving, these goals, our results of operations and cash flows may be adversely affected. Additionally, even if we achieve our operational goals, we may not receive the expected financial benefits of our initiatives, or the costs of implementing these cost-reduction measures, including any related reduction in workforce charges or write-down of assets, could exceed the benefits of these initiatives.

We may incur significant charges in the event we close all or part of a manufacturing plant or facility.

We periodically assess our manufacturing operations in order to manufacture and distribute our products in the most efficient manner. Based on our assessments, we may make capital improvements to modernize certain units, move manufacturing or distribution capabilities from one plant or facility to another plant or facility, discontinue manufacturing or distributing certain products or close all or part of a manufacturing plant or facility. We also have shared services agreements at several of our plants and if such agreements are terminated or revised, we would assess and potentially adjust our manufacturing operations. The closure of all or part of a manufacturing plant or facility could result in future charges which could be significant.

If we are unable to retain key personnel or attract new skilled personnel, it could have an adverse effect on our business.

The unanticipated departure of any key member of our management team could have an adverse effect on our business. In addition, because of the specialized and technical nature of our business, our future performance is dependent on the continued service of, and on our ability to attract and retain, qualified management, scientific, technical, marketing and support personnel. Competition for such personnel is intense, and we may be unable to continue to attract or retain such personnel.

Some of our employees are unionized, represented by workers’ councils or are employed subject to local laws that are less favorable to employers than the laws of the United States.

As of September 30, 2004, we had approximately 3,700 employees. Approximately 20% of our 2,100 U.S. employees are unionized. Two of our collective bargaining agreements expire in 2005 and one expires in 2007. In addition, a large number of our employees are employed in countries in which employment laws provide greater bargaining or other rights to employees than the laws of the United States. Such employment rights require us to work collaboratively with the legal representatives of the employees to effect any changes to labor arrangements. For example, most of our employees in Europe are represented by workers’ councils that must approve any changes in conditions of employment, including salaries and benefits and staff changes, and may impede efforts to restructure our workforce. Although we believe that we have a good working relationship with our employees, a strike, work stoppage or slowdown by our employees or significant dispute with our employees could result in a significant disruption of our operations or higher ongoing labor costs.

Our joint ventures may not operate according to their business plans if our partners fail to fulfill their obligations, which may adversely affect our results of operations and may force us to dedicate additional resources to these joint ventures.

We currently participate in a number of joint ventures and may enter into additional joint ventures in the future. The nature of a joint venture requires us to share control with unaffiliated third parties. If our joint venture partners do not fulfill their obligations, the effected joint venture may not be able to operate according to its business plan. In that case, our results of operations may be adversely affected and we may be required to increase the level of our commitment to the joint venture. Also, differences in views among joint venture participants may result in delayed decisions or failures to agree on major issues. If these differences cause the joint ventures to deviate from their business plans, our results of operations could be adversely affected.

Although our pension plans are currently adequately funded, events could occur that would require us to make significant contributions to the plans and reduce the cash available for our business.

We have several defined benefit pension plans around the world, including in the United States, The Netherlands, Germany, Japan and Belgium, covering most of our employees. The U.S. plans represent approximately 80% of the total liabilities of the plans worldwide. We are required to make cash contributions to our pension plans to the extent necessary to comply with minimum funding requirements imposed by the various countries’ benefit and tax laws. The amount of any such required contributions will be determined annually based on an actuarial valuation of the plans as performed by the plans’ actuaries.

During 2003, we contributed $11.3 million in cash to our U.S. defined benefit pension plans, of which $10.0 million was voluntary. With this contribution, our U.S. defined benefit pension plans in aggregate were approximately 128% funded on a U.S. Internal Revenue Service funding basis as of December 31, 2003 and, as a result, there are no minimum required cash contributions to the U.S. pension plans in 2004. However, the actual amount of contributions made subsequent to 2003 will depend upon asset returns, then-current interest rates, and a number of other factors. The amount we may elect or be required to contribute to our pension plans in the future may increase significantly. Specifically, if year-end accumulated obligations exceed assets, we may elect to make a voluntary contribution, over and above the minimum required, in order to avoid additional minimum liability charges to our balance sheet and consequent reductions to shareholders’ equity. These contributions could be substantial and would reduce the cash available for our business.

The occurrence or threat of extraordinary events, including domestic and international terrorist attacks, may disrupt our operations and decrease demand for our products.

Chemical-related assets may be at greater risk of future terrorist attacks than other possible targets in the United States and throughout the world. Federal legislation is under consideration that could impose significant new site security requirements specifically on chemical manufacturing facilities which may increase our over-head expenses. New federal regulations have already been adopted to increase the security of the transportation of hazardous chemicals in the United States.

The occurrence of extraordinary events, including future terrorist attacks and the outbreak or escalation of hostilities, cannot be predicted, and their occurrence can be expected to continue to affect negatively the economy in general, and specifically the markets for our products. The resulting damage from a direct attack on our assets or assets used by us could include loss of life and property damage. In addition, available insurance coverage may not be sufficient to cover all of the damage incurred or, if available, may be prohibitively expensive.

Risks Related to Our Common Stock

Because a significant portion of our operations is conducted through our subsidiaries and joint ventures, our ability to service our debt and pay dividends to holders of our common stock is largely dependent on our receipt of distributions or other payments from our subsidiaries and joint ventures.

A significant portion of our operations is conducted through our subsidiaries and joint ventures. As a result, our ability to service our debt and pay dividends to holders of our common stock is largely dependent on the earnings of our subsidiaries and joint ventures and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Payments to us by our subsidiaries and joint ventures will be contingent upon our subsidiaries’ or joint ventures’ earnings and other business considerations and may be subject to statutory or contractual restrictions. In addition, there may be significant tax and other legal restrictions on the ability of non-U.S. subsidiaries or joint ventures to remit money to us.

The interests of our principal shareholders may conflict with your interests, and they could act in a manner detrimental to you.

As of September 30, 2004, Floyd D. Gottwald, Jr., the Vice Chairman of our board of directors and Chairman of the Executive Committee of our board of directors, and his sons, William M. Gottwald, the Chairman of our board of directors, John D. Gottwald, a member of our board of directors, and James T. Gottwald, beneficially owned approximately 9.1 million shares, or 21.9%, of the outstanding shares of our common stock. John D. Gottwald and certain entities controlled by the Gottwalds are selling        million shares of our common stock in this offering and may sell up to an aggregate of       million shares of our common stock in one or more additional offerings under applicable prospectus supplements. Assuming that all of these shares are sold, the Gottwalds will continue to own approximately 7.5 million shares beneficially, or        %, of the outstanding shares of our common stock. By virtue of their stock ownership, the Gottwalds have the power to influence the outcome of matters submitted to shareholders for approval, including the election of directors, the approval of mergers and other business combination transactions and the amendment of our amended and restated articles of incorporation or amended bylaws. The interests of the Gottwalds may not coincide with the interests of our other securityholders, and they could take actions that advance their own interests to the detriment of our other securityholders.

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons, which include the following:

•	our quarterly or annual earnings or those of other companies in our industry;

•	changes to our dividend policy or restrictions on our ability to declare and pay dividends;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in earnings estimates or recommendations by research analysts who track our common stock, the stock of other specialty chemical companies or the stock of companies in our primary end-markets;

•	changes in U.S. and global economic conditions, financial markets or specialty chemical industry;

•	primary sales of common stock by us or secondary sales of our common stock by our principal shareholders and our directors and executive officers; and

•	the other factors described in “Risk Factors” in this prospectus supplement.

We may be restricted from paying cash dividends on our common stock in the future.

We currently declare and pay quarterly cash dividends on our common stock. The declaration and payment of dividends is subject to the discretion of our board of directors and depends upon various factors, including our financial condition, earnings, cash requirements, legal requirements and other factors deemed relevant by our board of directors. Furthermore, we will be permitted under the terms of our senior credit agreement, 364-day loan agreement and the indentures governing the debt securities described in the accompanying prospectus to incur additional indebtedness that may restrict or prohibit the payment of dividends. We cannot assure you that the agreements governing our future indebtedness will permit us to pay dividends on our common stock.

Future sales of our common stock in the public market could lower our stock price.

We and members of the Gottwald family, including the selling shareholders named in this prospectus supplement, may sell additional shares of common stock in subsequent public offerings. We may also issue additional shares of common stock to finance future acquisitions. Any of the shares offered by this and other prospectus supplements generally will be freely tradeable without further restriction or further registration under the federal securities laws, unless purchased by an “affiliate” as that term is defined in Rule 144 under the Securities Act of 1933. We cannot predict the size of future issuances of our common stock, if any, or the effect that future issuances and sales of shares of our common stock will have on the market price for our common stock. Sales of substantial amounts of our common stock by us, including shares issued in connection with an acquisition, or by members of the Gottwald family, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Certain provisions of Virginia law and our amended and restated articles of incorporation and amended bylaws could make it more difficult for our shareholders to remove our board of directors and management.

Certain provisions of Virginia law, the state in which we are incorporated, and our amended and restated articles of incorporation and amended bylaws could make it more difficult for our shareholders to remove our board of directors or management. These provisions include:

•	a provision allowing our board of directors to issue preferred stock with rights senior to those of the common stock without any vote or action by the holders of our common stock. The issuance of preferred stock could adversely affect the rights and powers, including voting rights, of the holders of common stock;

•	a provision allowing the removal of directors only for cause;

•	the requirement that shareholders provide advance notice when nominating our directors or submitting other shareholder proposals; and

•	the inability of shareholders to convene a special shareholders’ meeting without the chairman of the board, the chief executive officer or a majority of the board of directors first calling the meeting.

These and other provisions may also have the effect of discouraging a change of control transaction.

USE OF PROCEEDS

The net proceeds to Albemarle from the sale of                      shares of our common stock in this offering are estimated to be approximately $             million (approximately $             million if the underwriters’ over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses. We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders.

We expect to use all of the net proceeds that we receive to retire a corresponding portion of the indebtedness that we incurred under our 364-day loan agreement to finance our acquisition of Akzo Nobel’s refinery catalysts business. As of September 30, 2004, we had $450 million of indebtedness outstanding under our 364-day loan agreement. Our borrowings under the 364-day loan agreement bear interest at floating rates based on an average London interbank offered rate, or LIBOR, for deposits in the relevant currency plus 1.0% and mature on July 28, 2005. As of September 30, 2004, borrowings under the 364-day loan agreement were accruing interest at the rate of 2.69% per annum.

Affiliates of Bear, Stearns & Co. Inc., UBS Securities LLC and Banc of America Securities LLC are lenders under our 364-day loan agreement. It is expected that these affiliates will receive a portion of the proceeds from the offering used to repay a portion of the borrowings outstanding under our 364-day loan agreement.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock trades on the New York Stock Exchange, or the NYSE, under the symbol “ALB.” The following table sets forth on a per share basis the high and low sales prices for our common stock for the periods indicated as reported on the NYSE composite transactions reporting system and the dividends paid per share on our common stock.

	Common Stock Price Range		Dividends Paid Per Share of Common Stock
	High	Low
2002
First Quarter	$27.73	$21.90	$0.13
Second Quarter	33.00	26.67	0.13
Third Quarter	31.95	24.80	0.14
Fourth Quarter	31.36	23.60	0.14

2003
First Quarter	$29.88	$22.10	$0.14
Second Quarter	28.62	23.72	0.14
Third Quarter	29.22	25.99	0.14
Fourth Quarter	30.70	25.63	0.145

2004
First Quarter	$30.75	$27.20	$0.145
Second Quarter	31.85	26.97	0.145
Third Quarter	35.39	29.50	0.145
Fourth Quarter (through October 12, 2004)	35.99	34.03	—

On October 12, 2004, the last reported sale price of our common stock on the NYSE was $34.40 per share. As of September 30, 2004, there were approximately 4,890 holders of record of our common stock.

DIVIDEND POLICY

We have declared and paid cash dividends on our common stock without interruption since 1994. The declaration and payment of dividends is subject to the discretion of our board of directors. Future dividends will depend on various factors, including our financial condition, earnings, cash requirements, legal requirements and other factors deemed relevant by our board of directors.

CAPITALIZATION

The table below shows our cash and cash equivalents and capitalization as of June 30, 2004:

•	on an actual basis;

•	on a pro forma basis to give effect to our acquisition of Akzo Nobel’s refinery catalysts business, the application of the borrowings incurred under our new senior credit agreement and 364-day loan agreement in connection with the acquisition, the concurrent refinancing of borrowings under our then-existing credit agreement and the payment of related fees and expenses; and

•	on a pro forma as adjusted basis also to give effect to the sale of the shares of our common stock offered by this prospectus supplement at a public offering price of $ per share, assuming no exercise of the underwriters’ over-allotment option, and the application of the proceeds as described in “Use of Proceeds.”

You should read the information in this table together with “Unaudited Pro Forma Combined Financial Information,” “Selected Historical Consolidated Financial Information of Albemarle,” “Management’s Discussions and Analysis of Financial Condition and Results of Operations of Albemarle” and our historical consolidated financial statements and the related notes included elsewhere in this prospectus supplement.

	As of June 30, 2004
	Actual	Pro Forma for Acquisition	Pro Forma as Adjusted for Offering
	(in thousands)
Cash and cash equivalents	$38,653	$73,071	$

Short-term debt
364-day loan (1)	$—	$450,000	$
Current maturities of long-term debt	44	45,044

Total short-term debt	44	495,044
Long-term debt
Senior Credit Agreement—Revolving loan facility (1)	—	69,062
Senior Credit Agreement—Term loan (1)	—	405,000
Variable rate bank loans	160,000	—
Industrial revenue bonds	11,000	11,000
Foreign borrowings	4,618	4,618
Other debt	868	868

Total long-term debt	176,486	490,548

Total debt	176,530	985,592

Shareholders’ equity:
Common stock, $.01 par value (authorized 150,000,000), 41,553,392 and issued and outstanding	416	416
Additional paid-in capital	6,906	6,906
Accumulated other comprehensive income	19,912	19,912
Retained earnings	627,742	614,400

Total shareholders’ equity	654,976	641,634

Total capitalization	$831,506	$1,627,226	$

(1)	On July 29, 2004, in connection with our recent acquisition of Akzo Nobel’s refinery catalysts business, we entered into (a) a new senior credit agreement, consisting of a $300 million revolving credit facility and a $450 million five-year term loan facility, and (b) a $450 million 364-day loan agreement. We used the initial borrowings under the senior credit agreement and the 364-day loan agreement to consummate the acquisition, refinance our then-existing credit agreement and to pay related fees and expenses incurred in connection therewith.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial statements are based on our historical consolidated financial statements and the historical combined financial statements of Akzo Nobel’s refinery catalysts business, which we acquired on July 31, 2004, as of and for the year ended December 31, 2003 and the six months ended June 30, 2004 and 2003 included elsewhere in this prospectus supplement. The unaudited pro forma combined financial statements should be read in conjunction with our audited consolidated financial statements and related notes for the year ended December 31, 2003, our unaudited condensed consolidated financial statements and related notes for the six months ended June 30, 2004 and 2003, the audited combined financial statements and related notes of the refinery catalysts business for the year ended December 31, 2003 and the unaudited condensed combined financial statements and related notes of the refinery catalysts business for the six months ended June 30, 2004 and 2003, each included elsewhere in this prospectus supplement.

The unaudited pro forma combined financial statements give effect to (1) the acquisition of the refinery catalysts business, (2) the financing of the purchase price through borrowings of approximately $510 million under our senior credit agreement and of $450 million under our 364-day loan agreement, including amounts borrowed to refinance approximately $233 million outstanding under our then-existing credit agreement and to pay related fees and expenses and (3) the completion of this offering and the application of the net proceeds therefrom as described in “Use of Proceeds.”

The unaudited pro forma combined financial statements give effect to the above transactions as if they had occurred on January 1, 2003, in the case of the unaudited pro forma combined statements of income, and at June 30, 2004, in the case of the unaudited pro forma combined balance sheet. The acquisition of the refinery catalysts business has been accounted for as a purchase in conformity with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” The total cost of the acquisition has been allocated to the preliminary estimates of assets acquired and liabilities assumed based on their respective estimated fair values as of July 31, 2004. The excess of the purchase price over the preliminary fair values of the net assets acquired has been allocated to goodwill. The preliminary allocation of the purchase price is subject to adjustment until it is finalized, which is expected to occur no later than the second quarter of 2005. Accordingly, the final purchase price allocation and the resulting effect on income from operations may differ from the pro forma amounts included in this prospectus supplement. The unaudited pro forma combined financial statements do not give effect to any working capital purchase price adjustment provided for in the sale agreement, the amount of which has not yet been finalized. The unaudited pro forma combined financial statements presented below do not reflect any anticipated operating efficiencies or cost savings from the integration of the refinery catalysts business into our business. The unaudited pro forma combined statements of income do not include the cumulative effect of the change in accounting resulting from our adoption of SFAS No. 143, “Accounting for Asset Retirement Obligation” in 2003.

The unaudited pro forma combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions our management believes are reasonable, but are subject to change. We have made, in the opinion of our management, all adjustments that are necessary to present fairly the unaudited pro forma combined financial information. The unaudited pro forma combined financial statements do not purport to represent what our results of operations or financial position actually would have been had the acquisition and related transactions occurred on the dates indicated or to project our financial position as of any future date or our results of operations for any future period.

ALBEMARLE CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2004

(in thousands)

	Albemarle Corporation (1)	Refinery Catalysts U.S. GAAP(2)	Pro Forma Acquisition Adjustments(3)		Albemarle Pro Forma for Acquisition(4)	Pro Forma Offering Adjustments	Albemarle Pro Forma for Acquisition and Offering
ASSETS
Cash and cash equivalents	$38,653	$1,046	$33,372	A	$73,071	$	$
Accounts receivable, net	238,668	89,956	—		328,624
Inventories	191,814	85,955	18,354	B	296,123
Other current assets	13,523	8,710	8,027	C	30,260

Total current assets	482,658	185,667	59,753		728,078
Net property, plant and equipment	509,867	158,744	221,257	D	889,868
Other assets and deferred charges	267,920	35,717	131,844	E	435,481
Goodwill, net	36,488	1,871	102,015	F	140,374
Other intangible assets, net	84,148	3,886	136,741	G	224,775

Total assets	$1,381,081	$385,885	$651,610		$2,418,576	$	$

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$—	—	$450,000	H	$450,000	$	$
Current maturities of long-term debt	44	—	45,000	I	45,044
Other current liabilities	237,206	72,172	(615)	J	308,763

Total current liabilities	$237,250	$72,172	$494,385		$803,807	$	$
Long-term debt	176,486	—	314,062	K	490,548
Other non-current liabilities	178,039	6,882	64,508	L	249,429
Deferred income taxes	134,330	23,153	75,675	M	233,158
Shareholders’ equity:
Common stock	416	—	—		416
Additional paid-in capital	6,906	—	—		6,906
Accumulated other comprehensive income	19,912	—	—		19,912
Retained earnings	627,742	—	(13,342)	N	614,400
Akzo Nobel divisional equity	—	283,678	(283,678)	O	—

Total shareholders’ equity	654,976	283,678	(297,020)		641,634

Total liabilities and shareholders’ equity	$1,381,081	$385,885	$651,610		$2,418,576	$	$

ALBEMARLE CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2004

(in thousands)

(1)    This column represents the unaudited historical consolidated balance sheet of Albemarle Corporation as of June 30, 2004.

(2)    This column represents the unaudited June 30, 2004 historical balance sheet of the refinery catalysts business reflected on a U.S. GAAP basis and translated to U.S. dollars for pro forma purposes using the June 30, 2004 U.S. dollars to euros exchange rate of $1.2179 to €1.00 used by management of the refinery catalysts business for the purpose of converting U.S. dollar amounts to euros in connection with the preparation of the euro-denominated financial statements of the refinery catalysts business. Such translation should not be construed as a representation that the euro amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.

(3)    The amounts in this column represent the adjustments necessary to give pro forma effect to the acquisition of the refinery catalysts business as if the acquisition had taken place on June 30, 2004. For this purpose, the historical refinery catalysts business June 30, 2004 balance sheet amounts have been removed in their entirety and replaced with preliminary allocations of the purchase price, which is expected to be finalized within one year of the acquisition date and may differ from the amounts presented in these pro forma financial statements. These adjustments are described below:

Note	Amount	Description
A	$33,372	To record acquired cash as part of the refinery catalysts business acquisition

B	$18,354	Relates to preliminary inventory step-up purchase accounting adjustment associated with finished goods and work in process inventories of the refinery catalysts business acquired in the acquisition

C	$(8,710)	To reverse historical other current assets of the refinery catalysts business
	5,000	To record preliminary asset value for prepaid transition services agreement for general and administrative services to be provided by Akzo Nobel for a period of 12 months after the July 31, 2004 acquisition date
	2,057	To record note receivable from 50% owned investment in associated company at estimated fair value
	9,680	To record estimated receivable from Akzo Nobel in connection with transition pension benefits pursuant to terms provided in the sale agreement

	$8,027

D	$(158,744)	Reversal of recorded values of historical property, plant and equipment of the refinery catalysts business at June 30, 2004
	380,001	To reflect estimated fair values of property, plant and equipment of the refinery catalysts business at June 30, 2004

	$221,257

E	$(35,717)	Reversal of recorded values of historical other assets and deferred charges of the refinery catalysts business at June 30, 2004
	98,306	To reflect estimated fair values of refinery catalysts business investments in associated companies as of June 30, 2004
	62,194	To reflect estimated fair value of acquired pension assets from Akzo Nobel to be transferred to Albemarle’s pension plan in The Netherlands pursuant to the sale agreement
	7,636	To record estimated deferred financing costs associated with Albemarle’s new credit facilities entered into in connection with the refinery catalysts business acquisition
	(575)	To record pro forma adjustment for write-off of deferred loan costs associated with Albemarle legacy credit facilities in connection with refinancing activities transacted resulting from the refinery catalysts business acquisition

	$131,844

ALBEMARLE CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET—(Continued)

As of June 30, 2004

(in thousands)

Note	Amount	Description

F	$(1,871)	To reverse recorded value of historical goodwill of the refinery catalysts business at June 30, 2004

	103,886	To record estimated goodwill associated with net deferred income tax liabilities recorded in connection with the refinery catalysts business acquisition book and tax basis differences

	$102,015

G	$(3,886)	Reversal of recorded values of historical other intangibles of the refinery catalysts business at June 30, 2004

	140,627	To reflect estimated fair values of Albemarle’s acquired identifiable intangible assets in connection with the sale agreement, detailed as follows:

		Description	Estimated Fair Value	Estimated Useful Lives
		patents	$41,137	8.5 years
		non-compete agreements	6,645	7 years
		customer list and relationships	23,832	20 years
		trade name	69,013	30 years

			$140,627

	$136,741

H	$450,000	To reflect pro forma short-term bridge financing debt balance entered into by Albemarle as part of the refinery catalysts business acquisition

I	$45,000	To reflect current maturities of long-term debt consisting of $45,000 of fixed term borrowings associated with the acquisition of the refinery catalysts business

J	$(72,172)	To reverse recorded values of June 30, 2004 historical current liabilities of the refinery catalysts business

	56,732	To record estimated fair values of current liabilities to be assumed by Albemarle as part of acquisition of the refinery catalysts business

	5,058	To record short-term deferred income tax liabilities relating to book/tax basis differences arising from purchase accounting for the refinery catalysts business acquisition (recorded to goodwill)

	15,712	To record Albemarle’s liability in connection with euro hedge contract losses associated with hedge contracts entered into by Albemarle related to the acquisition of the refinery catalysts business

	(5,945)	To record decreases in current income taxes payable for pro forma tax benefits associated with the $15,712 euro hedge contract loss mentioned above and $575 deferred loan cost write-off referred to in Note E above

	$(615)

K	$(176,486)	To reverse recorded values of June 30, 2004 historical long-term debt of Albemarle

	473,011	To reflect pro forma long-term borrowings arising from financing proceeds obtained for cash paid to Akzo Nobel for the refinery catalysts business and refinancing of Albemarle’s credit facility

	9,901	To reflect pro forma long-term debt incurred for funding estimated capitalizable professional fees incurred by Albemarle in connection with the refinery catalysts business acquisition

	7,636	To record long-term borrowings incurred in connection with deferred financing costs associated with Albemarle’s new credit facilities associated with the refinery catalysts business acquisition

	$314,062

ALBEMARLE CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET—(Continued)

As of June 30, 2004

(in thousands)

Note	Amount	Description

L	$(6,882)	To record reversal of recorded values of historical other non-current liabilities of the refinery catalysts business at June 30, 2004

	71,390	To reflect estimated fair values of pension and postretirement liabilities of the refinery catalysts business assumed at closing of the refinery catalysts business acquisition

	$64,508

M	$(23,153)	To record reversal of recorded values of historical deferred income tax liabilities of the refinery catalysts business at June 30, 2004

	98,828	To record estimated net long-term deferred income tax liabilities for estimated book and tax basis differences associated with the assets acquired and liabilities assumed in connection with the refinery catalysts business acquisition (recorded to goodwill)

	$75,675

N	$(3,000)	To record a charge to retained earnings of acquired in-process research and development associated with the refinery catalysts business acquisition as if the acquisition took place on June 30, 2004
	(365)	To record a charge to retained earnings for write-off of deferred loan costs associated with Albemarle existing credit facilities as if these charges were recognized on June 30, 2004, net of income taxes of $210
	(9,977)	To record a charge to retained earnings of euro hedge contract losses associated with the refinery catalysts business acquisition as if these charges were recognized on June 30, 2004, net of income taxes of $5,735

	$(13,342)

O	$(283,678)	To eliminate June 30, 2004 historical Akzo Nobel divisional equity in the refinery catalysts business

(4)    This column represents the unaudited pro forma combined balance sheet of Albemarle giving effect to the July 31, 2004 acquisition of the refinery catalysts business as if the acquisition occurred on June 30, 2004. These amounts are derived by summing the columns captioned “Albemarle Corporation,” “Refinery Catalysts U.S. GAAP” and “Pro Forma Acquisition Adjustments.”

ALBEMARLE CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2003

(in thousands, except per share data)

	Albemarle Corporation (1)	Refinery Catalysts U.S. GAAP (2)	Refinery Catalysts Reclassification (3)		Pro Forma Acquisition Adjustments (4)		Albemarle Pro Forma for Acquisition (5)(6)	Pro Forma Offering Adjustments	Albemarle Pro Forma for Acquisition and Offering
Net sales	$1,110,237	$404,950	$—		$—		$1,515,187	$	$
Cost of goods sold	871,727	278,660	(6,459	)A	(520	)B	1,143,408

Gross profit	238,510	126,290	6,459		520		371,779
Selling, general and administrative expenses	117,226	61,827	—		(16	)C	179,037
Research and development expenses	18,411	21,365	—		(16	)D	39,760
In-process research and development		—	—		3,000	E	3,000
Special items	10,049	—	—		—		10,049

Operating profit	92,824	43,098	6,459		(2,448)		137,933
Interest and financing expenses	(5,376)	(3,960)	—		(21,292	)F	(30,628)
Other income (expense), net including minority interest	607	15,410	(6,459	)A	—	G	9,558

Income before income tax and cumulative effect of a change in accounting principle, net	88,055	54,548	—		(23,740)		118,863
Income taxes	13,890	16,151	—		(8,665	)H	21,376

Income before cumulative effect of a change in accounting principle, net	$74,165	$38,397	$—		$(15,075)		$97,487	$	$

Basic earnings per share: Income before cumulative effect of a change in accounting principle, net	$1.79						$2.36

Diluted earnings per share: Income before cumulative effect of a change in accounting principle, net	$1.76						$2.31

Weighted average shares outstanding—basic	41,255						41,255

Weighted average shares outstanding—diluted	42,146						42,146

ALBEMARLE CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

For the Six Months Ended June 30, 2004

(in thousands, except per share data)

	Albemarle Corporation (1)	Refinery Catalysts U.S. GAAP (2)	Refinery Catalysts Reclassification (3)		Pro Forma Acquisition Adjustments (4)		Albemarle Pro Forma for Acquisition (5)(6)	Pro Forma Offering Adjustments	Albemarle Pro Forma for Acquisition and Offering
Net sales	$648,768	$249,025	$—		$—		$897,793	$	$
Cost of goods sold	521,556	179,496	(3,255	) A	149	B	697,946

Gross profit	127,212	69,529	3,255		(149)		199,847
Selling, general and administrative expenses	63,003	35,536	—		3	C	98,542
Research and development expenses	9,667	13,212	—		3	D	22,882
In-process research and development expense	—	—	—		—	E	—
Special items	5,057	—	—		—		5,057

Operating profit	49,485	20,781	3,255		(155)		73,366
Interest and financing expenses	(2,918)	(1,134)	—		(11,057	)F	(15,109)
Other income (expense), net including minority interest	1,619	7,686	(3,255	)A	(2,864	)G	3,186

Income before income tax and cumulative effect of a change in accounting principle, net	48,186	27,333	—		(14,076)		61,443
Income taxes	13,811	7,535	—		(5,138	)H	16,208

Income before cumulative effect of a change in accounting principle, net	$34,375	$19,798	$—		$(8,938)		$45,235	$	$

Basic earnings per share: Income before cumulative effect of a change in accounting principle, net	$0.83						$1.09

Diluted earnings per share: Income before cumulative effect of a change in accounting principle, net	$0.81						$1.07

Weighted average shares outstanding—basic	41,451						41,451

Weighted average shares outstanding—diluted	42,241						42,241

ALBEMARLE CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

For the Six Months Ended June 30, 2003

(in thousands, except per share data)

	Albemarle Corporation (1)	Refinery Catalysts U.S. GAAP (2)	Refinery Catalysts Reclassification (3)		Pro Forma Acquisition Adjustments (4)		Albemarle Pro Forma for Acquisition (5)(6)	Pro Forma Offering Adjustments	Albemarle Pro Forma for Acquisition and Offering
Net sales	$538,562	$200,767	$—		$—		$739,329	$	$
Cost of goods sold	419,788	135,634	(7,835	)A	(467	)B	547,120

Gross profit	118,774	65,133	7,835		467		192,209
Selling, general and administrative expenses	57,061	28,202	—		(13	)C	85,250
Research and development expenses	9,363	9,395	—		(13	)D	18,745
In-process research and development		—	—		3,000	E	3,000
Special items	—	—	—		—		—

Operating profit	52,350	27,536	7,835		(2,507)		85,214
Interest and financing expenses	(2,594)	(2,078)	—		(10,721	)F	(15,393)

Other income (expense), net including minority interest	3,257	7,472	(7,835	)A	—	G	2,894

Income before income tax and cumulative effect of a change in accounting principle, net	53,013	32,930	—		(13,228)		72,715

Income taxes	5,492	9,649	—		(4,828	)H	10,313

Income before cumulative effect of a change in accounting principle, net	$47,521	$23,281	$—		$(8,400)		$62,402	$	$

Basic earnings per share: Income before cumulative effect of a change in accounting principle, net	$1.15						$1.51

Diluted earnings per share: Income before cumulative effect of a change in accounting principle, net	$1.12						$1.48

Weighted average shares outstanding—basic	41,352						41,352

Weighted average shares outstanding—diluted	42,166						42,166

ALBEMARLE CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

For the Year Ended December 31, 2003 and Six Months Ended June 30, 2004 and 2003

(in thousands)

(1)    This column represents Albemarle’s historical consolidated income statements as reported for the periods presented. Albemarle restated its financial statements for the six months ended June 30, 2003 to move the recognition of revenue of a fourth quarter 2002 transaction from December 31, 2002 results to the first quarter and second quarter of 2003.

(2)    This column represents the historical income statements of the refinery catalysts business under U.S. GAAP stated in euros and translated to U.S. dollars for pro forma purposes using estimated average U.S. dollars to euro exchange rates of 1.131, 1.226 and 1.100 to 1 for the income statements of the refinery catalysts business for the 12 months ending December 31, 2003, six months ending June 30, 2004 and June 30, 2003, respectively, which was the exchange rate used by management of the refinery catalysts business for the purpose of converting U.S. dollar amounts to euros in connection with the preparation of the euro-denominated financial statements of the refinery catalysts business. Such translations should not be construed as a representation that the euro amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate.

(3)    The adjustments in this column represent the reclassifications necessary to conform the historical refinery catalysts business amounts to the Albemarle statement of income presentation.

Note	Year Ended December 31, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
A	$(6,459)	$(3,255)	$(7,835)	To reclassify foreign exchange gains and losses from other income to cost of goods sold to conform to Albemarle’s application of U.S. GAAP reporting for this item

ALBEMARLE CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME—(Continued)

For the Year Ended December 31, 2003 and Six Months Ended June 30, 2004 and 2003

(in thousands)

(4)    This column represents the adjustments necessary to give pro forma effect to the acquisition of the refinery catalysts business as if the acquisition had taken place on January 1, 2003. The majority of these adjustments relate to a preliminary allocation of the acquisition purchase price, which is expected to be finalized within one year of the acquisition date. See description of these adjustments below:

Note	Year Ended December 31, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
B	$(601)	$110	$(502)	Represents adjustments to depreciation and amortization expense included in cost of goods sold for differences between estimated fair values assigned to refinery catalysts business tangible assets (average 15 year depreciation lives) and intangible assets (average 15 year amortization lives) versus historical depreciation and amortization amounts reported

	81	39	35	Represents adjustments to amortization of capitalized interest differences between assumed interest capitalized under pro forma debt interest assumptions described in Note F below versus historical amounts reported

	$(520)	$149	$(467)

The assumed one-time impact to cost of goods sold of Albemarle’s estimated purchase accounting adjustment to step up finished goods and work-in-progress inventories acquired in the refinery catalysts business acquisition of $18,354 has not been included in the unaudited pro forma combined statements of income presented.

Total pro forma depreciation and amortization expense totaled $116,727, $59,803 and $56,968 for the year ended December 31, 2003, six months ended June 30, 2004 and six months ended June 30, 2003, respectively.

Note	Year Ended December 31, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
C	$(16)	$3	$(13)	Represents adjustments to estimated depreciation expense included in selling, general and administrative expense for differences between estimated fair values assigned to refinery catalysts business tangible assets (average 15 year depreciation lives) versus historical depreciation amounts reported

D	$(16)	$3	$(13)	Represents adjustments to estimated depreciation expense included in research and development expense for differences between estimated fair values assigned to refinery catalysts business tangible assets (average 15 year depreciation lives) versus historical depreciation amounts reported

E	$3,000	$—	$3,000	To record estimated acquired in-process research and development assumed to be charged to expense immediately upon the January 1, 2003 pro forma effective acquisition date for the periods presented

ALBEMARLE CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME—(Continued)

For the Year Ended December 31, 2003 and Six Months Ended June 30, 2004 and 2003

(in thousands)

Note
F	Pro forma interest expense adjustments are detailed as follows:

	Year Ended December 31, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
	$3,960	$1,134	$2,078	Reversal of historical net interest and financing expenses of the refinery catalysts business as reported for the periods presented
	5,376	2,918	2,594	Reversal of Albemarle historical net interest and financing expenses as reported for the periods presented
	964	662	428	Estimated capitalized interest expense associated with the new debt structure
	(220)	(110)	(110)	Estimated interest expense associated with Albemarle’s existing industrial revenue bond and foreign loans
	(1,763)	(881)	(881)	Estimated interest expense associated with the $300 million revolving credit facility bearing interest at 2.55%
	(12,600)	(6,300)	(6,300)	Estimated interest expense associated with the $450 million 364-day loan agreement at 2.8%, assumed outstanding for entirety of all periods presented
	(12,600)	(6,300)	(6,300)	Estimated interest expense associated with the $450 million five-year term loan facility bearing interest at 2.8%
	(3,509)	(1,755)	(1,755)	Amortization of estimated debt issuance costs on new financing (amounts exclude write off of $575,000 of estimated deferred loan costs associated with Albemarle’s previous credit facilities replaced by the debt facilities described above)
	(150)	(50)	(100)	Additional commitment fees and other recurring costs associated with new financing structure
	(750)	(375)	(375)	Reflects commitment fees of 0.25% on the $300 million new revolver

	$(21,292)	$(11,057)	$(10,721)	Total

Note—a 0.125% increase or decrease in the weighted average interest rate applicable to Albemarle’s indebtedness outstanding under its new financing structure would impact the estimated pro forma interest expense for the year ended December 31, 2003, six months ended June 30, 2004 and the six months ended June 30, 2003, by the following amounts:

Year Ended December 31, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
$1,211	$606	$606

Note	Year Ended December 31, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
G	$—	$(2,864)	$—	Adjustment represents elimination of Albemarle’s second-quarter 2004 euro hedging contract gain recorded related to hedge contracts entered into in connection with the refinery catalysts business acquisition

H	$(8,665)	$(5,138)	$(4,828)	Adjustments represent pro forma income tax impacts of the pro forma adjustments based on the estimated applicable statutory tax rates at 36.5%

(5)    This column represents the unaudited pro forma combined statements of income of Albemarle giving effect to the July 31, 2004 acquisition of the refinery catalysts business as if the acquisition occurred on January 1, 2003. These amounts are derived by summing the columns captioned “Albemarle Corporation,” “Refinery Catalysts U.S. GAAP,” “Refinery Catalysts Reclassification” and “Pro Forma Acquisition Adjustments.”

ALBEMARLE CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME—(Continued)

For the Year Ended December 31, 2003 and Six Months Ended June 30, 2004 and 2003

(in thousands)

(6)    See the table below detailing the following significant non-recurring (income) and expense items which have been included in the Albemarle unaudited pro forma combined statements of income for the periods presented:

Year Ended December 31, 2003		Six Months Ended June 30, 2004		Six Months Ended June 30, 2003
Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax
$10,049	$6,402	$5,057	$3,216	$—	$—	Albemarle’s reported special items impacting operating profit

4,308	(13,816)	—	—	4,308	(13,816)	Albemarle income tax refunds and related interest

(44)	(28)	(444)	(282)	(2,832)	(1,798)	Refinery catalysts business provisions liability additions/reversals activity, net

(6,459)	(4,102)	(3,255)	(2,067)	(7,835)	(4,975)	Refinery catalysts business foreign exchange hedging gains and losses

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ALBEMARLE

The following table sets forth selected historical consolidated financial information as of and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, which have been derived from our audited consolidated financial statements, and as of and for the six months ended June 30, 2004 and 2003, which have been derived from our unaudited consolidated financial statements. In the opinion of our management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for a fair presentation of the information set forth therein. Interim results are not necessarily indicative of full year results.

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Albemarle” and our historical consolidated financial statements and the related notes contained elsewhere in this prospectus supplement and the other information contained in the documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(unaudited)	(unaudited)		(restated)(1)
	(in thousands, except per share amounts and ratios)
Statements of Income Data:
Net sales	$648,768	$538,562	$1,110,237	$1,007,918	$942,752	$941,449	$865,937
Cost of goods sold	521,556	419,788	871,727	775,388	721,417	669,986	608,995

Gross profit	127,212	118,774	238,510	232,530	221,335	271,463	256,942

Selling, general and administrative expenses	63,003	57,061	117,226	111,676	98,915	103,234	97,836
Research and development expenses	9,667	9,363	18,411	16,485	21,919	26,201	34,288
Special items (2)	5,057	—	10,049	1,550	2,051	(8,134)	10,692

Operating profit	49,485	52,350	92,824	102,819	98,450	150,162	114,126
Interest and financing expenses	(2,918)	(2,594)	(5,376)	(5,070)	(5,536)	(5,998)	(8,379)
Gain on sale of investment in Albright & Wilson stock, net	—	—	—	—	—	—	22,054
Other income, net including minority interest	1,619	3,257	607	3,358	4,282	3,337	937

Income before income taxes	48,186	53,013	88,055	101,107	97,196	147,501	128,738
Income taxes	13,811	5,492	13,890	28,086	29,029	45,725	39,909

Income from operations	34,375	47,521	74,165	73,021	68,167	101,776	88,829

Cumulative effect of change in accounting principle, net (3)	—	(2,220)	(2,220)	—	—	—	—

Net income	$34,375	$45,301	$71,945	$73,021	$68,167	$101,776	$88,829

Basic earnings per share:
Income from operations	$0.83	$1.15	$1.79	$1.73	$1.49	$2.22	$1.89
Cumulative effect of a change in accounting principle, net (3)	—	(0.05)	(0.05)	—	—	—	—

Net income	$0.83	$1.10	$1.74	$1.73	$1.49	$2.22	$1.89

Diluted earnings per share:
Incoming from operations	$0.81	$1.12	$1.76	$1.69	$1.47	$2.18	$1.87
Cumulative effect of a change in accounting principle, net (3)	—	(0.05)	(0.05)	—	—	—	—

Net income	$0.81	$1.07	$1.71	$1.69	$1.47	$2.18	$1.87

	Six Months Ended June 30,			Year Ended December 31,
	2004		2003	2003		2002		2001		2000		1999
	(unaudited)		(unaudited)			(restated) (1)
	(in thousands, except per share amounts and ratios)
Other Financial Data:
Net cash provided (used) by operating activities	$85,443		$85,333	$150,098		$144,771		$143,864		$155,067		$164,297
EBITDA (4)	94,066		96,386	177,445		186,780		180,342		227,249		212,867
Depreciation and amortization	42,962		40,779	84,014		80,603		77,610		73,570		75,750
Capital expenditures	19,634		19,278	41,058		38,382		49,903		52,248		77,569
Ratio of earnings to fixed charges (5)	9.4	x	N/A	9.2	x	11.1	x	10.1	x	13.6	x	9.6	x
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$38,653		$61,092	$35,173		$47,787		$30,585		$19,300		$48,621
Working capital	245,408		273,995	271,298		256,481		79,824		173,038		201,246
Total assets	1,381,081		1,262,988	1,387,291		1,200,398		1,138,272		981,803		954,094
Total debt	176,530		186,458	228,579		190,628		170,215		97,980		159,760
Total liabilities	726,105		660,543	751,070		626,061		538,649	(1)	416,575	(1)	457,209	(1)
Shareholders’ equity	654,976		602,445	636,221		574,337		599,623	(1)	565,228	(1)	496,885	(1)

(1)	We restated our financial statements for the year ended December 31, 2002 to move the recognition of revenue of a fourth quarter 2002 transaction from December 31, 2002 results to the first quarter and second quarter of 2003. In addition, the December 31, 2002 and prior years’ consolidated balance sheets and statements of changes in shareholders’ equity were restated to reflect an increase in additional paid-in capital and a decrease in deferred income tax liability. The results for the year ended December 31, 2002 and prior years included above reflect the restatement. For more information on the restatement, see our consolidated financial statements and related notes included elsewhere in this prospectus supplement and the discussion of the restatement included in our Annual Report on Form 10-K incorporated by reference in this prospectus supplement.
(2)	We reported special items charges of $5,057 for the six months ended June 30, 2004 related to the shutdown of our zeolites plant in Pasadena, Texas. For the year ended December 31, 2003, we incurred a $7,503 pre-tax charge associated with a voluntary severance program. Additionally, for the year ended December 31, 2003, we recorded a one-time charge of $2,546 for real estate held for sale. For the years ended December 31, 2002 and 2001, we recorded $1,550 and $2,051 in special charges related to work force reduction programs at certain of our facilities.
(3)	On January 1, 2003, we implemented SFAS No. 143 “Accounting for Asset Retirement Obligations,” which addressed financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The cumulative effect of the change in accounting principle, net of tax, resulting from the implementation of this standard was $2,220.
(4)	EBITDA, which represents earnings before depreciation and amortization, interest and financing expense, income taxes and cumulative effect of a change in accounting principle, net, is a supplemental measure of performance that is not required by, or presented in accordance with, U.S. GAAP. We present EBITDA because it is a basis upon which our management assesses our operations, financial performance and liquidity and we consider it an important supplemental measure of our operations, and performance and liquidity. Our management believes EBITDA is more reflective of our operations as it presents investors with information about our operations and, in doing so, provides transparency to investors and enhances period-to-period comparability of operations, financial performance and liquidity. EBITDA should not be considered as an alternative to (1) net income determined in accordance with U.S. GAAP or (2) operating cash flows determined in accordance with U.S. GAAP. Set forth below is a reconciliation of EBITDA, a non-GAAP financial measure, to net income, the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(unaudited)	(unaudited)
	(in thousands)
Net income	$34,375	$45,301	$71,945	$73,021	$68,167	$101,776	$88,829
Add:
Depreciation and amortization	42,962	40,779	84,014	80,603	77,610	73,750	75,750
Interest and financing expense	2,918	2,594	5,376	5,070	5,536	5,998	8,379
Income taxes	13,811	5,492	13,890	28,086	29,029	45,725	39,909
Cumulative effect of a change in accounting principle, net	—	2,220	2,220	—	—	—	—

EBITDA	$94,066	$96,386	$177,445	$186,780	$180,342	$227,249	$212,867

(5)	For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges and amortization of capitalized interest less interest capitalized and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” consist of interest expense (before capitalized interest) and a portion of rental expense that we believe to be representative of interest.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALBEMARLE

The following discussion and analysis of our financial condition and results of operations contains forward-looking statements that are based on our management’s current expectations, which are in turn based on assumptions that we believe are reasonable based on our current knowledge of our business and operations. Our actual results may differ materially from those expectations expressed or implied in the forward-looking statements as a result of a number of factors, including those described under the caption “Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus supplement. The following discussion should be read together with “Unaudited Pro Forma Combined Financial Information, “Selected Historical Consolidated Financial Information of Albemarle” and our consolidated financial statements and related notes included elsewhere or incorporated by reference in this prospectus supplement.

Overview

We are a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals. Our products and services enhance the value of our customers’ end-products by improving performance, providing essential product attributes, lowering cost and simplifying processing. We sell a highly diversified mix of products to a wide range of customers, including manufacturers of consumer electronics, building and construction materials, automotive parts, packaging, pharmachemicals and agrichemicals, and petroleum refiners. We believe that our commercial and geographic diversity, technical expertise, flexible, low-cost global manufacturing base, strong cash flows and experienced management team enable us to maintain leading market positions in those areas of the specialty chemicals industry in which we operate.

Growth of our Polymer Additives segment is expected to be derived from increasing demand for electrical and electronic equipment, new construction and increasingly stringent fire-safety regulations in many countries around the world. Growth in our Catalysts segment is expected to be driven by increasing for petroleum products, generally deteriorating quality of crude oil feedstock and implementation of more stringent fuel quality requirements in many countries around the world as a part of anti-pollution initiatives. The Fine Chemicals segment continues to benefit from the continued rapid pace of innovation and the introduction of new products coupled with a movement by pharmaceutical companies to outsource certain research, product development and manufacturing functions.

Acquisition of Catalysts Refinery Business

On July 31, 2004, we acquired the refinery catalysts business of Akzo Nobel N.V. for €615.7 million (approximately $763 million at applicable exchange rates). We believe that this acquisition significantly enhances our business by giving us a strong new operating segment. Following this acquisition, we transferred our existing polyolefin catalysts business from our Polymer Chemicals segment, which we renamed Polymer Additives, to a newly created Catalysts segment, which also includes the assets we acquired from Akzo Nobel. Our operations are now managed and reported as three operating segments: Polymer Additives; Catalysts; and Fine Chemicals.

Under the terms of the business sale agreement, we acquired two wholly owned subsidiaries of Akzo Nobel (one in the United States and one in The Netherlands), sales, marketing, intellectual property and other assets used in the acquired business, and 50% interests in three different joint ventures: Fábrica Carioca de Catalisadores S.A., a Brazilian joint venture; Nippon Ketjen Co., Ltd., a Japanese joint venture; and Eurecat S.A., a French joint venture (with affiliates in the United States, Saudi Arabia and Italy). As part of the acquisition, we also agreed to assume the liabilities of the two acquired subsidiaries and certain liabilities of Akzo Nobel and its affiliates related to the acquired business. We retained substantially all employees of the acquired business, including all of the incumbent managers.

In connection with the acquisition, we estimate that we incurred during the third quarter of 2004 certain one-time after-tax costs and expenses, including foreign exchange hedging losses of $10.0 million on contracts executed to hedge the purchase price for the acquired business, additional cost of sales charges of $10.0 million as a result of inventory write-ups, in-process research and development write-offs of $2.0 million and unamortized financing cost write-offs of $0.4 million. We currently estimate that these costs and expenses will result in an aggregate one-time after-tax charge of up to $22.4 million. In addition, we expect to finalize the acquisition purchase accounting adjustments by the end of the second quarter of 2005.

In connection with the acquisition, we entered into (1) a new senior credit agreement, dated as of July 29, 2004, among Albemarle, Albemarle Catalysts International, L.L.C., a subsidiary of our company, certain of our subsidiaries as guarantors, the lenders parties thereto, Bank of America, N.A., as Administrative Agent, UBS Securities LLC, as Syndication Agent, and The Bank of New York, Fortis (USA) Finance LLC and SunTrust Bank, as Co-Documentation Agents, consisting of a $300 million revolving credit facility and a $450 million five-year term loan facility, and (2) a $450 million 364-day loan agreement, dated as of July 29, 2004, among Albemarle, Albemarle Catalysts International, L.L.C., certain of our subsidiaries as guarantors, the lenders parties thereto, Banc of America Bridge LLC, as Administrative Agent, and UBS Securities LLC, as Syndication Agent. We used the initial borrowings under the new senior credit agreement and the 364-day loan agreement to consummate the acquisition, refinance our then-existing credit agreement and pay related fees and expenses incurred in connection therewith.

Outlook

Overview

With the acquisition of the Akzo Nobel refinery catalysts business, we have added a number of foundation technologies to our portfolio, including HPC and FCC catalysts, as well as new products targeting the fast growing clean fuels catalyst market. Based on first-half 2004 unaudited results, the new Catalyst business is performing well and is poised to participate further in expected growth in the refinery catalysts industry.

We have begun to combine our current polyolefin catalyst business with the acquired refinery catalysts business. Overall, the Catalysts segment is forecasted to generate approximately 30% of our total sales on an annual basis (excluding joint ventures) in 2005.

We continue to experience significant increases in raw material and energy costs, particularly in molybdenum, which impacts the Catalysts segment, and benzene, bisphenol-A and phenol, which primarily impact the Polymer Additives segment. Based on our full year forecast for 2004, we expect that our raw material costs and energy costs will increase approximately 7% and 8%, respectively, compared to 2003. In order to offset these increases, we are seeking price increases in most product areas, and these initiatives are taking effect with various levels of success. In particular, for bromine and bromine derivatives, our price increases are supported by strong global demand for our products. In addition, we began a manufacturing cost reduction program in 2002 targeting $50 million in savings over three years. We expect that this program will partially offset the impact of raw material and energy cost inflation.

Acquisitions continue to play a key role in our sales growth. Over 40% of the net sales growth experienced in the second quarter of 2004 compared to the second quarter of 2003 was related to acquisitions made in the preceding 12 months.

Polymer Additives

Polymer Additives sales have increased to record levels for the past four quarters with an average growth rate of close to 9% per quarter. Comparing the second quarter of 2004 to the similar period of 2003, segment revenues and income grew approximately 41% and approximately 45%, respectively. General indicators of market demand continue to show strength. We believe that flame retardants will continue to be the primary growth driver for the balance of the year.

With the majority of flame retardant assets running at full capacity, we expect to continue to increase production of tetrabrom at our Jordan facility in response to market demand, and we are expanding alumina trihydrate capacity by approximately 10% in Bergheim.

Catalysts

Catalysts sales have increased approximately 25% in the first half of 2004 compared to the first half of 2003 reflecting higher prices driven by higher metals costs, volume growth in both HPC and FCC catalysts and the effects of currency movements. The inflation of metals costs, most notably molybdenum, is expected to continue to effect margins for HPC catalysts for the balance of 2004. We believe that the demand for HPC catalysts will remain firm. We expect FCC catalysts volumes to remain strong through 2004 as growth in gasoline demand is tracking slightly above expectations.

The major global petroleum refineries continue to prepare for stricter fuel specifications, including the upcoming on-road diesel sulfur specifications that will be implemented in 2006. These stricter specifications are leading to new capital expenditures by petroleum refineries to expand hydroprocessing capability as well as to increased demand for high performance catalysts to be used in existing and new hydroprocessing capacity.

Fine Chemicals

First half 2004 sales were up 3% compared to last year’s levels despite the loss of revenue from the zeolites business, which we exited in January 2004. Revenue from new products is expected to increase compared to 2003. Looking forward, we expect to see increasingly high asset utilizations and margin improvement in the bromine products area, and we believe that underlying trends in Fine Chemistry Services are continuing to improve.

Agrichemicals are expected to experience the normal seasonal downturn in the second half of 2004. During this timeframe we will also experience the impact of unabsorbed factory costs resulting from a plant turnaround in our ibuprofen facility as we install equipment to capture further cost reductions through automation. We also expect continued competitive pricing pressure in ibuprofen as foreign producers attempt to further penetrate the U.S. market. We are expanding our sales efforts in response to this development.

We expect construction of a new chlorine production unit as part of our joint venture’s bromine production plant in Jordan to be completed in the fourth quarter of 2004. We believe that this facility, which we expect will have an annual capacity of approximately 25,000 metric tonnes, will lower raw material costs of this joint venture in Jordan.

Financial Condition and Liquidity

In connection with the acquisition of Akzo Nobel’s refinery catalysts business, we entered into (1) a new senior credit agreement, consisting of a $300 million revolving credit facility and a $450 million five-year term loan facility, and (2) a $450 million 364-day loan agreement. We used the initial borrowings under the new senior credit agreement and the 364-day loan agreement to consummate the acquisition, refinance our then-existing credit agreement and pay fees and expenses incurred in connection therewith.

We intend to use all of the net proceeds from this offering, which are estimated to be approximately $             million (approximately $             million if the underwriters’ over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses, to retire a portion of the indebtedness that we incurred under our 364-day loan agreement to finance the refinery catalysts acquisition. As of September 30, 2004, we had total indebtedness of $953.2 million and, as of such date, we had cash and cash equivalents of approximately $57 million. Assuming the application of all of the net proceeds that we receive from this offering of $             million (approximately $             million if the underwriters’ over-allotment option is exercised in full), as of September 30, 2004, we would have had $             million of indebtedness outstanding under our 364-day loan agreement (approximately $             million if the underwriters’ over-allotment option is

exercised in full) and our total indebtedness would have been approximately $             million (approximately $             million if the underwriters’ over-allotment option is exercised in full).

We intend to repay or refinance the remaining borrowings under our 364-day loan agreement before its maturity with borrowings under our senior credit agreement, proceeds from long-term debt or additional bank financings, or a combination of the foregoing. As of September 30, 2004, we had the ability to borrow an additional $355.6 million under our various credit agreements.

The following table summarizes our contractual obligations at June 30, 2004 for plant construction, purchases of equipment, unused letters of credit, and various take or pay and throughput agreements. The table does not include any such obligations relating to the refinery catalysts business, which was acquired after June 30, 2004:

	3Q 2004	4Q 2004	2005	2006	2007	2008	2009	There- after
	(in thousands)
Take or pay / throughput agreements	$12,348	$12,349	$22,191	$12,072	$8,431	$6,946	$6,339	$28,525
Additional investment commitment payments	$1,723	$133	$1,020	$790	$790	$30	$30	$199
Capital projects	$8,755	$4,235	$3,362	$848	$848	$2,545	—	—
Letters of credit and guarantees	$19	$1,232	$23,463	—	—	—	$7	$44

Total	$22,845	$17,949	$50,036	$13,710	$10,069	$9,521	$6,376	$28,768

Industry Conditions

We conduct a substantial portion of our business outside of the United States. As a result, our business is subject to economic cycles in different regions of the world. In addition, because many of our customers are in industries, including the consumer electronics, building and construction, and automotive industries, that are cyclical in nature and sensitive to changes in general economic conditions, our results are impacted by the effect on our customers of economic upturns and downturns, as well as our own costs to produce our products. Historically, downturns in general economic conditions have resulted in diminished product demand, excess manufacturing capacity and lower average selling prices.

Raw Material and Energy Costs

In 2003, our raw material and energy costs increased approximately 8% and 25%, respectively, compared to 2002. Raw material costs and energy costs have continued to increase in 2004. The increases are primarily driven by significantly tighter market conditions and major increases in pricing of basic building blocks for our products such as crude oil, chlorine and metals, including molybdenum, which is used in the refinery catalysts business. In 2003, management estimates that molybdenum represented approximately 10% of the cost of goods sold in the refinery catalysts business and from January 2004 until August 2004, the price of molybdenum increased from approximately $8 to approximately $18 per pound. We generally attempt to pass changes in the prices of raw materials and energy to our customers but we may be unable to or be delayed in doing so. Our inability to pass through price increases or any limitation or delay in our passing through price increases could adversely affect the margins for our products.

In addition to raising prices, raw material suppliers may extend lead times or limit supplies. For example, in the aftermath of Hurricane Ivan, certain chlorine producers took actions that limited supplies of chlorine. Constraints on the supply or delivery of critical raw materials could disrupt production and adversely affect the performance of our business.

Other Factors Impacting Our Results

In 2002, we launched a three-year $50 million manufacturing cost reduction program to reduce our fixed cost base. As of June 30, 2004, we believe that this program has yielded estimated savings of approximately $22 million. We expect to implement additional cost-saving initiatives focused on achieving operational efficiencies by investing in flexible manufacturing equipment and processes, optimizing process control technologies, reducing fixed costs through the rationalization of manufacturing capacity and the efficient management of capital spending.

Historical Results of Operations

The following discussion and analysis of our financial condition and results of operations covers periods before our acquisition of Akzo Nobel’s refinery catalysts business. The disclosure with respect to future periods will include the performance of the acquired business, which is expected to have a significant impact on our overall results of operations. In addition, we restated our financial statements for the year ended December 31, 2002 to move the recognition of revenue of a fourth quarter 2002 transaction from December 31, 2002 results to the first quarter and second quarter of 2003. The results for the year ended December 31, 2002 included and discussed below reflect the restatement. For more information on the restatement, see our consolidated financial statements and related notes included elsewhere in this prospectus supplement and the discussion of the restatement included in our Annual Report on Form 10-K incorporated by reference in this prospectus supplement.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

Net Sales.    Net sales by operating segment for the six-month periods ended June 30, 2004 and 2003 are as follows:

	Net Sales
	Six Months Ended June 30,
	2004	2003
	(in thousands)
Polymer Chemicals	$399,675	$297,356
Fine Chemicals	249,093	241,206

Segment totals	$648,768	$538,562

Net sales for first six months of 2004 of $648.8 million were up $110.2 million (20.5%) from the first six months of 2003 net sales of $538.6 million. Polymer Chemicals’ net sales increased $102.3 million (34.4%) primarily due to higher volumes in flame retardants ($37.7 million) and catalysts and additives ($19.4 million), the contributions made by our 2003 acquisitions ($35.4 million) and the favorable impact of foreign exchange ($15.0 million) offset, in part, by lower prices ($5.1 million), primarily in flame retardants. Fine Chemicals’ net sales increased $7.9 million (3.3%) primarily due to the favorable impact of foreign exchange ($10.5 million), the contributions made by our 2003 bromine fine chemicals acquisition ($9.2 million), higher volumes in bulk active pharmaceuticals ($8.6 million) and higher volumes, offset in part by lower prices, in fine chemistry services and intermediates ($0.8 million). The increase in Fine Chemicals’ net sales was partially offset by an unfavorable sales mix in performance chemicals ($15.2 million) and lower prices in bulk active pharmaceuticals ($5.7 million).

Operating Costs and Expenses.    Cost of goods sold in the first six months of 2004 increased $101.7 million (24.2%) from the corresponding 2003 period. The increase was primarily due to the impact of our 2003 acquisitions and higher sales volumes in the 2004 period as well as the idling of the zeolite business assets and higher raw material costs. The gross profit margin decreased approximately 240 basis points to 19.6% in the 2004 period from 22.1% for the corresponding period in 2003.

SG&A and R&D increased $6.2 million (9.4%) in the first six months of 2004 versus the first six months of 2003 primarily due to higher employee related costs ($5.2 million), the unfavorable impact of foreign exchange ($1.7 million), higher SG&A costs related to acquisitions ($0.9 million), higher outside legal costs ($0.4 million) as well as higher R&D costs ($0.3 million) offset, in part, by the benefits of cost reduction efforts and a voluntary separation program implemented in the third quarter of 2003. As a percentage of net sales, SG&A and R&D were 11.2% in 2004 versus 12.3% in the 2003 period.

Operating Profit.    Operating profit by reportable operating segment for the six-month periods ended June 30, 2004, and 2003 is as follows:

	Operating Profit
	Six Months Ended June 30,
	2004	2003
	(in thousands)
Polymer Chemicals	$46,264	$35,099
Fine Chemicals	16,382	27,862

Segment totals	62,646	62,961
Corporate and Other Expenses	(13,161)	(10,611)

Operating Profit	$49,485	$52,350

Six-months 2004 operating profit, including special item charges in the Fine Chemicals’ segment of $4.5 million that resulted from the layoff of 53 employees at the zeolite facility at our plant in Pasadena, Texas and their related SFAS No. 88 pension curtailment charge ($0.9 million) and $0.6 million for cleanup of the facility, was down $2.9 million (5.5%) from six months 2003 operating profit. Excluding the effects of the special items, six-months 2004 operating profit increased $2.2 million (4.2%) from the corresponding 2003 period.

Polymer Chemicals’ first six months of 2004 segment operating profit increased $11.2 million (31.8%) from the first six months of 2003. The increase was primarily due to higher shipments in flame retardants ($14.0 million) and catalysts and additives ($6.7 million), the overall favorable net effects of foreign exchange ($5.5 million), offset, in part, by unfavorable raw material costs ($8.5 million), lower prices ($5.1 million), primarily in flame retardants, higher SG&A costs related to acquisitions ($0.9 million) and higher manufacturing and production costs ($0.6 million).

Fine Chemicals’ first six months of 2004 segment operating profit, including special item charges of $4.5 million that resulted from the layoff of 53 employees at the Pasadena plant zeolite facility and their related SFAS No. 88 pension curtailment charge ($0.9 million) and $0.6 million for cleanup of the facility, decreased $11.5 million (41.2%) from the first six months of 2003. Excluding the special items, first six-months 2004 segment operating profit decreased $6.4 million (23.1%) from the 2003 period primarily due to unfavorable plant utilization and manufacturing costs primarily due to the idling of the zeolite business assets ($5.8 million), lower prices, offset in part, by higher shipments in bulk active pharmaceuticals ($4.2 million), and unfavorable sales mix in performance chemicals ($1.7 million). The decrease was partially offset by higher shipments, offset in part, by lower prices in fine chemistry services and intermediates ($2.3 million) and higher shipments ($1.7 million) and prices ($1.4 million) in agricultural chemicals.

Corporate and other expenses for the first six months of 2004 increased $2.6 million (24.0%) from the first six months of 2003 primarily due to higher estimated employee incentive costs.

Interest and Financing Expenses.    Interest and financing expenses for the first six months of 2004 amounted to $2.9 million, up slightly from $2.6 million in the first six months of 2003 due to higher average outstanding debt in the 2004 period.

Other Income (Expense), Net Including Minority Interest.    Other income (expense), net for the first six months of 2004 amounted to $1.6 million, down $1.6 million from the 2003 corresponding period. The decrease is primarily attributable to the absence of $4.3 million of interest income from an Internal Revenue Service income tax settlement in the 2003 period, partially offset by foreign exchange hedging gains of $2.9 million related to our hedging of euros for our acquisition of the refinery catalysts business of Akzo Nobel in the 2004 period.

Income Taxes.    The first six months of 2004 effective income tax rate was 28.7%, up from 10.4% for the corresponding period in 2003. The significant differences between the U.S. federal statutory income tax rate on pretax income and the effective income tax rate for the six-month periods ended June 30, 2004 and 2003, respectively, are as follows:

	% of Income Before Income Taxes
	Six Months Ended June 30,
	2004	2003
Federal statutory rate	35.0%	35.0%
Revaluation of reserve requirements	—	(12.5)
State taxes, net of federal tax benefit	0.5	0.9
Extraterritorial income exclusion	(2.7)	(2.4)
Depletion	(1.9)	(1.7)
Federal income tax settlement	—	(8.4)
Other items, net	(2.2)	(0.5)

Effective income tax rate	28.7%	10.4%

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002 and Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Net Sales.    Net sales by operating segments for the three years ended December 31, are as follows:

	Net Sales
	2003	2002	2001
	(in thousands)
Polymer Chemicals	$629,856	$552,042	$479,373
Fine Chemicals	480,381	455,876	463,379

Segment totals	$1,110,237	$1,007,918	$942,752

Net sales for 2003 were $1,110.2 million, up $102.3 million (10.2%) from net sales of $1,007.9 million in 2002. Polymer Chemicals’ net sales in 2003 increased $77.8 million (14.1%) due to the favorable impact of foreign exchange ($30.6 million), the addition of our acquisitions ($54.9 million), higher shipments in flame retardants ($13.5 million) and favorable pricing in catalysts and additives ($3.2 million). The increase was partially offset by lower shipments in catalysts and additives ($21.9 million) and lower prices in flame retardants ($2.4 million). Fine Chemicals’ net sales for 2003 increased $24.5 million (5.4%) due to the favorable impact of foreign exchange ($26.0 million), higher shipments in agricultural chemicals ($8.2 million) and fine chemistry services and intermediates ($6.1 million) and the addition of our Atofina acquisition ($1.9 million). The increase was partially offset by unfavorable product mix ($3.7 million) and prices ($3.0 million) in performance chemicals, lower shipments ($6.3 million) and unfavorable pricing ($0.8 million) in bulk active pharmaceuticals, as well as unfavorable pricing in fine chemistry services and intermediates ($3.6 million).

Net sales for 2002 amounted to $1,007.9 million, up $65.2 million (6.9%), from $942.7 million in 2001. Polymer Chemicals’ net sales in 2002 were up $72.7 million (15.2%) due to higher shipments ($47.9 million) partially offset by lower pricing ($15.7 million) in flame retardants and the increase in net sales of $37.4 million resulting from the mid-year 2001 acquisitions of Martinswerk GmbH and the custom and fine chemicals businesses of ChemFirst Inc. and higher shipments ($7.2 million) offset, in part, by lower pricing ($3.8 million) in catalysts and additives. Fine Chemicals’ net sales in 2002 were down $7.5 million (1.6%) due to lower shipments ($32.6 million) partially offset by higher pricing ($1.3 million) in agricultural chemicals and fine chemistry services and intermediates and product mix in performance chemicals ($5.7 million); offset by an increase in net sales from our mid-year 2001 acquisitions of Martinswerk and ChemFirst businesses ($28.9 million).

Operating Costs and Expenses.     Cost of goods sold in 2003 increased $96.3 million (12.4%) from 2002. The increase was primarily due to operating costs associated with our 2003 acquisitions, the favorable impact of foreign exchange of $12.7 million as well as the effects of raw material and energy costs of $24.0 million. This increase is partially offset by the absence of a $2.6 million charge to costs of sales related to the discontinuance and withdrawal from a water treatment venture in the 2002 period. The gross profit margin decreased approximately 160 basis points to 21.5% for 2003 from 23.1% in 2002. Overall, our average 2003 raw material costs were significantly higher, increasing by $16.0 million from 2002. Energy costs in 2003 were $8.0 million higher than in 2002.

Cost of goods sold in 2002 increased $54.0 million (7.5%) from 2001. The increase was primarily due to operating costs associated with increased shipments over 2001 in flame retardants and our acquisitions of Martinswerk and the ChemFirst businesses, lower pension income as well as a charge of approximately $2.6 million ($8.3 million, net of probable insurance recovery of $5.7 million) related to the discontinuance of product support for and the withdrawal from a water treatment venture. This increase is partially offset by favorable plant utilization and production costs and the favorable effects of foreign exchange transaction gains of approximately $1.7 million in 2002 versus foreign exchange transaction gains of approximately $0.5 million in 2001. Gross profit margin decreased to 23.1% in 2002 from 23.5% in 2001. Overall, our average 2002 raw material costs were significantly lower, decreasing by $26.9 million from 2001. Energy costs in 2002 were $0.4 million lower than in 2001.

Selling, general and administrative expenses, combined with research and development expenses (“SG&A”) in 2003 increased $7.5 million (5.8%) from 2002 primarily due to the unfavorable impact of foreign exchange ($4.4 million), lower pension income ($2.7 million), higher outside services approximating $3.0 million and higher SFAS No. 2 research and development costs ($1.9 million) partially offset by lower employee incentive costs ($2.8 million) and our overall cost reduction efforts. The 2003 increase in SG&A compares to an increase of $7.3 million (6.1%) in 2002 from 2001 primarily due to higher employee-related costs as well as a $3.5 million increase in recurring SG&A associated with our mid-year 2002 acquisitions of Martinswerk and ChemFirst businesses. As a percentage of net sales, SG&A was 12.2% in 2003 versus 12.7% in 2002 and 12.8% in 2001.

Operating Profit.    Operating profit by operating segments for the three years ended December 31, are as follows:

	Operating Profit
	2003	2002	2001
	(in thousands)
Polymer Chemicals	$70,370	$64,754	$60,121
Fine Chemicals	48,988	60,576	61,036
Corporate and Other Expenses	(26,534)	(22,511)	(22,707)

Totals	$92,824	$102,819	$98,450

Our operating profit in 2003, including a $7.5 million voluntary separation charge and a $2.5 million impairment charge relating to real estate held for sale, decreased $10.0 million (9.7%) from the 2002 period.

Higher raw material and energy costs were significant contributors to this decrease. The decrease is partially offset by the favorable net effects of foreign exchange, the impact of our 2003 acquisitions and the absence of a $2.6 million charge to costs of sales related to the discontinuance and withdrawal from a water treatment venture in the 2002 period.

Our operating profit in 2002 increased $4.4 million (4.4%) from 2001. Reduced raw material and favorable manufacturing costs and plant utilization, higher shipments in flame retardants as well as the favorable integration of Martinswerk contributed to this increase. The increase was partially offset by lower pricing, lower shipments in Fine Chemicals’ agricultural chemicals and fine chemistry services and intermediates product lines, a charge of approximately $2.6 million related to the discontinuance of product support for and the withdrawal from a water treatment venture and a charge of $1.5 million related to workforce reductions. SG&A in 2002 increased $7.3 million (6.1%) from 2001 primarily due to higher employee-related costs as well as a $3.5 million increase in recurring SG&A associated with the mid-year 2001 acquisitions.

Polymer Chemicals’ operating profit for 2003, including a $2.9 million allocation charge related to a voluntary severance program, increased $5.6 million (8.7%) from 2002. Excluding the above charge, 2003 operating profit increased $8.5 million primarily due to the favorable net effects of foreign exchange ($10.4 million), the favorable impact of our acquisitions ($9.8 million), lower production costs ($3.9 million) and a 2002 period reclassification from corporate and other expenses ($2.0 million) offset, in part, by higher raw material and energy costs ($10.1 million) and lower shipments in catalysts and additives ($7.2 million) and flame retardants ($1.0 million).

Polymer Chemicals’ operating results for 2002 increased $4.6 million (7.7%) versus 2001, primarily due to higher shipments in flame retardants ($15.9 million), which includes the impact of the acquisition of Martinswerk and favorable raw material costs ($13.2 million). The increase was partially offset by lower pricing ($21.1 million) primarily in flame retardants and a first quarter 2002 reclassification of bad debt expense from corporate and other expenses ($2.0 million).

Fine Chemicals’ operating profit for 2003, including a $1.8 million allocation charge related to a voluntary severance program, decreased $11.6 million (19.1%) from 2002. Excluding the above charge, 2003 operating profit decreased $9.8 million (16.1%) primarily due to higher raw material and energy costs ($13.9 million), unfavorable manufacturing costs ($7.8 million), lower prices ($3.0 million) and product mix ($2.5 million) in performance chemicals, and lower prices in fine chemistry services and intermediates ($3.6 million) as well as bulk active pharmaceuticals ($0.8 million). This decrease was partially offset by higher shipments in fine chemistry services and intermediates ($7.4 million), agricultural chemicals ($5.7 million), and bulk active pharmaceuticals ($3.0 million), the absence of a $2.6 million charge to costs of sales related to the discontinuance and withdrawal from a water treatment venture in the 2002 period and the favorable net effects of foreign exchange ($3.1 million).

Fine Chemicals’ operating results for 2002 decreased $0.5 million (0.8%) versus 2001 primarily due to lower pricing ($13.7 million) primarily in performance chemicals, lower shipments ($10.9 million) primarily in agricultural chemicals and fine chemistry services and intermediates, and a charge of approximately $2.6 million ($8.3 million, net of probable insurance recovery of $5.7 million) related to the discontinuance of product support for and the withdrawal from a water treatment venture. The decrease was partially offset by favorable raw material ($13.7 million) and manufacturing costs ($12.8 million), primarily due to increased production in the detergent builders zeolites product line.

Corporate and other expenses for 2003 increased $4.0 million (17.9%) from 2002, primarily due to the following adjustments recorded in the respective periods. Excluding the adjustments, corporate and other expenses were down approximately $1.7 million in 2003 due primarily to lower employee incentive costs and our overall cost reduction efforts.

	Corporate and Other Expenses
	2003	2002	Increase/ (Decrease)
	(in thousands)
Expenses for the years ended December 31	$26,534	$22,510	$4,024
2003 voluntary severance program	(2,758)	—	(2,758)
Impairment charge on real estate held for sale	(2,546)	—	(2,546)
Reclassification of bad debt reserve to polymer chemicals segment	—	2,000	(2,000)
2002 workforce reduction	—	(1,550)	1,550

Net change excluding 2002 adjustment and voluntary severance program	$21,230	$22,960	$(1,730)

Corporate and other expenses in 2002 decreased $0.2 million (0.9%) versus 2001. This decrease is attributable to a first quarter 2002 reclassification of bad debt expense to the Polymer Chemicals’ segment operating profit ($2.0 million) partially offset by a higher employee incentive provision and a charge of $1.5 million related to workforce reductions in 2002.

Interest and Financing Expenses.    Interest and financing expenses for 2003 increased $0.3 million from $5.1 million in 2002 due primarily to higher commitment fees under our then-existing credit agreement offset, in part, by lower average interest rates on higher average outstanding long term debt. Interest and financing expenses for 2002 were impacted by an overall lower average interest rate for the year versus 2001 partially offset by higher average debt outstanding during 2002. The higher debt in 2002 reflected the impact of the two acquisitions during 2001 as well as the repurchase of 4,000,000 common shares in February 2002.

Other Income, Net Including Minority Interest.    Other income, net including minority interest for 2003 amounted to $0.6 million, down $2.7 million from 2002 primarily due to higher operating losses on joint venture investments offset, in part, by an increase in interest on income tax settlements ($0.7 million) in 2003 versus 2002. Other income, net including minority interest decreased to $3.4 million in 2002 from $4.3 million in 2001, primarily due to the minority interest of $2.1 million in our majority-owned subsidiary, Stannica LLC, partially offset by interest received in the amount of $2.0 million related to a favorable income tax settlement in 2002. See Note 1, “Summary of Significant Accounting Policies—Investments” of the notes to our consolidated financial statements included elsewhere in this prospectus supplement.

Income Taxes.    Income taxes in 2003 decreased $14.2 million from 2002. The 2003 period includes the favorable benefit of $7.5 million related to the revaluation of reserve requirements as the Internal Revenue Service closed audits related to tax years 1998 and 1999 as well as the impact of an IRS income tax settlement related to tax years 1996 and 1997 received in the amount of $4.5 million. Income taxes in 2002 were relatively unchanged compared to 2001. Income taxes in 2002 included an IRS settlement in the amount of $2.5 million offset by higher pre-tax income in 2002. The effective tax rate for 2003 was 15.8%, which was down from 27.8% in 2002 and 29.9% in 2001. See Note 13, “Income Taxes” of the notes to our consolidated financial statements included elsewhere in this prospectus supplement, for details of changes in effective income tax rates.

Summary of Critical Accounting Policies

Estimates and Assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Listed below are the estimates and assumptions that we consider to be significant in the preparation of the financial statements.

Allowance for Doubtful Accounts—We estimate losses for uncollectible accounts based on the aging of receivables and the evaluation of the likelihood of success in collecting the receivables.

Depreciation—Book depreciation is estimated based upon internal engineering studies, which are conducted periodically. Engineering and manufacturing, with the advice of specific product management, review each project to make sure that assets to be capitalized are depreciated based upon the estimated product life and/or individual asset life, whichever is less.

Inventory Obsolescence—Inventories are viewed on a monthly basis to determine age, movement and turnover. Reserves are setup periodically based upon estimates to adjust inventory values in line with their net realizable value.

Recovery of Long-Lived Assets—We evaluate the recovery of our long-lived assets on a segment basis by periodically analyzing our operating results and considering significant events or changes in the business environment.

Acquisition Accounting—We estimate the fair value of assets and liabilities when allocating the purchase price of an acquisition.

Income Taxes—We assume the deductibility of certain costs in our income tax filings and estimate the future recovery of deferred tax assets.

Legal Accruals—We estimate the amount of potential exposure and anticipated cost to defend that we may incur with respect to litigation, claims and assessments.

Environmental Remediation Liabilities—We estimate and accrue the costs required to remediate a specific site depending on site-specific facts and circumstances. Cost estimates to remediate each specific site are developed by assessing (1) the scope of our contribution to the environmental matter, (2) the scope of the anticipated remediation and monitoring plan, and (3) the extent of other parties’ share of responsibility.

Insurance Accruals/Receivables—We record and assume the recoverability of insurance receivables and potential impact of insurance claims based on our estimates after considering advice from in-house and outside legal counsel as well as outside consultants.

Actual results could differ materially from the estimates and assumptions that we use in the preparation of our financial statements.

Revenue Recognition

We recognize sales when the revenue is realized or realizable, and has been earned, in accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements.” We recognize net sales as risk and title to the product transfer to the customer, which usually occurs at the time shipment is made. The majority of our sales are sold free on board (FOB) shipping point or on an equivalent basis, other transactions are based upon specific contractual arrangements. Our standard terms of delivery are included in our contracts of sale, order confirmation documents and invoices. We recognize revenue from services when performance of the services has been completed. We have a limited amount of consignment sales that are billed to the customer upon monthly notification of amounts used by the customers under these contracts.

Pension Plans and Other Postretirement Benefits

We follow the guidance of SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for pension and postretirement benefits. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and the performance of plan assets. Delayed recognition of differences between actual results and expected or estimated results is a guiding principle of these standards. This delayed recognition of actual results allows for the recognition of changes in benefit obligations and plan performance over the working lives of the employees who benefit under the plans. The primary assumptions are as follows:

•	Discount Rate—The discount rate is used in calculating the present value of benefits, which is based on projections of benefit payments to be made in the future.

•	Expected Return on Plan Assets—We project the future return on plan assets based principally on prior performance. These projected returns reduce the net benefit costs recorded currently.

•	Rate of Compensation Increase—For salary-related plans, we project employees’ annual pay increases, which are used to project employees’ pension benefits at retirement.

•	Rate of Increase in the Per Capita of Covered Health Care Benefits—We project the expected increases in the cost of covered health care benefits.

During 2003, we made changes to the assumptions related to the discount rate, the rate of compensation increase (for salary-related plans) and the rate of increase in the per capita cost of covered health care benefits. We consult with actuaries when selecting each of these assumptions.

In selecting the discount rate, consideration is given to fixed-income security yields, specifically high quality bonds (Moody’s Aa corporate bond rate). At December 31, 2003, the discount rate was reduced for the plans from 6.60% to 6.15% as a result of decreased yields for long-term high quality bonds.

In estimating the expected return on plan assets, we consider past performance and future expectations for the types of investments held by the plan as well as the expected long-term allocation of plan assets to these investments. At December 31, 2003, the expected rate of return on pension plan assets was reduced from 9.25% to 8.75% and there was no change in the expected 7.00% return on other postretirement benefit plan assets. Our U.S. defined benefit plan was closed to new participants effective March 31, 2004. We adopted a new defined contribution plan for new employees hired after March 31, 2004.

In projecting the rate of compensation increase, we consider past experience in light of movements in inflation rates. At December 31, 2003, the assumed rate of compensation increase was reduced from 3.75% to 2.56% for the plans.

In selecting the rate of increase in the per capita cost of covered health care benefits, we consider past performance and forecasts of future health care cost trends. At December 31, 2003, the previously assumed rate of increase in the per capita cost of covered health care benefits was decreased. The assumed health care cost trend rate for 2003 for pre-65 coverage was 10% per year, dropping by 1% per year to an ultimate rate of 6%, the trend rate for post-65 coverage was 12% per year, dropping by 1% per year to an ultimate rate of 6%. The assumed health care cost trend rate for 2002 for pre-65 coverage was 11% per year, dropping by 1% per year to an ultimate rate of 6%, the trend rate for post-65 coverage was 13% per year, dropping by 1% per year to an ultimate rate of 6%.

Income Taxes

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial and income tax reporting purposes, using the liability or balance sheet method. Such temporary differences result primarily from differences between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Investments

We have investments in joint ventures, nonmarketable securities and marketable equity securities. The majority of our investments are in joint ventures. Since we have the ability to exercise significant influence over the operating and financial policies of these joint ventures, they are accounted for using the equity method of accounting. Our shares of the investee’s earnings (losses) are included in the consolidated statement of operations as a component of “other income, net including minority interest.” Investments in marketable securities are accounted for as available-for-sale securities with changes in fair value included in “accumulated other comprehensive income (loss)” in the shareholders’ equity section of the consolidated balance sheets. Joint ventures’ and nonmarketable securities’ results for immaterial entities are estimated based upon the overall performance of the entity where financial results are not available on a timely basis.

Financial Condition and Liquidity

Cash and cash equivalents at June 30, 2004, were $38.7 million, representing an increase of $3.5 million from $35.2 million at year-end 2003.

In the six months ended June 30, 2004, cash flows provided from operating activities of $85.4 million, together with $14.8 million of proceeds from borrowings and approximately $3 million of realized hedging gains associated with the acquisition of Akzo Nobel’s refinery catalysts business, were used to cover operating activities, repay debt of $66.5 million, fund capital expenditures totaling $19.6 million, pay quarterly dividends to shareholders of $11.9 million, fund investments in joint ventures and nonmarketable securities of approximately $5 million, purchase 27,569 shares of our common stock, purchase the assets and intellectual property of Taerim International Corporation, and increase cash and cash equivalents by $3.5 million. We anticipate that cash provided from operations in the future will be sufficient to pay our operating expenses, satisfy debt-service obligations and make dividend payments.

The change in our accumulated other comprehensive loss from December 31, 2003, was due primarily to net foreign currency translation adjustments (strengthening of the U.S. dollar versus the euro), net of related deferred taxes.

The noncurrent portion of our long-term debt amounted to $176.5 million at June 30, 2004, prior to our financing the acquisition of the Akzo Nobel refinery catalysts business, compared to $228.4 million at the end of 2003. Our long-term debt, including the current portion, as a percentage of total capitalization amounted to 21.2% at June 30, 2004. As of June 30, 2004, we were the guarantor of up to $44.8 million of long-term debt (of which $31.9 million was outstanding), on behalf of our 50% owned joint venture company, Jordan Bromine Company Limited.

Our capital expenditures in the first six months of 2004 were up by $0.4 million from the six-month period of 2003. For the year, however, capital expenditures, including capital expenditures relating to the acquired refinery catalysts business since its acquisition, are forecasted to be about 30% greater than the 2003 level. Capital spending will be financed primarily with cash flow provided from operations with additional cash needed, if any, provided by borrowings, including borrowings under our revolving credit facility. The amount and timing of any additional borrowings will depend on our specific cash requirements.

On July 31, 2004, we completed the acquisition of the refinery catalysts business of Akzo Nobel N.V. for €615.7 million (approximately $763 million at applicable exchange rates) in cash. Following this acquisition, we transferred our existing polyolefin catalysts business from our Polymer Chemicals segment, which we renamed Polymer Additives, to a newly created Catalysts segment, which also includes the assets we acquired from Akzo Nobel. Our operations are now managed and reported as three operating segments: Polymer Additives; Catalysts; and Fine Chemicals.

In connection with the acquisition, we entered into (1) a new senior credit agreement, dated as of July 29, 2004, among Albemarle, Albemarle Catalysts International, L.L.C., a subsidiary of our company, certain of our subsidiaries as guarantors, the lenders parties thereto, Bank of America, N.A., as Administrative Agent, UBS Securities LLC, as Syndication Agent, and The Bank of New York, Fortis (USA) Finance LLC and SunTrust Bank, as Co-Documentation Agents, consisting of a $300 million revolving credit facility and a $450 million five-year term loan facility, and (2) a $450 million 364-day loan agreement, dated as of July 29, 2004, among Albemarle, Albemarle Catalysts International, L.L.C., certain of our subsidiaries as guarantors, the lenders parties thereto, Banc of America Bridge LLC, as Administrative Agent, and UBS Securities LLC, as Syndication Agent. We used the initial borrowings under the new senior credit agreement and the 364-day loan agreement to consummate the acquisition, refinance our then-existing credit agreement and pay related fees and expenses incurred in connection therewith.

Borrowings under our new senior credit agreement and 364-day loan agreement are conditioned upon compliance with the following financial covenants: (a) consolidated fixed charge coverage ratio, as defined, must be greater than or equal to 1.25:1.00 as of the end of any fiscal quarter; (b) consolidated debt to capitalization ratio, as defined, at the end of any fiscal quarter must be less than or equal to 65% (i) prior to the earlier of (A) July 29, 2005 and (B) our first equity issuance subsequent to July 29, 2004, and (ii) thereafter, 60%; (c) consolidated tangible domestic assets, as defined, must be greater than or equal to $750 million for us to make investments in entities and enterprises that are organized outside the United States; and (d) with the exception of liens specified in our new senior credit agreement and the 364-day loan agreement, liens may not attach to assets where the aggregate amount of all indebtedness secured by such liens at any time exceeds 10% of consolidated net worth, as defined in the agreements.

Environmental Matters

We are subject to federal, state, local and foreign requirements regulating the handling, manufacture and use of materials (some of which may be classified as hazardous or toxic by one or more regulatory agencies), the discharge of materials into the environment and the protection of the environment. To our knowledge, we are currently complying and expect to continue to comply in all material respects with applicable environmental laws, regulations, statutes and ordinances. Compliance with existing federal, state, local and foreign environmental protection laws is not expected to have in the future a material effect on our earnings or competitive position, but increased legal or regulatory requirements could have an adverse effect on our results.

Among other environmental requirements, we are subject to the federal Superfund law, and similar state laws, under which we may be designated as a potentially responsible party and may be liable for a share of the costs associated with cleaning up various hazardous waste sites. Management believes that in most cases, our participation is de minimis. Further, almost all such sites represent environmental issues that are quite mature and have been investigated, studied and in many cases settled. In de minimis situations, our policy generally is to negotiate a consent decree and to pay any apportioned settlement, enabling us to be effectively relieved of any further liability as a potentially responsible party, except for remote contingencies. In other than de minimis potentially responsible party matters, our records indicate that unresolved potentially responsible party exposures should be immaterial. We accrue and expense our proportionate share of potentially responsible party costs. Because management has been actively involved in evaluating environmental matters, we are able to conclude that the outstanding environmental liabilities for unresolved potentially responsible party sites should not be material to operations.

Our environmental and safety operating costs charged to expense were $21.0 million in 2003 versus $17.7 million in 2002 and $14.4 million in 2001, excluding depreciation of previous capital expenditures, and are expected to be in the same range in the next few years. Costs for remediation have been accrued and payments related to sites are charged against accrued liabilities, which at December 31, 2003 totaled $29.1 million, down $2.3 million, from December 31, 2002.

We believe that most of the amount we may be required to pay in connection with environmental remediation matters in excess of the amounts recorded, if any, should occur over a period of time and should not have a material adverse impact on our financial condition or results of operations, but could have a material adverse impact in any particular quarterly reporting period.

Our capital expenditures for pollution-abatement and safety projects, including such costs that are included in other projects, were $4.5 million, $4.4 million and $2.6 million in 2003, 2002 and 2001, respectively. For each of the next few years, capital expenditures for these types of projects may increase due to more stringent regulatory requirements and the expansion of our operations by the acquisition of the Akzo Nobel refinery catalysts business. Management’s estimates of the effects of compliance with governmental pollution-abatement and safety regulations are subject to (i) the possibility of changes in the applicable statutes and regulations or in judicial or administrative construction of such statutes and regulations, and (ii) uncertainty as to whether anticipated solutions to pollution problems will be successful, or whether additional expenditures may prove necessary.

Recently Issued Accounting Pronouncements

On January 1, 2003, we adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. At the time of adoption, we identified certain assets for which there are future retirement obligations. These future obligations are comprised primarily of the cost of closing various facilities and of capping brine wells. The financial statement impact at adoption of this statement on our consolidated statements of income is reflected as a cumulative effect of a change in accounting principle amounting to $3.5 or $2.2 million after income taxes, which is reflected as a cumulative effect of a change in accounting principle, net in the company’s consolidated statements of income in 2003.

During January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties; such entities are known as variable interest entities. FIN 46 applies immediately to all variable interest entities created after January 31, 2003 and is effective as of December 31, 2003 for any variable interest entities deemed to be special purpose entities created prior to February 1, 2003. The FASB issued a revision to FIN 46 (“FIN 46-R”) in December 2003. FIN 46-R is effective for the interim period ending March 31, 2004 for all new or existing variable interest entities. We have determined that the adoption of FIN46-R did not impact the company for the current periods.

Effective June 30, 2003, we adopted SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivatives and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This standard had an immaterial impact on our financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity.” This standard requires that certain financial instruments embodying an obligation to transfer assets or to issue equity securities be classified as liabilities. It is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective July 1, 2003. At the time of adoption, this standard had no impact on our financial statements.

On December 23, 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106, and a revision of FASB Statement No. 132.” This statement revises employers’ disclosures about pension plans and other postretirement benefit plans. The new rules require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. We implemented SFAS No. 132 (revised 2003) for the year ended December 31, 2003.

Quantitative and Qualitative Disclosures about Market Risk

In the normal course of operations, we are exposed to changes in financial market conditions due to the denomination of our business transactions in diverse foreign currencies and our ongoing manufacturing and funding activities. As a result, future earnings, cash flows and fair values of assets and liabilities are subject to market risk. We have established policies, procedures and internal processes governing our management of uncertain market conditions, and use both operational and financial market actions in our risk management activities, which include the use of derivative instruments. We do not use derivative instruments for trading purposes. We only enter into derivative contracts based on economic analysis of underlying exposures anticipating that adverse impacts on future earnings, cash flows and fair values due to fluctuations in foreign currency exchange rates will be offset by the proceeds from and changes in fair value of the derivative instruments. We do not hedge our exposure to market risks in a manner that completely eliminates the effects of changing market conditions on earnings, cash flows and fair values.

Short-term exposures to changing foreign currency exchange rates are primarily due to operating cash flows denominated in foreign currencies. We cover certain known and anticipated operating exposures by using forward contracts.

The primary currencies for which we have foreign currency exchange rate exposure are the European Union euro, Japanese yen, British pound sterling and the U.S. dollar (in certain of our foreign locations). In response to the greater fluctuations in foreign currency exchange rates in recent periods, we have increased the degree of risk management activities to minimize the impact on earnings of future periods.

Our financial instruments, subject to foreign currency exchange risk, consist of foreign currency forward contracts and represented a net liability position of approximately $0.1 million at June 30, 2004. We conducted a sensitivity analysis on the fair value of our foreign currency hedge portfolio assuming instantaneous 10% changes in foreign currency exchange rates from their levels as of June 30, 2004, with all other variables held constant. A 10% appreciation of the U.S. dollar against foreign currencies would result in a decrease of $8.2 million in the fair value of foreign currency exchange hedging contracts. A 10% depreciation of the U.S. dollar against foreign currencies would result in an increase of $13.8 million in the fair value of foreign currency exchange hedging contracts. The sensitivity in fair value of the foreign currency hedge portfolio represents changes in fair values estimated based on market conditions as of June 30, 2004, without reflecting the effects of underlying anticipated transactions. When those anticipated transactions are realized, actual effects of changing foreign currency exchange rates could have a material impact on earnings and cash flows in future periods.

We are exposed to changes in interest rates that could impact our results of operations and financial condition. We manage the worldwide exposure of our interest rate risks and foreign exchange exposure through our regular operations and financing activities. We intend to use the our senior credit agreement as our primary source of financing supplemented by several uncommitted line agreements, which could expose us to changes in interest rates, if various financial covenants are not met. We manage our ratio of debt-to-capitalization with the objective of achieving the lowest cost of capital possible. A hypothetical change of 100 basis points in our effective interest rate on our variable interest rate long-term debt at September 30, 2004, would increase or decrease interest expense by $4.2 million.

The raw materials we use are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. Historically, we have not used futures, options and swap contracts to manage the volatility related to the above exposures. However, the Akzo Nobel refinery catalysts business has used financing arrangements (certain of which contain embedded derivatives) to provide long-term protection against changes in metals prices. Management seeks to limit our exposure by entering into long-term contracts when available, and seeks price increase limitations through contracts.

We are exposed to market risk from changes in natural gas prices related to its production requirements. During 2003, we began entering into natural gas futures contracts of up to 50% of our 12-month rolling forecast of our North American consumption to help manage our exposure. The contracts qualify as cash flow hedges under SFAS 133 and are marked to market. The unrealized gains and/or losses are deferred and reported in accumulated other comprehensive income to the extent that the unrealized gains and losses are offset by the forecasted transaction. At June 30, 2004, there were unrealized gains of $31.3 million ($19.9 million after tax) in accumulated other comprehensive income. Any unrealized gains and/or losses on the derivative instrument that are not offset by the forecasted transaction are recorded in earnings.

SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION OF AKZO NOBEL’S REFINERY CATALYSTS BUSINESS

The following table sets forth selected historical combined financial information of Akzo Nobel’s refinery catalysts business, which we acquired on July 31, 2004, as of and for the years ended December 31, 2003, 2002 and 2001, which have been derived from the audited combined financial statements of the refinery catalysts business, and as of and for the six months ended June 30, 2004 and 2003, which have been derived from the unaudited combined financial statements of the refinery catalysts business. In the opinion of management, the unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments necessary for a fair presentation of the information set forth therein. Interim results are not necessarily indicative of full year results.

The historical combined financial statements of Akzo Nobel’s refinery catalysts business contained in this prospectus supplement were prepared in accordance with Dutch GAAP. There are significant differences between Dutch GAAP and U.S. GAAP. See footnote 23 of the historical combined financial statements of Akzo Nobel’s refinery catalysts business contained elsewhere in this prospectus supplement for additional information regarding the differences between Dutch GAAP and U.S. GAAP as they relate to such financial statements and for a reconciliation of net income and divisional equity from Dutch GAAP to U.S. GAAP.

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Akzo Nobel’s Refinery Catalysts Business” and the historical combined financial statements of the refinery catalysts business and related notes contained elsewhere in this prospectus supplement.

	Six Months Ended June 30,			Year Ended December 31,
	2004(1)	2004	2003	2003(1)	2003	2002	2001
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Dutch GAAP:
Statements of Income Data:
Net sales	$234,222	€192,316	€179,118	$423,314	€347,577	€378,831	€365,438
Cost of sales	172,044	141,263	120,780	292,045	239,794	262,281	284,932

Gross profit	62,178	51,053	58,338	131,269	107,783	116,550	80,506
Selling, general and administrative expenses	29,611	24,313	22,954	58,651	48,157	52,653	47,322
Research and development expenses	13,648	11,206	9,797	25,271	20,750	21,218	19,890

Operating income	18,919	15,534	25,587	47,347	38,876	42,679	13,294
Other income (expense), net	4,068	3,340	2,861	8,351	6,857	4,017	2,551
Interest expense, net	(1,127)	(925)	(1,889)	(4,264)	(3,501)	(5,499)	(9,847)

Income before income taxes and equity results from associated companies	21,860	17,949	26,559	51,434	42,232	41,197	5,998
Income taxes	7,674	6,301	9,524	18,522	15,208	15,433	1,663
Equity results from associated companies	6,085	4,996	5,419	10,596	8,700	9,068	9,366

Net income	$20,271	€16,644	€22,454	$43,508	€35,724	€34,832	€13,701

Other Financial Data:
Net cash provided (used) by operations	$(7,512)	€(6,168)	€27,159	$50,058	€41,102	€62,320	€29,314
EBITDA (2)	45,693	37,517	48,625	102,201	83,916	88,018	58,630
Depreciation and amortization	16,621	13,647	14,758	35,907	29,483	32,254	33,419
Capital expenditures	(8,941)	(7,341)	(6,036)	(19,243)	(15,800)	(22,667)	(16,226)
U.S. GAAP:
Net income	$19,667	€16,148	€21,164	$41,348	€33,950	€37,830	N/A
Divisional equity	285,529	234,444	N/A	247,992	203,623	220,241	N/A

(1)	We converted the amounts in this column from euros into U.S. dollars solely for your convenience at an exchange rate of $1.2179 = €1.00, the noon buying rate for euros on June 30, 2004. Please note that these convenience translations are not Dutch GAAP or U.S. GAAP and, accordingly, these translated U.S. dollar amounts have not been audited. These translations should not be construed as a representation that the euro amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate. These convenience translations have been made at a rate different from the rates used in the preparation of the “Unaudited Pro Forma Combined Financial Information.”
(2)	EBITDA, which represents earnings before depreciation and amortization, income taxes and interest expense, net is a supplemental measure of performance that is not required by, or presented in accordance with, U.S. GAAP or Dutch GAAP. We present EBITDA because it is a basis upon which our management assesses our operations, financial performance and liquidity and we consider it an important supplemental measure of our operations, performance and liquidity. Our management believes EBITDA is more reflective of our operations as it presents investors with information about our operations and, in doing so, provides transparency to investors and enhances period-to-period comparability of operations, financial performance and liquidity. EBITDA should not be considered as an alternative to (1) net income determined in accordance with U.S. GAAP or Dutch GAAP or (2) operating cash flows determined in accordance with U.S. GAAP or Dutch GAAP. Set forth below is a reconciliation of EBITDA, a non-GAAP financial measure, to net income, the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP or Dutch GAAP. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

	Six Months Ended June 30,			Year Ended December 31,
	2004(A)	2004	2003	2003(A)	2003	2002	2001
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Net income	$20,271	€16,644	€22,454	$43,508	€35,724	€34,832	€13,701
Add:
Depreciation and amortization	16,621	13,647	14,758	35,907	29,483	32,254	33,419
Interest expense, net	1,127	925	1,889	4,264	3,501	5,499	9,847
Income taxes	7,674	6,301	9,524	18,522	15,208	15,433	1,663

EBITDA	$45,693	€37,517	€48,625	$102,201	€83,916	€88,018	€58,630

(A)	We converted the amounts in this column from euros into U.S. dollars solely for your convenience at an exchange rate of $1.2179 = €1.00, the noon buying rate for euros on June 30, 2004. Please note that these convenience translations are not Dutch GAAP or U.S. GAAP and, accordingly, these translated U.S. dollar amounts have not been audited. These translations should not be construed as a representation that the euro amounts represent, or have been or could be converted into, U.S. dollars at that or any other rate. These convenience translations have been made at a rate different from the rates used in the preparation of the “Unaudited Pro Forma Combined Financial Information.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF AKZO NOBEL’S REFINERY CATALYSTS BUSINESS

The following is a discussion and analysis of the financial condition and results of operations of the refinery catalysts business that we acquired from Akzo Nobel N.V. on July 31, 2004. The following discussion should be read together with “Selected Historical Combined Financial Information of Akzo Nobel’s Refinery Catalysts Business” and the historical combined financial statements of the refinery catalysts business and related notes contained elsewhere in this prospectus supplement.

The refinery catalysts business of Akzo Nobel is engaged in the development, manufacture, distribution and sale of fluidized and fixed-bed catalysts to refineries and petrochemical plants. Akzo Nobel’s refinery catalysts business primarily conducts business in Europe, North and South America, and Asia.

Prior to July 31, 2004, the refinery catalysts business was owned and operated as a separate division by Akzo Nobel. In September 2003, Akzo Nobel announced its intention to divest its refinery catalysts business, and began seeking offers for the purchase of substantially all of the related assets and liabilities. On April 19, 2004, Albemarle offered to purchase the refinery catalysts business and the resulting transaction was completed on July 31, 2004.

Growth in the refinery catalysts business is expected to be driven by increasing global demand for petroleum products, generally deteriorating quality of crude oil feedstock and higher fuel quality requirements as part of anti-pollution initiatives.

The major global petroleum refineries continue to prepare for stricter fuel specifications, including the upcoming on-road diesel sulfur specifications that will be implemented in 2006. These stricter specifications are leading to new capital expenditures by petroleum refineries to expand hydroprocessing capability as well as to increased demand for high performance catalysts to be used in existing and new hydroprocessing capacity.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

Net Sales.    Net sales for first six months of 2004 of €192.3 million were up €13.2 million (7.4%) from the first six months of 2003 net sales of €179.1 million. The increase in net sales was primarily due to higher volumes and prices in HPC catalysts, higher volumes in FCC catalysts, and increased volumes and a favorable product mix for FCC additives. These favorable effects were partly offset by an unfavorable impact of foreign exchange, as the euro strengthened against the U.S. dollar.

Operating Costs and Expenses.    Cost of goods sold in the first six months of 2004 increased €20.5 million (17.0%) from the corresponding 2003 period. Apart from the volume effects mentioned above, the increase was primarily due to higher raw material costs, primarily molybdenum and other metals, impacting the refinery catalysts business’ HPC margins. As a result of significant increases in raw material costs, the gross profit margin decreased to 27.0% in the 2004 period from 33.7% for the corresponding period in 2003.

Selling, general and administrative expenses (SG&A) and research and development expenses (R&D) increased €2.8 million (8.5%) in the first six months of 2004 versus the first six months of 2003, primarily due to receipt of an R&D subsidy in 2003 as well as slightly higher spending in 2004. As a percentage of net sales, SG&A and R&D were 18.5% in 2004 versus 18.3% in the 2003 period.

Operating Profit.    Operating profit for the first six months of 2004 was down €10.1 million (39.3%) from the corresponding period of 2003, primarily due to lower profit margins from higher raw material costs and unfavorable product mix that were only partly recovered in selling prices. There was also an unfavorable foreign exchange effect as the euro strengthened against the U.S. dollar. However, this was offset by favorable hedging gains in the first six months of 2004 compared to the same period of 2003.

Other Income, Net.    Other income, net for the first six months of 2004 was €3.3 million as compared with €2.9 million for the 2003 corresponding period.

Interest Expense, Net.    Interest expense, net for the first six months of 2004 was €0.9 million, down from €1.9 million in the first six months of 2003 due to lower average outstanding cash funded by Akzo Nobel N.V., the refinery catalysts business’ former parent company, in the 2004 period.

Income Taxes.    The effective income tax rate before equity results from associated companies for the first six months of 2004 was 35.1%, down slightly from 35.9% for the corresponding period in 2003.

Equity Results from Associated Companies.    Equity results from associated companies totaled €5.0 million for the first six months of 2004 as compared with €5.4 million for the corresponding period of 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002 and Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Net Sales.    Net sales for 2003 were €347.6 million down €31.3 million (8.3%) from net sales of €378.9 million in 2002 primarily due to the unfavorable impact of foreign exchange, partly offset by higher volumes in HPC catalysts and FCC additives.

Net sales for 2002 of €378.9 million increased €13.4 million (3.7%) from €365.4 million in 2001 mainly due to strong volume growth for HPC catalysts partly offset by lower volumes in FCC catalysts. Foreign exchange rates had a negative impact of €13 million.

Operating Costs and Expenses.    Cost of goods sold in 2003 decreased €22.5 million (8.6%) from 2002. Apart from the currency effect and the volume effect in HPC catalysts there was a favorable product mix. In FCC, the energy costs went up, especially in the United States. The gross profit margin increased to 31.0% for 2003 from 30.8% in 2002.

Cost of goods sold in 2002 decreased €22.7 million (7.9%) from 2001. The decrease was primarily due to lower production costs resulting from the closure of the refinery catalysts business’ FCC catalysts production facility located in Los Angeles, California in June 2001, offset in part by the unfavorable effects of foreign exchange. The natural gas prices in the United States were lower than in 2001. Gross profit margin increased to 30.8% in 2002 from 22.0% in 2001.

SG&A, combined with R&D in 2003 decreased €5.0 million (6.7%) from 2002. From 2002 to 2001 the increase was €6.7 million (9.9%), primarily due to expenditures associated with information technology related projects. As a percentage of net sales, SG&A and R&D was 19.8% in 2003 versus 19.5% in 2002 and 18.4% in 2001.

Operating Profit.    Operating profit in 2003 decreased €3.8 million (8.9%) from the 2002 period. Higher raw material and energy costs, more favorable provision adjustments in 2002 and unfavorable effects of foreign exchange were partly offset by improved HPC catalysts margins.

Operating profit in 2002 increased €29.4 million (221%) from 2001. Approximately half of the improvement was associated with the reduced manufacturing costs following the closure of the Los Angeles facility, with the balance of the improvement associated with higher HPC catalysts volumes, a favorable product mix plus lower natural gas prices in the 2002 period versus the corresponding period in 2001.

Other Income, Net.    Other income, net was €6.9 million for 2003, up €2.9 million from 2002. In 2002, Other income, net was €4.0 million as compared to €2.6 million in 2001.

Interest Expense, Net.    Interest expense, net for 2003 decreased €2.0 million from €5.5 million in 2002 due to lower average outstanding cash funded by Akzo Nobel, the refinery catalysts business’ former parent company. Interest expense, net for 2002 was down €4.3 million from €9.8 million in 2001 due to lower average divisional equity held by Akzo Nobel during 2002.

Income Taxes.    Income taxes in 2003 increased €0.2 million from 2002. Income taxes in 2002 were up significantly from 2001 due to the significant higher Income before taxes. The effective tax rate for 2003 was 36.0%, which was down from 37.5% in 2002 and 27.8% in 2001.

Equity Results from Associated Companies.    Equity results from associated companies totaled €8.7 million in 2003 as compared to €9.1 million and €9.3 million, in 2002 and 2001, respectively.

BUSINESS

Overview

We are a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals. Our products and services enhance the value of our customers’ end-products by improving performance, providing essential product attributes, lowering cost and simplifying processing. We sell a highly diversified mix of products to a wide range of customers, including manufacturers of electronics, building and construction materials, automotive parts, packaging, pharmachemicals and agrichemicals and to petroleum refiners. We believe that our commercial and geographic diversity, technical expertise, flexible, low-cost global manufacturing base, strong cash flows and experienced management team enable us to maintain leading market positions in those areas of the specialty chemicals industry in which we operate.

We and our joint ventures currently operate 38 production facilities, research and development facilities, and administrative and sales offices in North and South America, Europe and Asia and serve more than 3,400 customers in approximately 100 countries. In 2003, we generated net sales of $1,515.2 million, operating profit of $139.9 million, net income (before cumulative effect of a change in accounting principle) of $97.5 million and EBITDA of $         million, in each case on a pro forma basis. The following chart presents the geographic balance of our 2003 pro forma net sales.

Our portfolio of products has changed significantly over the past five years, and we believe our sales, manufacturing, technical service and research groups are well positioned to rapidly identify, assess and capture new opportunities. We expect to capitalize on these opportunities through many different means, including internal (or organic) development and through additional strategic acquisitions. We believe our key business segments are well positioned to participate in global economic growth, and our operating network provides multiple links with suppliers and customers around the world. As a result, our businesses are continually reviewing new opportunities to expand relationships with existing suppliers and customers, or identifying new customers to support increased market penetration within a local region or individual product line.

Catalyst Acquisition

On July 31, 2004, we acquired the refinery catalysts business of Akzo Nobel N.V. for €615.7 million (approximately $763 million at applicable exchange rates). We believe that this acquisition significantly enhances our business by giving us a strong new operating segment. Key attributes of the acquired refinery catalysts business are:

•	leading global market positions;

•	strong industry fundamentals;

•	proprietary technology and service-driven business model; and

•	attractive margins and cash flows.

Following the refinery catalysts acquisition, we transferred our existing polyolefin catalysts business from our Polymer Chemicals segment, which we renamed Polymer Additives, to a newly created Catalysts segment, which includes the assets we acquired from Akzo Nobel. Our operations are now managed and reported as three operating segments: Polymer Additives; Catalysts; and Fine Chemicals. The following chart presents the contributions of our three segments based on our 2003 pro forma net sales.

Polymer Additives

Our Polymer Additives business consists of the following two product categories:

Flame Retardants.    We are a leading global producer of brominated, mineral-based and phosphorus flame retardants. These flame retardants comprise the bulk of the global flame retardant market, which is estimated at more than $2.0 billion. Our flame retardants help materials in a wide variety of finished products meet safety requirements. Some of the products that benefit from our flame retardants include plastic enclosures for consumer electronic products, printed circuit boards, wire and cable, electrical connectors, foam seating in furniture and automobiles, and textiles. We believe that the key drivers for growth of demand for our flame retardants are the increasing demand for electrical and electronic equipment, new construction and increasingly stringent fire-safety regulations in many countries around the world. Some of our flame retardants are based on alumina, and we believe that there are supply chain and technology development synergies with respect to these products with our refinery catalysts business.

Other Additives.    We produce plastic and other additives, such as curatives, antioxidants and stabilizers, which are often specially developed and formulated for a customer’s specific manufacturing requirements. Our additives improve the performance characteristics of inks and coatings, adhesives, bullet-proof “glass” and numerous plastic products by enhancing strength, durability, color stability and other performance qualities. We also produce antioxidants used in fuels and lubricants, which are sold to lubricant manufacturers and refiners, some of which are also customers of our Catalysts segment.

Catalysts

Our Catalysts business consists of the following two product categories:

Refinery Catalysts.    We and our joint ventures, collectively, are one of the leading global producers of hydroprocessing, or HPC, catalysts and fluidized catalytic cracking, or FCC, catalysts. HPC catalysts are primarily used to reduce the quantity of sulfur and other impurities in petroleum products. FCC catalysts assist in the cracking of petroleum streams into derivative, higher-value products such as gasoline, diesel and raw material components. In 2002, worldwide sales of HPC and FCC catalysts accounted for approximately 80% of the estimated $2.0 billion refinery catalysts market. We believe the key drivers for the growth of demand for refinery catalysts are the increasing global demand for petroleum products, the generally deteriorating quality of crude oil feedstocks and the implementation of more stringent fuel quality requirements in many countries around the world as part of anti-pollution initiatives. The customers of our Catalysts segment include multinational corporations such as ExxonMobil Corporation, Royal Dutch Petroleum Company and ChevronTexaco Corporation;

independent petroleum refining companies such as Valero Energy Corporation and Tesoro Petroleum Corporation; and national petroleum refining companies such as Saudi Aramco Mobil Refinery Company Ltd. and Petróleos Mexicanos.

Polyolefin Catalysts.    We are a leading global manufacturer of aluminum- and magnesium-alkyls. These alkyls are used in the production of plastic products such as food wrap, stretch films, trash bags and a variety of plastic films. We are also a leader in the production of metallocene/single-site catalysts, which aid in the development and production of new polymers that increase impact strength, clarity and melt characteristics in plastic films. We expect that our extensive experience in polyolefin catalysts will present synergistic opportunities with our refinery catalysts business, particularly with respect to increasing our business with petroleum and petrochemical processing customers.

Fine Chemicals

Our Fine Chemicals business consists of the following four product categories:

Performance Chemicals.    We are a leading global producer of bromine with geographically diverse production resources. In 2003, approximately 87% of the bromine that we produced was used internally in our Polymer Additives and Fine Chemicals segments and the remainder was sold into the merchant market. We also produce a number of bromides and bromine-based performance chemicals, which are used in a broad range of applications, including chemical synthesis, oil and gas well drilling and completion fluids, paper manufacturing, water purification, glass manufacturing and photography.

Pharmachemicals.    Our bulk actives, ibuprofen and naproxen, are widely used to provide temporary pain relief and fever reduction. Bulk ibuprofen and naproxen are formulated by pharmaceutical companies for sale in both the prescription and over-the-counter markets. These products compete against other painkillers, including aspirin and acetaminophen. We are one of the largest global producers of ibuprofen. We also produce other intermediates used in the manufacture of a variety of over-the-counter and prescription drugs.

Agrichemicals.    We sell a diverse portfolio of chemical intermediates and active ingredients used in the manufacture of crop protection products, such as herbicides, insecticides, fungicides and soil fumigants. Our agrichemicals customers include major global agrichemicals manufacturers and distributors.

Fine Chemistry Services and Intermediates.    Our fine chemistry services and intermediates business offers custom manufacturing, research and scale-up services for downstream chemical and pharmaceutical companies. We support our customers’ product development efforts by offering discovery-through-commercialization services, including cGMP manufacturing capabilities.

Acquisition of Refinery Catalysts Business

Acquisition

On July 31, 2004, we acquired the refinery catalysts business of Akzo Nobel for €615.7 million (approximately $763 million at applicable exchange rates) in cash pursuant to the terms of the International Share and Business Sale Agreement, a copy of which was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on July 16, 2004.

Under the terms of the sale agreement, we acquired two wholly owned subsidiaries of Akzo Nobel (one in the United States and one in The Netherlands), sales, marketing, intellectual property and other assets used in the acquired business, and 50% interests in three joint ventures: Fábrica Carioca de Catalisadores S.A., a Brazilian joint venture; Nippon Ketjen Co., Ltd., a Japanese joint venture; and Eurecat S.A., a French joint venture (with affiliates in the United States, Saudi Arabia and Italy). As part of the acquisition, we also agreed to assume the liabilities of the two acquired subsidiaries and certain liabilities of Akzo Nobel and its affiliates related to the acquired business. We retained substantially all employees of the acquired business, including all of the incumbent managers.

The sale agreement provides for a working capital adjustment based on the acquired business’ working capital on July 31, 2004, as compared to a baseline working capital previously agreed upon by the parties. We expect that any working capital adjustments will be completed by the end of 2004.

The sale agreement contains representations, warranties and indemnities by the parties. Under the terms of the sale agreement, Akzo Nobel is generally liable for, and has indemnification obligations with respect to, all known pre-closing environmental liabilities and all environmental liabilities discovered post-closing, if such liabilities result from an environmental condition that existed pre-closing. Akzo Nobel also retained liability with respect to pending litigation matters related to the catalysts business. Each party’s indemnity obligations under the sale agreement, including Akzo Nobel’s environmental indemnity obligations, are subject to specific limitations and qualifications, including time limits for bringing claims and limits on the amounts that Akzo Nobel must pay in respect of indemnified liabilities.

Under the terms of the sale agreement, Akzo Nobel is obligated to provide certain transition services to us for a period of up to one year following the completion of the acquisition. The cost of these transition services was included in the acquisition purchase price.

Effects of the Acquisition

In connection with the acquisition, we estimate that we incurred during the third quarter of 2004 certain one-time after-tax costs and expenses, including foreign exchange hedging losses of $10.0 million on contracts executed to hedge the purchase price for the acquired business, additional cost of sales charges of $10.0 million as a result of inventory write-ups, in-process research and development write-offs of $2.0 million and unamortized financing costs write-offs of $0.4 million. We currently estimate these costs and expenses to result in an aggregate one-time after-tax charges of up to $22.4 million. In addition, we expect to finalize the acquisition purchase accounting by the end of the second quarter of 2005.

For more information on the effects of the acquisition, please see “Unaudited Pro Forma Combined Financial Information.”

Financing for the Acquisition

In connection with the acquisition, we entered into (1) a new senior credit agreement, consisting of a $300 million revolving credit facility and a $450 million five-year term loan facility, and (2) a $450 million 364-day loan agreement. We used the initial borrowings under the new senior credit agreement and the 364-day loan agreement to consummate the acquisition, refinance our then-existing credit agreement and pay fees and expenses incurred in connection therewith.

Borrowings under our new senior credit agreement and 364-day loan agreement are conditioned upon compliance with the following financial covenants: (a) our consolidated fixed charge coverage ratio, as defined in the agreements, must be greater than or equal to 1.25:1.00 as of the end of any fiscal quarter; (b) our consolidated debt to capitalization ratio, as defined in the agreements, at the end of any fiscal quarter must be less than or equal to 65% (i) prior to the earlier of (A) July 29, 2005 and (B) our first equity issuance subsequent to July 29, 2004, and (ii) thereafter, 60%; (c) consolidated tangible domestic assets, as defined in the agreements, must be greater than or equal to $750 million for us to make investments in entities and enterprises that are organized outside the United States; and (d) with the exception of liens specified in our new senior credit agreement and the 364-day loan agreement, liens may not attach to assets where the aggregate amount of all indebtedness secured by such liens at any time exceeds 10% of our consolidated net worth, as defined in the agreements.

We intend to repay or refinance the borrowings under our 364-day loan agreement that remain outstanding following completion of this offering and the application of the net proceeds therefrom before maturity with borrowings under our senior credit agreement, proceeds from long-term debt or additional bank financings, or a combination of the foregoing.

For more information on the refinery catalysts business, see the historical financial statements and related notes of the acquired business for the three years ended December 31, 2003 and for the six-month period ended June 30, 2004, included elsewhere in this prospectus supplement.

Specialty Chemicals Industry Overview

In 2003, specialty chemicals represented approximately 17% of the estimated $1.9 trillion global chemical industry. Specialty chemicals differ from commodity chemicals in that they are typically designed to meet the specifications of a particular application or customer. This customization requires the product to be produced in smaller quantities and demands a higher degree of expertise in a variety of chemistries. Additionally, end-users of specialty chemical products often focus as much or more on the performance characteristics of the product as they do on its price. As a result, in relation to commodity chemical producers, specialty chemical producers are often characterized by higher gross margins due to premium pricing, but relatively higher research and development expenditures due to the importance of continual product improvements and new product development efforts.

Within the specialty chemicals industry, Albemarle competes in polymer additives, catalysts and fine chemicals sectors.

Polymer Additives

Polymer additives are an essential part of most plastics formulations, helping to process materials efficiently and to enhance performance properties. Because polymer additives are used in creating the resins that form the base ingredients for plastics, the polymer additives industry is highly dependent on the performance of the plastics industry. Polymer additives include antioxidants, antistatic agents, peroxide catalysts, polyurethane catalysts, chemical blowing agents, flame retardants, heat stabilizers, impact modifiers, processing aids, lubricants and ultraviolet stabilizers. Our primary polymer additives products are flame retardants, although we also produce a variety of other polymer additives, including curatives, antioxidants and stabilizers.

Flame Retardants.    The global flame retardant market had estimated global sales in excess of $2.0 billion in 2003. Flame retardants help materials used in a variety of finished products meet fire-safety requirements. For example, the consumer electronics industry uses flame retardants in the production of enclosures for consumer electronics and printed circuit boards and the construction industry uses flame retardants in the production of roofing and insulation. The type of flame retardant used in a particular application depends on the degree of retardancy required and the other properties of the particular product. We compete in all the major flame retardant markets: bromine, mineral and phosphorous.

Flame Retardant	Primary End-markets	Estimated Product Use as % of Industry
Bromine	Electronics housings Electrical appliances Printed circuit boards Semiconductors Other thermoplastics	39%
Mineral	Construction products Automotive components Wire and cable	24%
Phosphorus	Building materials Flexible PVC Polyurethane products	23%

Factors that are expected to contribute to growth include market growth in electrical and electronic products, new construction, technology trends creating higher performance requirements and increasingly stringent fire-safety regulations in many countries around the world.

Catalysts

Catalysts are highly-specialized and highly-engineered substances that regulate the rate and efficiency of chemical reactions. Catalysts are critical to the processing and manufacturing of a wide range of products, including gasoline and other fuels, plastics, chemicals, rubbers, pesticides and pharmaceuticals. The catalysts industry can be divided into three major segments according to application: emission control, petroleum refining and chemical processing. We operate primarily in the petroleum refining and chemical processing sectors.

Refining Catalysts.    Petroleum refining involves a number of processes that require catalysts, including HPC catalysts and FCC catalysts. In 2002, worldwide sales of HPC and FCC catalysts accounted for approximately 80% of the estimated $2.0 billion refinery catalysts market.

Hydroprocessing catalysts.    HPC catalysts fall primarily into two categories: hydrotreating and hydrocracking. Hydrotreating catalysts are used to improve the quality of petroleum streams and products, most notably through the removal and reduction of sulfur, nitrogen, oxygen and metals. Hydrotreating is now necessary in virtually all refineries in order for petroleum product producers to meet precise product specifications. Hydrocracking catalysts focus on cracking lower value, heavy petroleum feeds into a number of lighter, higher value streams.

Fluidized catalytic cracking catalysts.    Catalytic cracking catalysts convert relatively heavy crude oil to lighter, more valuable products such as gasoline and diesel. FCC catalysts are designed specifically to meet the needs and objectives of refiners’ specific FCC units. There are currently approximately 455 FCC units being operated worldwide, each of which is likely to use a specialized FCC catalyst. Because FCC catalysts need to fit the specifications of each cracking unit, the quality of the petroleum input and particular end-product specifications, technology and know-how, quality and reliability of supply are crucial to success in this market.

Stricter fuel quality standards, increasing petroleum product demand and generally deteriorating quality of crude oil feedstock as a result of the depletion of higher quality petroleum resources are expected to combine to result in increased demand for refining catalysts. Sales of refinery catalysts have been estimated as growing at an average rate of approximately 2.3%-3.4% per year between 2001 and 2007.

Polyolefin Catalysts.    Polyolefin catalysts are essential components in the manufacture of certain polypropylene and polyethylene resins. These resins are used in products such as plastic film, high-performance plastic pipe and plastic household containers. Total global sales of polyolefin catalysts were estimated at $1.0 billion in 2003. Sales of polyolefin catalysts are estimated to grow approximately 3% per annum over the next few years. The polyolefin catalysts business is technology-intensive and focuses on providing products formulated to meet customer specifications. Competition has recently intensified because of evolving technologies, particularly the use of metallocene/single-site catalysts, which allow manufacturers to design polymers with precise performance characteristics. Industry penetration by single-site catalysts is expected to double to 10% of the polyolefin catalyst market by 2008.

Fine Chemicals

The fine chemicals industry is comprised of a broad range of specialty chemicals, including pharmachemicals and agrichemicals and intermediates and performance chemicals. The fine chemicals industry is generally less cyclical than the commodity chemicals industry. The profitability of fine chemicals varies widely, however, as the result of the success or failure of individual products and the degree of patent protection they receive. The fine chemicals market is highly fragmented and is capital intensive due to the need for continuous process improvement and new product development. In addition, certain components of the industry, including those in which we participate, have recently experienced increased pricing pressure due to industry consolidation and increased competition from foreign producers, particularly from Asia.

Performance Chemicals.    Within the performance chemical category, we produce elemental bromine, alkyl bromides, inorganic bromides, and a number of bromine fine chemicals. Bromides and bromine-based performance chemicals are used in a broad range of applications, including chemical synthesis, oil and gas well drilling and completion fluids, paper manufacturing, water purification, glass making, surfactants and biocides and various other industrial applications.

Other performance chemicals products include tertiary amines for surfactants and biocides, potassium- and chlorine-based products used in television glass making and various other industrial applications, alkenyl succinic anhydride used in paper-sizing formulations, urea formaldehyde resins used in coating applications, and aluminum oxides used in a wide variety of refractory, ceramic and polishing applications. These products are used in personal care products, coatings, automotive insulators and other industrial products.

Pharmaceuticals/Analgesics.    Our bulk actives, ibuprofen and naproxen, are part of the nonsteroidal anti-inflammatory drug, or NSAID, group of active pharmaceuticals. NSAIDs are used for a number of indications, including relief of mild to moderate pain, minor febrile conditions and acute and chronic inflammatory conditions such as rheumatoid arthritis. Bulk ibuprofen and naproxen are formulated by pharmaceutical companies for sale in both the prescription and over-the-counter markets. As the population ages, sales of both prescription and over-the-counter NSAID products are expected to increase.

Agrichemical Intermediates.    Agrichemical intermediates are used in pesticides and fertilizers. These products include orthoalkylated anilines for the acetanilide family of pre-emergent herbicides used on corn, soybeans and other crops; methyl bromide used as a soil fumigant; and organophosphorus products used in the manufacture of insecticides. The agrichemical industry is currently focused on the development of lower-volume pesticides with higher activity and fertilizers that increase food production, all more rapidly produced, as well as the development of products that are more environmentally friendly.

Business Segments

Our business is divided into three operating segments: Polymer Additives; Catalysts; and Fine Chemicals.

Polymer Additives

Our Polymer Additives segment consists of two product categories: flame retardants and other additives.

Products

Flame Retardants.    Our flame retardants help materials in a wide variety of finished products meet fire-safety requirements. Some of the products that benefit from our flame retardants include plastic enclosures for consumer electronics, printed circuit boards, wire and cable, electrical connectors, foam seating in furniture and automobiles and textiles. We compete in all the major flame retardant markets: brominated, mineral and phosphorus. Our brominated fire retardants include products such as Saytex® and Pyro-Chek®, our mineral-based fire retardants include products such as Martinal® and Magnifin® and our phosphorus-based flame retardants include products such as Antiblaze® and Ncendx®. Our strategy is to have a broad range of chemistries applicable to each major flame retardant application. Although bromine products are the most cost-effective option in many applications, some customers require flame retardants that do not contain bromine or chlorine. Accordingly, we acquired the mineral-based and phosphorus-based flame retardants businesses of Martinswerk GmbH and Rhodia S.A.

Other Additives.    We produce plastic and other additives, such as curatives, antioxidants and stabilizers, which are often specially developed and formulated for a customer’s specific manufacturing requirements. Our plastic additives products include curatives for polyurethane and epoxy system polymerization, as well as for ultraviolet curing of various inks and coatings. This business also produces antioxidants and stabilizers to improve the performance integrity of thermoplastic resins.

Our Ethacure® curatives are used in cast elastomers, coatings, reaction injection molding (RIM) and specialty adhesives that are incorporated into products such as wheels, tires and rollers. Our line of Ethanox® antioxidants is used by manufacturers of polyolefins to maintain physical properties during the manufacturing process, including the color of the final product. These antioxidants are found in applications such as slit film, wire and cable, food packaging and pipes.

We also produce antioxidants used in fuels and lubricants. Our line of HiTEC® fuel and lubricant antioxidants are used by refiners and fuel marketers to extend fuel storage life and protect fuel systems, and by oil marketers and lubricant manufacturers to extend the useful life of lubricating oils, fluids and greases used in engines and various types of machinery.

Major Customers

The Polymer Additives segment offers more than 160 product groups to a variety of end-markets. We sell our products mostly to chemical manufacturers and processors, such as polymer resin suppliers, photographic companies and other specialty chemical companies, as well as lubricant manufacturers and refiners.

Sales of polymer additives are growing rapidly in Asia due to the underlying growth in consumer demand and the shift of the production of consumer electronics from the United States and Europe to Asia. In response to this development, we have established a sales and marketing network in China, Japan, Korea and Singapore with products sourced from the United States, Europe and the Middle East. In addition, we have a joint venture manufacturing site in China.

A number of customers of our Polymer Additives segment manufacture products for cyclical industries, including the consumer electronics, building and construction, and automotive industries. As a result, demand from our customers in such industries is also cyclical. However, because our Polymer Additives products are used in many different industries and for a wide variety of uses, there is little seasonal variation in revenues or earnings, except with respect to certain consumer electronics-related flame retardants.

Competition

The markets served by our Polymer Additives segment are highly competitive. We invest in research and development, product and process improvements and specialized customer services in order to compete effectively in the Polymer Additives marketplace.

Competition also arises from the substitution of different polymers in end-products in an effort to reduce costs or change product qualities. For flame retardants, competition can be introduced from alternative chemistries, which has caused us to expand our product portfolio to include bromine, phosphorus and mineral chemistries that are common in over 80% of end uses today. For other additives, competition is introduced by low-cost antioxidant suppliers. We have begun to offer our basic products from lower cost sources, and have pursued new blending technology to produce better, more easily processed forms of antioxidant blends.

Our most significant competitors in the brominated flame retardant business are Great Lakes Chemical Corporation and Dead Sea Bromine Group, and our most significant competitor in the phosphorus-based flame retardant business is Ripplewood Holdings LLC. Our major competitors in the mineral-based flame retardants business are Almatis, Kyowa Hakko Kogyo Co., Ltd and Nabaltec GmbH. Our most significant competitor in the plastic additives business is Ciba Specialty Chemicals.

Raw Materials and Significant Supply Contracts

The major raw materials we use in our Polymer Additives operations are bromine, bisphenol-A and phenol, caustic soda, phosphorus oxychloride, aluminum trihydrate, polystyrene, isobutylene and phosphorous derivatives, most of which are readily available from numerous independent suppliers and are purchased under contracts at prices we believe are competitive. The cost of raw materials is generally based on market prices, although we may use contracts with price caps or other tools, as appropriate, to mitigate price volatility. Many of our customers operate under long-term supply contracts that provide for either the pass-through of raw material and energy cost changes, or pricing based on short-term “tenders” in which changing market conditions are quickly reflected in the pricing of the finished product.

The bromine we use in our Polymer Additives segment comes from our brine reserves in Arkansas, which are supported by an active brine rights leasing program. We believe that we have in excess of 40 years of proven bromine reserves in Arkansas. In addition, through our 50% interest in Jordan Bromine Company Ltd., a joint venture with operations in Safi, Jordan, we produce bromine from the Dead Sea.

Our subsidiary, Martinswerk GmbH, has certain contracts that require it to purchase certain minimum annual quantities of aluminum trihydrate from its suppliers. Our annual requirements for aluminum trihydrate currently exceed these minimum purchase requirements. We also entered into a range of phosphorus derivative supply agreements with Rhodia S.A. as part of the acquisition of the Rhodia polyurethane flame retardants business.

Catalysts

Our Catalysts segment includes refinery catalysts and polyolefin catalysts.

Products

Refinery Catalysts.    Our two main catalyst product lines are:

•	hydroprocessing, or HPC, catalysts; and

•	fluidized catalytic cracking, or FCC, catalysts and additives.

We offer more than 90 different HPC catalysts products and more than 70 different FCC catalysts products to our customers. We and our joint ventures, collectively, are one of the largest global producers of HPC catalysts and FCC catalysts.

Polyolefin Catalysts.    We believe that we are a leading global manufacturer of aluminum- and magnesium-alkyls. These alkyls are used as co-catalysts in the production of polyolefins, such as polypropylene and polyethylene used in plastic products, elastomers, alpha olefins, such as hexene, octene and decene, and organotin heat stabilizers and in the preparation of organic intermediates. We believe that we are also a leader in the production of metallocene/single-site catalysts, which aid in the development and production of new polymers that increase impact strength, clarity and melt characteristics of plastic films. We are continuing to build on our organometallics base, to expand the portfolio of products and capabilities we offer our customers, and to pursue the development and commercialization of polymers based on metallocene/single-site catalysts.

Major Customers

The customers of our Catalysts segment include multinational corporations such as ExxonMobil Corporation, Royal Dutch Petroleum Company and ChevronTexaco Corporation; independent petroleum refining companies such as Valero Energy Corporation and Tesoro Petroleum Corporation; and national petroleum refining companies such as Saudi Aramco Mobil Refinery Company Ltd. and Petróleos Mexicanos.

We estimate that there are currently approximately 455 FCC units being operated worldwide each of which requires a constant supply of FCC catalysts. In addition, we estimate that there are approximately 2,000 HPC units being operated worldwide each of which typically requires replacement HPC catalysts once every one to three years. We believe that our existing relationships with global petroleum refiners developed by our other business segments present opportunities to grow the market share of our new refinery catalysts business.

Competition

In the Catalysts segment, HPC and FCC catalysts competition is primarily from a select group of major catalyst companies. Our major competitors in the HPC catalysts market are Criterion Catalysts and Technologies and W.R. Grace & Co./Advanced Refining Technologies, and our major competitors in the FCC catalysts market are W.R. Grace & Co. and Engelhard Corporation. Some of the major catalysts companies have alliances with global major refiners to facilitate new product development and introduction. Our major competitors in the polyolefin market include Akzo Nobel N.V., Basell Service Company B.V., Crompton Corporation, Tosoh Corporation, Univation Technologies and W.R. Grace & Co.

We seek to enhance our competitive position by developing product and process improvements and specialized customer services. Through our research and development, we endeavor to develop value-added products and products based on proprietary technologies.

Raw Materials

The major raw materials we use in our Catalysts operations include aluminum, ethylene, alpha olefins, sodium silicate, sodium aluminate, paoline, molybdenum and cobalt carbonate, most of which are readily available from numerous independent suppliers and are purchased or provided under contracts at prices we believe are competitive. The cost of raw materials is generally based on market prices, although we may use contracts with price caps or other tools, as appropriate, to mitigate price volatility. Certain critical raw materials may nevertheless be subject to significant volatility. For example, molybdenum prices have already increased more than two-fold in 2004. Our profitability may be reduced if we are unable to pass along such price increases to our customers.

Fine Chemicals

Our Fine Chemicals segment consists of four product categories: performance chemicals; pharmachemicals; agrichemicals; and fine chemistry services.

Products

Performance Chemicals.    Performance chemicals include products such as elemental bromine, alkyl bromides, inorganic bromides and a number of bromine fine chemicals. Our products are used in chemical synthesis, oil and gas well drilling and completion fluids, paper manufacturing, water purification, glass manufacturing, photography and various other industrial applications. We are a leading global producer of bromine with geographically diverse production resources. In 2003, approximately 87% of the bromine that we produced was used internally in our Polymer Additives and Fine Chemicals segments and the remainder was sold into the merchant market. Other performance chemicals that we produce include tertiary amines for surfactants and biocides and disinfectants and sanitizers, potassium and chlorine-based products used in glass making and various other industrial applications, alkenyl, succinic anhydride used in paper-sizing formulations, and aluminum oxides used in a wide variety of refractory, ceramic and polishing applications. We sell these products to customers throughout the world for use in personal care products, automotive insulation, foundry bricks and other industrial products.

Pharmachemicals.    Our bulk actives, ibuprofen and naproxen, are widely used to provide temporary pain relief and fever reduction. Bulk ibuprofen and naproxen are formulated by pharmaceutical companies for sale in both the prescription and over-the-counter markets. These products compete against other painkillers, including aspirin and acetaminophen. We are one of the largest global producers of ibuprofen. We also produce a range of intermediates used in the manufacture of a variety of over-the-counter and prescription drugs.

Agrichemicals.    Our agrichemicals are sold to agrichemical manufacturers and distributors that produce and distribute finished agricultural herbicides, insecticides, fungicides and soil fumigants. Our products include orthoalkylated anilines used in the acetanilide family of pre-emergent herbicides used with corn, soybeans and other crops; methyl bromide, which is used as a soil fumigant; and organophosphorus products, which are used in the manufacture of insecticides. We also manufacture and supply a variety of custom chemical intermediates for the agricultural industry.

In recent years, the market for methyl bromide has changed significantly, driven by the Montreal Protocol of 1991 and related regulation prompted by findings regarding the chemical’s potential to deplete the ozone layer. Methyl bromide is injected into the soil by our customers before planting to eliminate bacteria, soil-born pathogens, nematodes, fungus and weeds. Methyl bromide is used on high-value crops, such as strawberries, tomatoes, melons, peppers and cut flowers.

Current regulations allow us to continue to sell methyl bromide into our current markets through 2005. Current regulations contemplate completion of the phase-out of methyl bromide as a fumigant in the United States, Western Europe and Japan in 2005, although certain aspects of the phase-out have been delayed under implementing regulations in these jurisdictions that permit the use of methyl bromide on a year-to-year basis until a feasible alternative is available. Certain other markets for methyl bromide, including quarantine and pre-shipment and chemical intermediate uses, are not restricted by the Montreal Protocol.

Fine Chemistry Services and Intermediates.    In addition to supplying the specific fine chemical products and performance chemicals for the pharmaceutical and agricultural uses described above, our fine chemistry services and intermediates, or FCSI, business offers custom manufacturing, research and chemical scale-up services for downstream chemical and pharmaceutical companies. We cross-sell our fine chemistry services to our existing customers to whom we supply fine chemical products and performance chemicals, while also offering fine chemistry services and intermediates to others in the FCSI markets. We believe that these services position us to support customers in developing their new products, such as new drugs.

Major Customers

The Fine Chemicals segment manufactures more than 120 product groups, which are used in a variety of end-markets. Sales of products and services are mostly to chemical manufacturers and processors, including pharmaceutical, agricultural, drilling, water treatment and photographic companies, and to other specialty chemical companies.

Pricing for many of our fine chemicals is based upon negotiation with customers. The critical factors that affect prices are the level of technology differentiation we provide, the maturity of the product and the level of assistance required to bring a new product through a customer’s developmental process.

Competition

Competition in the Fine Chemicals segment is intense and varies within each of our different product groups. In the bromine-based products groups, we primarily compete with two other integrated global bromine producers, Great Lakes Chemical Corporation and Dead Sea Bromine Group. In the pharmaceutical bulk actives product groups (i.e., ibuprofen and naproxen), we primarily compete with a few major Western competitors, such as BASF Corporation; however, there is increasing competition from Asian sources. We are seeking to differentiate ourselves from our competitors by developing new innovative products, offering cost reductions and enhancing the services that we offer.

Raw Materials

The major raw materials we use in our Fine Chemicals operations include potassium chloride, chlorine, ammonia, aluminum chloride, alpha olefins, methyl amines and propylene, most of which are readily available from numerous independent suppliers.

The bromine that we use in our Fine Chemicals segment comes from two primary sources, Arkansas and Jordan. Our brine reserves in Arkansas are supported by an active brine rights leasing program. We believe that we have in excess of 40 years of proven bromine reserves in Arkansas. In addition, through our 50% interest in Jordan Bromine Company Ltd., a joint venture with operations in Safi, Jordan, we produce bromine from the Dead Sea.

Sales, Marketing and Distribution

We have an international strategic account program that uses cross-functional teams to serve large global customers. This program emphasizes creative strategies to improve and strengthen strategic customer relationships with emphasis on creating value for customers and promoting post-sale service. We also use more than 50 selected distributors, commissioned sales representatives and specialists in specific market areas, some of which are subsidiaries of large chemical companies.

Research and Development

We believe that in order to maintain our margins and remain competitive, we must continually invest in research and development, product and process improvements and specialized customer services. Through research and development, we continue to seek increased margins by introducing value-added products and processes based on proprietary technologies.

Our research and development efforts support each of our business segments. The focus of research in Polymer Additives is divided among new and improved flame retardants, plastic and other additives and blends, and curing agents. Flame retardant research is focused primarily on developing new flame retardants and improving existing flame retardants to meet higher performance requirements required by today’s polymer producers, formulators, and original equipment manufacturers. Plastic and other additives research is focused primarily on developing improved capabilities to deliver commodity and value added plastic and other additive blends to the polymer market. Curatives research is focused primarily on improving and extending our line of curing agents and formulations.

Catalysts research is focused on the needs of both our refinery catalysts customers and our polyolefin catalysts customers. Refinery catalysts research is focused primarily on the development of more effective catalysts and related additives to produce clean fuels and to maximize the production of the highest value refined products. In the polyolefin area, we are focused primarily on developing catalysts, cocatalysts and finished catalyst systems to polymer producers to meet the market’s demand for improved polyolefin polymers and elastomers.

The primary focus of our Fine Chemicals research program is the development of efficient processes for the manufacture of chemical intermediates and actives for the pharmaceutical and agrichemical industries. Another area of research is the development of biocides for industrial and recreational water treatment and other applications, especially products based on bromine chemistry.

We spent $18.4 million, $16.5 million and $21.9 million in accordance with Statement of Financial Accounting Standards No. 2, “Accounting for Research and Development Costs,” in 2003, 2002 and 2001, respectively, on research and development. Total research and development department spending was $29.2 million, $26.4 million and $27.2 million in 2003, 2002 and 2001, respectively. Total research and development costs of Akzo Nobel’s refinery catalysts business were €20.7 million, €21.2 million and €19.9 million in 2003, 2002 and 2001, respectively.

Intellectual Property

Our intellectual property, including our patents, licenses and trademarks is an important component of our business. As of September 30, 2004, we owned over 1,400 active U.S. and foreign patents and had over 850 pending U.S. and foreign patent applications. In addition, in connection with the acquisition, we obtained 50% interests in three joint ventures, each of which has its own intellectual property portfolio. In addition, we have acquired rights under the patents and inventions of others through licenses and license our patents and inventions to third parties.

Regulation

Our business is subject to a broad array of employee health and safety laws and regulations, including those under the Occupational Safety and Health Act, or OSHA. We also are subject to similar state laws and regulations, and foreign laws and regulations for our non-U.S. operations. We devote significant resources and have developed and implemented comprehensive programs to promote the health and safety of our employees. Over the past 10 years, we have consistently achieved an OSHA recordable injury incidence rate in the top 20% of all chemical companies who are members of the American Chemistry Council.

Our business and our customers also may be subject to significant new regulations under the European Commission’s proposed Registration, Evaluation and Authorization of Chemicals, or REACH, proposal. As proposed, REACH would impose obligations on European Union manufacturers and importers of chemicals and other products into the European Union to compile and file comprehensive reports, including testing data, on each chemical substance, perform chemical safety assessments and obtain pre-market authorization with respect to certain substances of particularly high concern. While it is uncertain whether, when and in what form the REACH proposal will become law, the proposed new regulations would impose significant additional burdens on chemical producers and importers, and, to a lesser extent, downstream users of chemical substances and preparations. Our significant manufacturing presence and sales activities in the European Union would likely require us to incur significant additional compliance costs, including the hiring of additional employees to coordinate the additional reporting requirements, and may result in increases in the costs of raw materials we purchase and the products we sell. Increases in the costs of our products could result in a decrease in their overall demand.

Environmental Regulation

We are subject to numerous foreign, federal, state and local environmental laws and regulations, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated properties. Ongoing compliance with such laws and regulations is an important consideration for us. Key aspects of our operations are subject to them, and we incur substantial capital and operating costs in our efforts to comply with them.

Liabilities associated with the investigation and cleanup of hazardous substances, as well as personal injury, property damages, or natural resource damages arising from the release of, or exposure to, such hazardous substances, may be imposed in many situations without regard to violations of laws or regulations or other fault, and may also be imposed jointly and severally (so that a responsible party may be held liable for more than its share of the losses involved, or even the entire loss). Such liabilities also may be imposed on many different entities with a relationship to the hazardous substances at issue, including, for example, entities that formerly owned or operated the property affected by the hazardous substances and entities that arranged for the disposal of the hazardous substances at the affected property, as well as entities that currently own or operate such property. We are subject to such laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act, commonly known as CERCLA or Superfund, in the United States, and similar foreign and state laws. Our management is actively involved in evaluating environmental matters and, based on information currently available to it, has concluded that our outstanding environmental liabilities for unresolved waste sites currently known to us should not be material to operations.

We record accruals for environmental matters in accordance with the guidelines of the AICPA Statement of Position 96-1, “Environmental Remediation Liabilities,” when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Future developments, including developments affecting contractual indemnification rights we believe we have as well as contractual or other obligations that we may have, and increasingly stringent environmental laws and regulations could require us to make additional unforeseen environmental expenditures. We cannot assure you that, as a result of former, current or future operations, there will not be some future impact on us relating to new regulations or additional environmental remediation or restoration liabilities.

Legal Proceedings

On April 2, 2004, Albemarle Overseas Development Company, a wholly owned subsidiary of our company, initiated a Request for Arbitration against Aventis S.A., through the International Chamber of Commerce, International Court of Arbitration, Paris, France. The dispute arises out of a 1992 stock purchase agreement between a predecessor to Albemarle Overseas Development and a predecessor to Aventis under which 100% of the stock of Potasse et Produits Chimiques, S.A., now known as Albemarle PPC, was acquired by Albemarle Overseas Development. The dispute relates to a chemical facility in Thann, France owned by Albemarle PPC. Under the terms of the agreement, we believe that Aventis is obligated to indemnify Albemarle Overseas Development and Albemarle PPC, and hold them harmless from certain claims, losses, damages, costs or any other present or prospective liabilities arising out of soil and groundwater contamination at the site in Thann.

Beginning in May 2000, the French government, with respect to the management of pollution risk on the site of active industrial installations, required Albemarle PPC to conduct an environmental risk study of the Thann facility. In June 2002, the French government directed Albemarle PPC to undertake a more detailed risk study of groundwater contamination. The administrative process of the French government is still ongoing as of the present date. Albemarle Overseas Development has demanded indemnification from Aventis for the cost of the studies, but Aventis has refused to pay.

The Request for Arbitration requests indemnification of Albemarle Overseas Development by Aventis for all costs incurred by Albemarle PPC in connection with any environmental claims of the French government for the Albemarle PPC facility and a declaratory judgment as to the liability of Aventis under the agreement for costs to be incurred in the future by Albemarle PPC in connection with such claims.

At this time, it is not possible to predict what the French government will require with respect to the Thann facility, since this matter is in its initial stages and environmental matters are subject to many uncertainties. We believe, however, that we are entitled to be fully indemnified by Aventis for all liabilities arising from this matter but no assurance can be given that we will prevail in this matter. If we do not prevail in the arbitration and the government requires additional remediation, the costs of remediation could be significant.

On June 4, 2004, we initiated a petition for breach of contract and declaratory judgment against Amerisure Insurance Company and Amerisure Mutual Insurance Company (f/k/a Michigan Mutual Insurance Company) in the Nineteenth Judicial District Court, Parish of Baton Rouge, Louisiana on the grounds of the defendants’ refusal to honor their respective obligations under certain insurance policies on which we were named an additional insured to reimburse us for certain damages incurred by us in the discontinuance of product support for and the withdrawal from a water treatment venture. This proceeding has been removed to United States District Court for the Middle District of Louisiana and the parties have agreed to non-binding arbitration. We have also initiated formal discussions related to such damages with our primary general commercial liability carrier. No assurance can be given that we will prevail in this matter.

In addition, we are involved from time to time in legal proceedings of types regarded as common in our businesses, particularly administrative or judicial proceedings seeking remediation under environmental laws, such as Superfund, products liability and premises liability litigation. We maintain a financial accrual for these proceedings that includes defense costs and potential damages, as estimated by our general counsel. We also maintain insurance to mitigate certain of such risks.

Other Recent Acquisitions and Joint Ventures

Over the last five years, we have devoted a significant amount of resources to acquisitions, including the subsequent integration of acquired businesses, and to joint ventures. These acquisitions and joint ventures have expanded our base business, provided our customers with a wider array of products and presented new alternatives for discovery through additional chemistries. The following is a summary of our acquisitions and joint ventures, other than the acquisition of Akzo Nobel’s refinery catalysts business and related joint ventures, during the last five years:

Effective January 1, 2004, we acquired the business assets, customer lists and other intangibles of Taerim International Corporation for approximately $3 million and formed Albemarle Korea Corporation, which is located in Seoul, South Korea.

On December 2, 2003, we acquired the bromine fine chemicals business of Atofina Chemicals, Inc. for approximately $10 million plus the assumption of certain liabilities. The acquisition included Atofina’s production facility in Port de Bouc, France, as well as a long-term supply agreement with Atofina for certain fine chemicals. The acquisition provided us with flexibility in raw material supply and complemented our existing network of bromine-based facilities.

On July 23, 2003, we acquired the phosphorus-based polyurethane flame retardants businesses of Rhodia S.A., which included a production site in Avonmouth in the United Kingdom, and supply contracts for flame retardants and intermediates manufactured at Rhodia’s sites in Charleston, South Carolina, and in Oldbury and Widnes in the United Kingdom. The acquisition purchase price totaled approximately $80 million in cash plus the assumption of certain liabilities.

On January 21, 2003, we acquired Ethyl Corporation’s fuel and lubricant antioxidants working capital, patents and other intellectual property for approximately $27 million in cash plus the assumption of certain liabilities.

On April 1, 2002, Stannica LLC, a joint venture with Atofina was formed. This joint venture, in which we own a 60% interest, supplies organotin intermediates, which are used in polyvinyl chloride and other applications.

On July 1, 2001, we acquired the custom and fine chemicals businesses of ChemFirst Inc. for approximately $79 million in cash plus expenses and the assumption of certain liabilities.

On May 31, 2001, we acquired Martinswerk GmbH for approximately $34 million in cash plus expenses and the assumption of approximately $55 million of liabilities. The assets acquired included Martinswerk’s manufacturing facilities and headquarters in Bergheim, Germany and its 50% stake in Magnifin Magnesiaprodukte GmbH, which has manufacturing facilities at St. Jakobs/Breitenau, Austria.

On June 29, 2000, we acquired from Ferro Corporation the PYRO-CHEK® Flame Retardant business, along with a plant at Port-de-Bouc, France, for a purchase price of approximately $35 million.

On June 7, 2000, we formed a joint venture with Ninghai County Jinhai Chemical and Industry Company Limited creating the Ningbo Jinhai Albemarle Chemical and Industrial Company Limited of which we own 25%. The joint venture manufactures antioxidants and polymer intermediates and other mutually agreed upon fine chemicals for sale in China and for export.

In May 1999, we entered into a joint venture agreement with The Arab Potash Company Limited and Jordan Dead Sea Industries Company Limited to form the Jordan Bromine Company Limited, or JBC. We own 50% of JBC, which manufactures and markets bromine and bromine derivatives from a world-scale complex in Jordan, near the Dead Sea. JBC units near Safi, Jordan produce bromine, tetrabromobisphenol-A flame retardant and calcium bromide.

Employees

As of September 30, 2004, we had approximately 3,700 employees of whom approximately 2,100, or 55%, are employed in the United States, approximately 1,600, or 43%, are employed in Europe, and approximately 80, or 2%, are employed in Asia. Approximately 20% of our U.S. employees are unionized. We have bargaining agreements at three of our U.S. locations:

•	Baton Rouge, Louisiana—Paper, Allied-Industrial, Chemical & Energy Workers International Union, or PACE;

•	Orangeburg, South Carolina—International Brotherhood of Teamsters—Industrial Trades Division; and

•	Pasadena, Texas—PACE; Sheet Metal Workers International Association; United Association of Journeymen & Apprentices of Plumbing and Pipefitting Industry; and International Brotherhood of Electrical Workers.

We believe that we have good working relationships with these unions, and we have operated without a labor work stoppage at each of these locations for more than 10 years. Two of our bargaining agreements expire in 2005 and one expires in 2007.

We have four works councils representing the majority of our European sites—Amsterdam and Amersfoort, The Netherlands; Thann and Port-de-Bouc, France; and Bergheim, Germany—covering approximately 1,300 employees. In addition, approximately 60 employees at our manufacturing facility in Avonmouth, United Kingdom are represented by unions through a current collective bargaining agreement. We believe that our relationship with these councils and bargaining representatives is generally good.

Properties

We operate on a worldwide basis. We believe that our production and manufacturing facilities are generally well maintained and effectively used and are adequate to operate our business.

Set forth below is information regarding the executive and administrative offices, production, manufacturing and distribution facilities at September 30, 2004 operated by us and the joint ventures in which we participate:

Location	Principal Use	Owned/Leased
Amersfoort, Netherlands	Administrative and marketing offices	Leased

Amsterdam, Netherlands	Production of refinery catalysts, research and product development activities	Owned

Avonmouth, United Kingdom	Production of flame retardants	Owned

Baton Rouge, Louisiana	Research and product development activities, and production of flame retardants, catalysts and additives	Two facilities; one on leased land

Baton Rouge, Louisiana	Administrative offices	Leased

Bergheim, Germany	Production of flame retardants and specialty products based on aluminum trihydrate and aluminum oxide, and research and product development activities	Owned

Beijing, China	Regional sales and administrative offices	Leased

Dayton, Ohio	Research, product development and small-scale production of fine chemicals	Leased land

Location	Principal Use	Owned/Leased
Feluy, Belgium	Production of aluminum alkyls	Leased by BP p.l.c. in 1996 under a 99-year lease, but operated by us

Gela, Italy	Catalyst regeneration services	Leased by Eco-Rigen Srl, a joint venture in which Eurecat S.A. indirectly owns 70% and ECONOVA owns 30%. Eurecat S.A. is a joint venture owned 50% by each of IFP Investissements and us

Houston, Texas	Marketing offices	Leased

Jin Shan District, Shanghai, China	Production and marketing of catalysts and related specialty products, by-products and derivatives	Owned by Shanghai Jinhai Albemarle, a joint venture with Shanghai BoNing Investment and Development Company, Ltd, and Shanghai Yonghui Science and Technology Company, Limited, in which we own a 30% interest

Jubail, Saudi Arabia	Refinery catalysts regeneration and recycling services	Owned by Al-Bilod Catalysts Co. Ltd., a joint venture in which each of Eurecat S.A. and Partenaires Moren Orient owns a 50% interest

Louvain-la-Neuve, Belgium	Regional offices and research and customer technical service activities	Owned

La Voulte, France	Refinery catalysts regeneration and treatment, research and development activities	Owned by Eurecat S.A., a joint venture owned 50% by IFP Investissements and us

Magnolia, Arkansas (South Plant)	Production of flame retardants, bromine, inorganic bromides, agricultural intermediates and tertiary amines	Owned

Magnolia, Arkansas (West Plant)	Production of flame retardants and bromine	Owned

Marysville, Arkansas	Production of bromine	Owned

Niihama, Japan	Production of refinery catalysts	Leased by Nippon Ketjen Co., Ltd., a joint venture owned 50% by each of Sumitomo Metal Mining Co., Ltd. and us

Ninghai County, Zhejiang Province, China	Production of antioxidants and polymer intermediates	Leased by Ningbo Jinhai Albemarle Chemical and Industrial Company Limited, a joint venture with Ninghai County Jinhai Chemical and Industry Company Limited in which we own a 25% interest

Location	Principal Use	Owned/Leased
Orangeburg, South Carolina	Production of flame retardants, aluminum alkyls and fine chemicals, including pharmaceutical actives, fuel additives, orthoalkylated phenols, polymer modifiers and phenolic antioxidants	Owned

Pasadena, Texas	Production of aluminum alkyls, alkenyl succinic anhydride, orthoalkylated anilines, and other specialty chemicals	Owned

Pasadena, Texas	Production of refinery catalysts, research and development activities	Owned

Pasadena, Texas	Refinery catalyst regeneration services	Owned by Eurecat U.S. Inc., a corporation in which we directly own a 25% interest, Eurecat S.A., a joint venture in which we own a 50% interest, owns a 65% interest and IFP Investissements, a 50% owner of Eurecat S.A., indirectly owns a 42.5% interest

Port-de-Bouc, France	Production of flame retardants, fine chemicals and bromine	Owned

Richmond, Virginia	Principal executive offices	Leased

Safi, Jordan	Production of bromine and derivatives and flame retardants	Leased by Jordan Bromine Company Ltd., a joint venture owned 50% by each of Arab Potash Company Limited and us

Santa Cruz, Brazil	Production of catalysts, research and product development activities	Owned by Fábrica Carioca de Catalisadores S.A, a joint venture owned 50% by each of Petrobras Química S.A. and us

Seoul, South Korea	Administrative offices	Leased

Shanghai, China	Regional sales and administrative offices	Leased

Singapore	Regional sales and administrative offices	Leased

St. Jakobs/Breitenau, Austria	Production of specialty magnesium hydroxide products	Leased by Magnifin GmbH & Co. KG, a joint venture owned 50% by Radex Heraklith Industriebeteiligung AG and 50% by us
Takaishi City, Osaka, Japan	Production of aluminum alkyls	Owned by Nippon Aluminum Alkys, a joint venture owned 50% by Mitsui Chemicals, Inc. and us

Location	Principal Use	Owned/Leased
Teesport, United Kingdom	Production of fine chemicals, including emulsifiers, corrosion inhibitors, scale inhibitors and esters	Owned

Thann, France	Production of fine chemicals including pharmaceutical and agrichemical intermediates, photographic intermediates, high-purity caustic potash, potassium carbonate and chlorine	Owned

Tokyo, Japan	Regional sales and administrative offices	Leased

Tokyo, Japan	Administrative offices	Leased by Nippon Ketjen Co., Ltd., a joint venture 50% owned by Sumitomo Metal Mining Co. Ltd. and us

Tyrone, Pennsylvania	Production of custom fine chemicals, agricultural intermediates, performance polymer products and research and development activities	Owned

MANAGEMENT

The following table presents the name, age and position of each of our directors and executive officers as of September 30, 2004:

Name	Age	Position
William M. Gottwald	56	Chairman of the Board of Directors
Floyd D. Gottwald, Jr.	82	Vice Chairman of the Board of Directors and Chairman of the Executive Committee
Mark C. Rohr	53	President and Chief Executive Officer
Paul F. Rocheleau	50	Senior Vice President and Chief Financial Officer
George A. Newbill	61	Senior Vice President—Manufacturing Operations
John M. Steitz	46	Senior Vice President—Business Operations
William B. Allen, Jr.	40	Corporate Controller
John Dabkowski	55	Vice President—Polymer Additives
Jack P. Harsh	52	Vice President—Human Resources
Ray Hurley	52	Vice President—Catalysts
Luther C. Kissam, IV	40	Vice President, General Counsel and Secretary
John J. Nicols	40	Vice President—Fine Chemicals
Michael D. Whitlow	52	Vice President—Investor Relations and External Affairs
C. Kevin Wilson	42	Treasurer
Ronald C. Zumstein	43	Vice President—Health, Safety and Environment
Lloyd B. Andrew	80	Director
J. Alfred Broaddus, Jr.	65	Director
John D. Gottwald	50	Director
Richard L. Morrill	65	Director
Seymour S. Preston III	71	Director
John Sherman, Jr.	58	Director
Charles E. Stewart	68	Director
Anne Marie Whittemore	58	Director

William M. Gottwald was elected Chairman of our Board of Directors on March 28, 2001, having previously served as Vice President—Corporate Strategy of our company since 1996. Dr. Gottwald joined our company in 1996 after being associated with Ethyl Corporation (provider of value-added manufacturing and supply solutions to the chemical industry and subsidiary of NewMarket Corporation) for 15 years in several assignments, including Senior Vice President and President of Whitby, Inc., an Ethyl subsidiary. Dr. Gottwald has been a member of our board of directors since 1999. He is also a director of Tredegar Corporation.

Floyd D. Gottwald, Jr. was elected Vice Chairman of our Board of Directors and Chairman of our Executive Committee on October 1, 2002, having previously served as Chairman of our Executive Committee and Chief Executive Officer of our company from March 28, 2001 through September 30, 2002, and Chairman of our Board of Directors and Executive Committee and Chief Executive Officer of our company prior thereto. Mr. Gottwald has been a member of our board of directors since 1994. He is also a director of Tredegar Corporation.

Mark C. Rohr was elected President and Chief Executive Officer of our company effective October 1, 2002. Mr. Rohr served as President and Chief Operating Officer of our company from January 1, 2000 through September 30, 2002. Previously, Mr. Rohr served as Executive Vice President—Operations of our company from March 22, 1999 through December 31, 1999. Before joining our company, Mr. Rohr served as Senior Vice President, Specialty Chemicals of Occidental Chemical Corporation (chemical manufacturer with interests in basic chemicals, vinyls, petrochemicals and specialty products and subsidiary of Occidental Petroleum Corporation).

Paul F. Rocheleau joined our company effective June 15, 2002 as Senior Vice President and Chief Financial Officer. Before joining our company, he was appointed to our board of directors and had served as a consultant to our company and to CCA Industries, Inc. (a private equity firm). From 1997 to 2000, Mr. Rocheleau served as Chief Executive Officer of Albright & Wilson plc (developer and manufacturer of value-added chemicals acquired by Rhodia SA in 2000).

George A. Newbill was promoted to Senior Vice President—Manufacturing Operations of our company effective January 1, 2004. He served as Vice President—Manufacturing Operations of our company from May 1, 2003 until his promotion, having previously served as Vice President—Sourcing Organization from January 1, 2000 until May 1, 2003 and Vice President—Manufacturing since 1993. Mr. Newbill joined our company in June 1965.

John M. Steitz was appointed to Senior Vice President—Business Operations of our company effective January 1, 2004. Mr. Steitz served as Vice President—Business Operations of our company from October 2002 until his current appointment. From July 2000 until October 2002, Mr. Steitz served as Vice President—Fine Chemicals on a global basis. Before joining our company, he was Vice President and General Manager—Pharmaceutical Chemicals of Mallinckrodt, Incorporated (global provider of specialty healthcare products in the areas of diagnostic imaging, respiratory care and pain relief, and business unit of Tyco Healthcare) for 22 years.

William B. Allen, Jr. was promoted to Corporate Controller of our company effective September 1, 2003. Previously, Mr. Allen served as the Director of Financial Analysis and Planning from July 2002 until September 2003, and as the Finance Director for European, Middle East and African operations from April 1998 until July 2002. Mr. Allen joined our company in 1994.

John Dabkowski joined our company in June 1973 and has served as Vice President—Polymer Additives since September 23, 2004, having previously served as Vice President—Polymer Chemicals of our company since September 1997. Previously, he served as Vice President and General Manager of Specialty Chemicals from March 1994 until September 1997.

Jack P. Harsh was elected Vice President—Human Resources of our company effective December 1, 1998. Mr. Harsh joined our company effective November 16, 1998, from Union Carbide Corporation (producer of chemicals and polymers and subsidiary of The Dow Chemical Company), where he directed human resources for the solvents, intermediates and monomers business and supply-chain planning organization.

Ray Hurley was elected Vice President—Catalysts on September 23, 2004. Before our acquisition of Akzo Nobel’s refinery catalysts business, Mr. Hurley served as President of the Akzo Catalyst Business. Mr. Hurley joined Akzo Nobel as Technology Manager for Metal Soaps, Coatings and PVC in 1983, having previously spent five years as chemist/lab manager with Tenneco Chemicals. He serves on the board of the joint ventures in which we acquired interests as a result of our acquisition of the refinery catalysts business.

Luther C. Kissam, IV joined our company and was elected Vice President, General Counsel and Secretary of our company effective September 30, 2003. Before joining our company, Mr. Kissam served as Vice President, General Counsel and Secretary of Merisant Co. (manufacturer and marketer of sweetener and consumer food products), having previously served as Associate General Counsel of Monsanto Company (provider of agricultural products and solutions).

John J. Nicols joined our company in February 1990 and has served as Vice President—Fine Chemicals of our company since June 2002. Previously, Mr. Nicols served as a Divisional Vice President since March 2002, and Global Business Director since February 1999.

Michael D. Whitlow was elected Vice President—Investor Relations and External Affairs of our company effective January 1, 2003. Previously, Mr. Whitlow served as Vice President—Americas Sales since May 1, 1999. Mr. Whitlow joined our company in 1989.

C. Kevin Wilson joined our company in May 2004 and was elected Treasurer effective July 1, 2004. Before joining our company, Mr. Wilson served as Vice President and Treasurer of Solutia Inc. (specialty chemicals manufacturer) from January 2001 until May 2004, having previously served as Assistant Treasurer and Director, Finance of Solutia from August 1997 until January 2001. Previously, Mr. Wilson served as the Director of International Treasury for Mallinckrodt Incorporated from 1994 until August 1997.

Ronald C. Zumstein was elected Vice President—Health, Safety and Environment of our company effective March 1, 2003. Previously, Dr. Zumstein served as Plant Manager since March 1, 1999.

Lloyd B. Andrew has been a member of our board of directors since October 1, 2002, having previously served as a director from 1994 through 1995. Mr. Andrew is a consultant, having previously served as Chief Financial Officer and Executive Vice President of Ethyl Corporation from 1984 through 1989.

J. Alfred Broaddus, Jr. has been a member of our board of directors since August 18, 2004. Mr. Broaddus is currently retired, having previously served as President of the Federal Reserve Bank of Richmond from 1993 until July 31, 2004. While serving as President, he served as a rotating member of the Federal Open Market Committee of the Federal Reserve System. Mr. Broaddus initially joined the Federal Reserve Bank’s research staff as an economist in 1970 and was named senior vice president and director of research in 1985. Mr. Broaddus is also a director of Owens & Minor, Inc., Markel Corporation and T. Rowe Price Group, Inc.

John D. Gottwald has been a member of our board of directors since 1994. Mr. Gottwald has served as Chairman of the Board of Tredegar Corporation (global manufacturer of plastic films and aluminum extrusions and a developer and marketer of bone graft substitutes) since September 11, 2001, having previously served as President and Chief Executive Officer of Tredegar Corporation from 1989 through September 10, 2001. Mr. Gottwald is also a director of Tredegar Corporation.

Richard L. Morrill has been a member of our board of directors since 2002. Mr. Morrill has served as Chancellor and Distinguished University Professor of Ethics and Democratic Values—University of Richmond since July 1, 1998, having previously served as President of the University of Richmond. Mr. Morrill is also a director of Tredegar Corporation.

Seymour S. Preston III has been a member of our board of directors since 1996. Mr. Preston serves as President of The Millrace Group (consulting services), having previously served as Chairman of the Board and Chief Executive Officer of AAC Engineered Systems, Inc. (manufacturer of centrifugal deburring and finishing machinery) from December 1994 through August 2003. Mr. Preston is also a director of Tufco Technologies Inc.

John Sherman, Jr. has been a member of our board of directors since September 24, 2003. Mr. Sherman has served as Vice Chairman of Scott & Stringfellow, Inc. (regional brokerage) since October 1, 2002, having previously served as President and Chief Executive Officer of Scott & Stringfellow prior thereto. Mr. Sherman is also a director of Anthem, Inc.

Charles E. Stewart has been a member of our board of directors since 1997. Mr. Stewart is a consultant, having been a partner of BTC Partners LLP (investment and acquisitions consultants) from June 1996 through June 1999 and having previously served as Executive Vice President of Occidental Chemical Corporation.

Anne Marie Whittemore has been a member of our board of directors since 1996. Ms. Whittemore is a Partner of McGuireWoods LLP (law firm). Ms. Whittemore is also a director of Owens & Minor, Inc. and T. Rowe Price Group, Inc.

SELLING SHAREHOLDERS

The following table provides information regarding the number of shares of our common stock that are being offered under this prospectus supplement and the beneficial ownership of our common stock as of September 30, 2004, before and after giving effect to this offering, by the selling shareholders named below. The term “selling shareholder” refers to the persons listed below as well as their pledgees, donees, assignees, transferees and successors.

	Shares Beneficially Owned before Offering								Shares Beneficially Owned after Offering
Name	Number of Shares with Sole Voting and Investment Power	Number of Shares with Shared Voting and Investment Power		Total		Percent		Number of Shares Offered Hereby	Number of Shares with Sole Voting and Investment Power	Number of Shares with Shared Voting and Investment Power	Total	Percent
John D. Gottwald(1)	706,438	1,653,415	(2)	2,359,853		5.68%

Westham Partners, L.P.(3)	3,695,370	—		3,695,370		8.89%

William M. Gottwald, John D. Gottwald and James T. Gottwald, as Trustees of Floyd, Jr.’s Trust under the will of Floyd D. Gottwald(4)	1,593,050	—		1,593,050		3.83%

Total	5,994,858	1,653,415		6,055,223	(5)	14.57	%(5)

*	Represents beneficial ownership of less than 1%.
(1)	John D. Gottwald is a member of our board of directors.
(2)	John D. Gottwald disclaims beneficial ownership of all 1,653,415 of such shares. The 1,653,415 shares include the following shares John D. Gottwald may be deemed to own beneficially: 1,593,050 shares that constitute his interest as a beneficiary of Floyd, Jr.’s Trust under the will of Floyd D. Gottwald of which he is a co-trustee; 17,508 shares owned by his wife; 27,845 shares owned by the William M. Gottwald Trust of which he is a co-trustee; 9,526 shares owned by the James M. Gottwald Trust of which he is a co-trustee; and 5,486 shares owned by the Sarah W. Gottwald Trust of which he is a co-trustee.
(3)	Floyd D. Gottwald, Jr., Vice Chairman of our board of directors and Chairman of the Executive Committee of our board of directors, and Conagret Corporation are the general partners of Westham Partners, L.P. William M. Gottwald, Chairman of our board of directors, is the president of Conagret Corporation.
(4)	William M. Gottwald, Chairman of our board of directors, John D. Gottwald and James T. Gottwald are the trustees and beneficiaries of Floyd, Jr.’s Trust under the will of Floyd D. Gottwald.
(5)	The overlap in beneficial ownership of the 1,593,050 shares has been eliminated in calculating the 6,055,223 shares and 14.57%. This overlap, however, has not been eliminated in calculating the amount and percentage of outstanding shares beneficially owned by John D. Gottwald and by Floyd, Jr.’s Trust under the will of Floyd D. Gottwald.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following describes the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of common stock by a Non-U.S. Holder who holds the common stock as a capital asset. A “Non-U.S. Holder” is a beneficial owner of the common stock that is not, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation, or partnership or other entity treated as a corporation or partnership for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, the District of Columbia or any state in the United States; (iii) an estate, if U.S. federal income taxation is applicable to the income of that estate regardless of the income’s source; or (iv) a trust, if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions (or if a valid election is in effect to treat the trust as a U.S. person under applicable U.S. Treasury regulations).

This discussion does not purport to be a comprehensive description of all aspects of U.S. federal income taxes and does not address foreign, state and local consequences that could be relevant to Non-U.S. Holders in light of their personal circumstances. Special rules might apply to certain Non-U.S. Holders, such as controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships, and U.S. expatriates. Non-U.S. Holders should consult their own tax advisers to determine the U.S. federal, state, local and other tax consequences that might be relevant to them.

If a partnership holds common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding common stock, you should consult your tax adviser.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and U.S. Treasury regulations, rulings and judicial decisions as of the date of this offering. Those authorities are subject to change, possibly with retroactive effect. Except where noted, this discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or non-U.S. tax laws.

You should consult your own tax adviser regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of purchasing, owning and disposing of common stock.

Dividends

Distributions on the common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. In general, dividends paid to you will be subject to withholding of U.S. federal income tax at a 30% rate or a lower rate specified by an applicable income tax treaty. To claim the benefit of an applicable treaty, you will be required to satisfy certain certification and other requirements.

Dividends that are effectively connected with your conduct of a trade or business within the U.S. and, where a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base, are not subject to U.S. withholding tax. Instead, those dividends are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with for effectively connected income to be exempt from withholding. If you are a foreign corporation, effectively connected dividends might be subject to an additional, branch profits tax at a 30% rate or a lower rate specified by an applicable income tax treaty.

If you are eligible for an exemption from, or a reduced rate of, U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Other Disposition of Common Stock

You will not be subject to U.S. federal income tax on gain realized on a sale or other taxable disposition of common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base;

•	you are a non-resident alien individual and are present in the United States for 183 or more days in the taxable year of the disposition and either (i) you have a “tax home” (as defined for U.S. federal income tax purposes) in the United States or (ii) the gain is attributable to an office or other fixed place of business maintained by you in the United States; or

•	we are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and you held more than 5% of our outstanding common stock, directly or indirectly, at any time within the shorter of the five-year period preceding such disposition or your holding period for the common stock.

We believe that we are not currently, and do not expect to become, a United States real property holding corporation.

An individual described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though he or she is not considered a resident of the United States. An individual described in the first or third bullet points above will be subject to U.S. federal income tax at regular graduated rates on the gain derived from the sale. A foreign corporation described in the first or third bullet points above will be subject to tax on gain under regular graduated U.S. federal income tax rates, and if described in the first bullet point, may be subject to the additional branch profits tax.

Federal Estate Tax

An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of that interest in his or her gross estate for U.S. federal estate tax purposes and might be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to you and the Internal Revenue Service the amount of dividends paid to you and any tax withheld from those dividends even if no withholding was required. Under the provisions of an applicable income tax treaty, copies of the information returns reporting dividends and withholding might also be made available to the tax authorities in the country in which you reside.

You will be subject to backup withholding on dividends paid to you unless applicable certification requirements are met. The backup withholding rate is currently 28%. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability (if any) provided the required information is furnished to the Internal Revenue Service.

Payment of the proceeds of a sale of common stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding unless you certify under penalties of perjury that you are a Non-U.S. Holder and the payer does not know or have reason to know that you are a U.S person, or you otherwise establish an exemption.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement among the underwriters and us, each of the underwriters named below, through their representatives, Bear, Stearns & Co. Inc., UBS Securities LLC and Banc of America Securities LLC, have severally agreed to purchase from us and the selling shareholders the aggregate number of shares of common stock set forth opposite its name below:

Underwriters	Number of Shares
Bear, Stearns & Co. Inc.
UBS Securities LLC
Banc of America Securities LLC

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to approval of various legal matters by their counsel and to various other conditions, including delivery of legal opinions by our counsel and by counsel to the selling shareholders, the delivery of letters by our independent registered public accounting firm and the independent public accounting firm of the refinery catalysts business of Akzo Nobel and the accuracy of the representations and warranties made by us and by the selling shareholders in the underwriting agreement. Under the underwriting agreement, the underwriters are obliged to purchase and pay for all of the above shares of our common stock if any are purchased.

Public Offering Price

The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and at that price less a concession not in excess of $             per share to other dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and those dealers may reallow, concessions not in excess of $             per share to other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. The shares of our common stock are offered subject to receipt and acceptance by the underwriters and subject to other conditions, including the right to reject orders in whole or in part.

The following table summarizes the per share and total public offering price of the shares of common stock in the offering, the underwriting compensation to be paid to the underwriters by us and the selling shareholders and the proceeds of the offering to us (before expenses) and to the selling shareholders. The information presented assumes either no exercise or full exercise by the underwriters of their over-allotment option.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discounts and commissions
Paid by us	$	$	$
Paid by the selling shareholders	$	$	$
Proceeds to us (before expenses)	$	$	$
Proceeds to selling shareholders	$	$	$

The underwriting discount and commission per share is equal to the public offering price per share of common stock less the amount paid by the underwriters to us and the selling shareholders per share of common stock.

In compliance with guidelines of the National Association of Securities Dealers, Inc., the maximum compensation to the underwriters or dealers in connection with the sale of common stock pursuant to this prospectus supplement will not exceed 8% of the aggregate total public offering price of the common stock offered.

We estimate total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $         million.

Over-Allotment Option to Purchase Additional Shares

We have granted a 30-day over-allotment option to the underwriters to purchase up to an aggregate of                      additional shares of common stock exercisable at the offering price less the underwriting discounts and commissions, each as set forth on the cover page of this prospectus supplement. If the underwriters exercise this option in whole or in part, then each of the underwriters will be obliged to purchase additional shares of common stock in proportion to their respective purchase commitments as shown in the table set forth above, subject to various conditions.

Indemnification and Contribution

The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act, including liabilities arising from material misstatements or omissions in connection with disclosures, or will contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

Our directors and executive officers, the selling shareholders and certain other shareholders have agreed that, for a period of 90 days from the date of this prospectus supplement, subject to extension in certain circumstances, they will not, without the prior written consent of Bear, Stearns & Co. Inc., UBS Securities LLC and Banc of America Securities LLC, offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any security convertible into, or exercisable or exchangeable for, common stock or any other such security (each a “Relevant Security”) other than in connection with the cashless exercise of outstanding common stock options (but not the shares of common stock issued in respect of such cashless exercise) that are scheduled to expire during the 90-day period, establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, other than the sale by the selling shareholders of their common stock in the offering.

In addition, we have agreed that for a period of 90 days from the date of this prospectus supplement, subject to extension in certain circumstances, we will not, without the prior written consent of Bear, Stearns & Co. Inc., UBS Securities LLC and Banc of America Securities LLC, offer, sell or otherwise dispose of any Relevant Security, establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, other than the sale by us of the common stock in the offering and the issuance by us of common stock upon (A) the exercise of currently outstanding options; (B) the exercise of any currently outstanding warrants; and (C) the grant and exercise of options under, or the issuance and sale of shares pursuant to, employee stock option plans in effect on the date hereof. In addition, we have agreed that we will not file a registration statement under the Securities Act in connection with any transaction by us or any person that is prohibited pursuant to the foregoing, except for registration statements on Form S-8 relating to employee benefit plans.

Stabilization and Syndicate Short Position

In order to facilitate the offering of shares of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our shares of common stock.

The underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position for their own account. Short sales involve the sale by the underwriters of a greater number of shares than they are committed to purchase in the offering. A short position may involve either “covered” short sales or “naked” short sales. Covered short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in the offering described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to stabilize the market price of shares of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. These transactions may be effected on the NYSE or otherwise. Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of shares of our common stock may have the effect of raising or maintaining the market price of shares of our common stock or preventing or mitigating a decline in the market price of shares of our common stock. As a result, the price of shares of our common stock may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

Our common stock is listed on the NYSE under the symbol “ALB.”

Electronic Delivery

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Bear, Stearns & Co. Inc., UBS Securities LLC and Banc of America Securities LLC have each served in the past as a financial advisor to our company, for which they have it received customary fees, and may do so again in the future. Affiliates of UBS Securities LLC and Banc of America Securities LLC are also lenders under our senior credit agreement. In addition, affiliates of Bear, Stearns & Co. Inc., UBS Securities LLC and Banc of America Securities LLC are lenders under our 364-day loan agreement. It is expected that these affiliates will receive a portion of the proceeds from the offering used to repay a portion of the borrowings outstanding under our 364-day loan agreement.

LEGAL MATTERS

The validity of the shares of our common stock will be passed upon for us by Hunton & Williams LLP, Richmond, Virginia. Simpson Thacher & Bartlett LLP is counsel for the underwriters in connection with the offering.

EXPERTS

The consolidated financial statements of Albemarle Corporation as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 included in this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Akzo Nobel Catalysts, a former business of Akzo Nobel N.V., as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003 have been included herein in reliance on the report of KPMG Accountants N.V., an independent public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C., 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is traded on the NYSE under the symbol “ALB.” You may inspect the reports, proxy statements and other information concerning us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and filings that we make after the date of filing the initial registration statement and prior to the effectiveness of that registration statement, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities under this prospectus supplement is completed or withdrawn:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004;

•	our definitive proxy statement filed with the SEC on March 1, 2004;

•	our Current Reports on Form 8-K filed with the SEC on April 19, 2004, July 16, 2004, August 2, 2004 and August 24, 2004;

•	our Current Report on Form 8-K/A filed with the SEC on October 13, 2004; and

•	the description of our common stock included in our Form 10/A, filed with the SEC on February 11, 1994.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Corporate Secretary, Albemarle Corporation, 330 South Fourth Street, Richmond, Virginia 23219; (804) 788-6000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Albemarle Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Albemarle Corporation and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As further discussed in Note 20, the 2002 consolidated financial statements and certain 2001 amounts reported in the consolidated statement of shareholders’ equity have been restated.

As discussed in Note 21, the Company changed the manner in which it accounts for asset retirement obligations as of January 1, 2003.

/s/ PricewaterhouseCoopers LLP

Richmond, Virginia

January 30, 2004

ALBEMARLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	Restated 2002
	(in thousands of dollars except share data)
ASSETS
Current assets:
Cash and cash equivalents	$35,173	$47,784
Accounts receivable, less allowance for doubtful accounts (2003—$2,287; 2002—$2,368)	226,026	193,573
Inventories:
Finished goods	154,594	116,974
Raw materials	22,384	21,385
Stores, supplies and other	27,725	23,256

	204,703	161,615
Deferred income taxes and prepaid expenses	15,467	17,534

Total current assets	481,369	420,506

Property, plant and equipment, at cost	1,605,048	1,497,989
Less accumulated depreciation and amortization	1,078,043	978,918

Net property, plant and equipment	527,005	519,071

Prepaid pension assets	185,531	166,287
Other assets and deferred charges	74,802	59,363
Goodwill	36,832	27,516
Other intangibles, net of amortization	81,752	7,655

Total assets	$1,387,291	$1,200,398

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$111,431	$75,092
Long-term debt, current portion	190	343
Accrued expenses	70,610	65,051
Dividends payable	5,494	5,426
Income taxes payable	22,346	18,113

Total current liabilities	210,071	164,025

Long-term debt	228,389	190,285
Postretirement benefits	66,969	64,943
Other noncurrent liabilities	101,976	84,280
Deferred income taxes	143,665	122,528
Commitments and contingencies (Note 11)
Shareholders’ equity:
Common stock, $.01 par value (authorized 150,000,000 shares) issued and outstanding—41,153,008 in 2003 and 41,692,074 in 2002	412	417
Additional paid-in capital	736	2,286
Accumulated other comprehensive income (loss)	23,643	(4,514)
Retained earnings	611,430	576,148

Total shareholders’ equity	636,221	574,337

Total liabilities and shareholders’ equity	$1,387,291	$1,200,398

See accompanying notes to the consolidated financial statements.

ALBEMARLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2003	Restated 2002	2001
	(in thousands except per share amounts)

Net sales	$1,110,237	$1,007,918	$942,752
Cost of goods sold	871,727	775,388	721,417

Gross profit	238,510	232,530	221,335

Selling, general and administrative expenses	117,226	111,676	98,915
Research and development expenses	18,411	16,485	21,919
Special items	10,049	1,550	2,051

Operating profit	92,824	102,819	98,450

Interest and financing expenses	(5,376)	(5,070)	(5,536)
Other income, net including minority interest	607	3,358	4,282

Income before income taxes	88,055	101,107	97,196
Income taxes	13,890	28,086	29,029

Income before cumulative effect of a change in accounting principle, net	74,165	73,021	68,167
Cumulative effect of a change in accounting principle, net (Note 21)	(2,220)	—	—

Net income	$71,945	$73,021	$68,167

Basic earnings per share:
Income before cumulative effect of a change in accounting principle, net	$1.79	$1.73	$1.49
Cumulative effect of a change in accounting principle, net	(0.05)	—	—

Net income	$1.74	$1.73	$1.49

Shares used to compute basic earnings per share	41,255	42,104	45,766

Diluted earnings per share:
Income before cumulative effect of a change in accounting principle, net	$1.76	$1.69	$1.47
Cumulative effect of a change in accounting principle, net	(0.05)	—	—

Net income	$1.71	$1.69	$1.47

Shares used to compute diluted earnings per share	42,146	43,137	46,524

Cash dividends declared per share of common stock	$.565	$.54	$.52

See accompanying notes to the consolidated financial statements.

ALBEMARLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital Restated	Accumulated Other Comprehensive Income (Loss)	Retained Earnings Restated	Total Share- holders’ Equity Restated
	Shares	Amounts
	(in thousands of dollars except share data)
Balance at January 1, 2001—previously stated	45,823,743	$458	$57,223	$(14,688)	$515,914	$558,907
Restatement (Note 20)			6,321			6,321

Balance at January 1, 2001—Restated	45,823,743	458	63,544	(14,688)	515,914	565,228

Comprehensive income:
Net income for 2001					68,167	68,167
Foreign currency translation (net of deferred tax benefit of $2,019)				(3,538)		(3,538)
Net change in unrealized (loss) on marketable equity securities (net of deferred tax benefit of $129)				(227)		(227)

Total comprehensive income						64,402
Cash dividends declared for 2001					(23,806)	(23,806)
Exercise of stock options and SARs	68,809	1	935			936
Shares purchased and retired	(417,505)	(4)	(7,581)			(7,585)
Issuance of restricted stock	23,154		448			448

Balance at December 31, 2001—Restated	45,498,201	455	57,346	(18,453)	560,275	599,623

Comprehensive income:
Net income for 2002					73,021	73,021
Foreign currency translation (net of deferred tax expense of $10,224)				17,933		17,933
Minimum pension liability				(3,110)		(3,110)
Reclassification adjustment for realized gain on sale of marketable equity securities (net of deferred tax benefit of $525)				(924)		(924)
Change in unrealized gain on marketable equity securities (net of deferred tax expense of $22)				40		40

Total comprehensive income						86,960
Cash dividends declared for 2002					(22,490)	(22,490)
Exercise of stock options and SARs	177,556	2	2,518			2,520
Shares purchased and retired	(4,015,578)	(40)	(58,376)		(34,658)	(93,074)
Issuance of restricted stock	31,895		798			798

Balance at December 31, 2002—Restated	41,692,074	417	2,286	(4,514)	576,148	574,337

Comprehensive income:
Net income for 2003					71,945	71,945
Foreign currency translation (net of deferred tax expense of $15,086)				26,476		26,476
Minimum pension liability				1,586		1,586
Change in unrealized gain on marketable equity securities (net of deferred tax expense of $25)				44		44
Change in unrealized gain on hedging derivatives (net of deferred tax expense of $29)				51		51

Total comprehensive income						100,102
Cash dividends declared for 2003					(23,262)	(23,262)
Exercise of stock options	120,165	1	1,661			1,662
Shares purchased and retired	(693,794)	(7)	(4,180)		(13,401)	(17,588)
Issuance of restricted stock	34,563	1	755			756
Tax benefit from stock options			214			214

Balance at December 31, 2003	41,153,008	$412	$736	$23,643	$611,430	$636,221

See accompanying notes to the consolidated financial statements.

ALBEMARLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	Restated 2002	2001
	(in thousands of dollars)
Cash and cash equivalents at beginning of year	$47,784	$30,585	$19,300

Cash flows from operating activities:
Net income	71,945	73,021	68,167
Cumulative effect of a change in accounting principle, net (Note 21)	2,220	—	—

Income before cumulative effect of a change in accounting principle, net	74,165	73,021	68,167
Adjustments to reconcile income to cash flows from operating activities:
Depreciation and amortization	84,014	80,603	77,610
Increase in prepaid pension assets	(19,244)	(29,295)	(16,658)
Deferred income taxes	4,165	10,888	3,517
Change in assets and liabilities, net of effects of acquisitions:
(Increase) decrease in accounts receivable	(15,522)	(9,239)	22,098
(Increase) decrease in inventories	(16,309)	5,458	2,094
Increase (decrease) in accounts payable	28,705	5,841	(20,884)
Increase in accrued expenses and income taxes	1,180	5,086	1,225
Other, net	8,944	2,408	6,695

Net cash provided from operating activities	150,098	144,771	143,864

Cash flows from investing activities:
Capital expenditures	(41,058)	(38,382)	(49,903)
Acquisitions, net of cash acquired	(117,767)	—	(113,245)
Investments in joint ventures and nonmarketable securities	(11,986)	(4,368)	(12,370)
Proceeds from liquidation of equity method investment	4,419	—	—
Other, net	—	1,741	(116)

Net cash used in investing activities	(166,392)	(41,009)	(175,634)

Cash flows from financing activities:
Proceeds from borrowings	119,552	281,285	128,230
Repayments of long-term debt	(83,681)	(262,631)	(54,091)
Purchases of common stock	(17,588)	(93,074)	(7,585)
Dividends paid to shareholders	(23,194)	(22,979)	(23,844)
Dividends paid to minority interest	(3,034)	—	—
Proceeds from exercise of stock options	1,665	2,455	862

Net cash (used in) provided from financing activities	(6,280)	(94,944)	43,572

Net effect of foreign exchange on cash and cash equivalents	9,963	8,381	(517)

(Decrease) increase in cash and cash equivalents	(12,611)	17,199	11,285

Cash and cash equivalents at end of year	$35,173	$47,784	$30,585

See accompanying notes to the consolidated financial statements.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of dollars except for share data and per share amounts)

NOTE 1—Summary of Significant Accounting Policies:

Basis of Presentation

The consolidated financial statements include the accounts and operations of Albemarle Corporation and its wholly-owned and its majority-owned subsidiaries (“the Company” or “Albemarle”). The Company consolidates its majority-owned and controlled subsidiary (Stannica LLC) and applies the equity method of accounting for investments between 20% and 50% owned. All significant intercompany accounts and transactions are eliminated in consolidation. Minority shareholder’s interest in controlled subsidiary is included in “other noncurrent liabilities” in the consolidated balance sheets and “other income, net including minority interest” in the consolidated statements of income.

Revenue Recognition

Sales are recognized when the revenue is realized or realizable, and has been earned, in accordance with the U.S. Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements.” Net sales are recognized as risk and title to the product transfer to the customer, which usually occurs at the time shipment is made. The majority of the Company’s sales are sold FOB (“free on board”) shipping point or on an equivalent basis, other transactions are based upon specific contractual arrangements. Albemarle’s standard terms of delivery are included in its contracts of sale, order confirmation documents and invoices. Revenue from services is recognized when performance of the services has been completed. The Company has a limited amount of consignment sales that are billed to the customer upon monthly notification of use by the customer.

The Company herein has restated its results for the year ended December 31, 2002 and quarters ended March 31, 2003 and June 30, 2003 to reflect changes in the time of recognition of certain transactions for the aforementioned periods. See Note 20, “Restatements.”

Estimates, Assumptions and Reclassifications

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Certain amounts in the accompanying consolidated financial statements and notes thereto have been reclassified to conform to the current presentation.

Shipping and Handling Costs

Amounts billed to customers in a sales transaction related to shipping and handling have been classified as net sales and the cost incurred by the Company for shipping and handling has been classified as cost of goods sold in the accompanying consolidated statements of income.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with insignificant interest rate risks and with original maturities of three months or less.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

Inventories

Inventories are stated at the lower of cost or market, with cost determined on the last-in, first-out (“LIFO”) basis for substantially all domestic inventories except stores and supplies, and on either the weighted-average or first-in, first-out cost basis for remaining inventories.

Property, Plant and Equipment

Accounts include costs of assets constructed or purchased, related delivery and installation costs and interest incurred on significant capital projects during their construction periods. Expenditures for renewals and betterments also are capitalized, but expenditures for repairs and maintenance are expensed as incurred. The cost and accumulated depreciation applicable to assets retired or sold are removed from the respective accounts, and gains or losses thereon are included in income. Depreciation is computed primarily by the straight-line method based on the estimated useful lives of the assets. The Company has a policy where its internal Engineering Group provides asset life guidelines for book purposes. These guidelines are reviewed against the economic life of the business for each project, and asset life is determined as the lesser of the manufacturing life or the “business” life. The engineering guidelines are reviewed periodically.

The Company evaluates historical and expected undiscounted operating cash flows of the related business segments or fair value of property, plant and equipment to determine the future recoverability of any property, plant and equipment recorded. Recorded property, plant and equipment is re-evaluated on the same basis at the end of each accounting period whenever any significant permanent changes in business or circumstances have occurred which might impair recovery.

The costs of brine wells, leases and royalty interests are primarily amortized over the estimated average life of the field on a straight-line basis. On a yearly basis for all fields, this approximates a units-of-production method based upon estimated reserves and production volumes.

Investments

The Company’s investments include joint ventures, nonmarketable securities and marketable equity securities.

The following table details the Company’s investment balances at December 31, 2003 and 2002.

	2003	2002
Investments
Joint ventures	$42,764	$32,663
Nonmarketable securities	3,567	7,724
Marketable equity securities	292	222

Total	$46,623	$40,609

At December 31, 2003, the Company has equity interests in seven joint ventures and seven nonmarketable securities at amounts stated above. The Company’s investment in any single investee is less than $20,000 and is accounted for under the equity method. The Company’s share of the investee’s losses included in the consolidated statement of income as a component of “other income, net including minority interest” totaled ($824), ($1,257) and ($645) for the years ended December 31, 2003, 2002 and 2001, respectively.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

Investments in marketable equity securities at December 31, 2003 and 2002, as stated above are accounted for as available-for-sale securities, with changes in fair value included in “accumulated other comprehensive income (loss)” in shareholders’ equity. Net unrealized gains (losses) totaled $44, $40 and ($227) at December 31, 2003, 2002, and 2001, respectively.

These investments are included in the consolidated balance sheets under the caption “Other assets and deferred charges.”

Environmental Compliance and Remediation

Environmental compliance costs include the cost of purchasing and/or constructing assets to prevent, limit and/or control pollution or to monitor the environmental status at various locations. These costs are capitalized and depreciated based on estimated useful lives.

Environmental compliance costs also include maintenance and operating costs with respect to pollution prevention and control facilities and other administrative costs. Such operating costs are expensed as incurred.

Environmental remediation costs of facilities used in current operations are generally immaterial and are expensed as incurred.

The Company accrues for environmental remediation costs and post-remediation costs on an undiscounted basis at facilities or off-plant disposal sites that relate to existing conditions caused by past operations in the accounting period in which responsibility is established and when the related costs are estimable. In developing these cost estimates, evaluation is given to currently available facts regarding each site, with consideration given to existing technology, presently enacted laws and regulations, prior experience in remediation of contaminated sites, the financial capability of other potentially responsible parties and other factors, subject to uncertainties inherent in the estimation process. Additionally, these estimates are reviewed periodically, with adjustments to the accruals recorded as necessary.

Research and Development Expenses

The Company-sponsored research and development expenses related to present and future products are expensed currently as incurred. The Company’s Dayton, Ohio facility, the pilot plants at the Tyrone, Pennsylvania facility and the Process Development Center in Baton Rouge, Louisiana and Thann, France form the capability base for the Company’s contract research and custom manufacturing businesses. These business areas provide research and scale-up services primarily to innovative life science companies.

Goodwill and Other Intangible Assets

The Company allocates its acquired additions to goodwill and other intangibles in conformity with SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill and indefinite-lived intangible assets no longer be amortized.

The Company evaluates historical and expected undiscounted operating cash flows of the related business segments to determine the future recoverability of any goodwill and indefinite-lived intangible assets recorded. For purposes of determining these evaluations, undiscounted cash flows are grouped at levels which management uses to operate the business. Recorded goodwill is reevaluated on the same basis at the end of each accounting

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

period whenever any significant, permanent changes in business segment or triggering event occurs which might impair recoverability. Impairment losses will be recorded as a part of income before income taxes.

Definite-lived intangible assets, such as purchased technology, patents, customer lists and trademarks are amortized over their estimated useful lives, generally for periods ranging from 5 to 35 years. The Company continually evaluates the reasonableness of the useful lives of these assets. See Note 7, “Goodwill and Other Intangibles.”

Pension Plans and Other Postretirement Benefits

The Company follows the guidance of Statement of Financial Accounting Standards (“SFAS”) No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for pension and postretirement benefits. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and the performance of plan assets. Delayed recognition of differences between actual results and expected or estimated results is a guiding principle of these standards. This delayed recognition of actual results allows for the recognition of changes in benefit obligations and plan performance over the working lives of the employees who benefit under the plans. The primary assumptions are as follows:

•	Discount Rate—The discount rate is used in calculating the present value of benefits, which is based on projections of benefit payments to be made in the future.

•	Expected Return on Plan Assets—The Company projects the future return on plan assets based principally on prior performance. These projected returns reduce the net benefit costs recorded currently.

•	Rate of Compensation Increase—For salary-related plans the Company projects employees’ annual pay increases, which are used to project employees’ pension benefits at retirement.

•	Rate of Increase in the Per Capita of Covered Health Care Benefits—The Company projects the expected increases in the cost of covered health care benefits.

During 2003, the Company made changes to the assumptions related to the discount rate, the rate of compensation increase (for salary-related plans) and the rate of increase in the per capita cost of covered health care benefits. The Company consults with actuaries when selecting each of these assumptions.

In selecting the discount rate, consideration is given to fixed-income security yields, specifically high quality bonds (Moody’s Aa corporate bond rate). At December 31, 2003, the discount rate was reduced for the plans from 6.60% to 6.15% as a result of decreased yields for long-term high quality bonds.

In estimating the expected return on plan assets, the Company considers past performance and future expectations for the types of investments held by the plan as well as the expected long-term allocation of plan assets to these investments. At December 31, 2003, the expected rate of return on pension plan assets was reduced from 9.25% to 8.75% and there was no change in the expected 7.00% return on other postretirement benefit plan assets.

In projecting the rate of compensation increase, the Company considers past experience in light of movements in inflation rates. At December 31, 2003, the assumed rate of compensation increase was reduced from 3.75% to 2.56% for the plans.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

In selecting the rate of increase in the per capita cost of covered health care benefits, the Company considers past performance and forecasts of future health care cost trends. At December 31, 2003, the previously assumed rate of increase in the per capita cost of covered health care benefits was decreased. The assumed health care cost trend rate for 2003 for pre 65 coverage was 10% per year, dropping by 1% per year to an ultimate rate of 6%, the trend rate for post 65 coverage was 12% per year, dropping by 1% per year to an ultimate rate of 6%. The assumed health care cost trend rate for 2002 for pre 65 coverage was 11% per year, dropping by 1% per year to an ultimate rate of 6%, the trend rate for post 65 coverage was 13% per year, dropping by 1% per year to an ultimate rate of 6%.

Employee Savings Plan

Certain Company employees participate in the Albemarle defined contribution 401(k) employee savings plan which is generally available to all U.S. full-time salaried and non-union hourly employees and to employees who are covered by a collective bargaining agreement which included such participation.

The plan is funded with contributions by participants and the Company. The Company’s contributions to the 401(k) amounted to $5,382, $5,337 and $5,205 in 2003, 2002 and 2001, respectively.

Income Taxes

The Company files consolidated U.S. federal income tax returns and individual foreign income tax returns.

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial and income tax reporting purposes, using the liability or balance sheet method. Such temporary differences result primarily from differences between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. It is the Company’s policy to record deferred income taxes on any undistributed earnings of foreign subsidiaries that are not deemed to be permanently reinvested in those subsidiaries.

In connection with the spin-off of Ethyl Corporation’s (“Ethyl”) olefins and derivatives, bromine chemicals, and specialty chemicals businesses (“the predecessor businesses”) into Albemarle Corporation in 1994, the Company and Ethyl entered into a tax sharing agreement whereby Ethyl agreed to indemnify and hold harmless the Company against all taxes attributable to the predecessor businesses prior to the spin-off, with the exception of certain of the Company’s subsidiaries which remained responsible for their taxes.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income comprises net income and other items, principally foreign currency translation adjustments.

Foreign Currency Translation

The assets and liabilities of all foreign subsidiaries were prepared in their respective local currencies and translated into U.S. dollars based on the current exchange rate in effect at the balance sheet dates, while income and expenses were translated at average exchange rates for the periods presented. Translation adjustments are reflected as a separate component of shareholders’ equity. Transaction adjustments are included in cost of goods sold. Foreign currency transaction adjustments resulted in net gains of $1,424, $1,652 and $492 in 2003, 2002 and 2001, respectively. Foreign currency transaction gains and losses herein are net of the foreign exchange gains and losses from financial instruments activity below.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

Derivative Financial Instruments

The Company manages its foreign currency exposures by balancing certain assets and liabilities denominated in foreign currencies and through the use from time-to-time of foreign exchange contracts. The principal objective of such contracts is to minimize the risks and/or costs associated with global operating activities. The Company does not utilize financial instruments for trading or other speculative purposes. The counterparties to these contractual agreements are major financial institutions with which the Company generally also has other financial relationships. The Company is exposed to credit loss in the event of nonperformance by these counterparties. However, the Company does not anticipate nonperformance by the other parties, and no material loss would be expected from their nonperformance.

The Company enters into forward currency exchange contracts, which expire within one year, in the regular course of business to assist in managing its exposure against foreign currency fluctuations on sales and intercompany transactions.

While these contracts are subject to fluctuations in value, such fluctuations are generally offset by the value of the underlying foreign currency exposures being hedged. Gains and losses on forward currency contracts are recognized currently in income.

At December 31, 2003 and 2002, the Company had outstanding forward currency contracts hedging Japanese Yen receivables with notional values totaling $4,673 and $4,184, respectively. At December 31, 2002 and 2001, the Company had outstanding forward currency exchange contracts hedging U.S. dollar payables in its Japanese subsidiary, with notional values totaling $914 and $1,553, respectively. There were no such contracts at December 31, 2003. For the years ended December 31, 2003, 2002 and 2001, the Company recognized gains (losses) of $40, ($250) and ($43), respectively, in income before income taxes on its exchange contracts.

The Company is exposed to market risk from changes in natural gas prices related to its production requirements. During 2003, the Company began entering into natural gas futures contracts (“contracts”) of up-to 50% of its 12 month rolling forecast of its North American consumption to help manage its exposure. These contracts are designated as cash flow hedges and mature over the next twelve months. To the extent that these contracts are effective in hedging the Company’ exposure to price changes, changes in the fair value of the hedge contracts are deferred in accumulated other comprehensive income and reclassified to cost of sales when the natural gas is purchased. At December 31, 2003, there were unrealized gains of approximately $80 ($51 net of tax) in accumulated other comprehensive income. The amount of ineffectiveness, which was not material, is included in “other income, net including minority interest” in the accompanying consolidated statement of income for the year ended December 31, 2003.

Stock Based Compensation

The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations (See Note 10, “Capital Stock”). Under the intrinsic method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

If compensation cost had been determined based on the fair value at the grant date for awards made under the plans consistent with the method of SFAS No. 123, the Company’s stock based compensation expense, net income and earnings per share would have been reduced to the pro forma amounts indicated below:

		Twelve Months Ended December 31,
		2003	2002 Restated	2001
Stock based compensation expense, net of taxes	as reported	$695	$792	$132
	pro forma	$4,202	$3,415	$1,823

Income before cumulative effect of a change in accounting principle, net	as reported	$74,165	$73,021	$68,167
	pro forma	$70,658	$70,398	$66,476

Net income	as reported	$71,945	$73,021	$68,167
	pro forma	$68,438	$70,398	$66,476

Basic earnings per share on income before cumulative effect of a change in accounting principle, net	as reported	$1.79	$1.73	$1.49
	pro forma	$1.71	$1.67	$1.45

Basic earnings per share on net income	as reported	$1.74	$1.73	$1.49
	pro forma	$1.66	$1.67	$1.45

Diluted earnings per share on income before cumulative effect of a change in accounting principle, net	as reported	$1.76	$1.69	$1.47
	pro forma	$1.67	$1.63	$1.43

Diluted earnings per share on net income	as reported	$1.71	$1.69	$1.47
	pro forma	$1.62	$1.63	$1.43

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted in the twelve-months ended December 31, 2003, 2002 and 2001.

	Twelve Months Ended December 31,
	2003	2002	2001
Fair values of options granted	$8.66	$8.08	$8.25
Dividend yield	2.54%	2.54%	3.02%
Volatility	31.17%	31.03%	31.71%
Average expected life (in years)	10	10	10
Risk-free interest rate	4.21%	4.13%	5.47%

Recently Issued Accounting Pronouncements

On January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. At the time of adoption, the Company identified certain assets for which there are future retirement obligations. These future obligations are comprised primarily of the cost of closing various facilities and of capping brine wells. The financial statement impact at adoption of this Statement on the Company’s consolidated statements of income is reflected as a cumulative effect of a change in accounting principle amounting to $3,485 or $2,220 after income taxes.

During January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46” or the “Interpretation”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

51.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties; such entities are known as variable interest entities (“VIEs”). FIN 46 applies immediately to all VIEs created after January 31, 2003 and is effective as of December 31, 2003 for any VIEs deemed to be special purpose entities (“SPEs”) created prior to February 1, 2003. The FASB issued a revision to FIN 46 (“FIN 46-R”) in December 2003. FIN 46-R is effective for the interim period ending March 31, 2004 for all new or existing VIEs. The Company is not required to adopt FIN 46 since it has no SPEs. The Company will implement the provisions of FIN 46-R in the first quarter of fiscal year 2004, and is evaluating the effect this Interpretation will have on the Company’s financial statements.

Effective June 30, 2003, Albemarle adopted SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivatives and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This standard had an immaterial impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity.” This standard requires that certain financial instruments embodying an obligation to transfer assets or to issue equity securities be classified as liabilities. It is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective July 1, 2003. At the time of adoption, this standard had no impact on the Company’s financial statements.

On December 23, 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106,” and a revision of FASB Statement No. 132. This Statement revises employers’ disclosures about pension plans and other postretirement benefit plans. The new rules require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Company has implemented SFAS No. 132 (revised 2003) for the year ended December 31, 2003.

NOTE 2—Supplemental Cash Flow Information:

Supplemental information for the consolidated statements of cash flows is as follows:

	2003	2002	2001
Cash paid during the year for:
Income taxes	$11,549	$13,343	$17,684
Interest and financing expenses (net of capitalization)	4,712	4,576	5,889

Supplemental noncash disclosures due to the cumulative effect of a change in accounting principle, net:
Increase in property, plant and equipment	$(6,520)	$—	$—
Increase in accumulated depreciation	3,083	—	—
Increase in other noncurrent liabilities	6,922	—	—
Decrease in deferred tax liabilities	(1,265)	—	—

Cumulative effect of a change in accounting principle, net	$2,220	$—	$—

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

NOTE 3—Earnings Per Share:

Basic and diluted earnings per share are calculated as follows:

	2003	2002 Restated	2001
Basic earnings per share:
Numerator:
Income before cumulative effect of a change in accounting principle, net	$74,165	$73,021	$68,167
Cumulative effect of a change in accounting principle, net	(2,220)	—	—

Income available to stockholders, as reported	$71,945	$73,021	$68,167

Denominator:
Average number of shares of common stock outstanding	41,255	42,104	45,766

Income before cumulative effect of a change in accounting principle, net	$1.79	$1.73	$1.49
Cumulative effect of a change in accounting principle, net	(0.05)	—	—

Basic earnings per share	$1.74	$1.73	$1.49

Diluted earnings per share:
Numerator:
Income before cumulative effect of a change in accounting principle, net	$74,165	$73,021	$68,167
Cumulative effect of a change in accounting principle, net	(2,220)	—	—

Income available to stockholders, as reported	$71,945	$73,021	$68,167

Denominator:
Average number of shares of common stock outstanding	41,255	42,104	45,766
Shares issuable upon exercise of stock options and other common stock equivalents	891	1,033	758

Total shares	42,146	43,137	46,524

Income before cumulative effect of a change in accounting principle, net	$1.76	$1.69	$1.47
Cumulative effect of a change in accounting principle, net	(0.05)	—	—

Diluted earnings per share	$1.71	$1.69	$1.47

At December 31, 2003, 2002 and 2001, respectively, there were 67,000, 67,000 and 1,071,500 common stock equivalents not included in the computation of diluted earnings per share that could have potentially diluted basic earnings.

NOTE 4—Inventories:

Domestic inventories stated on the LIFO basis amounted to $98,385 and $85,618 at December 31, 2003 and 2002, respectively, which are below replacement cost by approximately $27,567 and $24,211, respectively. During 2002, the Company’s domestic inventory declined resulting in the liquidation of a portion of 2001’s LIFO layer. The liquidation effect on income before income taxes was approximately $444 for 2002.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

NOTE 5—Deferred Income Taxes and Prepaid Expenses:

Deferred income taxes and prepaid expenses consist of the following:

	2003	2002
Deferred income taxes—current	$8,978	$12,632
Prepaid expenses	6,489	4,902

Total	$15,467	$17,534

NOTE 6—Property, Plant and Equipment:

Property, plant and equipment, at cost, consists of the following:

	2003	2002
Land	$23,099	$21,583
Land improvements	38,052	34,376
Buildings	106,998	104,547
Machinery and equipment	1,412,906	1,322,251
Construction in progress	23,993	15,232

Total	$1,605,048	$1,497,989

The cost of property, plant and equipment is depreciated, generally by the straight-line method, over the following useful lives: land improvements—5 to 30 years; buildings—10 to 40 years; and machinery and equipment—3 to 60 years.

Interest capitalized on significant capital projects in 2003, 2002 and 2001 was $155, $325 and $773, respectively, while amortization of capitalized interest (which is included in depreciation expense) in 2003, 2002 and 2001 was $1,287, $1,419 and $1,484, respectively.

NOTE 7—Goodwill and Other Intangibles:

Goodwill and other intangibles consist principally of goodwill, customer lists, trademarks, patents and other intangibles.

	Balances at Beginning of Year	Additions at Cost		SFAS No. 52 Adjustments	Balances at December 31, 2003
Changes in goodwill by operating segment:
Polymer Chemicals	$13,238	$6,427	(a)	$945	$20,610
Fine Chemicals	14,278	—		1,944	16,222

	$27,516	$6,427		$2,889	$36,832

(a)	The addition to goodwill stated above relates to the preliminary allocation of the 2003 acquisition costs over net assets of the phosphorus-based polyurethane flame retardants businesses of Rhodia S.A. and its affiliated companies (“Rhodia”).

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

Other Intangible Assets at December 31, 2003 and 2002:

	2003
	Gross Carrying Amount	Accumulated Amortization	Accumulated Foreign Exchange Impact	Net
Customer lists	$26,736	$(1,308)	$1,585	$27,013
Tradenames	20,538	(321)	1,618	21,835
Patents	14,901	(1,865)	773	13,809
Manufacturing contracts and supply/service agreements	12,503	(1,596)	440	11,347
Mil spec approvals	4,345	(114)	—	4,231
Noncompete agreements	1,499	(117)	89	1,471
Licenses	213	(69)	(2)	142
Other	6,771	(4,556)	(311)	1,904

Total	$87,506	$(9,946)	$4,192	$81,752

	2002
	Gross Carrying Amount	Accumulated Amortization	Accumulated Foreign Exchange Impact	Net
Customer lists	$1,602	$(435)	$(72)	$1,095
Patents	3,855	(750)	(114)	2,991
Manufacturing contracts and supply/service agreements	2,264	(159)	—	2,105
Licenses	109	(55)	35	89
Other	6,087	(4,399)	(313)	1,375

Total	$13,917	$(5,798)	$(464)	$7,655

The following table provides a summary of intangible assets acquired during the year 2003:

	Acquisition Cost	Weighted-Average Amortization Period
Customer lists	$25,246	25 years
Tradenames	20,538	29.9 years
Patents	11,046	17.2 years
Manufacturing contracts and supply/service agreements	10,239	9.2 years
Mil spec approvals	4,345	35 years
Noncompete agreements	1,499	7 years
Other	679	20 years

Total	$73,592

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

Other intangibles are amortized on a straight-line basis over periods from three to 35 years. Amortization of goodwill (for the 2001 period) and other intangibles amounted to $4,149, $1,565 and $2,400 for 2003, 2002 and 2001, respectively. Total estimated amortization of other intangibles expense for the next five fiscal years is as follows:

Estimated Amortization Expense
2004	$5,148
2005	5,145
2006	4,891
2007	4,284
2008	3,951

NOTE 8—Accrued Expenses:

Accrued expenses consist of the following:

	2003	2002
Employee benefits, payroll and related taxes	$33,191	$34,321
Taxes other than income and payroll	7,911	6,728
Other	29,508	24,002

Total	$70,610	$65,051

NOTE 9—Long-Term Debt:

Long-term debt consists of the following:

	2003	2002
Variable-rate bank loans	$207,935	$173,163
Industrial revenue bonds	11,000	11,000
Foreign borrowings	8,687	5,470
Miscellaneous	957	995

Total	228,579	190,628
Less amounts due within one year	190	343

Long-term debt	$228,389	$190,285

Maturities of long-term debt are as follows: 2004—$190; 2005—$215,547; 2006—$51; 2007—$56; 2008—$61 and 2009 through 2021—$12,674.

The Company has a three-year unsecured Credit Agreement with a group of lenders providing for $375 million in revolving credit facilities (the “Credit Agreement”) with a maturity date of September 10, 2005. At December 31, 2003 and 2002, $185,000 and $135,000, respectively, in borrowings were outstanding under the Credit Agreement. Borrowing under the Credit Agreement is conditioned upon compliance with financial and other covenants as set forth in the related agreement, including covenants relating to leverage (measured as the ratio of debt and interest to adjusted earnings). An increase in pricing level based on the Company’s debt-to-

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

capitalization ratio would not accelerate the maturity of our indebtedness thereunder. However, an increase in the debt-to-capitalization ratio could result in an increase in the interest rate and fees payable under the Credit Agreement.

The average interest rates on borrowings under the Credit Agreement for the years ended December 31, 2003 and 2002 were 1.81% and 2.11%, respectively, with year-end interest rates of 1.75% and 2.03%, respectively, for the same periods.

The Company has an additional agreement with a domestic financial institution that provides immediate, uncommitted credit lines, on a short-term basis, at the individual financial institution’s money market rate, up to a maximum of $20,000. At December 31, 2003 and 2002, borrowings of $1,500 and $15,400, respectively, were outstanding under this agreement.

The average interest rates on borrowings for the years ended December 31, 2003 and 2002 were 1.52% and 2.04%, respectively. Year-end interest rates for the same periods were 1.38% and 1.85%, respectively.

The Company has an agreement with a European bank that provides immediate, uncommitted credit lines, on a short-term basis, up to a maximum of $30,000 at the individual financial institution’s money market rate. At December 31, 2003 and 2002, $12,097 and $10,148, respectively were outstanding under this agreement. The average interest rates on transactions under this pooling account arrangement for the years ended December 31, 2003 and 2002 were 1.05% and 2.23%, respectively. Year-end interest rates for the same periods were 1.63% and 1.92%, respectively.

The Company has an agreement with a European Bank to borrow on a short-term basis up to a maximum of 1 billion Japanese yen ($9,340). At December 31, 2003, $9,338 was outstanding under this agreement. The average and year-end interest rates on borrowings under the agreement were both 1.39%. At December 31, 2002, $12,615 was outstanding under this agreement. The average and year-end interest rates on borrowings under the agreement were both 1.3%.

One of the Company’s foreign subsidiaries has an existing agreement with a foreign bank, which provides an immediate uncommitted credit line, on a short-term basis, up to a maximum of approximately 2.5 billion Japanese yen ($23,350) at the individual bank’s money market rate. At December 31, 2003 and 2002, borrowings under this agreement were 0.8 billion Japanese yen ($7,565) and 0.6 billion Japanese yen ($5,046), respectively. The average interest rates on borrowings under this agreement were 1.75% and 1.52% in 2003 and 2002, respectively, with a year-end interest rate of 1.75% at both December 31, 2003 and 2002.

Certain of the Company’s remaining foreign subsidiaries have five additional agreements with foreign institutions which provide immediate uncommitted credit lines, on a short term basis, up to a maximum of approximately $10,351 at the individual institution’s money market rate. These agreements have been guaranteed by the Company. At December 31, 2003 and 2002, there were no borrowings under these agreements.

Additional foreign borrowings at December 31, 2003 and 2002 consisted of 890 Euro and 407 Euro ($1,122 and $424, respectively). These borrowings were interest free during 2003. The average and year-end interest rates on these borrowings were both 0.50% at December 31, 2002.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

The Company has the ability to refinance its borrowings under credit lines with borrowings from the Credit Agreement. Therefore, these amounts are classified as long-term debt at December 31, 2003 and 2002.

The Company has a Loan Agreement with Columbia County, Arkansas (“the County”), which issued $11,000 in Tax-Exempt Solid Waste Disposal Revenue Bonds (“Tax-Exempt Bonds”) for the purpose of financing various solid waste disposal facilities at the Company’s Magnolia, Arkansas South Plant. The Tax-Exempt Bonds bear interest at a variable rate which approximates 65% of the federal funds rate. The average interest rates were 1.20% and 1.56% in 2003 and 2002, respectively, with year-end interest rates of 1.40% and 1.70%. The Tax-Exempt Bonds will mature on March 1, 2021 and are collateralized by a transferable irrevocable direct-pay letter of credit.

NOTE 10—Capital Stock:

Preferred Stock

The Company has the authority to issue 15,000,000 shares of preferred stock in one or more classes or series. No shares of the Company’s preferred stock have been issued to date.

Stock Purchases

During 2003, the Company purchased 693,794 common shares for $17,588, at an average price of $25.35 per share. During 2002, the Company purchased 4,015,578 common shares for $93,074, at an average price of $23.18 per share. Of the shares purchased in 2002, 4,000,000 were purchased from Bruce C. Gottwald and members of his immediate family for an aggregate price of $92,680. In 2001, the Company purchased, in market transactions, 417,505 common shares for $7,585, at an average price of $18.17 per share. The Company had authorization at December 31, 2003, to purchase an additional 3,902,970 shares of its common stock.

Incentive Plans

At December 31, 2003, the Company has three incentive plans (1994, 1998 and 2003 plans). The plans provide for incentive awards payable in either cash or common stock of the Company, qualified and non-qualified stock options (“stock options”), stock appreciation rights (“SARs”), and restricted stock awards and performance awards (“stock awards”). Under the 1994 plan, a maximum of 3,200,000 shares of the Company’s common stock could be issued pursuant to the exercise of stock options, SARs or the grant of stock awards. No further grants or awards can be made under the 1994 plan. Under the 1998 plan, a maximum aggregate number of 3,000,000 shares of the Company’s common stock could be issued as incentive awards, stock options, SARs or stock awards subject to certain limitations, the maximum aggregate number of shares that could be issued pursuant to the exercise of options is 2,600,000. No further grants or awards can be made under the 1998 plan. Under the 2003 Plan, a maximum aggregate number of 3,000,000 shares of the Company’s common stock may be issued as incentive awards, stock options, SARs or stock awards. At December 31, 2003, 2,945,000 shares were available under the 2003 plan. Total compensation expense associated with the Company’s incentive plans in 2003, 2002 and 2001 amounted to $2,682, $5,881 and $3,299, respectively. Stock options outstanding under the three plans have been granted at prices which are equal to the market value of the stock on the date of grant and expire 7 to 10 years after issuance. The stock options become exercisable based upon either (a) growth in operating earnings as defined from the base-year earnings, (b) the increase in fair market value of the Company’s common stock, during a specified period, from the fair market value on the date of grant, or (c) at the end of a fixed period as defined in the agreements.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

Below is a summary of the activity in the 1994, 1998 and 2003 plans:

	Shares Available for Grant	Options Activity	Options Price	Weighted- Average Exercise Price
January 1, 2001	2,373,789	2,280,471	$12.12—$25.75	$18.70
Non-qualifying stock options granted	(472,500)	472,500 *	$21.32—$24.38	$24.31
Exercised		(80,139)	$12.12—$15.94	$13.12
Non-qualifying stock options canceled and lapsed	28,000	(28,000)	$15.94—$25.75	$22.23
Restricted stock awards	(10,000)
Restricted stock awards canceled	4,346

December 31, 2001	1,923,635	2,644,832	$13.13—$25.75	$19.84
Non-qualifying stock options granted	(605,000)	605,000 *	$23.45—$32.26	$24.44
Exercised		(185,280)	$13.13—$20.31	$13.96
Non-qualifying stock options canceled and lapsed	28,500	(28,500)	$15.94—$25.75	$23.16
Restricted stock awards canceled	72,105
Conversion of restricted stock to performance unit awards	97,250
Cancellation of shares available under 1994 plan	(557,485)
Performance based unit awards granted	(129,000)
Restricted incentive awards	(8,000)

December 31, 2002	822,005	3,036,052	$13.13—$32.26	$21.08
Non-qualifying stock options granted	(564,000)	564,000 *	$25.83—$27.45	$25.97
Exercised		(120,165)	$13.13—$20.00	$13.82
Non-qualifying stock options canceled and lapsed	27,750	(53,750)	$15.94—$25.83	$23.94
Performance based unit awards canceled	6,142
Performance based unit awards granted	(5,000)
2003 Plan adoption	3,000,000
Cancellation of shares available under the 1998 plan	(341,897)

December 31, 2003	2,945,000	3,426,137	$13.13—$32.26	$22.10

*	The weighted average fair values of options granted during 2003, 2002 and 2001 were $8.66, $8.08 and $8.25, respectively.

Contingent restricted stock awards were granted to certain employees of the Company in 2001 and 2000. Issuance of restricted stock was determined based on certain performance criteria over periods which could have resulted in as many as twice the number of shares being issued as restricted stock, or none could have been issued if the performance criteria are not met. Upon issuance, the restricted stock vested over a period of three years.

In January 2002, the Company’s Executive Compensation Committee approved the conversion of certain performance based restricted stock awards to performance based unit awards, reducing the potential number of shares to be issued upon meeting the original performance criteria. If the original performance criteria is met, 50% of the value of the incentive award is payable in cash and 50% of the value of the incentive award is payable in shares of Albemarle common stock, based on the closing market price of Albemarle common stock on the date of vesting. The cash and stock awards vest over a three-year period.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

The following table summarizes the performance based unit awards and contingent restricted stock awards outstanding in 2001, 2002 and 2003:

Performance Based Unit Awards and Contingent Restricted Shares
Awards outstanding—January 1, 2001	274,000
Restricted stock issued to retirees	(3,154)
Awards canceled	(4,346)
Awards granted	10,000

Awards outstanding—December 31, 2001	276,500
Restricted stock issued to employee	(4,380)
Restricted stock issued to retirees	(7,515)
Awards canceled	(70,105)
Awards granted	258,000

Awards outstanding—December 31, 2002	452,500
Awards issued to employees	(17,333)
Awards issued to retirees	(5,215)
Awards canceled	(12,285)
Awards granted	10,000

Awards outstanding—December 31, 2003	427,667

In 2002, 16,000 other restricted incentive awards were granted and vest over a fixed period as defined in the agreements. Of the 16,000 awards granted in 2002, 5,333 of these awards were vested and issued during 2003. In addition, non-performance based restricted stock for 62,000 shares was granted in previous years which vest over a fixed period. Of these 62,000 shares, 20,000 shares were vested and issued in 2003, 2002 and 2001, and 2,000 shares were cancelled in 2002. In December 2003, performance based unit awards granted in 1998 and 2000 were modified by the Executive Compensation Committee to waive further vesting after the earned awards were determined for the performance period. Total awards of 28,364 shares and equivalent values in cash were awarded to eligible participants in early 2004 and 94,850 performance unit awards contingent on performance criteria were cancelled.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

The following table summarizes information about fixed-price stock options at December 31, 2003:

	Options Outstanding				Options Exercisable
Month/Year of Grants	Exercise Prices	Number Outstanding @ 12/31/03	Weighted-Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable @ 12/31/03	Weighted Average Exercise Price
3 / 1994	$13.13	321,762	0.2 years	$13.13	321,762	$13.13
8 / 1996	17.38	293,000	2.7 years	17.38	293,000	17.38
3 / 1998	25.25	50,000	4.3 years	25.25	10,000	25.25
4 / 1998	25.75	383,000	4.3 years	25.75	—	25.75
11 / 1998	25.75	40,000	4.3 years	25.75	—	25.75
3 / 1999	25.75	100,000	4.3 years	25.75	—	25.75
6 / 1999	20.00	245,750	5.5 years	20.00	122,875	20.00
1 / 2000	19.19	50,000	6.0 years	19.19	50,000	19.19
2 / 2000	15.94	280,625	3.2 years	15.94	280,625	15.94
7 / 2000	22.31	50,000	6.5 years	22.31	25,000	22.31
1 / 2001	24.38	379,000	7.1 years	24.38	—	24.38
5 / 2001	24.38	50,000	7.3 years	24.38	—	24.38
7 / 2001	24.38	15,000	7.5 years	24.38	—	24.38
8 / 2001	21.32	10,000	7.7 years	21.32	—	21.32
12 / 2001	24.00	5,000	8.0 years	24.00	—	24.00
1 / 2002	23.45	522,000	8.1 years	23.45	—	23.45
4 / 2002	27.63	6,000	8.3 years	27.63	—	27.63
6 / 2002	32.26	50,000	8.4 years	32.26	—	32.26
7 / 2002	31.58	2,000	8.5 years	31.58	—	31.58
7 / 2002	31.45	15,000	8.5 years	31.45	—	31.45
1 / 2003	25.83	458,000	9.1 years	25.83	—	25.83
1 / 2003	25.83	50,000	9.1 years	25.83	—	25.83
9 / 2003	27.45	50,000	9.8 years	27.45	—	27.45

		3,426,137			1,103,262

NOTE 11—Commitments and Contingencies:

Contractual Obligations and Contingencies

The following table summarizes the Company’s contractual obligations for plant construction, purchases of equipment, unused lines of credit, and various take or pay and throughput agreements:

	2004	2005	2006	2007	2008	There- after
Take or pay / throughput agreements	$37,804	$13,639	$11,113	$9,384	$7,735	$34,861
Letters of credit and guarantees	24,418	24,410	—	—	—	—
Capital projects	7,583	700	700	700	700	—
Additional investment commitment payments	6,805	1,035	805	805	30	199
Natural gas contracts	32	—	—	—	—	—
Other	12	12	—	—	—	—

Total	$76,654	$39,796	$12,618	$10,889	$8,465	$35,060

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

In addition, the Company has commitments, in the form of guarantees, for 50% of the loan amounts outstanding (which at December 31, 2003, amounted to $28.3 million) of its 50%-owned joint venture company, Jordan Bromine Company Limited (“JBC”). JBC entered into the loans in 2000 to finance construction of certain bromine and derivatives manufacturing facilities on the Dead Sea. The Company’s total loan guarantee commitment for JBC is 50% of the JBC’s total loans, which could amount up to $46 million if JBC makes all of its allowable draws.

Service Agreements

The Company and Ethyl are parties to various agreements, dated as of February 28, 1994, pursuant to which the Company and Ethyl agreed to coordinate certain facilities and services of adjacent operating facilities at plants in Pasadena, Texas, Baton Rouge, Louisiana and Feluy, Belgium. In addition, the Company and Ethyl are parties to agreements providing for the blending by the Company of Ethyl’s additive products and the production of antioxidants and manganese-based antiknock compounds at the Orangeburg, South Carolina plant. On January 21, 2003, the Company purchased Ethyl’s antioxidants working capital, patents and other intellectual property. The Company’s billings to Ethyl in 2003, 2002 and 2001 in connection with their agreements amounted to $9,166, $22,638 and $23,776, respectively. Ethyl’s billings to the Company in 2003, 2002 and 2001, in connection with these agreements, amounted to $1,478, $1,566 and $1,438, respectively. At December 31, 2003, the Company had receivables from Ethyl of $1,273 and payables to Ethyl of $334.

The Company and MEMC Pasadena, Inc. (“MEMC Pasadena”) are parties to agreements dated as of July 31, 1995 and subsequently revised effective May 31, 1997, pursuant to which the Company provides certain utilities and services to the MEMC Pasadena site that is located at Albemarle’s Pasadena plant and on which MEMC Pasadena’s electronic materials facility is located. MEMC Pasadena agreed to reimburse Albemarle for all the costs and expenses plus a percentage fee incurred as a result of these agreements. The Company’s billings to MEMC Pasadena, in connection with these agreements amounted to $10,022 in 2003, $7,402 in 2002 and $7,882 in 2001. MEMC’s billings to the Company in 2003, 2002 and 2001, in connection with these agreements, amounted to $2,463, $1,120 and $2,964, respectively. At December 31, 2003, the Company had receivables from MEMC of $2,392 and payables to MEMC of $992.

The Company and BP, p.l.c. or its affiliates (“BP”) are parties to numerous operating and service agreements, dated as of March 1, 1996, pursuant to which the Company provides operating and support services, certain utilities and products to BP, and BP provides operating and support services, certain utilities and products to Albemarle. The Company’s billings to BP in 2003, 2002 and 2001, in connection with these agreements, amounted to $39,436, $34,907 and $53,488, respectively. BP’s billings to the Company in 2003, 2002 and 2001, in connection with these agreements, amounted to $14,592, $15,036 and $16,330, respectively. At December 31, 2003, the Company had receivables from BP of $3,443 and payables to BP of $1,399.

The Company and Rhodia or its affiliates are parties to numerous operating and service agreements, dated July 23, 2003, pursuant to which the Company provides operating and support services, certain utilities and products to Rhodia, and Rhodia provides operating and support services, certain utilities and products to Albemarle. The Company’s billings to Rhodia in 2003 in connection with these agreements amounted to $4,986 million. Rhodia’s billings to the Company in 2003 in connection with these agreements, amounted to $4,196. At December 31, 2003, the Company had receivables from Rhodia of $1,756 and payables to Rhodia of $920.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

Environmental

The Company has the following recorded environmental liabilities at December 31, 2003, 2002, and 2001:

	2003	2002	2001
Beginning balance	$31,443	$30,245	$11,533
Additions	1,163	400	20,862
Expenditures	(1,396)	(2,332)	(2,836)
Change in estimate	(1,801)	—	—
Foreign exchange	3,766	3,130	686
SFAS No. 143 reclassification	(4,053)	—	—

Ending balance	$29,122	$31,443	$30,245

Recorded liabilities decreased $2,321 from December 31, 2002, after adoption of SFAS No. 143, due in part to a reclassification of certain environmental obligations previously accounted for under FASB Statement of Position 96-1 to other noncurrent liabilities. See Note 21, “Cumulative Effect of a Change in Accounting Principle, Net.” The amounts recorded represent management’s best estimate of the Company’s future remediation and other anticipated environmental costs relating to past operations.

Although it is difficult to quantify the potential financial impact of compliance with environmental protection laws, management estimates, based on the latest available information, there is a reasonable possibility that future environmental remediation costs to be incurred over a period of time associated with the Company’s past operations in excess of amounts already recorded, could be up to $10,529 before income taxes. However, the Company believes that most of the amount it may be required to pay in connection with environmental remediation matters in excess of the amounts recorded will not have a material adverse impact on its financial condition or results of operations, but could have a material adverse impact in a particular quarterly reporting period.

Rental Expense

The Company has a number of operating lease agreements, primarily for office space, transportation equipment and storage facilities. The following schedule details the future minimum lease payments for the next five years and thereafter:

Year	Minimum Lease Payments
2004	$6,921
2005	5,228
2006	4,267
2007	2,885
2008	2,719
thereafter	12,947

Rental expense was approximately $16,250 for 2003, $14,600 for 2002 and $13,540 for 2001. Rental expense is shown net of rental income of $365, $476 and $239 for 2003, 2002 and 2001, respectively.

Litigation

The Company is involved from time to time in legal proceedings of types regarded as common in the Company’s businesses, particularly administrative or judicial proceedings seeking remediation under environmental laws, such as Superfund, products liability and premises liability litigation.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

The Company maintains a financial accrual for these proceedings which includes defense costs and potential damages, as estimated by its General Counsel. The Company also maintains insurance to mitigate such risks. The Company is not party to any pending litigation proceedings that are expected to have a material adverse effect on the Company’s results of operations, financial position or cash flows.

NOTE 12—Pension Plans and Other Postretirement Benefits:

The Company has noncontributory defined-benefit pension plans covering most U.S. employees. The benefits for these plans are based primarily on compensation and/or years of service. The funding policy for each plan complies with the requirements of relevant governmental laws and regulations. The pension information for all periods presented includes amounts related to salaried and hourly plans.

The Company provides postretirement medical benefits and life insurance for certain groups of U.S. retired employees. Medical and life insurance benefit costs are funded principally on a pay-as-you-go basis. Although the availability of medical coverage after retirement varies for different groups of employees, the majority of employees who retire before becoming eligible for Medicare can continue group coverage by paying a portion of the cost of a monthly premium designed to cover the claims incurred by retired employees subject to a cap on Company payments. The availability of group coverage for Medicare-eligible retirees also varies by employee group with coverage designed either to supplement or coordinate with Medicare. Retirees generally pay a portion of the cost of the coverage, subject to a cap on Company payments. Plan assets for retiree life insurance are held under an insurance contract and reserved for retiree life insurance benefits. Pension coverage for employees of the Company’s foreign subsidiaries is provided through separate plans. Obligations under such plans are systematically provided for by depositing funds with trustees or under insurance policies. The pension cost, actuarial present value of benefit obligations and plan assets have been combined with the Company’s other pension disclosure information presented.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

The following provides a reconciliation of benefit obligations, plan assets and funded status of the plans, as well as a summary of significant assumptions:

	Pension Benefits		Other Postretirement Benefits
	2003	2002	2003	2002
Change in benefit obligations
Benefit obligation at January 1	$401,469	$348,258	$67,069	$75,062
Service cost	10,226	9,819	1,685	1,445
Interest cost	25,146	25,223	4,149	3,508
Plan amendments	81	155	—	(16,483)
Assumption changes	7,787	19,930	3,556	4,271
Actuarial (return) loss	(8,517)	11,819	(2,674)	2,863
Benefits paid	(18,966)	(17,534)	(3,099)	(3,597)
Acquisition of businesses	420	—	—	—
Plan curtailments and settlements	(6)	—	—	—
Employee contributions	120	12	—	—
Foreign exchange loss	5,423	3,787	—	—

Benefit obligation at December 31	$423,183	$401,469	$70,686	$67,069

Change in plan assets
Fair value of plan assets at January 1	$333,565	$392,019	$7,500	$7,275
Actual return (loss) on plan assets	76,738	(62,001)	1,322	1,081
Employer contributions	12,967	19,689	2,152	2,741
Benefits paid	(17,772)	(16,542)	(3,099)	(3,597)
Foreign exchange gain	497	302	—	—
Employee contributions	120	98	—	—

Fair value of plan assets at December 31	$406,115	$333,565	$7,875	$7,500

Funded status of plans
Under funded status	$(17,068)	$(67,904)	$(62,811)	$(59,569)
Adjustment to accrued position	(329)	—	—	—
Unrecognized net loss	159,316	195,496	7,507	7,801
Unrecognized prior service cost (benefit)	3,413	4,842	(12,137)	(13,485)
Unrecognized net transition asset	(67)	(115)	—	—

Net prepaid (accrued) benefit cost at December 31	$145,265	$132,319	$(67,441)	$(65,253)

Assumption percentages as of December 31
Discount rate	6.15%	6.60%	6.15%	6.60%
Expected return on plan assets	8.75%	9.25%	7.00%	7.00%
Rate of compensation increase	2.56%	3.75%	2.56%	3.75%

In estimating the expected return on plan assets, the Company considers past performance and future expectations for the types of investments held by the plan as well as the expected long term allocation of plan assets to these investments. The expected rate of return on pension plan assets was reduced from 9.25% at December 31, 2002 to 8.75% at December 31, 2003. No change was made in the expected 7.00% return on other postretirement benefit plan assets.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

Amounts recognized in the statement of financial position consist of:

	Pension Benefits		Other Postretirement Benefits
	2003	2002	2003	2002
Prepaid benefit cost	$184,508	$165,536	$—	$—
Accrued benefit cost	(41,635)	(38,677)	(67,441)	(65,253)
Intangible assets	—	417	—	—
Accumulated other comprehensive income	2,392	5,043	—	—

Net amount recognized	$145,265	$132,319	$(67,441)	$(65,253)

The accumulated benefit obligation for all defined benefit pension plans was $390,477 and $355,502 at December 31, 2003 and 2002, respectively. The net prepaid (accrued) benefit cost related to pensions is included in “prepaid pension assets” and “other noncurrent liabilities” in the consolidated balance sheets. The accrued postretirement benefit cost is included in “postretirement benefits” in the consolidated balance sheets.

The components of pension and postretirement benefits (income) expense are as follows:

	Pension Benefits			Other Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Service cost	$10,226	$9,819	$8,579	$1,685	$1,445	$2,067
Interest cost	25,146	25,223	22,792	4,149	3,508	4,514
Expected return on assets	(41,939)	(44,556)	(44,708)	(490)	(476)	(414)
Plan curtailments, termination benefits and termination of insurer contracts	3	842	—	—	—	—
Amortization of prior service cost (benefit)	1,529	1,529	1,780	(1,349)	(2,401)	99
Amortization of loss (gain)	969	109	(2,322)	345	282	(303)
Amortization of transition asset	(49)	(499)	(2,070)	—	—	—
Employee contributions	—	(80)	(77)	—	—	—

Benefits (income) expense	$(4,115)	$(7,613)	$(16,026)	$4,340	$2,358	$5,963

Assumption percentages
Discount rate	6.60%	7.25%	7.50%	6.60%	7.25%	7.50%
Expected return on plan assets	9.25%	9.50%	9.50%	7.00%	7.00%	7.00%
Rate of compensation increase	3.75%	4.50%	4.50%	3.75%	4.50%	4.50%

The Company’s pension and other postretirement benefit plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

	Pension Benefits		Other Postretirement Benefits
	2003	2002	2003	2002
Asset Category:
Domestic equity	49%	69%	—%	—%
International equity	13	12	—	—
Fixed income	13	15	100	100
Absolute return aggressive	9	2	—	—
Absolute return conservative	9	2	—	—
Cash	7	—	—	—

Total	100%	100%	100%	100%

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

The investment objective of the pension plan assets is maximum return with a strong emphasis on preservation of capital. Assets should participate in rising markets, with defensive action in declining markets expected to an even greater degree. Target asset allocations include 60% in long equity managers and the remaining 40% in asset classes that provide diversification from traditional long equity holdings. Depending on market conditions, the broad asset class targets may range +/- 10%. These asset classes include, but are not limited to hedge fund of funds, bonds and other fixed income vehicles, high yield equities and distressed debt.

Equity securities include Albemarle common stock in the amounts of $0.5 million (0.1% of total plan assets) at December 31, 2003 for pension benefits. There were no investments in Albemarle common stock at December 31, 2003 for other postretirement benefits or at December 31, 2002 for pension or other postretirement benefits.

The information presented above including actual allocation of plan assets, description of investment strategies, and description of basis used to determine the overall expected rate-of-return-on-assets assumption, is provided only for domestic plans. The domestic and foreign amounts are presented for the following:

	2003 Pension Benefits		2003 Other Postretirement Benefits
	Foreign	Domestic	Foreign	Domestic
Total fair value of plan assets as of the measurement date	$3,052	$403,063	Not applicable	$7,875
Overall expected long-term rate of return on assets	5.00%	8.75%	Not applicable	7.00%

	2002 Pension Benefits		2002 Other Postretirement Benefits
	Foreign	Domestic	Foreign	Domestic
Total fair value of plan assets as of the measurement date	$2,090	$331,475	Not applicable	$7,500
Overall expected long-term rate of return on assets	5.00%	9.25%	Not applicable	7.00%

The Company has not determined the expected 2004 pension funding; however, there are no required minimum contributions to the plan. The Company expects to contribute $2.9 million to its other postretirement benefit plan in 2004.

The Company has a Supplemental Executive Retirement Plan (“SERP”), which provides unfunded supplemental retirement benefits to certain management or highly compensated employees of the Company. The SERP provides for incremental pension payments partially to offset the reduction in amounts that would have been payable from the Company’s principal pension plan if it were not for limitations imposed by federal income tax regulations. Expense relating to the SERP of $1,481, $1,301 and $1,225 was recorded for the years ended December 31, 2003, 2002 and 2001, respectively. In addition to the SERP expenses noted above, the Company recorded a special termination benefit charge of $842 for the year ending December 31, 2002. The accumulated benefit obligation recognized in the Company’s consolidated balance sheet at December 31, 2003 and 2002 was $10,265 and $8,429, respectively. The benefit expenses and obligations of this SERP are included in the tables above. The Company expects to contribute $1,321 to the SERP in 2004.

The assumed health care cost trend rate for 2003 for pre-65 coverage was 10% per year, dropping by 1% per year to an ultimate rate of 6%, while the trend rate for post-65 coverage was 12% per year, dropping by 1% per year to an ultimate rate of 6%. The assumed health care cost trend rate for 2002 for pre-65 coverage was 11% per year, dropping by 1% per year to an ultimate rate of 6%, the trend rate for post-65 coverage was 13% per year,

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

dropping by 1% per year to an ultimate rate of 6%. The trend rate for the indemnity plans was 7% per year in 2001 for both pre-65 and post-65 coverage. The trend rate for the managed care plans for pre-65 coverage was 6% per year in 2001. For 2004, the trend rate for pre-65 coverage is 9% per year, dropping by 1% per year to an ultimate rate of 6%; the trend rate for post-65 coverage is 11% per year, dropping by 1% per year to an ultimate rate of 6%.

A variance in the assumptions discussed above would have an impact on the projected benefit obligations, the accrued other postretirement benefit liabilities, and the annual net periodic pension and other postretirement benefit cost. The following table reflects the sensitivities associated with a hypothetical change in certain assumptions:

	(Favorable) Unfavorable
	1% Increase		1% Decrease
	Increase (Decrease) in Benefit Obligation	Increase (Decrease) in Benefit Cost	Increase (Decrease) in Benefit Obligation	Increase (Decrease) in Benefit Cost
Actuarial Assumptions
Discount Rate:
Pension	$(45,034)	$(1,172)	$55,072	$1,290
Other postretirement benefits	(7,643)	(170)	8,653	140
Expected return on plan assets:
Pension	Not applicable	(4,851)	Not applicable	4,851
Other postretirement benefits	Not applicable	(75)	Not applicable	75
Rate of increase (decrease) in per capita cost of covered health care benefits	426	28	(545)	(38)

Other Postemployment Benefits

The Company also provides certain postemployment benefits to former or inactive employees who are not retirees. The Company funds postemployment benefits on a pay-as-you-go basis. These benefits include salary continuance, severance and disability health care and life insurance which are accounted for under SFAS No. 112 “Employers’ Accounting for Postemployment Benefits.” The accrued postemployment benefit liability was $915 and $993 at December 31, 2003 and 2002, respectively.

On December 8, 2003, President Bush signed into law a bill that expands Medicare, primarily adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. The Company anticipates that the benefits it pays after 2006 will be lower as a result of the new Medicare provisions; however, the retiree medical obligations and costs reported do not reflect the impact of this legislation. The Company has deferred the recognition of the new Medicare provisions’ impact as permitted by FASB Staff Position 106-1 due to open guidance about certain matters. The final accounting guidance could require changes to previously reported information.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

NOTE 13—Income Taxes—Restated:

Income before income taxes and current and deferred income taxes (benefits) are composed of the following:

	Years Ended December 31,
	2003		2002 Restated		2001
Income before income taxes:
Domestic	$66,012		$83,793		$90,528
Foreign	22,043		17,314		6,668

Total	$88,055		$101,107		$97,196

Current income taxes (benefits):
Federal	$(3,776	)(a)	$9,145	(b)	$19,481
State	810		909		1,039
Foreign	12,691		7,144		4,992

Total	$9,725		$17,198		$25,512

Deferred income taxes (benefits):
Federal	$6,077		$10,540		$5,965
State	437		683		597
Foreign	(2,349)		(335)		(3,045	)(c)

Total	$4,165		$10,888		$3,517

Total income taxes	$13,890		$28,086		$29,029

The significant differences between the U.S. federal statutory rate and the effective income tax rate are as follows:

	% of Income Before Income Taxes
	2003		2002 Restated		2001
Federal statutory rate	35.0%		35.0%		35.0%
Foreign sales corporation/Extraterritorial income tax benefit	(2.7)		(2.7)		(1.9)
State taxes, net of federal tax benefit	0.9		0.9		1.1
Depletion	(2.0)		(1.8)		(1.8)
Valuation allowance	—		—		(2.6	)(c)
Revaluation of reserve requirements	(8.5	)(a)	—		—
Export benefit adjustment & IRS tax settlement	(5.1)		(2.5	)(b)	—
Other items, net	(1.8)		(1.1)		0.1

Effective income tax rate	15.8%		27.8%		29.9%

Notes to Income Taxes Tables:

(a)	During 2003, the Company received a $6,199 tax refund including interest of $2,711 ($1,727 after income taxes) relating to the IRS’s examination of the Company’s 1996 and 1997 tax returns and released $7,516 to earnings upon finalization of IRS’s examination of the Company’s 1998 and 1999 tax returns.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

(b)	On April 25, 2002, the Company received a favorable tax settlement of $4,509, which included interest of $2,017 (reflected in other income, net including minority interest), from the IRS on its claims for adjustments of export benefits for the years 1994 and 1995.
(c)	In 2001, the Company released a valuation allowance amounting to $2,551 that was required on a deferred tax asset related to the Company’s facilities in Louvain-la-Neuve, Belgium, which was established in 1996 when the Company’s olefins business was sold.

The deferred income tax assets and deferred income tax liabilities recorded on the consolidated balance sheets as of December 31, 2003 and 2002, consist of the following:

	2003	2002 Restated
Deferred tax assets:
Postretirement benefits other than pensions	$24,419	$23,683
Inventories	13,195	8,164
Accrued employee benefits	4,019	7,004
Environmental accruals	3,692	4,967
Asset retirement obligations	3,018	—
Accrued liabilities	1,256	1,494
Subsidiaries’ net operating loss carryforwards	1,002	942
Foreign currency translation adjustments	—	881
Other	4,089	4,291

Deferred tax assets	54,690	51,426

Deferred tax liabilities:
Depreciation	115,316	109,127
Pensions	57,559	49,853
Foreign currency translation adjustments	14,205	—
Capitalization of interest	1,746	2,157
Other	551	185

Deferred tax liabilities	189,377	161,322

Net deferred tax liabilities	$134,687	$109,896

Reconciliation to consolidated balance sheets:
Current deferred tax assets	$8,978	$12,632
Deferred tax liabilities	143,665	122,528

Net deferred tax liabilities	$134,687	$109,896

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

In connection with the Company’s 1994 spin-off from Ethyl Corporation, a deferred income tax liability of $6,321 was inadvertently recorded in connection with permanent investments in the Company’s international subsidiaries. The December 31, 2002 and prior years’ consolidated balance sheets and statements of changes in shareholders’ equity have been restated via an increase in additional paid in capital and a decrease in deferred income tax liability in the amount of $6,321. This change had no effect on net income nor cash flows for any period.

NOTE 14—Special Items:

In 2003, the Company continued its efforts to reduce operating costs through another separation program that resulted in a special charge of $7,503. The 2003 program impacted a total of 89 salaried employees.

In 2002 and 2001, the Company reduced operating costs through involuntary separation programs that resulted in special charges of $1,550 and 2,051, respectively. The 2002 and 2001 programs impacted a total of 18 and 26 salaried employees, respectively.

The following table summarizes the special item charges outlined above.

	2003	2002	2001
Beginning accrual balance	$761	$2,319	$2,714
Workforce reduction charges, net	7,503	1,550	2,051
Payments	(6,861)	(3,108)	(2,446)
Amount reversed to income	(210)	—	—

Ending accrual balance	$1,193 *	$761	$2,319

*	Balance is expected to be paid in 2004

At December 31, 2003, the Company recorded a SFAS No. 144 charge for real estate held for sale of $2,546 or $1,622 after $924 in income taxes. The charge resulted from a transaction whereby the State of Louisiana, through its Department of Economic Development (“LED”) and the Company entered into a Cooperative Endeavor Agreement (“CEA”) whereby LED can purchase 157 acres of land and thirteen buildings located in East Baton Rouge Parish, Louisiana in three increments. The total cash payment for the facilities, part of which is subject to the appropriation of funds by the State Legislature, will be paid out in three phases over two years and will amount to $6 million. There are certain restrictions that could affect the Company on or about December 31, 2005, if the state completes the funding of the CEA. Upon the date of transfer of all assets, i.e. December 31, 2005, the Company will commit to maintain certain payroll levels in the State through 2012. Should Company payroll fall below certain thresholds, the State would be entitled to a penalty payment. At December 31, 2003, the Company recognized the loss on the sale of Phase I of the CEA totaling $2,546. Phase I is expected to be completed on or before March 31, 2004.

NOTE 15—Fair Value of Financial Instruments:

In assessing the fair value of financial instruments, the Company uses methods and assumptions that are based on market conditions and other risk factors existing at the time of assessment. Fair value information for the Company’s financial instruments is as follows:

Cash and Cash Equivalents—The carrying value approximates fair value due to their short-term nature.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

Long-Term Debt—The carrying value of the Company’s long-term debt reported in the accompanying consolidated balance sheets at December 31, 2003 and 2002 approximates fair value since substantially all of the Company’s long-term debt bears interest based on prevailing variable market rates currently available in the countries in which the Company has borrowings.

Foreign Currency Exchange Contracts—The fair values of the Company’s forward currency exchange contracts are estimated based on current settlement values. The fair value of the forward contracts represent a net liability position of less than $1 at December 31, 2003. At December 31, 2002, the fair value of the forward contracts represented a net asset position of $26.

NOTE 16—Acquisitions:

On January 21, 2003, the Company acquired Ethyl’s fuel and lubricant antioxidants working capital, patents and other intellectual property for $26,579, including $1,500 ($1,250 paid through December 31) in additional consideration if Ethyl’s purchases of antioxidant products from Albemarle and Albemarle’s sales of antioxidant products to third parties for fuel and lubricant additive use meet certain specified performance criteria. The Company acquired the antioxidants assets to further leverage core strengths in alkyls and orthoalkylation. The purchase price was allocated among intangible assets, including customer list, patents, a supply agreement and other intangibles, working capital, fixed assets and an immaterial amount of in-process research and development costs that were expensed in 2003. The acquisition was accounted for by the purchase method of accounting, and accordingly, the operating results have been included in the Company’s consolidated results of operations from the date of acquisition.

On July 23, 2003, the Company, through its wholly-owned subsidiary Albemarle Virginia Corporation, acquired Rhodia S.A. and its affiliated companies’ global organophosphorus and ammonium polyphosphate flame retardants business (“Rhodia”) for $80,024. This acquisition strengthened Albemarle’s position in rigid and flexible polyurethane foams. The Antiblaze flame retardant product portfolio that was acquired allows Albemarle to be a significant provider of flame retardants for the polyurethane foam industry. It also complements the NcendX™ phosphorus-based flame retardants capability Albemarle has developed for thermoplastic applications. As part of this transaction, Albemarle acquired a production site in Avonmouth, United Kingdom. Albemarle will be supplied with flame retardants and intermediates manufactured at Rhodia’s sites in Charleston, S.C., and Oldbury and Widnes in the United Kingdom. The preliminary purchase price allocation is complete except for the effects of several minor contractual issues with the seller that are expected to be completed in the first quarter of 2004. The purchase price was allocated among fixed assets, intangible assets, including the customer list, trade name, patents, a supply agreement and other intangibles, working capital and goodwill. The acquisition was accounted for by the purchase method of accounting, and accordingly, the operating results have been included in the Company’s consolidated results of operations from the date of acquisition. See Note 17, “Pro Forma Financial Information—unaudited.”

On December 2, 2003, the Company, through its wholly-owned subsidiary Albemarle Chemicals SAS, acquired Atofina’s bromine fine chemicals business (“Atofina”) for $11,164. The transaction included the transfer to Albemarle of Atofina’s production site in Port de Bouc, France, and Atofina will supply Albemarle with additional fine chemicals under a long-term agreement. The acquisition provides Albemarle with flexibility in raw material supply and complements its existing network of bromine-based facilities in Jordan and the United States. The preliminary purchase price allocation has not been finalized at December 31, 2003 due to the timing of the acquisition. It is expected to be completed by the end of the second quarter of 2004. The acquisition is being accounted for by the purchase method of accounting, and accordingly, the operating results have been included in the Company’s consolidated results of operations from the date of acquisition. See Note 17, “Pro Forma Financial Information—unaudited.”

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

On May 31, 2001, the Company, through its wholly-owned subsidiary Albemarle Deutschland GmbH, acquired Martinswerk GmbH for approximately $34,000 in cash plus expenses and the assumption of approximately $55,000 in current and long-term liabilities. The assets acquired included Martinswerk’s manufacturing facilities and headquarters in Bergheim, Germany and its 50% stake in Magnifin Magnesiaprodukte GmbH, which has manufacturing facilities at St. Jakobs/Breitenau, Austria. The acquisition was financed through the Company’s former Credit Facility. The acquisition was accounted for by the purchase method of accounting, and accordingly, the operating results have been included in the Company’s consolidated results of operations from the date of acquisition. See Note 17, “Pro Forma Financial Information—unaudited.”

Martinswerk produces mineral-based flame retardants for the plastics and rubber markets, brightening pigments for high-quality paper applications and specialty aluminum oxides for polishing, catalyst and niche ceramic applications. Magnifin produces high-purity magnesium hydroxide flame retardant products used in applications requiring higher processing temperatures.

On July 1, 2001, the Company acquired the custom and fine chemicals businesses of ChemFirst Inc. for approximately $79,000 in cash plus expenses and the assumption of certain current liabilities. The acquisition was financed through the Company’s then-existing Credit Facility. The acquisition was accounted for by the purchase method of accounting, and accordingly, the operating results have been included in the Company’s consolidated results of operations from the date of acquisition. See Note 17, “Pro Forma Financial Information—unaudited.” The assets acquired included working capital, property, plant and equipment and certain intangibles, including goodwill and technical know how. The assets acquired also included a multi-functional manufacturing plant in Tyrone, Pennsylvania, and a cGMP (current Good Manufacturing Practices) pilot plant in Dayton, Ohio. Albemarle acquired the businesses to focus on the manufacture of custom and proprietary fine chemicals and chemical services for the pharmaceutical and life sciences industries as well as additives for ultraviolet light-cured polymer coatings, to broaden the portfolio of Albemarle’s Polymer Chemicals business.

A summary of the assets acquired and liabilities assumed for the Ethyl, Rhodia, and Atofina acquisitions, which were acquired on January 21, 2003, July 23, 2003, and December 2, 2003, respectively is presented as follows.

2003
Current assets	$21,406
Property, plant & equipment	19,701
Goodwill and intangibles	80,019
Other assets	3,334
Current liabilities	4,959
Noncurrent environmental accruals	1,034
Other noncurrent liabilities	700

Net cash paid	$117,767

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

A summary of the assets acquired and liabilities assumed for Martinswerk GmbH and Martinswerk’s 50% stake in Magnifin Magnesiaprodukte GmbH, and the custom and fine chemicals businesses of ChemFirst Inc., which were acquired on May 31, 2001, and July 1, 2001, respectively is presented as follows.

2001
Current assets	$82,623
Property, plant & equipment	67,269
Goodwill and intangibles	9,691
Other assets	9,560
Current liabilities	24,971
Noncurrent environmental accruals	16,224
Other noncurrent liabilities	14,703

Net cash paid	$113,245

NOTE 17—Pro Forma Financial Information—unaudited:

The pro forma information presented below for the Rhodia and Atofina business acquisitions, which were acquired on July 23, 2003, and December 2, 2003, respectively, includes adjustments for interest expense, depreciation, amortization of intangibles as well as various other income statement accounts in order to properly present results of operations for the Company as if the acquisitions were made on January 1, 2001. The pro forma information for the year ended December 31, 2001 also includes the pro forma effects of Martinswerk GmbH and Martinswerk’s 50% stake in Magnifin Magnesiaprodukte GmbH, and the custom and fine chemicals businesses of ChemFirst, Inc., which were acquired on May 31, 2001, and July 1, 2001, respectively.

	For the Year Ended December 31, 2003	For the Year Ended December 31, 2002	For the Year Ended December 31, 2001
Net sales	$1,158,316	$1,094,931	$1,101,286
Income before cumulative effect of a change in accounting principle	$72,835	$77,610	$72,678
Net income	$70,615	$77,610	$72,678
Diluted earnings per share	$1.68	$1.80	$1.56

NOTE 18—Operating Segments and Geographic Area Information:

The Company is a global manufacturer of specialty polymer and fine chemicals, grouped into two operating segments: Polymer Chemicals and Fine Chemicals. The operating segments were determined based on management responsibility. The Polymer Chemicals operating segment is comprised of flame retardants, catalysts and polymer additives product areas. The Fine Chemicals operating segment is comprised of agrichemicals, pharmachemicals, fine chemistry services and intermediates and performance chemicals product areas. Net sales, operating profit and identifiable assets have been restated for the Fine Chemicals segment and total for the year of 2002 to move the recognition of revenue of certain bill and hold transactions related to a Fine Chemical segment product for the fourth quarter 2002. The restatement (see Note 20, “Restatements”) resulted in $3,516 of net sales and $2,706 of operating profit shifting from fourth quarter 2002 to first and second quarter 2003 results. Identifiable assets have also been restated to reflect the effect of the recordation of accounts receivable, inventory and income taxes related to the restated sales amounts.

The accounting policies of the segments are the same as those described in Note 1, “Summary of Significant Accounting Policies.” The Company evaluates the performance of its operating segments based on operating profit which represents income before income taxes, and before interest and financing expenses and other income, net. Segment data includes intersegment transfers of raw materials at cost and foreign exchange transaction gains and losses, as well as allocations for certain corporate costs.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

Summarized financial information concerning the Company’s reportable segments is shown in the following table. The “Corporate & Other” column includes corporate-related items not allocated to the reportable segments.

Operating Segment Results	Polymer Chemicals	Fine Chemicals	Corporate & Other	Total
2003
Net sales	$629,856	$480,381	$—	$1,110,237
Operating profit(a)	70,370	48,988	(26,534)	92,824
Identifiable assets	574,125	498,650	314,516	1,387,291
Goodwill	20,610	16,222	—	36,832
Depreciation and amortization	36,742	46,617	655	84,014
Capital expenditures	19,914	20,829	315	41,058

2002—Restated
Net sales	$552,042	$455,876	$—	$1,007,918
Operating profit(a)	64,754	60,576	(22,511)	102,819
Identifiable assets	428,080	474,374	297,944	1,200,398
Goodwill	13,238	14,278	—	27,516
Depreciation and amortization	33,849	46,066	688	80,603
Capital expenditures	15,657	22,120	605	38,382

2001
Net sales	$479,373	$463,379	$—	$942,752
Operating profit(a)	60,121	61,036	(22,707)	98,450
Identifiable assets	353,855	532,921	251,496	1,138,272
Goodwill	9,994	16,710	—	26,704
Depreciation and amortization	28,246	48,542	822	77,610
Capital expenditures	14,537	35,134	232	49,903

Net Sales(b)(c)	2003	2002 Restated	2001
United States	$475,221	$477,648	$508,521
Foreign	635,016	530,270	434,231

Total	$1,110,237	$1,007,918	$942,752

Long-Lived Assets as of December 31,	2003	2002	2001
United States	$384,818	$399,821	$428,808
France	98,207	87,725	82,539
United Kingdom	89,874	9,823	9,487
Other foreign countries	72,690	56,873	40,586

Total	$645,589	$554,242	$561,420

Notes:

(a)	Includes the effects of foreign exchange transaction gains (losses) of $1,424, $1,652 and $492 in 2003, 2002 and 2001, respectively.
(b)	No sales in a foreign country exceed 10% of the Company’s total net sales.
(c)	Net sales are attributed to countries based upon shipments to final destination.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

NOTE 19—Quarterly Financial Summary—unaudited:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003	Restated	Restated
Net sales(a)	$266,739	$271,823	$276,551	$295,124
Gross profit(a)	$58,542	$60,232	$56,008	$63,728
Special items(b)	$—	$—	$7,503	$2,546
Income before cumulative effect of a change in accounting principle, net	$23,787	$23,734	$9,856	$16,788
Net income(a)(c)(d)	$21,567	$23,734	$9,856	$16,788
Basic earnings per share on income before cumulative effect of a change in accounting principle, net	.57	.58	.24	.41
Basic earnings per share(a)(c)	$.52	$.58	$.24	$.41
Shares used to compute basic earnings per share	41,496	41,208	41,177	41,141
Diluted earnings per share on income before cumulative effect of a change in accounting principle, net	.56	.56	.23	.40
Diluted earnings per share(a)(c)	$.51	$.56	$.23	$.40
Shares used to compute diluted earnings per share	42,286	42,046	42,137	42,113

2002				Restated
Net sales(a)	$231,822	$252,706	$271,714	$251,676
Gross profit(a)	$55,760	$58,155	$64,974	$53,641
Special items(e)	$850	$—	$—	$700
Net income(a)(f)	$16,798	$20,694	$20,352	$15,177
Basic earnings per share(a)	$.39	$.50	$.49	$.36
Shares used to compute basic earnings per share(g)	43,438	41,618	41,676	41,684
Diluted earnings per share(a)	$.38	$.48	$.48	$.36
Shares used to compute diluted earnings per share(g)	44,190	42,822	42,796	42,741

Notes:

(a)	Fourth quarter 2002 has been restated to move the recognition of revenue of a $3,516 sales transaction related to a Fine Chemical segment product. The restatement resulted in the reduction of $3,516 of net sales and $1,724 of net income from fourth quarter 2002 and an increase in the first quarter 2003 (net sales of $1,169 and net income $573) and second quarter 2003 (net sales of $2,347 and net income of $1,151) results.
(b)	Special items charge for the third quarter of 2003 totaled $7,503 ($4,780 after income taxes). This charge resulted from workforce reduction programs at certain of the Company’s facilities. The fourth quarter special charge related to a SFAS No. 144 charge for real estate held for sale, totaling $2,546 ($1,622 after income taxes).
(c)	On January 1, 2003, the Company implemented SFAS No. 143, “Accounting for Asset Retirement Obligations.” The cumulative effect of the change in accounting principle, net resulting from the implementation of the standard was $3,485 ($2,220 after income taxes).
(d)	During 2003, the Company received a $6,199 tax refund including interest of $2,711 ($1,727 after income taxes) relating to the IRS’s examination of the Company’s 1996 and 1997 tax returns and released $7,516 in valuation reserves to earnings during the quarter ended June 30, 2003, upon finalization of IRS’s examination of the Company’s 1998 and 1999 tax returns.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

(e)	Special items charges for the first and fourth quarters of 2002 totaled $850 ($541 after income taxes) and $700 ($445 after income taxes), respectively. These charges resulted from workforce reduction programs at certain of the Company’s facilities.
(f)	On April 25, 2002, the Company received a favorable tax settlement of $3,777, including interest of $1,285 after income taxes, from the IRS on its claims for adjustments of export benefits for the years 1994 and 1995.
(g)	On February 13, 2002, the Company purchased 4,000,000 shares of its outstanding common stock from Bruce C. Gottwald and members of his immediate family for an aggregate price of $92,680.

NOTE 20—Restatements:

The 2002 consolidated financial statements and certain 2001 amounts reported in the consolidated statement of shareholders’ equity have been restated in order to correct two matters as further discussed below.

In connection with the Company’s 1994 spin-off from Ethyl Corporation, a deferred income tax liability of $6,321 was inadvertently recorded in connection with permanent investments in the Company’s international subsidiaries. The December 31, 2002 and prior years’ consolidated balance sheets and statements of changes in shareholders’ equity have been restated via an increase in additional paid in capital and a decrease in deferred income tax liability in the amount of $6,321. This change had no effect on net income nor cash flows for any period.

The 2002 consolidated financial statements have been restated to reflect the reversal of previously reported net sales and cost of sales of $3,516 and $810, respectively, and of the related income tax provision of $982 with respect to a sales transaction originally reported in the fourth quarter of 2002. That transaction is now reported in the periods that the product was delivered to the customer, specifically the first and second quarters of 2003. The restatement resulted in the reduction of $3,516 of net sales and $1,724 of net income from the fourth quarter 2002 and an increase in the first quarter 2003 (net sales of $1,169 and net income $573) and second quarter 2003 (net sales of $2,347 and net income of $1,151) results.

The following table presents the impact of the foregoing adjustments on our previously reported consolidated balance sheet at December 31, 2002 and consolidated statement of income for the year ended December 31, 2002:

Period	As Previously Reported	As Restated
Balance sheet at December 31, 2002:
Accounts receivable	$197,089	$193,573
Inventory—finished goods	116,164	116,974
Total inventory	160,805	161,615
Total current assets	413,064	420,506	*
Total assets	1,192,956	1,200,398	*
Income taxes payable	19,095	18,113
Total current liabilities	165,007	164,025
Deferred income taxes	128,849	122,528
Retained earnings	571,551	576,148
Total shareholders’ equity	569,740	574,337

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars except for share data and per share amounts)

Income statement for the year ended December 31, 2002:
Net sales	$1,011,434	$1,007,918
Cost of goods sold	(776,198)	(775,388)
Gross profit	235,236	232,530
Operating profit	105,525	102,819
Income before income taxes	103,813	101,107
Income taxes	(29,068)	(28,086)
Net income	74,745	73,021
Basic earnings per share	1.78	1.73
Diluted earnings per share	1.73	1.69

*	Includes reclassifications to conform to current presentation.

NOTE 21—Cumulative Effect of a Change in Accounting Principle, Net:

On January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Upon its initial adoption, SFAS No. 143 required the Company to recognize the fair value of its liabilities for asset retirement obligations for identified assets for which there are future retirement obligations. These future obligations are comprised primarily of the cost of closing various facilities and of capping brine wells. The following table reflects the changes in the beginning and ending carrying amounts associated with the long-lived assets under SFAS 143:

	Long Lived Asset	Accumulated Depreciation	Asset Retirement Obligation	Cumulative Effect at Implementation
Balance at implementation, January 1, 2003	$6,520	$(3,083)	$(6,922)	$(3,485)
Reclassification of environmental reserve at implementation	—	—	(4,053)	—
Additional asset retirement obligations	—	—	(82)	—
Depreciation during 2003	—	(382)	—	—
Accretion interest during 2003	—	—	(394)	—
Foreign exchange impact	—	—	(2)	—

Balance at December 31, 2003	$6,520	$(3,465)	$(11,453)	$(3,485)

The financial statement impact at adoption of SFAS No. 143 on the Company’s consolidated statements of income is reflected as a cumulative effect of a change in accounting principle amounting to $3,485 ($2,220 after income taxes of $1,265).

Had SFAS No. 143 been in effect as of January 1, 2001, the impact on the Company’s consolidated statements of income would have been immaterial for the years ended December 31, 2002 and 2001 and the asset retirement obligation would have been $10,975, $10,409 and $9,873 as of December 31, 2002 and 2001 and January 1, 2001, respectively.

ALBEMARLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003
	(Unaudited)
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$38,653	$35,173
Accounts receivable, less allowance for doubtful accounts (2004—$932; 2003—$2,287)	238,668	226,026
Inventories:
Finished goods	142,359	154,594
Raw materials	23,475	22,384
Stores, supplies and other	25,980	27,725

	191,814	204,703
Deferred income taxes and prepaid expenses	13,523	15,467

Total current assets	482,658	481,369

Property, plant and equipment, at cost	1,617,082	1,605,048
Less accumulated depreciation and amortization	1,107,215	1,078,043

Net property, plant and equipment	509,867	527,005
Prepaid pension assets	187,860	185,531
Other assets and deferred charges	80,060	74,802
Goodwill	36,488	36,832
Other intangibles, net of amortization	84,148	81,752

Total assets	$1,381,081	$1,387,291

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$118,314	$111,431
Long-term debt, current portion	44	190
Accrued expenses	74,191	70,610
Dividends payable	11,683	5,494
Income taxes payable	33,018	22,346

Total current liabilities	237,250	210,071

Long-term debt	176,486	228,389
Postretirement benefits	68,162	66,969
Other noncurrent liabilities	109,877	101,976
Deferred income taxes	134,330	143,665
Commitments and contingencies (Note 18)
Shareholders’ equity:
Common stock, $.01 par value, issued and outstanding—41,553,392 in 2004 and 41,153,008 in 2003	416	412
Additional paid-in capital	6,906	736
Accumulated other comprehensive income	19,912	23,643
Retained earnings	627,742	611,430

Total shareholders’ equity	654,976	636,221

Total liabilities and shareholders’ equity	$1,381,081	$1,387,291

See accompanying notes to the condensed consolidated financial statements.

ALBEMARLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(in thousands, except per share amounts)
Net sales	$326,759	$271,823	$648,768	$538,562
Cost of goods sold	260,331	211,591	521,556	419,788

Gross profit	66,428	60,232	127,212	118,774
Selling, general and administrative expenses	32,649	29,435	63,003	57,061
Research and development expenses	5,088	4,421	9,667	9,363
Special items	550	—	5,057	—

Operating profit	28,141	26,376	49,485	52,350
Interest and financing expenses	(1,359)	(1,257)	(2,918)	(2,594)
Other income (expense), net including minority interest	2,702	(316)	1,619	3,257

Income before income tax and cumulative effect of a change in accounting principle, net	29,484	24,803	48,186	53,013
Income taxes	8,716	1,069	13,811	5,492

Income before cumulative effect of a change in accounting principle, net	20,768	23,734	34,375	47,521
Cumulative effect of a change in accounting principle, net	—	—	—	(2,220)

Net income	$20,768	$23,734	$34,375	$45,301

Basic earnings per share:
Income before cumulative effect of a change in accounting principle, net	$0.50	$0.58	$0.83	$1.15
Cumulative effect of a change in accounting principle, net	—	—	—	(0.05)

Net income	$0.50	$0.58	$0.83	$1.10

Diluted earnings per share:
Income before cumulative effect of a change in accounting principle, net	$0.49	$0.56	$0.81	$1.12
Cumulative effect of a change in accounting principle, net	—	—	—	(0.05)

Net income	$0.49	$0.56	$0.81	$1.07

Cash dividends declared per share of common stock	$0.145	$0.14	$0.435	$0.42

See accompanying notes to the condensed consolidated financial statements.

ALBEMARLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(in thousands)
Net income	$20,768	$23,734	$34,375	$45,301
Other comprehensive (loss) income, net of tax:
Unrealized (loss) gain on securities available for sale	(34)	24	(26)	6
Unrealized (loss) on hedging derivatives	—	(30)	(51)	(30)
Foreign currency translation	(1,913)	7,520	(3,654)	10,788

Other comprehensive (loss) income	(1,947)	7,514	(3,731)	10,764

Comprehensive income	$18,821	$31,248	$30,644	$56,065

See accompanying notes to the condensed consolidated financial statements.

ALBEMARLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2004	2003
	(in thousands)
Cash and cash equivalents at beginning of year	$35,173	$47,784

Cash flows from operating activities:
Net income	34,375	45,301
Cumulative effect of a change in accounting principle, net (a)	—	2,220

Income before cumulative effect of a change in accounting principle, net	34,375	47,521
Adjustments to reconcile net income before cumulative effect of a change in accounting principle, net to cash flows from operating activities:
Depreciation and amortization	42,962	40,779
Working capital changes, net of the effects of acquisitions	20,037	7,128
Increase in prepaid pension assets	(2,329)	(2,712)
Increase in income tax receivable	—	(11,278)
Other, net	(9,602)	3,895

Net cash provided from operating activities	85,443	85,333

Cash flows from investing activities:
Capital expenditures	(19,634)	(19,278)
Investments in joint ventures and nonmarketable securities	(5,030)	(6,410)
Acquisitions of assets	(203)	(26,579)
Proceeds from hedging of anticipated acquisition purchase price	2,989	—
Proceeds from liquidation of nonmarketable security	—	4,419

Net cash used in investing activities	(21,878)	(47,848)

Cash flows from financing activities:
Proceeds from borrowings	14,775	47,332
Proceeds from exercise of stock options	4,786	372
Repayments of long-term debt	(66,474)	(51,490)
Purchases of common stock	(827)	(13,474)
Dividends paid to shareholders	(11,874)	(11,664)
Dividends paid to minority interest	(1,669)	(1,501)

Net cash used in financing activities	(61,283)	(30,425)

Net effect of foreign exchange on cash and cash equivalents	1,198	6,248

Increase in cash and cash equivalents	3,480	13,308

Cash and cash equivalents at end of period	$38,653	$61,092

(a) Supplemental noncash disclosures due to a cumulative change in accounting principle:
Increase in property, plant and equipment	$—	$(6,520)
Increase in accumulated depreciation	—	3,083
Increase in other noncurrent liabilities	—	6,922
Decrease in deferred tax liabilities	—	(1,265)

Cumulative effect of a change in accounting principle, net	$—	$2,220

See accompanying notes to the condensed consolidated financial statements.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands except share and per share amounts)

(Unaudited)

1.	In the opinion of management, the accompanying consolidated financial statements of Albemarle Corporation and its wholly-owned subsidiaries (“Albemarle” or the “Company”) contain all adjustments necessary for a fair presentation, in all material respects, of the Company’s consolidated financial position as of June 30, 2004, and December 31, 2003, the consolidated results of operations and comprehensive income for the three- and six-month periods ended June 30, 2004, and 2003, and condensed consolidated cash flows for the six-month periods ended June 30, 2004, and 2003. All adjustments are of a normal and recurring nature. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s 2003 Annual Report on Form 10-K. The December 31, 2003 consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The results of operations for the three- and six-month periods ended June 30, 2004, are not necessarily indicative of the results to be expected for the full year. Certain reclassifications have been made to the accompanying consolidated financial statements and the notes thereto to conform to the current presentation.

2.	Long-term debt consists of the following:

	June 30, 2004	December 31, 2003
Variable-rate bank loans	$160,000	$207,935
Industrial revenue bonds	11,000	11,000
Foreign borrowings	4,618	8,687
Miscellaneous	912	957

Total	176,530	228,579
Less amounts due within one year	44	190

Long-term debt	$176,486	$228,389

3.	Cost of goods sold includes foreign exchange transaction (losses) gains of ($25) and $367, and $748 and $809 for the three- and six-month periods ended June 30, 2004 and 2003, respectively. Other income (expense), net including minority interest includes a $2.9 million realized foreign exchange hedging gain ($1.8 million after income taxes, or four cents per share on a diluted basis) associated with the Company’s acquisition of Akzo Nobel N.V’s (“Akzo Nobel”) refinery catalyst business.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands except share and per share amounts)

(Unaudited)

4.	Basic and diluted earnings per share for the three- and six-month periods ended June 30, 2004 and 2003, are calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Basic earnings per share:
Numerator:
Income before cumulative effect of a change in accounting principle, net	$20,768	$23,734	$34,375	$47,521
Cumulative effect of a change in accounting principle, net	—	—	—	(2,220)

Income available to shareholders, as reported	$20,768	$23,734	$34,375	$45,301

Denominator:
Average number of shares of common stock outstanding	41,538	41,208	41,451	41,352

Basic earnings per share:
Income before cumulative effect of a change in accounting principle, net	$0.50	$0.58	$0.83	$1.15
Cumulative effect of a change in accounting principle, net	—	—	—	(0.05)

Basic earnings per share	$0.50	$0.58	$0.83	$1.10

Diluted earnings per share:
Numerator:
Income before cumulative effect of a change in accounting principle, net	$20,768	$23,734	$34,375	$47,521
Cumulative effect of a change in accounting principle, net	—	—	—	(2,220)

Income available to shareholders, as reported	$20,768	$23,734	$34,375	$45,301

Denominator:
Average number of shares of common stock outstanding	41,538	41,208	41,451	41,352
Shares issuable upon exercise of stock options	744	838	790	814

Total shares	42,282	42,046	42,241	42,166

Diluted earnings per share:
Income before cumulative effect of a change in accounting principle, net	$0.49	$0.56	$0.81	$1.12
Cumulative effect of a change in accounting principle, net	—	—	—	(0.05)

Diluted earnings per share	$0.49	$0.56	$0.81	$1.07

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands except share and per share amounts)

(Unaudited)

5.	The following table reflects the changes in consolidated shareholders’ equity from December 31, 2003 through June 30, 2004:

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total Share- holders’ Equity
	Shares	Amounts
Balance at December 31, 2003	41,153,008	$412	$736	$23,643	$611,430	$636,221

Net income	—	—	—	—	34,375	34,375

Foreign currency translation, net	—	—	—	(3,654)	—	(3,654)

Change in unrealized gain on marketable equity securities, net	—	—	—	(26)	—	(26)

Change in unrealized (loss) on hedging derivatives, net	—	—	—	(51)	—	(51)

Cash dividends declared	—	—	—	—	(18,063)	(18,063)

Stock option remeasurement adjustments	—	—	880	—	—	880

Shares repurchased and retired	(27,569)	—	(827)	—	—	(827)

Shares issued upon exercise of stock options	379,334	4	4,782	—	—	4,786

Issuance of incentive award stock	48,619	—	1,335	—	—	1,335

Balance at June 30, 2004	41,553,392	$416	$6,906	$19,912	$627,742	$654,976

6.	At June 30, 2004, goodwill and other intangibles consist principally of goodwill, customer lists, trademarks, patents and other intangibles.

	Balances at Beginning of Year	Additions at Cost		Amortization Charged to Expense	Foreign Exchange	Balances at June 30, 2004
Goodwill	$36,832	$—		$—	$(344)	$36,488

Other intangibles	$81,752	$4,756	(a)	$2,864	$504	$84,148

(a)	Other intangibles additions consist of intangibles ($1,989) associated with the allocation of the purchase price of Atofina’s bromine fine chemicals business (“Atofina”), and a non-compete agreement ($416), an employment contract ($1,292), a customer list ($890) and other intangibles ($169) associated with the acquisition of the assets of Taerim International Corporation (“Taerim”).

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands except share and per share amounts)

(Unaudited)

7.	The significant differences between the U.S. federal statutory income tax rate on pretax income and the effective income tax rate for the three- and six-month periods ended June 30, 2004 and 2003, respectively, are as follows:

	% of Income Before Income Taxes
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
Revaluation of reserve requirements	—	(26.6)	—	(12.5)
State taxes, net of federal tax benefit	0.3	0.8	0.5	0.9
Extraterritorial income exclusion	(2.4)	(2.2)	(2.7)	(2.4)
Depletion	(1.5)	(1.8)	(1.9)	(1.7)
Federal income tax settlement	—	—	—	(8.4)
Other items, net	(1.8)	(0.9)	(2.2)	(0.5)

Effective income tax rate	29.6%	4.3%	28.7%	10.4%

During the quarter ended June 30, 2003, the Company received notification of the finalization of the Internal Revenue Service’s examination of its Federal income tax returns for the years ended December 31, 1998 and 1999. As a result, the Company evaluated its tax reserves and released $6.6 million to earnings.

In March 2003, the Company recorded a receivable for an income tax refund of $11,083. The refund related to the Internal Revenue Service’s examination of the Company’s 1996 and 1997 tax returns. In addition, at June 30, 2003, the Company recorded additional interest income of $195 ($124 after income taxes) for the three months then ended. The net effect of the refund on the Consolidated Statement of Income for the six-month period ended June 30, 2003 amounted to $7,216 or 17 cents per diluted share, including interest of $4,308 ($2,744 after income taxes).

8.	On January 21, 2003, the Company acquired Ethyl Corporation’s fuel and lubricant antioxidants working capital, patents and other intellectual property for $26,579. The Company acquired the antioxidants assets to further leverage core strengths in alkyls and orthoalkylation. A summary of the final purchase price allocation is as follows:

Current assets	$4,685
Property, plant and equipment	300
Other assets	613
Intangibles	24,161
Current liabilities	(2,230)
Noncurrent liabilities	(950)

Net cash paid	$26,579

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands except share and per share amounts)

(Unaudited)

On December 2, 2003, the Company, through its wholly-owned subsidiary Albemarle Chemicals SAS, acquired Atofina’s bromine fine chemicals business for $10,130. The transaction included the transfer to Albemarle of Atofina’s production site in Port de Bouc, France, as well as a long-term supply agreement with Atofina for certain fine chemicals. The acquisition provides Albemarle with flexibility in raw material supply and complements the Company’s existing network of bromine-based facilities in Jordan and the United States. The current purchase price allocation as of June 30, 2004, subject to final negotiations with the seller, is summarized below.

Accounts receivable	$1,861
Inventory	7,915
Property, plant and equipment	6,120
Deferred expenses	799
Deferred tax assets	843
Other assets	1,061
Intangibles	1,989
Current liabilities	(1,440)
Other noncurrent liabilities	(7,839)
Long-term environmental liabilities	(1,179)

Net cash paid	$10,130

9.	Effective January 1, 2004, the Company acquired the business assets, customer lists and other intangibles of Taerim and formed Albemarle Korea Corporation located in Seoul. Taerim was formerly Albemarle’s Korean distributor and representative. The acquisition purchase price, which totaled $3,337 payable in cash and long-term notes due over five years, consisted primarily of intangible assets and inventory.

10.	Special items for the three- and six-months ended June 30, 2004, includes a second-quarter 2004 additional charge totaling $550 ($350 after income taxes or 1 cent per diluted share) related to the cleanup of the Pasadena plant zeolite facility and a first-quarter 2004 charge totaling $4,507 ($2,871 after income taxes or seven cents per diluted share) consisting of layoffs of 53 employees at the zeolite facility amounting to $3,449 and related SFAS 88 curtailment charges of $898 and certain other charges of $160. The following table summarizes the total special charges related to the 2004 layoff and 2003 voluntary separation programs:

Beginning accrual balance, January 1, 2004	$1,193
Workforce reduction charges	3,449
Payments	(3,380)
Overaccrual reversed to income in first quarter	(519)

Ending accrual balance, June 30, 2004	$743 *

*	The remaining 2004 amount will be paid during the year.

11.	At June 30, 2004 and 2003, other assets and deferred charges include an insurance receivable amounting to $5,783, that was recorded in the second quarter of 2002. The receivable relates to the probable recovery of a claim from the Company’s insurers for costs incurred by the Company regarding the discontinuance of product support for and the withdrawal from a water treatment venture.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands except share and per share amounts)

(Unaudited)

On June 4, 2004, the Company initiated a petition for breach of contract and declaratory judgment against Amerisure Insurance Company and Amerisure Mutual Insurance Company (f/k/a Michigan Mutual Insurance Company) (collectively, the “Defendants”) on the grounds of Defendants’ refusal to honor their respective obligations under certain insurance policies on which the Company was named an additional insured. See “Business—Legal Proceedings” on page S-75 of this prospectus supplement.

The Company, after initiating the petition for breach of contract against its secondary insurance carrier, also initiated formal discussions regarding existing insurance coverage with its primary general commercial liability carrier, Lexington Insurance Company (“Lexington”). At this time the Company believes that it will collect the full amount of the receivable from the Defendants and/or Lexington.

12.	The Company has the following recorded environmental liabilities primarily included in “Other noncurrent liabilities” at June 30, 2004:

Beginning balance at December 31, 2003	$29,122
Additions	1,179
Payments	(1,283)
Foreign exchange	(762)

Ending balance at June 30, 2004	$28,256

The amounts recorded represent the Company’s future remediation and other anticipated environmental costs relating to past operations. Although it is difficult to quantify the potential financial impact of compliance with environmental protection laws, management estimates (based on the latest available information) that there is a reasonable possibility that future environmental remediation costs associated with the Company’s past operations, in excess of amounts already recorded, could be up to approximately $11,000 before income taxes.

On another matter, the Company has submitted a request for arbitration against Aventis S.A. (“Aventis”) to confirm that Aventis is obligated to indemnify the Company pursuant to the terms of a stock purchase agreement, for certain present and future claims asserted against the Company arising out of soil and groundwater contamination at the site of the Thann facility. See Note 18.

The Company believes that any sum it may be required to pay in connection with environmental remediation matters in excess of the amounts recorded should occur over a period of time and should not have a material adverse effect upon results of operations, financial condition or cash flows of the Company on a consolidated basis but could have a material adverse impact in a particular quarterly reporting period.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands except share and per share amounts)

(Unaudited)

13.	The Company is a global manufacturer of specialty polymer and fine chemicals, grouped currently in two operating segments: Polymer Chemicals and Fine Chemicals. The operating segments were determined based on management responsibility. The Polymer Chemicals segment is comprised of flame retardants, catalysts and polymer additives. The Fine Chemicals segment is comprised of agrichemicals, pharmachemicals, fine chemistry services and intermediates and performance chemicals. Segment data includes inter segment transfers of raw materials at cost and foreign exchange transaction gains and losses, as well as allocations for certain corporate costs. The corporate and other expenses include certain corporate-related items that are not allocated to the reportable segments.

	Three Months Ended June 30,
Summary of Segment Results	2004		2003
	Revenues	Income	Revenues	Income
Polymer Chemicals	$204,292	$24,921	$150,128	$18,750
Fine Chemicals	122,467	11,091	121,695	13,575

Segment totals	$326,759	36,012	$271,823	32,325

Corporate and other expenses		(7,871)		(5,949)

Operating profit		28,141		26,376
Interest and financing expenses		(1,359)		(1,257)
Other income (expense), net including minority interest		2,702		(316)

Income before income taxes and cumulative effect of a change in accounting principle, net		$29,484		$24,803

	Six Months Ended June 30,
Summary of Segment Results	2004		2003
	Revenues	Income	Revenues	Income
Polymer Chemicals	$399,675	$46,264	$297,356	$35,099
Fine Chemicals	249,093	16,382	241,206	27,862

Segment totals	$648,768	62,646	$538,562	62,961

Corporate and other expenses		(13,161)		(10,611)

Operating profit		49,485		52,350
Interest and financing expenses		(2,918)		(2,594)
Other income, net including minority interest		1,619		3,257

Income before income taxes and cumulative effect of a change in accounting principle, net		$48,186		$53,013

14.	On January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” (“SFAS No. 143”) which addressed financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. At the time of adoption, the Company identified certain assets for which there were future retirement obligations. These future obligations were comprised primarily of the cost of closing various facilities and of capping brine wells. The financial statement impact at the date of adoption of SFAS No. 143 amounted to $3,485 or $2,220 after income taxes, which is reflected as a cumulative effect of a change in accounting principle, net in the Company’s consolidated statements of income in 2003.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands except share and per share amounts)

(Unaudited)

15.	Cash dividends declared for the six-month period ended June 30, 2004 totaled 43.5 cents per share, which included a dividend of 14.5 cents per share declared on January 30, 2004, paid April 1, 2004, a dividend of 14.5 cents per share declared March 31, 2004, payable July 1, 2004, as well as a dividend of 14.5 cents per share declared June 30, 2004, payable October 1, 2004. The cash dividends declared for the six-month period ended June 30, 2003 included three dividend declarations or 42 cents per share. The primary reason for the two dividend declarations in both first-quarter periods was the timing of the Board of Directors meeting dates.

16.	During January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46” or the “Interpretation”), “Consolidation of Variable Interest Entities, and an Interpretation of ARB No. 51.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties; such entities are known as variable interest entities (“VIEs”). FIN 46 applied to all VIEs created after January 31, 2003. The FASB issued a revision to FIN 46 (“FIN 46-R”) in December 2003. FIN 46-R was effective for the interim period ending March 31, 2004 for all new or existing VIEs. The Company has determined that the adoption of FIN 46-R did not impact the Company or its results for the current period.

17.	SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”) encourages, but does not require, companies to record at fair value, compensation cost for stock-based employee compensation plans. The Company continues to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under the intrinsic method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. If compensation cost had been determined based on the fair value at the grant date under the plans consistent with the method of SFAS No. 123, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	Three Months Ended June 30,
	2004	2003
Stock-based compensation expense, net of taxes
as reported	$845	$174
pro forma	$1,615	$1,064

Net income
as reported	$20,768	$23,734
pro forma	$19,998	$22,844

Basic earnings per share on net income
as reported	$0.50	$0.58
pro forma	$0.48	$0.55

Diluted earnings per share on net income
as reported	$0.49	$0.56
pro forma	$0.47	$0.54

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands except share and per share amounts)

(Unaudited)

	Six Months Ended June 30,
	2004	2003
Stock-based compensation expense, net of taxes
as reported	$1,768	$348
pro forma	$3,271	$2,051

Income before cumulative effect of a change in accounting principle, net
as reported	$34,375	$47,521
pro forma	$32,872	$45,818

Net income
as reported	$34,375	$45,301
pro forma	$32,872	$43,598

Basic earnings per share on income before cumulative effect of a change in accounting principle, net
as reported	$0.83	$1.15
pro forma	$0.79	$1.11

Basic earnings per share on net income
as reported	$0.83	$1.10
pro forma	$0.79	$1.05

Diluted earnings per share on income before cumulative effect of a change in accounting principle, net
as reported	$0.81	$1.12
pro forma	$0.77	$1.08

Diluted earnings per share on net income
as reported	$0.81	$1.07
pro forma	$0.77	$1.03

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted in the three and six-months periods ended June 30, 2004 and 2003.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Fair values of options granted	$10.38	$8.62	$10.07	$8.62
Dividend Yield	2.37%	2.54%	2.37%	2.54%
Volatility	30.03%	31.2%	30.21%	31.2%
Average expected life (in years)	10	10	10	10
Risk-free interest rate	4.96%	4.21%	4.28%	4.21%

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands except share and per share amounts)

(Unaudited)

18.	Commitments and Contingencies.

The following table summarizes the Company’s contractual obligations for plant construction, purchases of equipment, unused letters of credit and various take or pay and throughput agreements:

	3Q 2004	4Q 2004	2005	2006	2007	2008	2009	There- after
Take or pay / throughput agreements	$12,348	$12,349	$22,191	$12,072	$8,431	$6,946	$6,339	$28,525

Additional investment commitment payments	$1,723	$133	$1,020	$790	$790	$30	$30	$199

Capital projects	$8,755	$4,235	$3,362	$848	$848	$2,545	—	—

Letters of credit and guarantees	$19	$1,232	$23,463	—	—	—	$7	$44

Total	$22,845	$17,949	$50,036	$13,710	$10,069	$9,521	$6,376	$28,768

In addition, the Company has commitments, in the form of guarantees, for 50% of the loan amounts outstanding (which at June 30, 2004, amounted to $31,867) of its 50%-owned joint venture company, Jordan Bromine Company Limited (“JBC”). JBC entered into the loans in 2000 to finance construction of certain bromine and derivatives manufacturing facilities on the Dead Sea. The Company’s total loan guarantee commitment for JBC is 50% of JBC’s total loans, which could amount to up to $44,800 if JBC makes all of its allowable draws.

On April 2, 2004, Albemarle Overseas Development Company (“AODC”), a wholly-owned subsidiary of Albemarle Corporation, initiated a Request for Arbitration against Aventis S.A., through the International Chamber of Commerce, International Court of Arbitration, Paris, France. The dispute arises out of a 1992 Stock Purchase Agreement (“Agreement”) between a predecessor to AODC, and a predecessor to Aventis, pursuant to which 100% of the stock of Potasse et Produits Chimiques, S.A., now known as Albemarle PPC (APPC), was acquired by AODC. The dispute relates to a chemical facility in Thann in eastern France owned by APPC. Under the terms of the Agreement, Aventis is obligated to indemnify AODC and APPC, and hold them harmless from certain claims, losses, damages, costs or any other present or prospective liabilities arising out of soil and/or groundwater contamination at the site in Thann.

Beginning in May 2000, the French Government, with respect to the management of pollution risk on the site of active industrial installations, required APPC to conduct an environmental risk study of the Thann facility. In June 2002, the French Government directed APPC to undertake a more detailed risk study of groundwater contamination. The administrative process of the French Government is still ongoing as of the present date. AODC has demanded indemnification from Aventis for the cost of the studies, but Aventis has refused to pay.

The Request for Arbitration requests indemnification of AODC by Aventis for certain costs incurred by APPC, in connection with any environmental claims of the French Government for the APPC facility and a declaratory judgment as to the liability of Aventis under the Agreement for costs to be incurred in the future by APPC in connection with such claims.

At this time, it is not possible to predict what the French Government will require with respect to the Thann facility, since this matter is in its initial stages and environmental matters are subject to many uncertainties.

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands except share and per share amounts)

(Unaudited)

The Company believes, however, that it is entitled to be indemnified by Aventis for liabilities arising from this matter.

19.	In accordance with Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits— an amendment of FASB Statements No. 87, 88, and 106”, the following information is provided for interim domestic financial statements (foreign information is excluded from the requirements until the period ended December 15, 2004):

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
Net Periodic Pension Benefit Cost:
Service cost	$2,215	$1,960	$4,491	$3,920
Interest cost	5,712	4,962	11,942	9,924
Expected return of assets	(10,256)	(8,757)	(20,598)	(17,514)
Plan pension curtailment *	—	—	898	—

Amortization of Unrecognized Amounts:
Net transition (asset)	(3)	(10)	(5)	(20)
Prior service charge	176	318	355	636
Net loss	876	202	1,514	404

Total income	$(1,280)	$(1,325)	$(1,403)	$(2,650)

Net Periodic Postretirement Benefit Expense:
Service cost	$345	$456	$832	$912
Interest cost	1,054	1,123	2,124	2,246
Expected return of assets	(141)	(133)	(255)	(266)
Amortization of Unrecognized Amounts:
Net transition (asset)/obligation	—	—	—	—
Prior service charge	(359)	(365)	(698)	(730)
Net loss	51	94	147	188

Total expense	$950	$1,175	$2,150	$2,350

*	During first quarter ended March 31, 2004, a SFAS No. 88 pension curtailment charge was incurred totaling $898 due to the layoffs at the Pasadena plant zeolite facility.

The Company did not make any contributions to its pension plans in the first six months of 2004; and at this time, none are anticipated for the remainder of the year.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) was signed into law. The Act introduces a prescription drug benefit under Medicare Part D, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Company sponsors medical programs for certain of its U.S. retirees and expects that this legislation will reduce the costs for some of these programs. The Company is continuing to evaluate the impact of the legislation since guidance from various governmental and regulatory agencies concerning the requirements that must be met to obtain these cost reductions is still

ALBEMARLE CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands except share and per share amounts)

(Unaudited)

pending. In April 2004, the FASB issued Staff Position (FSP) No. FAS 106-2 to address the accounting and disclosure requirements related to the Act. The FSP No. FAS 106-2 is effective for interim or annual periods beginning after June 15, 2004. The Company does not expect the adoption of FSP No. FAS 106-2 to have a material impact on the Company’s financial position, results of operations or cash flows.

20.	On July 31, 2004, the Company completed the acquisition of the catalyst refinery business of Akzo Nobel for EUR 615.7 million (approximately $763 million) in cash in accordance with an International Share and Business Sale Agreement, dated as of July 16, 2004. In connection with the acquisition, the Company entered into (i) a five-year senior credit agreement, dated as of July 29, 2004 (the “Multi-Year Credit Agreement”), consisting of a $300 million revolving credit facility and a five-year $450 million term loan facility and (ii) a 364-day loan agreement consisting of a $450 million term loan facility, dated as of July 29, 2004 (the “364-Day Credit Agreement”). The Company used initial borrowings under the Multi-Year Credit Agreement and the 364-Day Credit Agreement to consummate the acquisition, refinance its existing credit agreement and pay all fees and expenses in connection therewith.

The Company will operate the new business as a third segment (Catalyst), joining it with the Company’s existing Polymer Chemical and Fine Chemical segments, moving its current catalysts products into the new segment and incorporating other polymer additives and its flame retardants into a newly-named Polymer Additives segment.

AKZO NOBEL CATALYSTS

COMBINED BALANCE SHEETS

December 31, 2003 and 2002

(Amounts in thousands)	Notes	2003	2002
Assets
Non-current assets:
Property, plant and equipment, net	5	€135,322	€168,683
Investments in associated companies	6	24,065	18,710

Total non-current assets		159,387	187,393

Current assets:
Inventories	7	58,659	59,903
Receivables	8	51,349	49,566
Deferred tax assets	19	1,831	2,200
Other current assets	9	2,358	2,363
Cash and cash equivalents		865	1,042

Total current assets		115,062	115,074

Total assets		€274,449	€302,467

Divisional Equity and Liabilities
Divisional equity	10	€196,346	€211,241
Provisions	11	13,779	22,546
Deferred tax liabilities	19	18,126	21,996
Current liabilities	12	46,198	46,684

Total divisional equity and liabilities		€274,449	€302,467

The accompanying notes are an integral part of the combined financial statements.

AKZO NOBEL CATALYSTS

COMBINED STATEMENTS OF INCOME

Years Ended December 31, 2003, 2002 and 2001

(Amounts in thousands)	Notes	2003	2002	2001
Net sales	11	€347,577	€378,831	€365,438
Cost of sales		239,794	262,281	284,932

Gross profit		107,783	116,550	80,506

Operating expenses:
Selling and distribution expenses		27,170	29,329	28,510
General and administrative expenses	4, 11	20,987	23,324	18,812
Research and development expenses		20,750	21,218	19,890

Total operating expenses		68,907	73,871	67,212

Operating income		38,876	42,679	13,294

Other income (expense):
Other income, net	13	6,857	4,017	2,551
Interest expense, net	15	(3,501)	(5,499)	(9,847)

Income before income taxes and equity results from associated companies		42,232	41,197	5,998
Income taxes	19	15,208	15,433	1,663

Income before equity results from associated companies		27,024	25,764	4,335
Equity results from associated companies	6	8,700	9,068	9,366

Net income		€35,724	€34,832	€13,701

The accompanying notes are an integral part of the combined financial statements.

AKZO NOBEL CATALYSTS

COMBINED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

(Amounts in thousands)	2003	2002	2001
Cash flows from operating activities:
Net income	€35,724	€34,832	€13,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	29,483	32,254	33,419
Income from associated companies	(8,700)	(9,068)	(9,366)
Deferred income taxes	(62)	7,669	553
Loss on property, plant, and equipment disposals	374	142	161
Releases of provisions	(3,064)	(5,247)	(1,919)
Changes in working capital:
Receivables and other current assets	(6,531)	(44)	939
Inventories	(3,985)	(926)	(5,624)
Current liabilities	2,433	(2,621)	(1,286)
Provisions	(4,570)	5,329	(1,264)

Total changes in working capital	(12,653)	1,738	(7,235)

Net cash provided by operations	41,102	62,320	29,314

Cash flows from investing activities:
Capital expenditures	(15,800)	(22,667)	(16,226)
Dividends received from associated companies	1,781	11,355	5,491
Proceeds from sale of equipment	—	1,323	195

Net cash used in investing activities	(14,019)	(9,989)	(10,540)

Cash flows from financing activities:
Transfers to Akzo Nobel, net	(33,191)	(57,751)	(16,692)

Net cash used in financing activities	(33,191)	(57,751)	(16,692)
Effects of exchange rate changes on cash	5,931	5,194	(1,930)

Increase (decrease) in cash and cash equivalents	€(177)	€(226)	€152

Cash and cash equivalents:
At beginning of year	€1,042	€1,268	€1,116

At end of year	€865	€1,042	€1,268

The accompanying notes are an integral part of the combined financial statements.

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

1.	Business

Akzo Nobel Catalysts (the “Company” or “Catalysts”) is a business of Akzo Nobel N.V. (“Akzo Nobel”), which is engaged in the development, manufacture, distribution and sale of fluidized and fixed-bed catalysts to refineries and petrochemical plants.

In September 2003, Akzo Nobel announced its intention to divest the Company, and began seeking offers for the purchase of substantially all of the assets and liabilities of Catalysts. On April 19, 2004, Akzo Nobel received an offer from Albemarle Corporation (“Albemarle”) for the purchase of its Catalysts business and proceeded to complete the transaction with Albemarle at the close of business on July 31, 2004.

The Company conducts business primarily in Europe, North and South America, and Asia.

2.	Basis of presentation

These combined financial statements reflect the activities of Catalysts as managed by Akzo Nobel. These combined financial statements include the legal entities of Akzo Nobel Catalysts B.V., The Netherlands, Akzo Nobel Catalysts LLC, United States of America, Filtrol Corporation, United States of America, and the catalyst business of Akzo Nobel Chemicals Pte Ltd, Singapore, Asia. Additionally, these combined financial statements reflect the Company’s non-controlling interests in the following associated companies: a 50% interest in Eurecat S.A., France (“Eurecat”); a 25% interest in Eurecat Inc., US (“Eurecat Inc.”) – a 65% owned subsidiary of Eurecat; a 50% interest in Nippon Ketjen Co., Ltd., Japan (“Nippon Ketjen”); and a 50% interest in Fábrica Carioca de Catalisadores S.A., Brazil (“FCC”).

These combined financial statements reflect the assets, liabilities, revenues and expenses that were directly related to the Company as they were operated within Akzo Nobel. Additionally, these combined financial statements include allocations for various expenses, including corporate administrative expenses, as well as certain assets and liabilities historically maintained by Akzo Nobel and not recorded in the accounts of Catalysts. These include, among other things, corporate overhead, interest expense, deferred income tax assets and liabilities, liabilities for certain compensation plans, and contingent liabilities. Significant allocations are discussed in the following footnotes (Note 4, Note 15, and Note 16, for corporate expenses, interest expense, and pension and postretirement expenses, respectively). Akzo Nobel Catalysts management (“management”) considers such allocations to have been made on a reasonable basis.

In June 2001, the Company closed its fluidized cracking catalyst production facility located in Los Angeles, California, with all production and technology for that site transferred to the Company’s Pasadena, Texas facility. The remaining assets of the Los Angeles facility are not being included in the Company’s sale to Albemarle; however, due to the Company’s continued operational oversight post-shutdown for the periods of the financial statements presented, the assets, liabilities, and operational results of the Los Angeles facility have been reflected in these combined financial statements (Note 14).

Akzo Nobel uses a centralized approach to cash management and the financing of its global operations, including Catalysts. As a result, indicative levels of cash and cash equivalents and debt of the Company were not determinable for purposes of the combined financial statements. The Combined Statements of Income include an allocation of Akzo Nobel’s interest expense (Note 15). The Company’s financing requirements are represented by cash transactions with Akzo Nobel and are reflected in Divisional equity on the Combined Balance Sheets. Assets and liabilities of Akzo Nobel such as employee benefit balances and current tax liabilities have not been allocated to the Company and are included in Divisional equity on the Combined Balance Sheets; however, the

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

expenses pertaining to these items have been reflected in the Combined Income Statements. Total Divisional equity of Catalysts represents Akzo Nobel’s historical equity on the Catalysts business and includes the Company’s cumulative operating results, allocations from Akzo Nobel and settlement of intercompany transactions with Akzo Nobel.

The combined financial statements included herein may not necessarily be indicative of Catalysts’ financial position, results of operations or cash flows, had the Company operated as a separate entity during the periods presented or for future periods.

All amounts included in these combined financial statements are presented in accordance with accounting principles generally accepted in The Netherlands (“Dutch GAAP”), which differ in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). See Note 23 for a description of the differences between Dutch GAAP and U.S. GAAP affecting Catalysts’ Net income and Divisional equity.

All amounts are reflected in thousands of euros (“EURs”) with the exception of per share data and headcount data.

3.	Significant accounting policies

A summary of the significant accounting policies used in the preparation of the accompanying combined financial statements is as follows:

Principles of combination

The combined financial statements include the accounts of Akzo Nobel Catalysts B.V., The Netherlands, Akzo Nobel Catalysts LLC, United States of America, Filtrol Corporation, United States of America, the catalyst business of Akzo Nobel Chemicals Pte Ltd, Singapore, Asia, and the Company’s share of its non-controlling interest in its investments in associated companies. All significant intercompany transactions among these businesses have been eliminated. Transactions with Akzo Nobel and its subsidiaries have not been eliminated.

Revenue recognition

The Company recognizes revenue when persuasive evidence of a sale arrangement exists, delivery has occurred, the sales price is fixed and determinable, and collectibility is reasonably assured. These criteria are generally met when finished products are shipped to the customers and both title and the risks and rewards of ownership are transferred, or services have been rendered and accepted.

For arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets, the Company accounts for these arrangements as separate units of accounting. These arrangements primarily consist of the delivery of catalyst products and providing limited technical service throughout the contractual arrangement.

For products for which a general right of return exists during a defined period, revenue recognition is determined based on the historical pattern of actual returns for that product and customer.

For products that include performance guarantees and life cycle guarantees, the Company defers the gross margin of the product, in accordance with Dutch GAAP, when testing or modeling results predict that the performance or life cycle criteria may not be met. The deferral for performance guarantees is released over the

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

term of the contractual guarantee period, while the deferral for life cycle guarantees is released over the term of the guarantee period in proportion to the amount by which the Company’s future obligation is reduced.

Royalty income is recognized on an accrual basis and is reflected as Other income in the Combined Statements of Income.

Sales to other Akzo Nobel businesses are included in Net sales in the Combined Statements of Income (Note 4).

Property, plant and equipment

Property, plant and equipment are stated at cost. Additions and improvements that extend the lives of depreciable assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in the results of operations. The Company’s buildings are depreciated over a period of 40 years, leasehold improvements are depreciated over the shorter of the useful life of the asset or the effective term of the lease, machinery and equipment is depreciated over a period of 10 years, and computer equipment is depreciated over a period of 3 years. All depreciation is on a straight-line basis. Maintenance and repair expenditures are charged to expense in the period incurred; replacements, renewals and betterments are capitalized.

Additionally, the Company capitalizes interest expense during construction of a new asset that takes a substantial period of time to get ready for its intended use or sale (Note 15).

Investments in associated companies

The Company’s investments in associated companies, which are neither majority-owned nor controlled, are accounted for using the equity method. These investments are recorded at original cost and are adjusted for historical equity in investee net operating results, Company capital contributions, investee distributions, and other investee capital transactions.

Goodwill

Acquisitions of companies are accounted for using the purchase method of accounting. Goodwill represents excess of the purchase costs over the fair value of assets less liabilities of acquired companies. Effective January 1, 2001, goodwill has been capitalized at the acquisition date. Previously, goodwill was charged to Divisional equity. The aggregate amount of goodwill charged to Divisional equity at December 31, 2003 and 2002 was EUR 3,392.

Asset impairment

Intangible assets, property, plant and equipment, and other long lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of an asset is measured by a comparison of the carrying amount of the asset with the discounted value of the future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds this discounted cash flow value, an impairment charge for this excess is recognized.

Asset retirement obligations

The Company records the present value for future obligations to restore an asset to an agreed-upon stage at the completion of a contract if a legal or constructive obligation exists. The Company had asset retirement obligations as of December 31, 2003, 2002, or 2001 for approximately EUR 99, EUR 120, and EUR 135,

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

respectively, pertaining to closure costs of its Pasadena facility. As the Company does not intend on closing this facility, the discounted value of the obligation is nil.

Inventories

Inventories are stated at the lower of cost or net realizable value using the first in first out (FIFO) flow assumption. Costs include direct material, direct labor and applicable manufacturing and engineering overhead.

Accounts receivable

Accounts receivable are stated at face value less a provision for doubtful receivables, if deemed necessary.

Cash and cash equivalents

Cash and cash equivalents include all highly liquid investments purchased with original maturity dates of three months or less. As discussed in Note 2 and Note 4, during the periods covered by these combined financial statements, treasury activities at Akzo Nobel were generally centralized such that cash collections by Catalysts were automatically remitted to Akzo Nobel. Catalysts’ reported cash and cash equivalents relate to local cash on hand or local cash in bank accounts of legal entities of Catalysts.

Fair value disclosure

The carrying value of receivables, prepaid expenses, and current liabilities approximates fair value because of the short maturity of these instruments.

Environmental matters

Environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible are expensed as incurred. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Catalysts records a liability at the time when it is probable that the Company will be obligated to pay amounts and such amounts can be reasonably estimated. Catalysts’ estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. The estimated liability of the Company is not discounted or reduced for possible recoveries from insurance carriers.

Provisions

The Company accrues for provisions, including, among others, bonus and employee termination costs, in the period when it becomes probable that a liability has been incurred and the amount is reasonably estimable.

Contingencies

The Company accrues for contingencies, including legal proceedings and claims arising out of its businesses that cover a wide range of matters, including, among others, environmental matters, contract and employment claims, product liability, and warranties, in the period when it becomes probable that a liability has been incurred and the amount is reasonably estimable. Amounts are updated and accrued based on specific circumstances as applicable.

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

Research and development expenses

Research costs are expensed as incurred. Development costs are capitalized and amortized over a period not to exceed five years if the Company can demonstrate: the technical feasibility of completing the asset, the intention to complete the asset, the ability to use or sell the asset and how the asset will generate future economic benefit. If these criteria are not met, development costs are expensed as incurred. For the years ended December 31, 2003, 2002, and 2001, no development costs were capitalized.

Software development expenses

Software development costs are expensed as incurred.

Pension and postretirement benefits

As permitted by Dutch GAAP, the Company accounts for the costs of pension plans and postretirement benefits in accordance with U.S. Statement of Financial Accounting Standards (“SFAS”) No. 87, “Employers’ Accounting for Pensions” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions,” respectively.

Pension and postretirement benefits are provided for substantially all employees of Catalysts under plans administered and sponsored by Akzo Nobel or one of its associated companies. Employees of Catalysts participate in Akzo Nobel’s defined benefit pension plans and the assets and liabilities are combined with those related to other Akzo Nobel businesses. Similarly, Akzo Nobel manages its postretirement benefit plans on a combined basis with claims data and liability information related to Catalysts aggregated and combined, by plan, with those related to other Akzo Nobel businesses. As a result, no assets or liabilities are reflected on the Catalysts combined balance sheet; pension and postretirement expense for Catalysts has been determined on a multi-employer plan basis and is reflected in the results of operations (Note 16).

Income taxes

Akzo Nobel and its subsidiaries file a consolidated income tax return, which includes Catalysts, in each applicable tax jurisdiction. The income tax provision included in these financial statements was calculated using a method consistent with a separate return basis, as if Catalysts was a separate taxpayer and the resulting current tax liability is settled with Akzo Nobel through Divisional equity on the Combined Balance Sheets. Deferred income taxes were provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by the respective jurisdictional tax laws (Note 19).

Stock-based compensation

Certain Catalysts employees participate in Akzo Nobel’s Employee Share Plan, whereby Akzo Nobel N.V. common shares are conditionally granted to the employees, subject to a vesting period. The Company expenses the cost of these common shares granted over the vesting period. In accordance with Dutch GAAP, the costs of the common shares granted prior to 2002 were not expensed.

Additionally, certain Catalysts employees participate in the Akzo Nobel Stock Option Plan. Stock compensation costs are charged to equity upon exercise of the stock option (Note 17).

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

Derivative instruments

The Company enters into foreign currency forward contracts to manage foreign currency exposures related to sales to foreign customers. Recognition of gains and losses on the foreign exchange contracts are deferred until settlement of the foreign currency forward contract (Note 20).

Foreign currency translation

Amounts in foreign currencies are translated into euros using the exchange rate at each balance sheet date for assets and liabilities and the weighted-average exchange rate for the period for revenues and expenses. Differences arising from these translations are charged or credited directly to Divisional equity on the Combined Balance Sheets.

Monetary assets and liabilities denominated in foreign currencies are restated into the local currency at prevailing exchange rates at the balance sheet date, with results arising from these translations reflected in the Combined Statements of Income as unrealized foreign exchange gains and losses.

The principal exchange rates against the euro used in preparing the Combined Balance Sheets and Combined Statements of Income are as follows:

	Balance Sheet		Income Statement
	2003	2002	2003	2002	2001
U.S. Dollar	1.262	1.047	1.131	0.944	0.895
Brazilian Real	3.662	3.597	3.460	2.831	2.093
Singapore Dollar	2.145	1.819	1.988	1.696	1.601

Concentration of business risk

Financial instruments which potentially subject the Company to concentrations of credit risk are principally accounts receivable. Concentrations of credit risk with respect to accounts receivable – trade are limited due to the geographical spread of the Company and the diversity of its customers. The Company performs ongoing evaluations of its customers’ financial condition, monitors its exposure for credit losses and maintains allowances for anticipated losses.

The Company’s top five customers accounted for approximately 41%, 36%, and 40% of 2003, 2002 and 2001 net sales, respectively, and 14% and 31% of total accounts receivables – trade at December 31, 2003 and 2002, respectively. A single customer constituted 15%, 13%, and 10% of 2003, 2002, and 2001 net sales, respectively.

Additionally, the Company enters into long-term supply contracts for raw materials in the ordinary course of business. Certain of the Company’s key raw materials have been subject to market volatility and limited supply in the past, and certain of these materials have seen sharp price increases over the past 18-24 months. However, management of the Company does not believe that these increases will have sustained adverse impacts on the Company’s long-term financial position, although short-term fluctuations may arise.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in The Netherlands requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent and other liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates based upon currently available information. Actual results could differ from those estimates.

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

4.	Related party transactions

The combined financial statements include transactions with affiliated companies. Catalysts entered into transactions with Akzo Nobel and its subsidiaries for the sale of inventory as well as corporate services provided by Akzo Nobel for the combined financial statement periods presented. Product transfers between Catalysts and Akzo Nobel were made at various transfer prices.

Sales to Akzo Nobel and its subsidiaries represented approximately EUR 7,730, EUR 11,200 and EUR 11,190 for the years ended December 31, 2003, 2002 and 2001 and are reported in Net Sales in the Combined Statements of Income.

At December 31, 2003 and 2002, the Company had receivables from Akzo Nobel and its subsidiaries of EUR 4,190 and EUR 4,205, respectively; these amounts are reflected in Receivables on the Combined Balance Sheets. At December 31, 2003 and 2002, the Company had payables to Akzo Nobel and its subsidiaries of EUR 6,410 and EUR 7,521, respectively; these amounts are reflected in Current liabilities on the Combined Balance Sheets.

For the years ended December 31, 2003, 2002, and 2001, the Company had sales to its associated companies in the amount of EUR 8,820, EUR 11,525, and EUR 12,270, respectively. At December 31, 2003 and 2002, the Company had accounts receivable from associated companies of EUR 1,224 and EUR 1,872, respectively. These amounts are reflected in Receivables on the Combined Balance Sheets. At December 31, 2003 and 2002, the Company had liabilities to associated companies of EUR 1,766 and EUR 665, respectively. These amounts are reflected in Current liabilities on the Combined Balance Sheets.

Additionally, the Company had a note receivable from Eurecat. This note bears interest at variable rates (2.45% and 3.42% per annum for the years ended December 31, 2003 and 2002, respectively) and was due on April 29, 2004 (Note 22). Amounts outstanding under this note were EUR 2,000 at December 31, 2003 and 2002, and are reflected as Other current assets on the Combined Balance Sheets.

At December 31, 2003 and 2002, the Company had advances to employees in the amount of EUR 14 and EUR 7, respectively. These amounts are reflected as Other receivables in the Combined Balance Sheets. Additionally, the Company guaranteed the mortgage for one employee in the amount of EUR 184. This guarantee is not for a director or officer of the Company.

Catalysts’ General and administrative expenses includes allocated corporate and regional costs from Akzo Nobel totaling approximately EUR 4,282, EUR 4,549, and EUR 4,575 for the years ended December 31, 2003, 2002, and 2001, respectively. These costs are primarily related to Akzo Nobel’s corporate administrative services to the Company and are generally allocated based on a combination of the ratio of Catalysts annual net sales, gross margin, and property, plant, and equipment, to Akzo Nobel’s comparable consolidated net sales, gross margin, and property, plant, and equipment, as this methodology yields, in the opinion of management, a reasonable allocation. Corporate administrative expenses include accounting, treasury, finance, tax, human resources, legal, and certain other administrative services.

The Company’s Combined Statements of Income include allocations of Akzo Nobel’s interest expense totaling EUR 3,716, EUR 5,926, and EUR 9,965, for the years ended December 31, 2003, 2002, and 2001, respectively. These costs are primarily related to Akzo Nobel’s consolidated interest expense and are allocated principally based on the average outstanding cash balance funded to Catalysts through Akzo Nobel’s cash accounts using Akzo Nobel’s weighted average borrowing rate (Note 15). While interest expense has been allocated, there has been no allocation of Akzo Nobel’s general corporate debt in the accompanying combined balance sheet as all financing transactions with Akzo Nobel are settled via Divisional equity. There is no debt specific to Catalysts.

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

Akzo Nobel N.V. uses a centralized approach to cash management and financing its operations. During the periods covered by these combined financial statements, cash deposits were remitted to Akzo Nobel on a regular basis and are reflected within Divisional equity on the Combined Balance Sheets. Similarly, Catalysts’ cash disbursements were funded through Akzo Nobel’s cash accounts. As a result, none of Akzo Nobel’s cash, cash equivalents or liabilities pertaining to book overdrafts has been allocated to Catalysts in the combined financial statements.

5.	Property, plant and equipment, net

	Total	Land	Building	Machinery & Equipment	Construction in Progress (CIP)
Balance at December 31, 2000:
Cost of acquisitions	€540,361	€9,383	€74,095	€425,648	€31,235
Accumulated depreciation	(327,292)	—	(34,899)	(292,393)	—

Book value at December 31, 2000	€213,069	€9,383	€39,196	€133,255	€31,235

Changes in book value:
Capital expenditures	16,226	—	—	—	16,226
CIP placed in service	—	—	940	35,815	(36,755)
Depreciation	(33,419)	—	(1,748)	(31,671)	—
Disposals	(356)	—	(15)	(341)	—
Changes in exchange rates	6,807	472	1,949	4,386	—

Total changes during 2001	(10,742)	472	1,126	8,189	(20,529)

Balance at December 31, 2001:
Cost of acquisitions	521,921	9,855	71,977	429,383	10,706
Accumulated depreciation	(319,594)	—	(31,655)	(287,939)	—

Book value at December 31, 2001	€202,327	€9,855	€40,322	€141,444	€10,706

Changes in book value:
Capital expenditures	22,667	—	—	—	22,667
CIP placed in service	—	—	143	24,899	(25,042)
Depreciation	(32,254)	—	(1,574)	(30,680)	—
Disposals	(1,465)	—	(6)	(1,459)	—
Changes in exchange rates	(22,592)	(1,462)	(5,787)	(14,361)	(982)

Total changes during 2002	(33,644)	(1,462)	(7,224)	(21,601)	(3,357)

Balance at December 31, 2002:
Cost of acquisitions	487,549	8,393	63,813	407,994	7,349
Accumulated depreciation	(318,866)	—	(30,715)	(288,151)	—

Book value at December 31, 2002	€168,683	€8,393	€33,098	€119,843	€7,349

Changes in book value:
Capital expenditures	15,800	—	—	—	15,800
CIP placed in service	—	—	816	11,418	(12,234)
Depreciation	(29,483)	—	(1,383)	(28,100)	—
Disposals	(374)	—	(51)	(323)	—
Changes in exchange rates	(19,304)	(1,318)	(5,095)	(11,790)	(1,101)

Total changes during 2003	(33,361)	(1,318)	(5,713)	(28,795)	2,465

Balance at December 31, 2003:
Cost of acquisitions	439,704	7,075	56,885	365,930	9,814
Accumulated depreciation	(304,382)	—	(29,500)	(274,882)	—

Book value at December 31, 2003	€135,322	€7,075	€27,385	€91,048	€9,814

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

6.	Investments in associated companies

The Company has 50% non-controlling interests in Eurecat, Nippon Ketjen, and FCC, as well as a 25% non-controlling interest in Eurecat Inc.

Activity of the Investment in associated companies balance on the Combined Balance Sheets in 2001, 2002, and 2003 is as follows:

	Total	Nippon Ketjen	FCC	Eurecat	Eurecat Inc.
Balance at December 31, 2000	€27,652	€14,830	€9,945	€2,235	€642
Equity results	9,366	4,678	3,817	890	(19)
Dividend received	(5,491)	(4,597)	(894)	—	—
Changes in exchange rates	(1,213)	(1,132)	(181)	63	37

Balance at December 31, 2001	€30,314	€13,779	€12,687	€3,188	€660

Equity results	9,068	6,050	1,765	997	256
Dividend received	(11,355)	(10,586)	(380)	(389)	—
Other	(2,249)	—	(2,249)	—	—
Changes in exchange rates	(7,068)	(858)	(5,850)	(242)	(118)

Balance at December 31, 2002	€18,710	€8,385	€5,973	€3,554	€798

Equity results	8,700	1,619	6,186	884	11
Dividend received	(1,781)	(1,204)	—	(532)	(45)
Changes in exchange rates	(1,564)	(743)	(447)	(243)	(131)

Balance at December 31, 2003	€24,065	€8,057	€11,712	€3,663	€633

For the years ended December 31, 2003, 2002, and 2001, the Company’s withholding tax expense on dividends received from its associated companies was EUR 62, EUR 543, and EUR 230, respectively. These amounts are included in Income taxes on the Combined Statements of Income.

In 2002, FCC repurchased the stock of one investor’s 20% ownership and, as such, both Catalysts and the other remaining investor’s non-controlling interests in FCC increased from 40% to 50%. Additionally, as a result of this transaction, the Company’s investment in associated companies decreased by EUR 2,249 and is reflected as “other” in the table above. As FCC acquired the investor’s 20% ownership at an amount in excess of the net asset value of the acquired investor’s ownership, the Company charged this excess of EUR 2,249 against Divisional equity.

In 2003, the partners of FCC agreed that no dividends be declared or paid from 2003 earnings in anticipation of capital expansion activities planned during 2004 and 2005. FCC intends to finance this expansion activity through third party loans which could impact future dividend capability of this associated company.

Additionally, 2004 earnings of the associated companies are subject to defined distribution allocations as prescribed in the business sale agreement between Akzo Nobel and Albemarle.

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

7.	Inventories

Inventories consisted of the following:

	December 31,
	2003	2002
Finished products/trade stock	€38,737	€37,549
Work in process	5,544	6,624
Raw materials and supplies	14,378	15,730

Total inventory	€58,659	€59,903

The total inventory amounts are reflected net of a provision for obsolete inventory of EUR 1,024 and EUR 1,993, at December 31, 2003 and 2002, respectively.

8.	Receivables

Receivables consisted of the following:

	December 31,
	2003	2002
Accounts receivable—trade	€43,035	€39,286
Receivables from related parties	4,190	4,205
Receivables from associated companies	1,224	1,872
Other receivables	3,301	4,353
Allowance for doubtful accounts	(401)	(150)

Total receivables, net	€51,349	€49,566

All receivable balances are due within one year.

9.	Other current assets

Other current assets consisted of the following:

	December 31,
	2003	2002
Note receivables from associated companies (Note 4)	€2,000	€2,000
Prepaid expenses	358	363

Total other current assets	€2,358	€2,363

10.	Divisional equity

Total Divisional equity of Catalysts represents Akzo Nobel’s historical equity in the Catalysts business and includes the Company’s cumulative operating results, accumulated translation differences on investments in associated companies and net assets in non-European locations, allocations from Akzo Nobel and settlement of intercompany transactions with Akzo Nobel.

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

Activity in Divisional equity for the years ended December 31, 2003, 2002, and 2001 is as follows:

Divisional Equity
Balance at December 31, 2000	€252,337
Net income	13,701
Transfers to Akzo Nobel, net	(16,692)
Changes in exchange rates	14,747

Balance at December 31, 2001	€264,093

Net income	34,832
Transfers to Akzo Nobel, net	(57,751)
Changes in exchange rates	(29,933)

Balance at December 31, 2002	€211,241

Net income	35,724
Transfers to Akzo Nobel, net	(33,191)
Changes in exchange rates	(17,428)

Balance at December 31, 2003	€196,346

At December 31, 2003, 2002, and 2001, the cumulative translation adjustment reflected in Divisional equity was EUR (32,614), EUR (15,186), and EUR 14,747. Note that in accordance with Dutch GAAP, prior to 2001, the Company was not required to disclose translation adjustments separately; therefore, the aforementioned amounts are cumulative commencing on January 1, 2001.

11.	Provisions

Provisions consisted of the following:

	December 31,
	2003	2002
Performance guarantee deferral (Note 20)	€5,990	€12,675
Bonus provision	4,249	5,268
Environmental matters (Note 20)	2,930	3,461
Restructuring provision (Note 14)	610	1,142

Total	€13,779	€22,546

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

Movements in the provisions are specified as follows:

	Total	Performance Guarantee	Bonus	Environmental	Restructuring
Balance at December 31, 2000	25,794	8,021	—	8,360	9,413
Additions	7,416	6,165	1,251	—	—
Payments	(8,680)	—	—	(2,763)	(5,917)
Releases	(1,919)	(1,919)	—	—	—
Change in exchange rates	1,053	—	—	479	574

Balance at December 31, 2001	€23,664	€12,267	€1,251	€6,076	€4,070

Additions	12,477	5,655	4,453	1,052	1,317
Payments	(7,148)	—	(364)	(2,938)	(3,846)
Releases	(5,247)	(5,247)	—	—	—
Change in exchange rates	(1,200)	—	(72)	(729)	(399)

Balance at December 31, 2002	€22,546	€12,675	€5,268	€3,461	€1,142

Additions	3,103	1,970	1,133	—	—
Payments	(7,673)	(5,763)	(1,534)	—	(376)
Releases	(3,064)	(2,892)	(172)	—	—
Change in exchange rates	(1,133)	—	(446)	(531)	(156)

Balance at December 31, 2003	€13,779	€5,990	€4,249	€2,930	€610

The “additions” and “releases” activity noted above for the performance guarantee provisions have been reflected in Net sales, and the activity for the bonus, environmental and restructuring provisions have been reflected in General and administrative expenses on the Combined Statements of Income.

At December 31, 2003 and 2002, the above provisions consist of short-term liabilities of approximately EUR 6,600 and EUR 10,300, respectively, as these amounts will be payable within the next twelve months.

12.	Current liabilities

Current liabilities consisted of the following:

	December 31,
	2003	2002
Accounts payable	€26,388	€26,520
Payables to associated companies	1,766	665
Payables to related parties	6,410	7,521
Taxes and social security contributions	999	1,038
Commissions	277	453
Other current liabilities	3,304	3,655
Accrued vacation and other benefits	6,331	6,110
Deferred revenue	723	722

Total	€46,198	€46,684

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

13.	Other income, net

Other income, net consisted of the following:

	For the Years Ended December 31,
	2003	2002	2001
Foreign currency transactions gains (losses)	€5,711	€428	€(213)
Commissions and royalties	1,783	3,312	1,542
Sale of environmental rights	367	305	1,400
Other	(1,004)	(28)	(178)

	€6,857	€4,017	€2,551

The foreign currency transactions gains (losses) primarily consist of the settlement of the foreign exchange contracts that are entered into for managing foreign exchange transaction exposures.

As required by Section 126 of the Clean Air Act, limitations have been implemented to control the NOx emissions from industrial companies. Because the Company’s operations at its Los Angeles facility ceased, for the years ended December 31, 2003, 2002 and 2001, the Company was able to sell portions of its NOx allowances for EUR 367, EUR 305 and EUR 1,400, respectively. In addition, during 2004, the Company sold its remaining NOx allowance for proceeds of EUR 671.

14.	Restructuring actions

During 1999, the Company committed to close its Los Angeles operating plant to align its cost structure with ongoing economic conditions, facilitated by a plan to integrate certain functions performed at that site with the Pasadena, Texas plant. In June of 2001, the Company closed its Los Angeles facility and all production and technology was transferred to the Company’s Pasadena site.

As of December 31, 1999, the Company reported a liability for the costs of employee termination benefits and other exit plan costs. As disclosed in Note 11, at December 31, 2003 and 2002, the Company’s remaining obligation pertaining to these activities was EUR 610 and EUR 1,142, respectively. Additionally, during 2002, as a result of the Los Angeles facility not being sold, the Company recorded an additional charge of EUR 1,317 for other employee termination and severance benefits and continuing costs.

The remaining assets and liabilities of the Los Angeles facility were not offered for sale by Akzo Nobel; however, they have been reflected in the combined financial statements due to continuing operational oversight by Catalysts’ management. The assets that were not offered for sale by Akzo Nobel primarily consist of land with a book value of EUR 5,887 and EUR 7,096 at December 31, 2003, and 2002, respectively (as adjusted for foreign currency translation). Liabilities that are being assumed by Akzo Nobel primarily consist of termination benefits and severance costs and exit costs pertaining to the closing of the Los Angeles facility; and have a book value of EUR 610 and EUR 1,142 at December 31, 2003 and 2002, respectively.

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

15.	Interest expense, net

Interest expense, net consists primarily of interest allocated from Akzo Nobel, less amounts capitalized as follows:

	For the Years Ended December 31,
	2003	2002	2001
Interest expense before capitalization	€3,716	€5,926	€9,965
Capitalized interest	(215)	(427)	(118)

Interest expense, net	€3,501	€5,499	€9,847

Interest allocations from Akzo Nobel are allocated principally based on the average outstanding cash balance funded to Catalysts through Akzo Nobel’s cash accounts using Akzo Nobel’s weighted average borrowing rate of 3.73%, 3.97%, and 5.60% for 2003, 2002, and 2001, respectively.

16.	Pensions and postretirement benefits

During the periods covered by these combined financial statements, substantially all employees of Catalysts were participants in various defined benefit pension plans and postretirement plans administered and sponsored by Akzo Nobel. Benefits under the pension plans are based primarily on years of service and employees’ compensation. The postretirement plans provide associates with health care and life insurance benefits upon retirement. As discussed in Note 3, these combined financial statements reflect the plans on a multi-employer basis. As such, Akzo Nobel allocated costs associated with the pension plans to Catalysts based upon a ratio of age-weighted pensionable income for service costs and allocates costs associated with other components of pension expense, such as interest costs, amortization of actuarial gains/losses, etc., based on projected benefit obligations relative to the total projected benefit obligation of the plans. Management of the Company believes this methodology is a reasonable basis of allocation. Additionally, Akzo Nobel allocated costs associated with the postretirement plans based upon a ratio of Catalysts active headcount to total active headcount. Management of the Company believes that a headcount ratio is a reasonable basis of allocation for postretirement benefit plans and is appropriate since the benefit is not linked to salary.

The following table presents the allocated expense from Akzo Nobel for the Catalysts’ employees participating in Akzo Nobel pension and postretirement plans:

	For the Years Ended December 31,
	2003	2002	2001
Pensions	€8,065	€5,775	€4,781
Postretirement	1,798	1,455	1,115

	€9,863	€7,230	€5,896

Additionally, substantially all employees of Catalysts were eligible to participate in one of Akzo Nobel’s savings plans. Under these plans, employees elect to contribute a percentage of their pay. The plans provide for Akzo Nobel matching these contributions (up to a maximum percentage of the employee’s annual pay, as outlined in the plan agreement). The allocated expense from Akzo Nobel related to Catalysts participants was EUR 667, EUR 806, and EUR 758, for the years ended December 31, 2003, 2002, and 2001, respectively.

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

Pursuant to the terms of the business sale agreement, Akzo Nobel shall retain all liabilities for any retiree medical plan for all employees who are retired as of the closing of the sale of Catalysts. In addition, Akzo Nobel will provide a retiree medical program to all employees in The Netherlands who retire within the period of five years from the closing of the sale of Catalysts, and will also provide these benefits to eligible employees in the United States aged 50 and older (as of July 31, 2004) with ten or more years service, and aged 65 and older (as of July 31, 2004) with five or more years of service.

17.	Stock compensation plans

Akzo Nobel sponsors the following stock options plans in which certain employees of Catalysts participated.

Stock Option Plan

Akzo Nobel grants options to all members of the Board of Management, Senior Vice Presidents and Executives. Stock options granted during 1999 and onwards are exercisable after three years. The options for Senior Vice Presidents and Executives expire after five years, while options granted from 2002 expire after seven years.

Stock-based compensation activity pertaining to Catalysts’ employees who participated in the Akzo Nobel Stock Option Plan is as follows:

Number of options or EUR	Number of Options	Weighted Average Exercise Price
Balance at December 31, 2000	23,160	43.78

Options granted	16,720	45.42
Options exercised	—	—
Options forfeited/expired	—	—

Balance at December 31, 2001	39,880	44.47

Options granted	26,400	45.78
Options exercised	—	—
Options forfeited/expired	—	—

Balance at December 31, 2002	66,280	44.99

Options granted	30,030	20.09
Options exercised	—	—
Options forfeited/expired	(15,520)	42.30

Balance at December 31, 2003	80,790	36.25

At December 31, 2003, the range of exercise prices and the weighted average remaining contractual life of outstanding options was EUR 19.51 – EUR 46.75 and 4.37 years, respectively.

At December 31, 2003 and 2002, the number of options exercisable was 23,160 and 10,400, respectively, and the weighted average exercise price of those options was EUR 43.78 and EUR 42.50, respectively.

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

Employee Share Plan

In 2001, Akzo Nobel introduced the Akzo Nobel Employee Share Plan, whereby Akzo Nobel N.V. common shares are granted to the employees. Generally, these rights vest if the employee has remained in Akzo Nobel’s service for a period of three years. During 2003, 2002, and 2001, rights for 3,272, 4,060 and 5,268 common shares, respectively, were granted to Catalysts employees. The Company has recorded compensation expense of EUR 110, EUR 50, and zero for the years ended December 31, 2003, 2002, and 2001, respectively.

In November 2003, the Board of Management decided to accelerate the settlement of this plan whereby the rights for all shares granted will become vested as of May 1, 2004. This event triggered a new measurement date.

The obligation of any outstanding options will be assumed by Akzo Nobel; therefore, they will not be assumed by Albemarle Catalysts International, L.L.C., a wholly owned subsidiary of Albemarle and the purchaser of Catalysts.

18.	Business segment information and geographic data

Catalysts is engaged in the development, manufacture, distribution and sale of fluidized and fixed-bed catalysts to refineries and petrochemical plants.

For management purposes, the Company is organized on a worldwide basis and operates in one segment.

Although the Company is managed on a worldwide basis, it operates in three principal geographical areas of the world. The following shows the distribution of the Company’s consolidated sales by geographical market, regardless of where the product was produced:

	Net Sales For the Years Ended December 31,
	2003	2002	2001
Europe	€116,656	€107,352	€88,581
North and South America	162,716	195,935	192,885
Asia	39,870	57,369	54,226
Middle East, Africa, and Other	28,335	18,175	29,746

Total	€347,577	€378,831	€365,438

The following shows the carrying amount of segment assets and additions to property, plant, and equipment by geographical area in which the assets are located.

	Carrying Amount of Segment Assets (1)
	2003	2002
Europe	€105,666	€108,934
North and South America	135,988	165,063
Asia	6,034	6,518

Total	€247,688	€280,515

(1)	Comprises property, plant, and equipment, inventories, receivables, and other current assets.

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

	Additions to Property, Plant and Equipment
	2003	2002
Europe	€5,674	€8,521
North and South America	10,126	14,146

Total	€15,800	€22,667

19.	Income taxes

The Company has historically been a part of Akzo Nobel’s global tax reporting structures and has not filed separate combined income tax returns solely for the Catalysts business. The Company’s income tax provisions have been calculated for each period on a method consistent with a separate return basis, as if Catalysts were a separate taxpayer and the resulting current tax liability were settled with Akzo Nobel through Divisional equity on the Combined Balance Sheets.

Income tax expense in The Netherlands and from foreign operations was as follows:

	December 31,
	2003	2002	2001
Pre-tax income (loss)
Netherlands	€26,874	€24,025	€17,973
Foreign	15,358	17,172	(11,975)

Total	€42,232	€41,197	€5,998

Total income tax expense (benefit)
Netherlands	€9,359	€8,864	€6,485
Foreign	5,849	6,569	(4,822)

Total	€15,208	€15,433	€1,663

Current income tax expense (benefit)
Netherlands	€9,091	€9,110	€6,655
Foreign	6,179	(1,346)	(5,545)

Total	€15,270	€7,764	€1,110

Deferred income tax expense (benefit)
Netherlands	€268	€(246)	€(170)
Foreign	(330)	7,915	723

Total	€(62)	€7,669	€553

Total income tax expense	€15,208	€15,433	€1,663

The difference between income tax expense computed at statutory rates in The Netherlands (34.5%, 34.5% and 35.0% for 2003, 2002, and 2001, respectively), and income tax expense provided on earnings is primarily the result of the effect of jurisdictional tax rate differences, primarily the United States.

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows:

	December 31,
	2003	2002
Deferred tax assets:
Intercompany profit in inventory	€1,022	€1,123
Environmental provisions	1,011	1,350
Employee benefits	768	1,076
Inventory provisions	352	426
Restructuring provisions	241	451
Other	50	146

Total deferred tax assets	€3,444	€4,572

Deferred tax liabilities:
Property, plant, and equipment	€19,694	€24,368
Other	45	—

Total deferred tax liabilities	€19,739	€24,368

Net deferred tax liabilities	€16,295	€19,796

Reconciliation to combined balance sheets:
Current deferred tax assets	€1,831	€2,200
Deferred tax liabilities	18,126	21,996

Net deferred tax liabilities	€16,295	€19,796

Movements in deferred tax assets and liabilities are specified as follows:

	Deferred Tax Asset	Deferred Tax Liability
Balance at December 31, 2000	€1,283	€16,139
Additions	1,376	1,929
Change in exchange rates	(93)	(898)

Balance at December 31, 2001	€2,566	€17,170

Additions	—	7,506
Used	(163)	—
Change in exchange rates	(203)	(2,680)

Balance at December 31, 2002	€2,200	€21,996

Used	(98)	(160)
Change in exchange rates	(271)	(3,710)

Balance at December 31, 2003	€1,831	€18,126

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

20.	Commitments and Contingent Liabilities

Commitments

The Company enters into operating leases primarily for its facilities, vehicles, and machinery and equipment under varying terms and conditions.

Additionally, Catalysts incurs an annual rental expense for land in the amount of EUR 24. This rental expense is related to a long-term land lease (“erfpacht”) in Amsterdam, The Netherlands. This lease forms part of the site on which the Amsterdam production facilities are located.

At December 31, 2003, future minimum rental payments under operating leases were:

2004	€829
2005	734
2006	345
2007	285
2008	186
Thereafter	303

Total minimum payments required	€2,682

The Company enters into agreements to purchase natural gas and electricity. These contracts contain no minimum purchase requirements and the contract price is indexed to the market value of the commodity. The fair value of these commodity contracts are not reflected on the Combined Balance Sheets as the contracts are not considered financial instruments.

Additionally, the Company routinely enters into forward exchange contracts. The purpose of Catalysts foreign currency activities is to protect the Company from the risk that the eventual functional currency net cash flows resulting from trade transactions are adversely affected by changes in exchange rates.

Recognition of gains and losses on the foreign exchange contracts is deferred until settlement of the foreign currency forward contract. There is no hedging designation for these contracts. At December 31, 2003 and 2002, outstanding forward exchange contracts amounted to EUR 2,368 and EUR 3,910, respectively. These contracts mainly relate to U.S. dollars, Singapore dollars, and Japanese yen.

Additionally, FCC has a note payable due to a third party bank institution amounting to EUR 2,799 and EUR 4,892, at December 31, 2003 and 2002, respectively, for which the Company has undertaken that for as long as the note payable is outstanding, Catalysts will maintain directly or indirectly a participation of at least 33.5% of FCC’s common voting share capital.

Contingent Liabilities

Workers’ Compensation

Catalysts recorded liabilities totaling EUR 248 and EUR 160, for anticipated costs related to workers’ compensation at December 31, 2003 and 2002, respectively. The costs include an estimate of expected settlements on pending claims, defense costs and a provision for claims incurred but not reported, as substantially all workers’ compensation at Catalysts is self-insured through Akzo Nobel. These estimates are based on Catalysts assessment of potential liability using an analysis of available information with respect to pending claims, historical experience, and current cost trends. The amount of Catalysts’ ultimate liability in respect of these matters may differ from these estimates.

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

Performance and Life Cycle Guarantees and Warranty Provisions

Provisions are recorded for performance guarantees and life cycle guarantees. These guarantees entitle the customer to claim compensation if the product does not conform to performance standards originally agreed upon. Performance guarantees relate to minimum technical specifications that products produced with the delivered catalyst must meet, such as yield and product quality. Life cycle guarantees relate to minimum periods for which performance of the delivered catalysts is guaranteed. When either performance guarantees or life cycle guarantees are contractually agreed upon, an assessment of the need for a provision is made by management. When testing or modeling results predict that the performance or life cycle criteria may not be met, provisions are recorded for the gross margin of the product. The performance guarantee provisions are released over the term of the contractual guarantee period while the deferral for life cycle guarantee is released over the term of the guarantee period in proportion to the amount by which the Company’s future obligation is reduced.

Catalysts recorded provisions totaling EUR 5,990 and EUR 12,675, for such guarantees at December 31, 2003 and 2002, respectively; these amounts are reflected in Provisions on the Combined Balance Sheets (Note 11). Of these amounts, EUR 5,990 and EUR 8,426, respectively, will be released or paid out within the next year upon the lapsing of the performance guarantee or life cycle guarantee period.

Environmental Matters

Catalysts recorded liabilities totaling EUR 2,930 and EUR 3,461, for anticipated costs related to environmental matters, primarily the remediation of hazardous substance cleanup, at December 31, 2003, and 2002, respectively; these amounts are reflected in Provisions on the Combined Balance Sheets (Note 11). The costs include legal and consulting fees, site studies, the design and implementation of remediation plans, post-remediation monitoring and related activities and will be paid by Akzo Nobel over several years. The amount of Catalysts’ ultimate liability with respect to these matters may be affected by several uncertainties, primarily the ultimate cost of required remediation.

Of the amounts recorded by Catalysts as environmental provisions, anticipated costs related to remediation of hazardous substance cleanup at the Los Angeles facility amounted to EUR 2,582 and EUR 3,113, at December 31, 2003 and 2002, respectively. Additionally, the Company has recorded EUR 348 at December 31, 2003 and 2002, pertaining to an environmental remediation at its Amsterdam facility at December 31, 2003 and 2002. As part of the sale of Catalysts, Akzo Nobel will assume all obligations that pertain to environmental matters of Catalysts as of the closing of the sale transaction and will indemnify the purchaser of Catalysts for such obligations.

Guarantees

The Company executes, through financial institutions, contracts with certain of its customers which serve as guarantees on product delivery and performance according to customer specifications that can cover both shipments on an individual basis as well as blanket coverage of multiple shipments under customer supply contracts. The financial coverage provided by these guarantees is typically based on a percentage on net sales value. At December 31, 2003 committed bank funds under these facilities amounted to EUR 1,534.

Also, the Company has provided a 100% guarantee on a certain operating loan of Eurecat Inc. The loan was established for its working capital needs. The Company’s partner in Eurecat has executed a counter-guarantee for 50% of this loan, which effectively reduces the Company’s guarantee share to 50%. The total balance of this loan at December 31, 2003 and 2002 amounted to EUR 1,764 and EUR 2,354, respectively.

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

Other

Catalysts is a party to various claims and litigation arising from the normal course of business, including environmental claims and product liability. The Company accrues for contingencies in the period when it becomes probable that a liability has been incurred and the amounts are reasonably estimable. While there can be no certainty that the Company may not ultimately incur charges in excess of presently established accruals, management believes that such additional charges, if any, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

21.	Personnel

The number of employees of Catalysts at December 31 is as follows:

	December 31,
	2003	2002	2001
Europe	529	530	533
North and South America	275	277	267
Asia	11	11	12

Total	815	818	812

22.	Subsequent Events

On April 19, 2004, Akzo Nobel received an offer from Albemarle Corporation for the sale of its Catalysts business; and on July 31, 2004, Akzo Nobel completed the sale of Catalysts to Albemarle Corporation.

On April 29, 2004, the Company extended the maturity date of a note receivable due from Eurecat (Note 4). The balance outstanding as of September 30, 2004 was EUR 1,700.

On July 28, 2004, the Company settled a legal proceeding against another company for patent infringement, subject to final regulatory review and approval. This claim, with proceeds amounting to approximately EUR 1,500, will be to the benefit of Akzo Nobel and has been excluded from the business sale agreement of Catalysts between Akzo Nobel and Albemarle.

On September 4, 2004, the Company renewed its local operating permit agreements for its Amsterdam plant. The Company has committed to future defined capital expenditures pertaining to environmental requirements with respect to emissions to air and water. Future committed funds under these agreements over the next five years are anticipated to range from EUR 12,000 to EUR 16,000, depending on the ultimate requirements of the related environment agencies.

During 2004, Eurecat declared a dividend, which is payable to Catalysts in September of 2004. Under the business sale agreement of Catalysts between Akzo Nobel and Albemarle, the dividend declared in the amount of EUR 559 will be payable to Akzo Nobel.

23.	Application of Generally Accepted Accounting Principles in the United States

The Company’s financial statements have been prepared in accordance with Dutch GAAP, which differ in certain significant respects from U.S. GAAP.

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

The effect of the application of U.S. GAAP on net income and divisional equity, as reported under Dutch GAAP, is set out in the tables below.

	For the Years Ended December 31,
	2003	2002
Net income reported under Dutch GAAP	€35,724	€34,832

U.S. GAAP adjustments:
Revenue recognition (a)	(827)	(496)
Derivatives (b)	(1,542)	4,120
Software development costs (c)	217	724
Investments in associated companies—equity results (d)	(82)	(82)
Investments in associated companies—acquisition (e)	(143)	(33)
Stock compensation (g)	(160)	(40)
Platinum arrangement (h)	(165)	451
Income tax effect on U.S. GAAP adjustments	928	(1,646)

Total U.S. GAAP adjustments	(1,774)	2,998

Net income under U.S. GAAP	€33,950	€37,830

	For the Years Ended December 31,
	2003	2002
Total divisional equity reported under Dutch GAAP	€196,346	€211,241

U.S. GAAP adjustments:
Revenue recognition (a)	(1,986)	(1,159)
Derivatives (b)	2,368	3,910
Software development costs (c)	3,720	3,503
Investments in associated companies—equity results (d)	225	307
Investments in associated companies—acquisition (e)	2,981	3,124
Goodwill (f)	1,546	1,546
Stock compensation (g)	(79)	—
Platinum arrangement (h)	(205)	(40)
Income tax effect on U.S. GAAP adjustments	(1,293)	(2,191)

Total U.S. GAAP adjustments	7,277	9,000

Total divisional equity under U.S. GAAP	€203,623	€220,241

Comprehensive income is as follows:

	For the Years Ended December 31,
	2003	2002
Net income in accordance with U.S. GAAP	€33,950	€37,830

Other comprehensive income (loss)
Foreign currency translation adjustments	(11,121)	(18,141)

Comprehensive income	€22,829	€19,689

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

The cumulative effects on significant balance sheet captions of differences between Dutch GAAP and U.S. GAAP are as follows:

	December 31, 2003
	Dutch GAAP	U.S. GAAP Adjustments	U.S. GAAP
Non-current assets
Goodwill and other intangible assets (c and f)	€—	€5,266	€5,266
Property, plant, and equipment (h)	€135,322	€(34)	€135,288
Investments in associated companies (d and e)	€24,065	€3,206	€27,271

Current assets:
Inventories (h)	€58,659	€8,310	€66,969
Other current assets (a and b)	€2,358	€6,531	€8,889

Provisions (a and i)	€13,779	€(6,363)	€7,416

Deferred tax liabilities	€18,126	€1,293	€19,419

Current liabilities (a, g, h and i)	€46,198	€21,072	€67,270

	December 31, 2002
	Dutch GAAP	U.S. GAAP Adjustments	U.S. GAAP
Non-current assets
Goodwill and other intangible assets (c and f)	€—	€5,049	€5,049
Property, plant, and equipment (h)	€168,683	€(34)	€168,649
Investments in associated companies (d and e)	€18,710	€3,431	€22,141
Non-current assets (a)	€—	€3,984	€3,984

Current assets:
Inventories (h)	€59,903	€8,059	€67,962
Other current assets (a and b)	€2,363	€11,522	€13,885

Provisions (a and i)	€22,546	€(4,477)	€18,069

Deferred tax liabilities	€21,996	€2,191	€24,187

Current liabilities (a, g, h and i)	€46,684	€25,297	€71,981

The Combined Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001 prepared under Dutch GAAP complies with U.S. GAAP presentation.

The following statements summarize adjustments that reconcile Net income and Divisional equity from that reported under Dutch GAAP to that which would have been reported had U.S. GAAP been applied.

(a)    In accordance with Dutch GAAP, for products that include performance guarantees and life cycle guarantees, management defers the gross margin of the product when testing or modeling results predict that the performance or life cycle criteria may not be met. The deferral for performance guarantees is released over the term of the contractual guarantee period. In accordance with U.S. GAAP, SAB 104, revenue and the related costs should be deferred until the performance obligation period lapses. For the year ended December 31, 2003 and 2002, the Company reduced net income of EUR 827 and EUR 496, respectively, for U.S. GAAP purposes. Additionally, under Dutch GAAP, the Company has only deferred the gross margin

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

associated with such products as opposed to deferring the revenue and costs as in accordance with U.S. GAAP. As such, under U.S. GAAP the Company would have deferred revenue and costs of sales of EUR 9,207 and EUR 4,163, respectively, as of December 31, 2003 and EUR 21,853 and EUR 11,596, respectively, as of December 31, 2002. Under U.S. GAAP, the impact on Divisional equity was a reduction of EUR 1,986 and EUR 1,159, for the year ended December 31, 2003 and 2002, respectively.

In accordance with Dutch GAAP, Net sales is reported net of shipping costs and commission expense. Under U.S. GAAP, sales revenue should be reported gross with the shipping costs and commission expense reported in Cost of sales and Selling and distribution expenses, respectively. For the years ended December 31, 2003 and 2002, Net sales should be increased by €11,347 and €13,150, respectively; Cost of sales increased by €6,641 and €8,023, respectively; and Selling and distribution expenses increased by €4,706 and €5,127, respectively. This reclassification difference had no overall impact on net income for the years ended December 31, 2003 and 2002.

(b)    In accordance with Dutch GAAP, recognition of gains and losses on the foreign exchange contracts are deferred until settlement of the foreign currency forward contract.

SFAS No. 133, “Accounting for Derivative Instruments,” as amended, was adopted by the Company in 2001. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires every derivative instrument to be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company does not designate its derivatives for hedge accounting in accordance with U.S. GAAP. Accordingly, changes in fair value of derivative instruments are recognized currently in earnings.

(c)     Under Dutch GAAP, the Company expenses computer software development costs as incurred. Under U.S. GAAP, Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” requires that certain direct costs related to the development and implementation of internal-use software be capitalized and amortized over the estimated useful life of the software. The costs related to the preliminary project stage and the post-implementation/operations stage (as defined in SOP 98-1) in an internal-use computer software development project should be expensed as incurred. The estimated average useful lives to amortize these capitalized costs are between 3 and 5 years.

(d)    The effect of applying U.S. GAAP to the Company’s equity investees has been included in the Company’s U.S. GAAP reconciliation. These differences primarily related to the adoption of SFAS 143, “Accounting for Asset Retirement Obligations,” capitalization of interest in accordance with SFAS 34, “Capitalization of Interest Costs,” accounting for goodwill and other intangible assets in accordance with SFAS 142, “Goodwill and Other Intangible Assets,” and inventory valuation.

In January 2003, the FASB issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities.” This interpretation primarily applies to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Pursuant to the issuance of FIN No. 46(R), an amendment to FIN No. 46, the implementation of FIN No. 46 has been deferred to the first reporting period ending after March 15, 2004. As such, the Company will implement the provisions of FIN No. 46(R) effective January 1, 2004. The Company has evaluated its relationships with its associated companies and believes that the adoption of FIN No. 46(R) will not have a significant impact on these combined financial statements.

(e)    On November 1, 2002, the Company’s 40% owned associated company, FCC, executed a stock repurchase agreement with its 20% investor whereby the investor’s entire interest in FCC was acquired for

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

approximately EUR 8,500 and was funded through cash funds of FCC. The Company sold none of its interest in FCC in connection with this transaction.

In accordance with Dutch GAAP, the Company reflected this transaction as a reduction of investments in associated companies and a reduction of Divisional equity in the amount of EUR 2,249.

In accordance with U.S. GAAP, when an investee buys treasury stock at a premium and an investor sells no shares pursuant to this transaction, that investor’s ownership interest in the investee increases and gives rise to an adjustment of its share in the basis of the net assets of the investee. Such adjustment is to be assigned first to tangible and identifiable intangible assets and to liabilities, with any remaining difference to goodwill. For this transaction Catalysts recorded approximately EUR 2,400 in amortizable intangibles as a subdivision of its investment in FCC balance during 2002. Amortization expense recorded for this item amounted to EUR 143 and EUR 33 for the years ended December 31, 2003 and 2002, respectively.

Additionally, during 1995, the Company acquired additional ownership in Eurecat and as a result, the Company recorded goodwill in the amount of EUR 1,101. In accordance with Dutch GAAP, the goodwill balance was recorded as a charge to Divisional equity. In accordance with U.S. GAAP, this goodwill was reflected as a subdivision of its investment in Eurecat and is amortized over a period of 40 years. Upon the adoption of the provision of SFAS No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002, amortization of the goodwill balance ceased and the goodwill balance is tested annually or when impairment indicators exists for impairment. The Company has noted no impairment of this goodwill.

(f)    In 1989, the Company acquired a company and the excess of the purchase price over the fair value of the net assets of the acquired company was reflected as a charge to equity under Dutch GAAP. In accordance with U.S. GAAP, the excess of the purchase price over the fair value of the net assets of acquired companies should be reflected as goodwill. Upon the adoption of the provisions of SFAS No. 142 on January 1, 2002, the goodwill balance should be tested at least on an annual basis for impairment.

The U.S. GAAP adjustment reverses the goodwill charged to equity under Dutch GAAP and reflects the unamortized portion of goodwill, assuming a useful life of 40 years; amortization ceased upon the adoption of SFAS No. 142. Additionally, in accordance with SFAS No. 142, the Company performed an impairment analysis on this goodwill balance and noted no impairment.

(g)    In accordance with Dutch GAAP, the value of the shares granted under the Akzo Nobel Employee Share Plan on the date of the grant is recognized as a charge in the Combined Statements of Income spread over the vesting period. This standard is effective for rights granted from 2002 onwards. No charge was recognized for the shares granted under the Akzo Nobel Employee Share Plan in 2001. In accordance with U.S. GAAP the fair value of these shares granted in 2001 (i.e., the share price at the date of grant) also has to be recognized as a charge against income over the vesting period of the grant. For the years ended December 31, 2003 and 2002, the additional charge amounted to EUR 81 and EUR 86, respectively. As a result of the above transaction, the Company has accrued compensation costs of EUR 239 and EUR 158 at December 31, 2003 and 2002, respectively; and is reflected in Divisional equity.

Additionally, certain Catalysts employees participated in the Akzo Nobel Stock Option Plan. Under Dutch GAAP, stock compensation costs are charged to equity upon exercise of stock appreciation rights. As permitted by SFAS No. 123, “Accounting for Stock Based Compensation,” under U.S. GAAP the Company has elected to apply APB No. 25 and related interpretations in accounting for its stock based compensation plans. In accordance with APB No. 25, compensation costs, including the change in the liability for the difference between the exercise and market price at date of grant, should be recognized as an expense. Stock based compensation cost is reflected in net income due to the cash settlement feature of the Akzo Nobel stock option scheme, which causes the options to be remeasured at each reporting date. The Company recognized compensation income (expense) in the amount of EUR (79) and EUR 46, for the years ended

AKZO NOBEL CATALYSTS

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Years Ended December 31, 2003, 2002 and 2001

(in thousands, except share amounts)

December 31, 2003 and 2002, respectively. Due to the cash settlement feature of this plan, the Company has accrued compensation costs of EUR 79 and zero at December 31, 2003 and 2002, respectively; these amounts are reflected as Provisions.

(h)    Platinum is an essential component of certain catalyst products. The Company leases platinum from financial institutions and accounts for these leases as operating leases in accordance with Dutch GAAP. Catalysts’ customers use the platinum in their manufacturing process and extract the platinum from the used product. At the end of the arrangement, the customer returns the same quantity of platinum (either from extraction or by purchasing from others) to Catalysts and Catalysts returns the platinum back to the financial institutions or pays for the platinum at its then current value. The financial institutions bear the risk and reward for the fluctuation of the change in market value of the platinum; however, the Company is obligated to return the same quantity of platinum leased.

In accordance with U.S. GAAP, inventory, including precious metals, such as platinum, cannot be the subject of a lease for accounting purposes because those assets are not depreciable. The Company has evaluated these lease contracts in accordance with SFAS No. 133 and determined that the lease arrangement is a financing transaction that contains an embedded derivative. The Company has bifurcated and marked-to-market the embedded derivative in accordance with SFAS No. 133. For the years ended December 31, 2003 and 2002, the Company recognized a favorable (unfavorable) mark-to-market adjustment of EUR (165) and EUR 451, respectively. Also, under U.S. GAAP, the Company has reflected the value of the platinum leased as inventory and has recorded a related obligation for amounts due to the financial institutions upon the maturity of the contractual arrangement. At December 31, 2003 and 2002, the Company has recorded inventory of EUR 8,276 and EUR 8,025, respectively, and a related obligation for EUR 8,481 and EUR 8,065, respectively.

Additionally, in accordance with Dutch GAAP, the Company recorded the cost of platinum which the Company owned as property, plant, and equipment; however, under U.S. GAAP, platinum should be classified as inventory. The reclassification of such amounts was EUR 34 at December 31, 2003 and 2002.

(i)    Under Dutch GAAP, the Company has reflected certain short-term liabilities as Provisions on the Combined Balance Sheets. However, in instances where the performance and life cycle guarantee will lapse or the Company expects to pay out amounts within the next year, such amounts have been reclassified from Provisions to Current liabilities in accordance with U.S. GAAP.

(j)    The Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) as of January 1, 2003. This statement requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. The removal cost is initially capitalized and depreciated over the remaining life of the underlying asset. The associated liability is accreted over the life of the underlying asset. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as income or loss on disposition. The assets are depreciated straight line over the remaining lives of the assets, while the interest component of the liability is accreted over the remaining lives of the assets. For the year ended December 31, 2003, the effect of the adoption of SFAS No. 143 in the reconciliation of net income and divisional equity to U.S. GAAP is nil.

(k)    Under Dutch GAAP, certain indirect costs can be included as research and development costs. Under U.S. GAAP, indirect costs that are not clearly related to research and development activities shall not be included as research and development costs. For the years ended December 31, 2003 and 2002, General and administrative expenses should be increased by €1,643 and €1,697, respectively; and Research and development expenses should be decreased by €1,643 and €1,697, respectively. This reclassification difference had no overall impact on net income for the years ended December 31, 2003 and 2002.

Report of Independent Auditors

To the Management of

Akzo Nobel Catalysts Business

and the Board of Directors of

Albemarle Corporation

We have audited the combined balance sheets of Akzo Nobel Catalysts (“AN Catalysts Business”), a former business of Akzo Nobel N.V., as at December 31, 2003 and 2002 and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 2003. These combined financial statements are the responsibility of AN Catalysts Business management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the Netherlands and the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the AN Catalysts Business as at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with generally accepted accounting principles in the Netherlands.

Accounting principles generally accepted in the Netherlands vary in certain significant respects from accounting principles generally accepted in the United States. Information relating to the nature and effect of such differences is presented in Note 23 to the combined financial statements.

Arnhem, the Netherlands

October 13, 2004

KPMG Accountants N.V.

Ref.: M. J. de Vries

AKZO NOBEL CATALYSTS

UNAUDITED CONDENSED COMBINED BALANCE SHEETS

June 30, 2004 and December 31, 2003

		(Unaudited)
(Amounts in thousands)	Notes	June 30, 2004	December 31, 2003
Assets
Non-current assets:
Property, plant and equipment, net		€131,227	€135,322
Investments in associated companies	5	26,480	24,065

Total non-current assets		157,707	159,387
Current assets:
Inventories	6	64,662	58,659
Receivables		74,344	51,349
Deferred tax assets	12	2,664	1,831
Other current assets		2,075	2,358
Cash and cash equivalents		865	865

Total current assets		144,610	115,062

Total assets		€302,317	€274,449

Divisional Equity and Liabilities
Divisional equity	7	€227,650	€196,346
Provisions	8	8,817	13,779
Deferred tax liabilities	12	17,991	18,126
Current liabilities		47,859	46,198

Total divisional equity and liabilities		€302,317	€274,449

The accompanying notes are an integral part of the unaudited condensed combined financial statements.

AKZO NOBEL CATALYSTS

UNAUDITED CONDENSED COMBINED STATEMENTS OF INCOME

For the Six Months Ended June 30, 2004 and 2003

		For the Six Months Ended
		June 30,
(Amounts in thousands)	Notes	2004	2003
Net sales	8	€192,316	€179,118
Cost of sales		141,263	120,780

Gross profit		51,053	58,338
Operating expenses:
Selling and distribution expenses		15,269	13,451
General and administrative expenses	4, 8	9,044	9,503
Research and development expenses		11,206	9,797

Total operating expenses		35,519	32,751

Operating income		15,534	25,587
Other income (expense):
Other income, net		3,340	2,861
Interest expense, net	9	(925)	(1,889)

Income before income taxes and equity results from associated companies		17,949	26,559
Income taxes	12	6,301	9,524

Income before equity results from associated companies		11,648	17,035
Equity results from associated companies	5	4,996	5,419

Net income		€16,644	€22,454

The accompanying notes are an integral part of the unaudited condensed combined financial statements.

AKZO NOBEL CATALYSTS

UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2004 and 2003

	Six Months Ended June 30,
(Amounts in thousands)	2004	2003
Cash flows from operating activities:
Net income	€16,644	€22,454
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	13,647	14,758
Income from associated companies	(4,996)	(5,419)
Deferred income taxes	(1,763)	(1,881)
Total changes in working capital	(29,700)	(2,753)

Net cash (used in) provided by operations:	(6,168)	27,159
Cash flows from investing activities:
Capital expenditures	(7,341)	(6,036)
Dividends received from associated companies	1,959	1,204

Net cash used in investing activities	(5,382)	(4,832)
Cash flows from financing activities:
Transfers to (from) Akzo Nobel, net	13,866	(25,355)

Net cash provided by (used in) financing activities	13,866	(25,355)
Effects of exchange rate changes on cash	(2,316)	3,028

Decrease in cash and cash equivalents	—	—

Cash and cash equivalents:
At beginning of period	865	865

At end of period	€865	€865

The accompanying notes are an integral part of the unaudited condensed combined financial statements.

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

1.	Business

Akzo Nobel Catalysts (the “Company” or “Catalysts”) is a business of Akzo Nobel N.V. (“Akzo Nobel”), which is engaged in the development, manufacture, distribution and sale of fluidized and fixed-bed catalysts to refineries and petrochemical plants.

In September 2003, Akzo Nobel announced its intention to divest the Company, and began seeking offers for the purchase of substantially all of the assets and liabilities of Catalysts. On April 19, 2004, Akzo Nobel received an offer from Albemarle Corporation (“Albemarle”) for the purchase of its Catalysts business and proceeded to complete the transaction with Albemarle at the close of business on July 31, 2004.

The Company conducts business primarily in Europe, North and South America, and Asia.

2.	Basis of presentation

These unaudited condensed combined financial statements (the “combined financial statements”) and the notes thereto should be read in conjunction with the Company’s audited financial statements for the years ended December 31, 2003, 2002, and 2001.

These combined financial statements reflect the activities of Catalysts as managed by Akzo Nobel. These combined financial statements include the legal entities of Akzo Nobel Catalysts B.V., The Netherlands, Akzo Nobel Catalysts LLC, United States of America, Filtrol Corporation, United States of America, and the catalyst business of Akzo Nobel Chemicals Pte Ltd, Singapore, Asia. Additionally, these combined financial statements reflect the Company’s non-controlling interests in the following associated companies: a 50% interest in Eurecat S.A., France (“Eurecat”); a 25% interest in Eurecat Inc., US (“Eurecat Inc.”) – a 65% owned subsidiary of Eurecat; a 50% interest in Nippon Ketjen Co., Ltd., Japan (“Nippon Ketjen”); and a 50% interest in Fábrica Carioca de Catalisadores S.A., Brazil (“FCC”).

These combined financial statements reflect the assets, liabilities, revenues and expenses that were directly related to the Company as they were operated within Akzo Nobel. Additionally, these combined financial statements include allocations for various expenses, including corporate administrative expenses, as well as certain assets and liabilities historically maintained by Akzo Nobel and not recorded in the accounts of Catalysts. These include, among other things, corporate overhead, interest expense, deferred income tax assets and liabilities, liabilities for certain compensation plans, and contingent liabilities. Significant allocations are discussed in the following footnotes (Note 4, Note 9, and Note 10, for corporate expenses, interest expense, and pension and postretirement expenses, respectively). Akzo Nobel Catalysts management (“management”) considers such allocations to have been made on a reasonable basis.

In June 2001, the Company closed its fluidized cracking catalyst production facility located in Los Angeles, California, with all production and technology for that site transferred to the Company’s Pasadena, Texas facility. The remaining assets of the Los Angeles facility are not being included in the Company’s sale to Albemarle; however, due to the Company’s continued operational oversight post-shutdown for the periods of the financial statements presented, the assets, liabilities, and operational results of the Los Angeles facility have been reflected in these combined financial statements.

The combined financial statements included herein may not necessarily be indicative of Catalysts’ financial position, results of operations or cash flows, had the Company operated as a separate entity during the periods presented or for future periods.

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

All amounts included in these combined financial statements are presented in accordance with accounting principles generally accepted in The Netherlands (“Dutch GAAP”), which differ in certain significant respects from accounting principles generally accepted in the United States (“U.S. GAAP”). See Note 15 for a description of the differences between Dutch GAAP and U.S. GAAP affecting Catalysts’ Net income and Divisional equity.

All amounts are reflected in thousands of euros (“EURs”).

3.	Significant accounting policies

The unaudited combined financial statements as of June 30, 2004 and for the six months ended June 30, 2004 and 2003 have been prepared in accordance with the accounting policies set out in the combined financial statements for the years ended December 31, 2003, 2002, and 2001 except for as follows:

Interim Financial Information (Unaudited)

The financial information presented as of June 30, 2004, and for each of the six months ended June 30, 2004 and 2003 is unaudited. In the opinion of management, this financial information reflects all adjustments necessary for a fair presentation of the financial information for such periods. The results of operations for the six months ended June 30, 2004 and 2003 should not be taken as indicative of the results of operations that may be expected for the entire year.

Foreign currency translation

Amounts in foreign currencies are translated into euros using the exchange rate at each balance sheet date for assets and liabilities and the weighted-average exchange rate for the period for revenues and expenses. Differences arising from these translations are charged or credited directly to Divisional equity on the unaudited condensed combined balance sheets (the “Combined Balance Sheets”).

Monetary assets and liabilities denominated in foreign currencies are restated into the local currency at prevailing exchange rates at the balance sheet date, with results arising from these translations reflected in the unaudited condensed combined statements of income (the “Combined Statements of Income”) as unrealized foreign exchange gains and losses.

The principal exchange rates against the euro used in preparing the Combined Balance Sheets and Combined Statements of Income are as follows:

	Balance Sheet		Statement of Income
	June 30, 2004	December 31, 2003	June 30, 2004	June 30, 2003
U.S. Dollar	1.210	1.262	1.226	1.110
Brazilian Real	3.766	3.662	3.649	3.529
Singapore Dollar	2.081	2.145	2.074	1.950

4.	Related party transactions

The combined financial statements include transactions with affiliated companies. Catalysts entered into transactions with Akzo Nobel and its subsidiaries for the sale of inventory as well as corporate services provided by Akzo Nobel. Product transfers between Catalysts and Akzo Nobel were made at various transfer prices.

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

Sales to Akzo Nobel and its subsidiaries represented approximately EUR 3,800 and EUR 3,500 for the six months ended June 30, 2004 and 2003, respectively, and are reported in Net Sales in the Combined Statements of Income.

At June 30, 2004 and December 31, 2003, the Company had receivables from Akzo Nobel and its subsidiaries of EUR 3,670, and 4,190, respectively; these amounts are reflected in Receivables on the Combined Balance Sheets. At June 30, 2004 and December 31, 2003, the Company had payables to Akzo Nobel and its subsidiaries of EUR 5,093, and EUR 6,410, respectively; these amounts are reflected in Current liabilities on the Combined Balance Sheets.

For the six months ended June 30, 2004, and 2003, the Company had sales to its associated companies in the amount of EUR 7,189 and EUR 3,890, respectively. At June 30, 2004 and December 31, 2003, the Company had accounts receivable from associated companies of EUR 1,649 and EUR 1,224, respectively. These amounts are reflected in Receivables on the Combined Balance Sheets. At June 30, 2004 and December 31, 2003, the Company had liabilities to associated companies of EUR 712 and EUR 1,766, respectively. These amounts are reflected in Current liabilities on the Combined Balance Sheets.

Additionally, the Company had a note receivable from Eurecat. This note bears interest at variable rates (2.31% and 2.71% per annum for the six months ended June 30, 2004 and 2003, respectively) and was originally due on April 29, 2004, but a temporary extension was subsequently granted and is under current negotiation. Amounts outstanding under this note were EUR 1,700 and EUR 2,000 at June 30, 2004 and December 31, 2003, respectively, and are reflected as Other current assets on the Combined Balance Sheets.

At June 30, 2004 and December 31, 2003, the Company had advances to employees in the amount of EUR 13 and EUR 14, respectively. These amounts are reflected as Other receivables in the Combined Balance Sheets. Additionally, the Company guaranteed the mortgage for one employee in the amount of EUR 184. This guarantee is not for a director or officer of the Company.

Catalysts’ General and administrative expenses includes allocated corporate and regional costs from Akzo Nobel totaling approximately EUR 2,141 and EUR 2,226 for the six months ended June 30, 2004 and 2003, respectively. These costs are primarily related to Akzo Nobel’s corporate administrative services to the Company and are generally allocated based on a combination of the ratio of Catalysts annual net sales, gross margin, and property, plant, and equipment, to Akzo Nobel’s comparable consolidated net sales, gross margin, and property, plant, and equipment, as this methodology yields, in the opinion of management, a reasonable allocation. Corporate administrative expenses include accounting, treasury, finance, tax, human resources, legal, and certain other administrative services.

The Company’s Combined Statements of Income include allocations of Akzo Nobel’s interest expense totaling EUR 1,016 and EUR 1,992, for the six months ended June 30, 2004 and 2003, respectively. These costs are primarily related to Akzo Nobel’s consolidated interest expense and are allocated principally based on the average outstanding cash balance funded to Catalysts through Akzo Nobel’s cash accounts using Akzo Nobel’s weighted average borrowing rate (Note 9). While interest expense has been allocated, there has been no allocation of Akzo Nobel’s general corporate debt in the accompanying combined balance sheet as all financing transactions with Akzo Nobel are settled via Divisional equity. There is no debt specific to Catalysts.

Akzo Nobel N.V. uses a centralized approach to cash management and financing its operations. During the periods covered by these combined financial statements, cash deposits were remitted to Akzo Nobel on a regular basis and are reflected within Divisional equity on the Combined Balance Sheets. Similarly, Catalysts’ cash

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

disbursements are funded through Akzo Nobel’s cash accounts. As a result, none of Akzo Nobel’s cash, cash equivalents or liabilities pertaining to book overdrafts has been allocated to Catalysts in the combined financial statements.

5.	Investments in associated companies

The Company has 50% non-controlling interests in Eurecat, Nippon Ketjen, and FCC, as well as a 25% non-controlling interest in Eurecat Inc.

Activity of the Investment in associated companies balance on the Combined Balance Sheets through June 30, 2004 is as follows:

	Total	Nippon Ketjen	FCC	Eurecat	Eurecat Inc
Balance at December 31, 2002	€18,710	€8,385	€5,973	€3,554	€798
Equity results	5,419	1,134	3,917	468	(100)
Dividend received	(1,204)	(1,204)	—	—	—
Changes in exchange rates	(152)	(814)	812	(91)	(59)

Balance at June 30, 2003	€22,773	€7,501	€10,702	€3,931	€639

Equity results	3,281	485	2,269	416	111
Dividend received	(577)	—	—	(532)	(45)
Changes in exchange rates	(1,412)	71	(1,259)	(152)	(72)

Balance at December 31, 2003	€24,065	€8,057	€11,712	€3,663	€633

Equity results	4,996	2,698	1,922	169	207
Dividend received/declared	(2,518)	(1,959)	—	(559)	—
Changes in exchange rates	(63)	218	(356)	43	32

Balance at June 30, 2004	€26,480	€9,014	€13,278	€3,316	€872

For the six months ended June 30, 2004 and 2003, the Company’s withholding tax expense on dividends received from its associated companies was EUR 99 and EUR 62, respectively. These amounts are included in Income taxes in the Combined Statements of Income.

In 2003, the partners of FCC agreed that no dividends be declared or paid from 2003 earnings in anticipation of capital expansion activities planned during 2004 and 2005. FCC intends to finance this expansion activity through third party loans which could impact future dividend capability of this associated company.

During 2004, Eurecat declared a dividend, which is payable to Catalysts in September 2004. Under the business sale agreement of Catalysts between Akzo Nobel and Albemarle, the dividend declared in the amount of EUR 559 will be payable to Akzo Nobel.

Additionally, 2004 earnings of the associated companies are subject to defined distribution allocations as prescribed in the business sale agreement between Akzo Nobel and Albemarle.

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

6.	Inventories

Inventories consisted of the following:

	June 30, 2004	December 31, 2003
Finished products/trade stock	€41,453	€38,737
Work in process	5,974	5,544
Raw materials and supplies	17,235	14,378

Total inventory	€64,662	€58,659

The above total inventory amounts are net of a provision for obsolete inventory of EUR 2,214 and EUR 1,024 at June 30, 2004 and December 31, 2003, respectively.

7.	Divisional equity

Total Divisional equity of Catalysts represents Akzo Nobel’s historical equity in the Catalysts business and includes the Company’s cumulative operating results, accumulated translation differences on investments in associated companies and net assets in non-European locations, allocations from Akzo Nobel and settlement of intercompany transactions with Akzo Nobel.

Activity in Divisional equity for the six months ended June 30, 2004 and 2003 is as follows:

Divisional Equity
Balance at December 31, 2002	€211,241

Net income	22,454
Transfers to Akzo Nobel, net	(25,355)
Changes in exchange rates	(8,125)

Balance at June 30, 2003	€200,215

Net income	13,270
Transfers to Akzo Nobel, net	(7,836)
Changes in exchange rates	(9,303)

Balance at December 31, 2003	€196,346

Net income	16,644
Transfers from Akzo Nobel, net	13,866
Changes in exchange rates	794

Balance at June 30, 2004	€227,650

At June 30, 2004 and December 31, 2003, the cumulative translation adjustment reflected in Divisional equity was EUR (32,860), and EUR (32,614), respectively. Note that in accordance with Dutch GAAP, prior to 2001, the Company was not required to disclose translation adjustments separately; therefore, the aforementioned amounts are cumulative commencing on January 1, 2001.

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

8.	Provisions

Provisions consisted of the following:

	June 30, 2004	December 31, 2003
Performance guarantee deferral (Note 13)	€2,644	€5,990
Bonus provision	2,674	4,249
Environmental matters (Note 13)	2,909	2,930
Restructuring provision	590	610

Total	€8,817	€13,779

Movements in the provisions are specified as follows:

	Total	Performance Guarantee	Bonus	Environmental	Restructuring
Balance at December 31, 2002	€22,546	€12,675	€5,268	€3,461	€1,142
Payments	(2,780)	(1,795)	(793)	—	(192)
Releases	(1,374)	(1,374)	—	—	—
Change in exchange rates	(690)	—	—	(602)	(88)

Balance at June 30, 2003	€17,702	€9,506	€4,475	€2,859	€862

Additions	3,103	1,970	1,133	—	—
Payments	(4,893)	(3,968)	(741)	—	(184)
Releases	(1,690)	(1,518)	(172)	—	—
Change in exchange rates	(443)	—	(446)	71	(68)

Balance at December 31, 2003	€13,779	€5,990	€4,249	€2,930	€610

Additions	—	—	—	—	—
Payments	(4,808)	(2,984)	(1,647)	(132)	(45)
Releases	(362)	(362)	—	—	—
Change in exchange rates	208	—	72	111	25

Balance at June 30, 2004	€8,817	€2,644	€2,674	€2,909	€590

The “additions” and “releases” activity noted above for the performance guarantee provisions have been reflected in Net sales and the activity for the bonus, environmental, and restructuring provisions have been reflected in General and administrative expenses on the Combined Statements of Income.

At June 30, 2004 and December 31, 2003, the above provisions consist of short-term liabilities of EUR 5,908 and EUR 6,600, respectively, as these amounts will be payable within the next twelve months.

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

9.	Interest expense, net

Interest expense, net consists primarily of interest allocated from Akzo Nobel, less amounts capitalized as follows:

	For the Six Months Ended June 30,
	2004	2003
Interest expense before capitalization	€1,016	€1,992
Capitalized interest	(91)	(103)

Interest expense, net	€925	€1,889

Interest allocations from Akzo Nobel are allocated principally based on the average outstanding cash balance funded to Catalysts through Akzo Nobel’s cash accounts using Akzo Nobel’s weighted average borrowing rate of 2.31% and 3.83% for the six months ended June 30, 2004 and 2003, respectively.

10.	Pensions and postretirement benefits

During the periods covered by these combined financial statements, substantially all employees of Catalysts were participants in various defined benefit pension plans and postretirement plans administered and sponsored by Akzo Nobel. Benefits under the pension plans are based primarily on years of service and employees’ compensation. The postretirement plans provide associates with health care and life insurance benefits upon retirement. As discussed in Note 2, these combined financial statements reflect the plans on a multi-employer basis. As such, Akzo Nobel allocated costs associated with the pension plans to Catalysts based upon a ratio of age-weighted pensionable income for service costs and allocates costs associated with other components of pension expense, such as interest costs, amortization of actuarial gains/losses, etc., based on projected benefit obligations relative to the total projected benefit obligation of the plans. Management believes this methodology is a reasonable basis of allocation. Additionally, Akzo Nobel allocated costs associated with the postretirement plans based upon a ratio of Catalysts active headcount to total active headcount. Management believes that a headcount ratio is a reasonable basis of allocation for postretirement benefit plans and is appropriate since the benefit is not linked to salary.

The following table presents the allocated expense from Akzo Nobel for the Catalysts’ employees participating in Akzo Nobel pension and postretirement plans:

	For the Six Months Ended June 30,
	2004	2003
Pensions	€3,525	€4,059
Postretirement	1,086	929

	€4,611	€4,988

Additionally, substantially all employees of Catalysts were eligible to participate in one of Akzo Nobel’s savings plans. Under these plans, employees elect to contribute a percentage of their pay. The plans provide for Akzo Nobel matching these contributions (up to a maximum percentage of the employee’s annual pay, as outlined in the plan agreement). The allocated expense from Akzo Nobel related to Catalysts participants was EUR 321 and EUR 334, for the six month period ended June 30, 2004 and 2003, respectively.

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

Pursuant to the terms of the business sale agreement, Akzo Nobel shall retain all liabilities for any retiree medical plan for all employees who are retired as of the closing of the sale of Catalysts. In addition, Akzo Nobel will provide a retiree medical program to all employees in The Netherlands who retire within the period of five years from the closing of the sale of Catalysts, and will also provide these benefits to eligible employees in the United States aged 50 and older (as of July 31, 2004) with ten or more years service, and aged 65 and older (as of July 31, 2004) with five or more years of service.

11.	Business segment information and geographic data

Catalysts is engaged in the development, manufacture, distribution and sale of fluidized and fixed-bed catalysts to refineries and petrochemical plants.

For management purposes, the Company is organized on a worldwide basis and operates in one segment.

Although the Company is managed on a worldwide basis, they operate in three principal geographical areas of the world. The following shows the distribution of the Company’s consolidated sales by geographical market, regardless of where the product was produced:

	Net Sales
	For the Six Months Ended June 30,
	2004	2003
Europe	€71,338	€62,648
North and South America	83,310	86,221
Asia	21,967	19,163
Middle East, Africa, and Other	15,701	11,086

Total	€192,316	€179,118

The following shows the carrying amount of segment assets and additions to property, plant, and equipment by geographical area in which the assets are located.

	Carrying Amount of Segment Assets(1)
	June 30,
	2004	2003
Europe	€121,705	€105,666
North and South America	143,783	135,988
Asia	6,820	6,034

Total	€272,308	€247,688

(1)	Comprises property, plant, and equipment, inventories, receivables, and other current assets.

	Additions to Property, Plant and Equipment
	For the Six Months Ended June 30,
	2003	2002
Europe	€2,869	€1,096
North and South America	4,472	4,940

Total	€7,341	€6,036

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

12.	Income taxes

The Company has historically been a part of Akzo Nobel’s global tax reporting structures and has not filed separate combined income tax returns solely for the Catalysts business. The Company’s income tax provisions have been calculated for each period on a separate return basis, as if Catalysts were a separate taxpayer and the resulting current tax liability were settled with Akzo Nobel through Divisional equity on the Combined Balance Sheets.

Income tax expense in The Netherlands and from foreign operations was as follows:

	For the Six Months Ended June 30,
	2004	2003
Pre-tax income (loss)
Netherlands	€12,145	€15,956
Foreign	5,804	10,603

Total	€17,949	€26,559

Total income tax expense (benefit)
Netherlands	€4,281	€5,636
Foreign	2,020	3,888

Total	€6,301	€9,524

Current income tax expense (benefit)
Netherlands	€4,828	€5,032
Foreign	3,236	6,373

Total	€8,064	€11,405

Deferred income tax expense (benefit)
Netherlands	€(548)	€604
Foreign	(1,215)	(2,485)

Total	€(1,763)	€(1,881)

Total income tax expense	€6,301	€9,524

The difference between income tax expenses computed at statutory rates in The Netherlands (34.5%), for the six months ended June 30, 2004 and 2003, respectively, and income tax expense provided on earnings is primarily the result of the effect of jurisdictional tax rate differences, primarily the United States.

13.	Commitments and Contingent Liabilities

Commitments

The Company enters into operating leases primarily for its facilities, vehicles, and machinery and equipment under varying terms and conditions.

Additionally, Catalysts incurs an annual rental expense for land in the amount of EUR 24. This rental expense is related to a long-term land lease (“erfpacht”) in Amsterdam, The Netherlands. This lease forms part of the site on which the Amsterdam production facilities are located.

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

At June 30, 2004, future minimum rental payments under operating leases were:

2004	€415
2005	734
2006	345
2007	285
2008	186
Thereafter	303

Total minimum payments required	€2,268

The Company enters into agreements to purchase natural gas and electricity. These contracts contain no minimum purchase requirements and the contract price is indexed to the market value of the commodity. The fair value of these commodity contracts are not reflected on the Combined Balance Sheets as the contracts are not considered financial instruments.

Additionally, the Company routinely enters into forward exchange contracts. The purpose of Catalysts foreign currency activities is to protect the Company from the risk that the eventual functional currency net cash flows resulting from trade transactions are adversely affected by changes in exchange rates.

Recognition of gains and losses on the foreign exchange contracts is deferred until settlement of the foreign currency forward contract. At June 30, 2004 and 2003, outstanding forward exchange contracts amounted to EUR 439 and EUR 2,515, respectively. These contracts mainly relate to U.S. dollars, Singapore dollars, and Japanese yen.

Additionally, FCC has a note payable due to a third party bank institution amounting to EUR 2,336 at June 30, 2004, for which the Company has undertaken that for as long as the note payable is outstanding, Catalysts will maintain directly or indirectly a participation of at least 33.5% of FCC’s common voting share capital.

Contingent Liabilities

Workers’ Compensation

Catalysts recorded liabilities totaling EUR 132 and EUR 248 for anticipated costs related to workers’ compensation at June 30, 2004 and December 31, 2003, respectively. The costs include an estimate of expected settlements on pending claims, defense costs and a provision for claims incurred but not reported as substantially all workers’ compensation at Catalysts is self-insured through Akzo Nobel. These estimates are based on Catalysts assessment of potential liability using an analysis of available information with respect to pending claims, historical experience, and current cost trends. The amount of Catalysts’ ultimate liability in respect of these matters may differ from these estimates.

Performance and Life Cycle Guarantees and Warranty Provisions

Provisions are recorded for performance guarantees and life cycle guarantees. These guarantees entitle the customer to claim compensation if the product does not conform to performance standards originally agreed upon. Performance guarantees relate to minimum technical specifications that products produced with the delivered catalyst must meet, such as yield and product quality. Life cycle guarantees relate to minimum periods for which performance of the delivered catalysts is guaranteed. When either performance guarantees or life cycle guarantees are contractually agreed upon, an assessment of the need for a provision is made by management.

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

When testing or modeling results predict that the performance or life cycle criteria may not be met, provisions are recorded for the gross margin of the product. The performance guarantee provisions are released over the term of the contractual guarantee period while the deferral for life cycle guarantee is released over the term of the guarantee period in proportion to the amount by which the Company’s future obligation is reduced.

Catalysts recorded provisions totaling EUR 2,644 and EUR 5,990 for such guarantees at June 30, 2004 and December 31, 2003, respectively; these amounts are reflected in Provisions on the Combined Balance Sheets (Note 8). Of these amounts, EUR 2,644 and EUR 5,990, respectively will be released or paid out within the next year upon the lapsing of the performance guarantee or life cycle guarantee period.

Environmental Matters

Catalysts recorded liabilities totaling EUR 2,909 and EUR 2,930 for anticipated costs related to environmental matters, primarily the remediation of hazardous substance cleanup, at June 30, 2004 and December 31, 2003, respectively; these amounts are reflected in Provisions on the Combined Balance Sheets (Note 8). The costs include legal and consulting fees, site studies, the design and implementation of remediation plans, post-remediation monitoring and related activities and will be paid by Akzo Nobel over several years. The amount of Catalysts’ ultimate liability with respect to these matters may be affected by several uncertainties, primarily the ultimate cost of required remediation.

Of the amounts recorded by Catalysts as environmental provisions, anticipated costs related to remediation of hazardous substance cleanup at the Los Angeles facility amounted to EUR 2,561 and EUR 2,582, at June 30, 2004 and December 31, 2003, respectively. Additionally, the Company has recorded EUR 348 at June 30, 2004 and December 31, 2003, pertaining to an environmental remediation at its Amsterdam facility. As part of the sale of Catalysts, Akzo Nobel will assume all obligations that pertain to environmental matters of Catalysts as of the closing of the sale transaction and will indemnify the purchaser of Catalysts for such obligations.

Guarantees

The Company executes, through financial institutions, contracts with certain of its customers which serve as guarantees on product delivery and performance according to customer specifications that can cover both shipments on an individual basis as well as blanket coverage of multiple shipments under customer supply contracts. The financial coverage provided by these guarantees is typically based on a percentage on net sales value. At June 30, 2004 committed bank funds under these facilities amounted to EUR 3,560.

Also, the Company has provided a 100% guarantee on a loan of Eurecat Inc. The loan was established to assist with its working capital needs. The Company’s partner in Eurecat has executed a counter-guarantee for 50% of this loan, which effectively reduces the Company’s guarantee share to 50%. The total balance of this loan at June 30, 2004 and December 31, 2003 amounted to EUR 1,764.

Other

Catalysts is a party to various claims and litigation arising from the normal course of business, including environmental claims and product liability. The Company accrues for contingencies in the period when it becomes probable that a liability has been incurred and the amounts are reasonably estimable. While there can be no certainty that the Company may not ultimately incur charges in excess of presently established accruals, management believes that such additional charges, if any, will not have a material adverse effect on the Company’s financial position.

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

14.	Subsequent Events

On July 28, 2004, the Company settled a legal proceeding against another company for patent infringement, subject to final regulatory review and approval. This claim, with proceeds amounting to approximately EUR 1,500, will be to the benefit of Akzo Nobel and has been excluded from the business sale agreement of Catalysts between Akzo Nobel and Albemarle.

On September 4, 2004, the Company renewed its local operating permit agreements for its Amsterdam plant. The Company has committed to future defined capital expenditures pertaining to environmental requirements with respect to emissions to air and water. Future committed funds under these agreements over the next five years are anticipated to range from EUR 12,000 to EUR 16,000, depending on the ultimate requirements of the related environment agencies.

15.	Application of Generally Accepted Accounting Principles in the United States

The Company’s financial statements have been prepared in accordance with Dutch GAAP, which differ in certain significant respects from U.S. GAAP.

The effect of the application of U.S. GAAP on net income and divisional equity, as reported under Dutch GAAP, is set out in the tables below.

	For the Six Months Ended June 30,
	2004	2003
Net income reported under Dutch GAAP	€16,644	€22,454

U.S. GAAP adjustments:
Revenue recognition (a)	1,969	(1,017)
Derivatives (b)	(1,929)	(1,395)
Software development costs (c)	(508)	513
Investments in associated companies—equity results (d)	(96)	90
Investments in associated companies—acquisition (e)	(72)	(72)
Stock compensation (g)	(45)	(51)
Platinum arrangement (h)	30	(110)
Income tax effect on U.S. GAAP adjustments	155	752

Total U.S. GAAP adjustments	(496)	(1,290)

Net income under U.S. GAAP	€16,148	€21,164

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

	June 30, 2004	December 31, 2003
Total divisional equity reported under Dutch GAAP	€227,650	€196,346

U.S. GAAP adjustments:
Revenue recognition (a)	(17)	(1,986)
Derivatives (b)	439	2,368
Software development costs (c)	3,212	3,720
Investments in associated companies—equity results(d)	129	225
Investments in associated companies—acquisition (e)	2,909	2,981
Goodwill (f)	1,546	1,546
Stock compensation (g)	(105)	(79)
Platinum arrangement (h)	(175)	(205)
Income tax effect on U.S. GAAP adjustments	(1,144)	(1,293)

Total U.S. GAAP adjustments	6,794	7,277

Total divisional equity under U.S. GAAP	€234,444	€203,623

Comprehensive income is as follows:

	For the Six Months Ended June 30,
	2004	2003
Net income in accordance with U.S. GAAP	€16,148	€21,164
Other comprehensive income (loss)
Foreign currency translation adjustments	516	(4,797)

Comprehensive income (loss)	€16,664	€16,367

The cumulative effects on significant balance sheet captions of differences between Dutch GAAP and U.S. GAAP are as follows:

	June 30, 2004
	Dutch GAAP	U.S. GAAP Adjustments	U.S. GAAP
Non-current assets
Goodwill and other intangible assets (c and f)	€—	€4,758	€4,758
Property, plant, and equipment (h)	€131,227	€(34)	€131,193
Investments in associated companies (d and e)	€26,480	€3,038	€29,518

Current assets:
Inventories (h)	€64,662	€6,375	€71,037
Other current assets (a and b)	€2,075	€2,459	€4,534

Provisions (a and i)	€8,817	€(3,129)	€5,688

Deferred tax liabilities	€17,991	€1,144	€19,135

Current liabilities (a, g, and h)	€47,859	€11,787	€59,646

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

The Combined Statements of Cash Flows for the six months ended June 30, 2004 and 2003 prepared under Dutch GAAP complies with U.S. GAAP.

The following statements summarize adjustments that reconcile Net income and Divisional equity from that reported under Dutch GAAP to that which would have been reported had U.S. GAAP been applied.

(a)    In accordance with Dutch GAAP, for products that include performance guarantees and life cycle guarantees, management defers the gross margin of the product when testing or modeling results predict that the performance or life cycle criteria may not be met. The deferral for performance guarantees is released over the term of the contractual guarantee period. In accordance with U.S. GAAP, SAB 104, revenue and the related costs should be deferred until the performance obligation period lapses. For the six months ended June 30, 2004 the Company increased net income EUR 1,969 and for the six months ended June 30, 2003, the Company reduced net income EUR 1,017, for U.S. GAAP purposes. Additionally, under Dutch GAAP, the Company has only deferred the gross margin associated with such products as opposed to deferring the revenue and costs as in accordance with US GAAP. As such, under U.S. GAAP the Company would have deferred revenue and costs of sales of EUR 4,570 and EUR 2,020, respectively, as of June 30, 2004. Under U.S. GAAP, the impact on Divisional equity was a reduction of EUR 17 and EUR 1,986, as of June 30, 2004 and December 31, 2003, respectively.

In accordance with Dutch GAAP, Net sales is reported net of shipping costs and commission expense. Under U.S. GAAP, sales revenue should be reported gross with the shipping costs and commission expense reported in Cost of sales and Selling and distribution expenses, respectively. For the six months ended June 30, 2004 and 2003, Net sales should be increased by €6,943 and €5,247, respectively; Cost of sales increased by €3,254 and €3,356, respectively; and Selling and distribution expenses increased by €3,689 and €1,891, respectively. This reclassification difference had no overall impact on net income for the six months ended June 30, 2004 and 2003.

(b)    In accordance with Dutch GAAP, recognition of gains and losses on the foreign exchange contracts are deferred until settlement of the foreign currency forward contract.

SFAS No. 133, “Accounting for Derivative Instruments,” as amended, was adopted by the Company in 2001. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires every derivative instrument to be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company does not designate its derivatives for hedge accounting in accordance with U.S. GAAP. Accordingly, changes in fair value of derivative instruments are recognized currently in earnings.

(c)    Under Dutch GAAP, the Company expenses computer software development costs as incurred. Under U.S. GAAP, Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” requires that certain direct costs related to the development and implementation of internal-use software be capitalized and amortized over the estimated useful life of the software. The costs related to the preliminary project stage and the post-implementation/operations stage (as defined in SOP 98-1) in an internal-use computer software development project should be expensed as incurred. The estimated average useful lives to amortize these capitalized costs are between 3 and 5 years.

(d)    The effect of applying U.S. GAAP to the Company’s equity investees has been included in the Company’s U.S. GAAP reconciliation. These differences primarily related to the adoption of SFAS 143, “Accounting for Asset Retirement Obligations,” capitalization of interest in accordance with SFAS 34, “Capitalization of Interest Costs,” accounting for goodwill and other intangible assets in accordance with SFAS 142, “Goodwill and Other Intangible Assets,” and inventory valuation.

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

In January 2003, the FASB issued Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities.” This interpretation primarily applies to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Pursuant to the issuance of FIN No. 46(R), an amendment to FIN No. 46, the implementation of FIN No. 46 has been deferred to the first reporting period ending after March 15, 2004. As such, the Company implemented the provisions of FIN No. 46(R) effective January 1, 2004. The Company has evaluated its relationships with its associated companies and the adoption of FIN No. 46(R) did not have an impact on these combined financial statements.

(e)    On November 1, 2002, the Company’s 40% owned associated company, FCC, executed a stock repurchase agreement with its 20% investor whereby the investor’s entire interest in FCC was acquired for approximately EUR 8,500 and was funded through cash funds of FCC. The Company sold none of its interest in FCC in connection with this transaction.

In accordance with Dutch GAAP, the Company reflected this transaction as a reduction of investments in associated companies and a reduction of Divisional equity in the amount of EUR 2,249.

In accordance with U.S. GAAP, when an investee buys treasury stock at a premium and an investor sells no shares pursuant to this transaction, that investor’s ownership interest in the investee increases and gives rise to an adjustment of its share in the basis of the net assets of the investee. Such adjustment is to be assigned first to tangible and identifiable intangible assets and to liabilities, with any remaining difference to goodwill. For this transaction Catalysts recorded approximately EUR 2,400 in amortizable intangibles as a subdivision of its investment in FCC balance during 2002. Amortization expense recorded for this item amounted to EUR 72 and EUR 72 for the six months ended June 30, 2004 and 2003, respectively.

Additionally, during 1995, the Company acquired additional ownership in Eurecat and as a result, the Company recorded goodwill in the amount of EUR 1,101. In accordance with Dutch GAAP, the goodwill balance was recorded as a charge to Divisional equity. In accordance with U.S. GAAP, this goodwill was reflected as a subdivision of its investment in Eurecat and is amortized over a period of 40 years. Upon the adoption of the provision of SFAS No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002, amortization of the goodwill balance ceased and the goodwill balance is tested annually or when impairment indicators exists for impairment. The Company has noted no impairment of this goodwill.

(f)    In 1989, the Company acquired a company and the excess of the purchase price over the fair value of the net assets of the acquired company was reflected as a charge to equity under Dutch GAAP. In accordance with U.S. GAAP, the excess of the purchase price over the fair value of the net assets of the acquired companies should be reflected as goodwill. Upon the adoption of the provisions of SFAS No. 142 on January 1, 2002, the goodwill balance should be tested at least on an annual basis for impairment.

The U.S. GAAP adjustment reverses the goodwill charged to equity under Dutch GAAP and reflects the unamortized portion of goodwill, assuming a useful life of 40 years; amortization ceased upon the adoption of SFAS No. 142. Additionally, in accordance with SFAS No. 142, the Company performed an impairment analysis on this goodwill balance and noted no impairment.

(g)    In accordance with Dutch GAAP, the value of the shares granted under the Akzo Nobel Employee Share Plan on the date of the grant is recognized as a charge in the Combined Statements of Income spread over the vesting period. This standard is effective for rights granted from 2002 onwards. No charge was recognized for the shares granted under the Akzo Nobel Employee Share Plan in 2001. In accordance with U.S. GAAP the fair value of these shares granted in 2001 (i.e. the share price at the date of grant) also has to

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

be recognized as a charge against income over the vesting period of the grant. For the six months ended June 30, 2004 and 2003, the additional charge amounted to EUR 19 and EUR 43, respectively. As a result of the above transaction, the Company has accrued compensation costs of EUR 258 and EUR 239 at June 30, 2004 and December 31, 2003, respectively; and is reflected in Divisional equity.

Additionally, certain Catalysts employees participated in the Akzo Nobel Stock Option Plan. Under Dutch GAAP, stock compensation costs are charged to equity upon exercise of stock appreciation rights. As permitted by SFAS No. 123, “Accounting for Stock Based Compensation,” under U.S. GAAP the Company has elected to apply APB No. 25 and related interpretations in accounting for its stock based compensation plans. In accordance with APB No. 25, compensation costs, including the change in the liability for the difference between the exercise and market price at date of grant, should be recognized as an expense. Stock based compensation cost is reflected in net income due to the cash settlement feature of the Akzo Nobel stock option scheme, which causes the options to be remeasured at each reporting date. The Company recognized compensation expense in the amount of EUR 26 and EUR 8, for the six months ended June 30, 2004 and 2003, respectively. Due to the cash settlement feature of this plan, the Company has accrued compensation costs of EUR 105 and EUR 79 at June 30, 2004 and December 31, 2003, respectively; these amounts are reflected as Provisions.

(h)    Platinum is an essential component of certain catalyst products. The Company leases platinum from financial institutions and accounts for these leases as operating leases in accordance with Dutch GAAP. Catalysts’ customers use the platinum in their manufacturing process and extract the platinum from the used product. At the end of the arrangement, the customer returns the same quantity of platinum (either from extraction or by purchasing from others) to Catalysts and Catalysts returns the platinum back to the financial institutions or pays for the platinum at its then current value. The financial institutions bear the risk and reward for the fluctuation of the change in market value of the platinum; however, the Company is obligated to return the same quantity of platinum leased.

In accordance with U.S. GAAP, inventory, including precious metals, such as platinum, cannot be the subject of a lease for accounting purposes because those assets are not depreciable. The Company has evaluated these lease contracts in accordance with SFAS No. 133 and determined that the lease arrangement is a financing transaction that contains an embedded derivative. The Company has bifurcated and marked-to-market the embedded derivative in accordance with SFAS No. 133. For the six months ended June 30 2004 and 2003, the Company recognized a favorable (unfavorable) mark-to-market adjustment of EUR 30 and EUR (110), respectively. Also, under U.S. GAAP, the Company has reflected the value of the platinum leased as inventory and has recorded a related obligation for amounts due to the financial institutions upon the maturity of the contractual arrangement. At June 30, 2004 and December 31, 2003, the Company has recorded inventory of EUR 6,341 and EUR 8,276, respectively, and a related obligation for EUR 6,516 and EUR 8,481, respectively.

Additionally, in accordance with Dutch GAAP, the Company recorded the cost of platinum which the Company owned as property, plant, and equipment; however, under U.S. GAAP, platinum should be classified as inventory. The reclassification of such amounts was EUR 34 at June 30, 2004 and December 31, 2003.

(i)    Under Dutch GAAP, the Company has reflected certain short-term liabilities as Provisions on the Combined Balance Sheets. However, in instances where the performance and life cycle guarantee will lapse or the Company expects to release or pay out amounts within the next year, such amounts have been reclassified from Provisions to Current liabilities in accordance with U.S. GAAP.

AKZO NOBEL CATALYSTS

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

For the Six Months Ended June 30, 2004 and 2003

(in thousands, except share amounts)

(j)    The Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) as of January 1, 2003. This statement requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred. The removal cost is initially capitalized and depreciated over the remaining life of the underlying asset. The associated liability is accreted over the life of the underlying asset. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as income or loss on disposition. The assets are depreciated straight line over the remaining lives of the assets, while the interest component of the liability is accreted over the remaining lives of the assets. At June 30, 2004 and December 31, 2003, the effect of the adoption of SFAS No. 143 in the reconciliation of net income and divisional equity to U.S. GAAP is nil.

(k)    Under Dutch GAAP, certain indirect costs can be included as research and development costs. Under U.S. GAAP, indirect costs that are not clearly related to research and development activities shall not be included as research and development costs. For the six months ended June 30, 2004 and 2003, General and administrative expenses should be increased by €937 and €743, respectively; and Research and development expenses should be decreased by €937 and €743, respectively. This reclassification difference had no overall impact on net income for the six months ended June 30, 2004 and 2003.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED OCTOBER 13, 2004

PROSPECTUS

$700,000,000

Debt Securities

Preferred Stock

Common Stock

Selling Shareholders

1,600,000 Shares of Albemarle Corporation Common Stock

We may offer and sell debt securities, preferred stock and common stock from time to time in one or more offerings, in amounts, at prices and on other terms to be determined at the time of offering. The total offering price of these securities offered by us to the public will be limited to $700,000,000.

In addition, the selling shareholders named in this prospectus may sell up to 1,600,000 shares of our common stock. We will not receive any of the proceeds from the sale of these shares.

We will provide you with more specific terms of the securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “ALB.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2004

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing the shelf registration process. Under the shelf registration process, (1) we may sell the securities described in this prospectus and the applicable prospectus supplements in one or more offerings up to a total dollar amount of $700,000,000 and (2) the selling shareholders identified in this prospectus may sell up to an aggregate of 1,600,000 shares of our common stock in one or more offerings.

This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we or the selling shareholders sell securities, we or the selling shareholders will provide a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. We filed a registration statement containing this prospectus with the SEC. The registration statement includes exhibits that provide more detail on the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and the applicable prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the documents incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. Neither we nor the selling shareholders are offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

Unless the context otherwise indicates, the terms “Albemarle,” “we,” “us,” “our” or “the company” mean Albemarle Corporation and its consolidated subsidiaries, and “pro forma” means pro forma to reflect our acquisition of the refinery catalysts business of Akzo Nobel N.V., the completion of the financings related to the acquisition, the refinancing of our then-existing credit agreement and the payment of related fees and expenses, as if such transactions had occurred on January 1, 2003, in the case of statement of income data, or on June 30, 2004, in the case of balance sheet data. The term “pro forma” also reflects, to the extent appropriate, the realignment of our polyolefin catalysts business from our Polymer Chemicals segment, which we renamed Polymer Additives, to our new Catalysts segment.

FORWARD-LOOKING STATEMENTS

Some of the information presented in this prospectus and the applicable prospectus supplements, including the documents incorporated by reference, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current expectations, which are in turn based on assumptions that we believe are reasonable based on our current knowledge of our business and operations. We have used words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and variations of such words and similar expressions to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. There can be no assurance, therefore, that our actual results will not differ materially from the results and expectations expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, without limitation:

•	the timing of orders received from customers;

•	the gain or loss of significant customers;

•	competition from other manufacturers;

•	changes in the demand for our products;

•	changes in our margins;

•	increases in the cost of raw materials and energy, and our inability to pass through such increases;

•	changes in our manufacturing processes;

•	changes in our markets in general;

•	fluctuations in foreign currencies;

•	changes in new product introductions resulting in increases in capital project requests and approvals leading to additional capital spending;

•	changes in laws and regulations;

•	the occurrence of claims or litigation;

•	the inability to maintain current levels of product or premises liability insurance or the denial of such coverage;

•	political unrest affecting the global economy, including adverse effects from terrorism or hostilities;

•	changes in accounting standards;

•	the integration of the Akzo Nobel refinery catalysts business into our operations;

•	the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs;

•	changes in interest rates, to the extent they (1) affect our ability to raise capital or increase our cost of funds, (2) have an impact on the overall performance of our pension fund investments and (3) increase our pension expense and funding obligations; and

•	the other factors detailed from time to time in the applicable prospective supplements and the reports we file with the SEC.

We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

ALBEMARLE CORPORATION

We are a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals. We currently operate in three business segments: Polymer Additives, which produces flame retardants and other plastic additives; Catalysts, which is comprised of the refinery catalysts business of Akzo Nobel N.V., which we acquired on July 31, 2004, and our polyolefin catalysts business; and Fine Chemicals, which produces a broad range of fine and specialty chemicals, including pharmachemicals and agrichemicals, as well as intermediates and performance chemicals, and provides fine chemistry services.

Albemarle was incorporated in Virginia in 1993. Our principal executive offices are located at 330 South Fourth Street, Richmond, Virginia 23219 and our telephone number is (804) 788-6000.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of (1) consolidated earnings to fixed charges and (2) consolidated earnings to combined fixed charges and preferred stock dividends for the years and the periods indicated:

	Six Months Ended June 30,				Year Ended December 31,
	Pro Forma 2004		2004		Pro Forma 2003		2003		2002		2001		2000		1999
Ratio of earnings to fixed charges	3.9	x	9.4	x	4.0	x	9.2	x	11.1	x	10.1	x	13.6	x	9.6	x
Ratio of earnings to combined fixed charges and preferred stock dividends	3.9	x	9.4	x	4.0	x	9.2	x	11.1	x	10.1	x	13.6	x	9.6	x

For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus fixed charges, amortization of capitalized interest, less interest capitalized and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” consist of interest expense (before capitalized interest), and a portion of rental expense that we believe to be representative of interest. During the periods presented in the table above, no shares of preferred stock were outstanding.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repurchase of shares of common stock, the repayment or refinancing of outstanding indebtedness or acquisitions. Specific information concerning the use of proceeds from the sale of any securities will be included in the applicable prospectus supplement relating to such securities. We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that may be offered by this prospectus. This section does not describe every aspect of the indentures or the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of some of the terms used in the indentures. You must look to the indentures for the most complete description of what we describe in summary form in this prospectus and the applicable prospectus supplement. A copy of the form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy. You should also refer to the Trust Indenture Act of 1939, certain terms of which are made a part of the indentures by reference.

This summary also is subject to and qualified by reference to the description of the particular terms of the series described in the prospectus supplement relating to that series. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities we are offering.

We may issue as many distinct series of debt securities under either indenture as we wish without limitation as to aggregate principal amount under the terms of the relevant indenture. Neither indenture limits our ability to incur additional indebtedness. This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement that describes the terms of each series of debt securities may also describe differences with the material terms summarized in this prospectus.

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt and will rank equally with all of our other unsecured and unsubordinated debt. The senior debt securities will be issued under the senior debt indenture. The senior debt indenture has been qualified under the Trust Indenture Act. The senior indenture is an exhibit to the registration statement of which this prospectus is a part.

The subordinated debt securities will constitute part of our subordinated debt and will be subordinate in right of payment to all of our “senior indebtedness,” as defined in the subordinated debt indenture. The subordinated debt securities will be issued under the subordinated debt indenture. The subordinated debt indenture is an exhibit to the registration statement of which this prospectus is a part. The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

“Debt securities” in this prospectus refers to both the senior debt securities and the subordinated debt securities. In this “Description of Debt Securities” section, references to “we” or “Albemarle” are only to Albemarle Corporation and not its subsidiaries.

The indentures are substantially identical, except for the covenants described below under “—Restrictive Covenants—Limitations on Liens and Other Encumbrances” and “—Restrictive Covenants—Restrictions on Sale and Leaseback Transactions,” which are included only in the senior debt indenture, and the provisions relating to subordination, which are included only in the subordinated debt indenture.

Reference to the indenture or the trustee with respect to any debt securities means the indenture under which those debt securities are issued and the trustee under that indenture.

The trustee has two main roles:

•	First, the trustee can enforce your rights against us if we default on our obligations under the terms of the applicable indenture or the debt securities. There are some limitations, however, on the extent to which the trustee acts on your behalf as described below under “Default and Related Matters—Events of Default—Remedies if an Event of Default Occurs;” and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, registering the transfer of your debt securities to a new holder and sending you notices.

We may issue the debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated principal amount. The prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and any material additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms relating to a particular series of debt securities will be described in a prospectus supplement and any pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe to the extent applicable, the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities and if subordinated debt securities, the related subordination terms if different from those described under “—Subordination Provisions;”

•	any limit on the aggregate principal amount of the series of debt securities and whether such series may be reopened for the issuance of additional debt securities of such series;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities is payable;

•	the dates on which interest on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption, in whole or in part, at our option or the option of the holder;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock issuable upon conversion, exercise or exchange may be adjusted;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the series of debt securities will be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of the series of debt securities that will be payable upon the declaration of acceleration of the maturity of such series of debt securities;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities, if other than the currency of the United States;

•	if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to our or a holder’s election, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, and interest on the series of debt securities;

•	any addition or change to the restrictive covenants applicable to such series of debt securities;

•	whether the debt securities will be subject to defeasance as described under “—Defeasance” or otherwise;

•	any event of default under the series of debt securities if different from, or in addition to, those described under “—Default and Related Matters—Events of Default—What Is an Event of Default?”;

•	if the series of debt securities will be initially issuable only in the form of a global security, as described under “Legal Ownership—Global Securities,” the depositary or its nominee with respect to the series of debt securities, if other than The Depository Trust Company, and the circumstances under which the global security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depositary or its nominee;

•	any proposed listing of the series of debt securities on any securities exchange; and

•	any other terms, additional covenants, or special features of the series of debt securities.

Form, Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the prospectus supplement, in denominations of $1,000 and any integral multiple thereof.

A global security will be issued in denominations equal to the aggregate principal amount of outstanding debt securities represented by that global security. See “—Legal Ownership” below for additional information regarding global securities and the limitations on your rights as the beneficial owner of an interest in a global security.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

Redemption

Provisions relating to the redemption of debt securities, if any, will be set forth in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem debt securities only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. Unless we state otherwise in the applicable prospectus supplement, that notice may state that (1) the redemption will be conditional upon the trustee or paying agent receiving sufficient funds to pay the principal, premium and interest on the debt securities subject to redemption on the date fixed for redemption and (2) if the trustee or the paying agent does not receive those funds, the redemption notice will not apply, and we will not be required to redeem the debt securities subject to redemption.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents

We will pay interest to you if you are a holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and will be stated in a prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Unless the prospectus supplement states otherwise, we will pay principal, interest and any other money due on the debt securities at the office of the paying agent whom we will designate for this purpose. The paying agent will pay interest and any other money due on debt securities issued as global securities by wire transfer to the holder of those global securities. You must make arrangements to have your payments on debt securities that are not in global form picked up at, or wired from, that office; we may also choose to pay interest by mailing checks.

Unless the prospectus supplement states otherwise, the corporate trust office of the trustee in New York City will be designated as our sole paying agent for payments with respect to the debt securities of each series. We may also arrange for additional paying agents, and may change paying agents, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Subordination Provisions

Subordinated debt securities will be subject to contractual provisions in the subordinated debt indenture that may prohibit us from making payments on those securities under certain circumstances. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, as defined below, including all debt securities we issue under the senior debt indenture. However, payment from the cash or the proceeds of U.S. government notes or bonds held in any defeasance trust (as described below under “—Defeasance”) will not be subordinated to any senior indebtedness or subject to these restrictions.

Unless otherwise defined in a prospectus supplement for a series of subordinated debt securities, “senior indebtedness” includes all of our obligations to pay principal, premium, interest, penalties, fees and other charges:

•	for borrowed money;

•	in the form of or evidenced by other instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

•	under capitalized leases;

•	under letters of credit, bankers’ acceptances or similar facilities issued for our account;

•	issued or assumed in the form of a deferred purchase price of property or services, such as master leases (but excluding certain accounts payable or accrued liabilities arising in the ordinary course of business);

•	under swaps and other hedging arrangements;

•	pursuant to our guarantee or assumption of another entity’s obligations and all dividend obligations guaranteed or assumed by us;

•	to satisfy the expenses and fees of the trustee under the subordinated debt indenture; and

•	pursuant to all amendments, modifications, renewals, extensions, refinancings, replacements and refundings by us of certain of the obligations described above.

Unless otherwise defined in a prospectus supplement for a series of subordinated debt securities, the following types of our indebtedness will not rank senior to the subordinated debt securities:

•	indebtedness we owe to one of our subsidiaries;

•	indebtedness that, by its terms, expressly provides that it does not rank senior to the subordinated debt securities;

•	indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	indebtedness we owe to any trust, or a trustee of such trust, partnership other entity affiliated with us, that is a financing vehicle, and that has issued equity securities; and

•	indebtedness we may incur in violation of the subordinated debt indenture.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any senior indebtedness beyond any applicable grace period or

•	in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated unless, in either case, the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded or such senior indebtedness has been paid in full.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Restrictive Covenants

General

We have made certain promises in each indenture called “covenants” where, among other things, we promise to maintain our corporate existence. In addition, in the senior debt indenture we have made the promises described in the two succeeding subsections. The subordinated debt indenture does not include these promises. Capitalized terms used in the following summary have the meanings specified in the senior debt indenture, unless otherwise defined below.

Limitation on Liens and Other Encumbrances

We have agreed that neither we nor any Restricted Subsidiary (as defined below) will incur, issue, assume or guarantee any obligation secured by any Lien upon any Principal Property (as defined below) or shares of capital stock or debt of any Restricted Subsidiary without securing the debt securities equally and ratably with all other obligations secured by the Lien. This covenant has exceptions, which permit:

(1) Liens existing on the date of the senior debt indenture;

(2) Liens existing on any Principal Property owned or leased by a corporation at the time it becomes a Restricted Subsidiary;

(3) Liens existing on any Principal Property at the time of its acquisition by us or a Restricted Subsidiary, which Lien was not incurred in anticipation of such acquisition and was outstanding prior to such acquisition;

(4) Liens to secure any debt incurred prior to, at the time of, or within 12 months after the acquisition of any Principal Property for the purpose of financing all or any part of the purchase price thereof and any Lien to the extent that it secures debt which is in excess of such purchase price and for the payment of which recourse may be had only against such Principal Property;

(5) Liens to secure any debt incurred prior to, at the time of, or within 12 months after the completion of the construction and commencement of commercial operation, alteration, repair or improvement of any Principal Property for the purpose of financing all or any part of the cost associated with those activities and any Lien to the extent that it secures debt which is in excess of that cost and for the payment of which recourse may be had only against the Principal Property;

(6) Liens in favor of us or any of our Restricted Subsidiaries;

(7) Liens in favor of the United States or any state or any other country, or any agency, instrumentality or political subdivision of any of the foregoing, to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute, or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to the Liens;

(8) Liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, warehousemen’s, vendors’ or other similar Liens arising in the ordinary course of business, or federal, state or municipal government Liens arising out of contracts for the sale of products or services by us or any Restricted Subsidiary, or deposits or pledges to obtain the release of any of the foregoing;

(9) Pledges or deposits under workmen’s compensation laws or similar legislation or in connection with other circumstances related thereto as specified in the indenture;

(10) Liens in connection with legal proceedings, including liens arising out of judgments or awards against us or any Restricted Subsidiary;

(11) Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(12) Liens consisting of restrictions on the use of real property which do not interfere materially with (a) the use of the property covered thereby or (b) the property’s value;

(13) Any extension, renewal or replacement, in whole or in part, of any Lien referred to in the foregoing clauses (2) through (12) above, so long as the principal amount of the debt secured thereby does not exceed the principal amount of debt so secured at the time of the extension, renewal or replacement and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced, plus improvements on the property; and

(14) Any extension, renewal or replacement, in whole or in part, of any Lien referred to in clause (13), that secures any additional principal amount of debt that is incurred to provide funds for the completion of a specific project and any related financing costs.

Notwithstanding the foregoing, we and any one or more of our Restricted Subsidiaries may issue, assume or guarantee debt secured by a Lien that would otherwise be subject to the foregoing restrictions if at the time of incurrence (the “Incurrence Time”), the amount equal to the sum of:

•	the aggregate amount of the debt, plus

•	all of our other debt and the debt of our Restricted Subsidiaries secured by a Lien that would otherwise be subject to the foregoing restrictions (not including debt permitted to be secured under the foregoing restrictions), plus

•	the aggregate Attributable Debt (as defined below) determined as of the Incurrence Time of Sale and Leaseback Transactions (as defined below) that are not permitted by the senior debt indenture and entered into after the date of the senior debt indenture and in existence at the Incurrence Time, less

•	the aggregate amount of proceeds of such Sale and Leaseback Transactions that have been applied in accordance with the terms of the senior debt indenture,

does not exceed 5% of our Consolidated Net Tangible Assets (as defined below).

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction and as of any particular time, the present value of the obligation of the lessee thereunder for net rental payments during the remaining term of such lease, including any extensions. The present value of the obligation of the lessee is discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by us. Net rental payments exclude any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by the lessee, subject to monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“Consolidated Net Tangible Assets” means the aggregate amount of assets after deducting the following:

(a) applicable reserves and other properly deductible items;

(b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles; and

(c) all current liabilities, as reflected in our latest consolidated balance sheet contained in our most recent annual report on Form 10-K or quarterly report on Form 10-Q filed pursuant to the Securities Exchange Act of 1934, or the “Exchange Act,” prior to the time as of which “Consolidated Net Tangible Assets” will be determined.

“Lien” means any mortgage, lien, pledge, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), security interest or other encumbrance.

“Principal Property” means all real and tangible personal property owned or leased by Albemarle or any Restricted Subsidiary constituting a part of any manufacturing or processing plant or warehouse located within the United States, exclusive of (1) motor vehicles and other rolling stock, (2) office furnishings and equipment, and information and electronic data processing equipment, (3) any property financed through the issuance of tax-exempt industrial development bonds, (4) any real property held for development or sale, or (5) any property which in the opinion of our board of directors as evidenced by a resolution of the board of directors is not of material importance to the total business conducted by Albemarle and its Restricted Subsidiaries as an entirety.

“Restricted Subsidiary” means any of our subsidiaries (a) substantially all of whose property is located within the United States and (b) which owns a Principal Property or in which our investment exceeds 1% of the aggregate amount of assets included on our consolidated balance sheet as of the end of the last fiscal quarter for which financial information is available.

“Sale and Leaseback Transaction” means any arrangement involving any non-affiliate bank, insurance company, or other lender or investor that provides for the lease by us or one of our Restricted Subsidiaries for a total period in excess of three years of any Principal Property which has been or is to be sold or transferred by us or any Restricted Subsidiary to the lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of the Principal Property.

Restrictions on Sale and Leaseback Transactions

We have agreed not to, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction involving any Principal Property, unless:

(1) we or the Restricted Subsidiary would, at the time of entering into the arrangement, be entitled, without equally and ratably securing the debt securities of each series then outstanding, to incur, issue, assume or guarantee debt secured by a lien on the property, under the provisions described in clauses (2) through (14) under the caption “—Limitation on Liens and Other Encumbrances” above; or

(2) we, within 180 days after the sale or transfer, apply to the retirement of our Funded Debt an amount equal to the greater of:

(a) the net proceeds of the sale of the Principal Property sold and leased back in connection with the arrangement; or

(b) the fair market value of the Principal Property so sold and leased back at the time of entering into such arrangement.

Notwithstanding the foregoing, we and our Restricted Subsidiaries, or any of us, may enter into a Sale and Leaseback Transaction that would otherwise be prohibited as set forth above, if, at the time of and giving effect to the transaction, the amount equal to the sum of:

•	the aggregate amount of the Attributable Debt in respect of all Sale and Leaseback Transactions existing at the time that could not have been entered into except in reliance on this paragraph, plus

•	the aggregate amount of outstanding debt secured by Liens in reliance on the second paragraph of “—Limitation on Liens and Other Encumbrances”

does not at the time exceed 5% of our Consolidated Net Tangible Assets.

“Funded Debt” means: (a) all indebtedness maturing one year or more from the date of its creation, (b) all indebtedness directly or indirectly renewable or extendible, at the option of the debtor by its terms or by the terms of the instrument or agreement relating thereto, to a date one year or more from the date of its creation, and (c) all indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

Except for the limitations on Liens and other encumbrances and Sale and Leaseback Transactions described above, each of which is only applicable to senior debt securities, and except as otherwise provided in a prospectus supplement, the indentures and the debt securities do not contain any covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction involving Albemarle.

Consolidation, Merger and Sale of Assets

We are generally permitted to consolidate or merge with another company. We are also permitted to sell or lease all or substantially all of our assets to another company, or to buy or lease all or substantially all of the assets of another company. However, we may not take any of these actions unless:

•	where we merge out of existence or sell or lease all or substantially all our assets, the other company must be a corporation organized and validly existing under the laws of a state of the United States or the District of Columbia or under federal law, and it must expressly assume all our obligations under the applicable indenture and the debt securities;

•	the merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default; and

•	certain other conditions are satisfied.

For the purposes of this provision, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of the company, which properties and assets, if held by the company instead of such subsidiaries, would constitute all or substantially all of the properties and assets of the company on a consolidate basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the company.

In connection with a merger, consolidation or sale of assets, some of our property may become subject to a mortgage, lien, pledge, charge, security interest or other encumbrance giving lenders preferential rights in that property over other lenders, including the holders of the senior debt securities, or over our general creditors if we fail to repay them. We have promised in the senior debt indenture to limit these preferential rights, called Liens, as discussed under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances”; the subordinated debt indenture will not include a corresponding restriction. If a merger, consolidation or sale of assets would create any Liens on any of our assets covered by the restrictive covenant, we must comply with that restrictive covenant. We would do this either by deciding that the Liens were permitted by the restrictive covenant, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same assets to the holders of the senior debt securities.

Modification and Waiver

There are three types of changes we can make to either indenture and the debt securities issued under that indenture.

Changes Requiring Your Approval.    First, there are changes that cannot be made to your debt securities without the approval of each holder affected thereby. Following is a list of those types of changes:

•	change the payment date of the principal or any installment of principal or interest on a debt security;

•	reduce any other amounts due on a debt security;

•	reduce the amount of principal due and payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount security) following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to institute suit to enforce any payment of any amount due on your debt security;

•	impair any right that you may have to exchange or convert the debt security for or into other securities;

•	amend the subordination provisions of the subordinated debt indenture or add subordination provisions to the senior debt indenture;

•	reduce the percentage in aggregate principal amount of debt securities of any series whose consent is needed to modify or amend the applicable indenture or any supplement thereto;

•	reduce the percentage in principal amount of debt securities whose consent is needed to waive our compliance with certain provisions of the applicable indenture or any supplement thereto or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the applicable indenture or any supplement thereto.

Changes Requiring a Majority Vote.    The second type of change to a particular indenture or any supplement thereto and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of all series affected by the change, each series voting together as a single class. Most other changes, including waivers, as described below, fall into this category, except for changes noted above as requiring the approval of the holders of each security affected thereby, and, as noted below, changes not requiring any approval.

We would need a vote by holders of senior debt securities owning a majority of the principal amount of all series affected by the waiver, each series voting together as a single class, to obtain a waiver of certain of the restrictive covenants, including the covenants described above under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances” and “—Restrictive Covenants—Restrictions on Sale and Leaseback Transactions.” We also need holders of senior debt securities or subordinated debt securities owning a majority of the principal amount of the relevant affected series to obtain a waiver of any past default with respect to such series, except a payment default listed in the first or second category described below under “—Default and Related Matters—Events of Default —What is an Event of Default?”

Each indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the applicable indenture that has expressly been included solely for the benefit of one or more particular series of securities, or that modifies the rights of the holders of securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable indenture of the holders of securities of any other series.

Changes Not Requiring Approval.    The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would benefit or would not adversely affect holders of the debt securities.

Further Details Concerning Voting.    When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known (for example, because it is based on an index) we will use a special rule for that debt security described in the prospectus supplement; or

•	for debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined as of a specified date.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if they have been fully defeased, as described under “Defeasance—Legal Defeasance.” Debt securities owned by us or any of our affiliates will also not be considered outstanding or eligible to vote.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series that are entitled to vote or take other action under the applicable indenture. In some circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 90 days following the record date.

Indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or the debt securities or request a waiver.

Defeasance

The following discussion of legal defeasance and covenant defeasance provisions will be applicable to your series of debt securities only if the applicable prospectus supplement states that they will apply to that series.

Legal Defeasance

If there is a change in federal income tax law, as described below, we can legally release ourselves from any payment or other obligations, with certain limited exceptions, on any series of debt securities, called legal defeasance, if we put in place the following arrangements for you to be repaid:

•	we must deposit, or cause to be deposited, in trust for your benefit and the benefit of all other holders of that series of debt securities an amount of money sufficient to make interest, principal, premium and any other payments on the debt securities on their various due dates or a combination of cash and U.S. government notes or bonds that will generate enough cash to make interest, principal, premium and any other payments on that series of debt securities on their due date;

•	we must deliver to the trustee a legal opinion of our counsel that is based on and confirms the tax law change described below;

•	no event of default or event that with the passage of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing;

•	such deposit and defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•	we must comply with certain other conditions; and

•	in the case of the subordinated debt securities, the following requirements must also be met:

•	no event or condition may exist that, under the provisions described above under “—Subordination Provisions,” would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•	we must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

There must be a change in current federal income tax law or a U.S. Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities at maturity or redemption.

In the event of legal defeasance, you would have to rely solely on the trust holding the deposited cash and/or U.S. government notes or bonds for repayment of the debt securities. In addition, in the case of subordinated debt securities, the provisions described above under “—Subordination Provisions” will not apply. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance

Under current federal income tax law, we can make the same type of deposit described above under “—Defeasance—Legal Defeasance” and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having cash and/or U.S. government notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	we must deposit, or cause to be deposited, in trust for your benefit and the benefit of all other holders of that series of debt securities an amount of cash sufficient to make interest, principal, premium and any other payments on the debt securities on their various due dates or a combination of money and U.S. government notes or bonds that will generate enough cash to make interest, principal, premium and any other payments on that series of debt securities on their due date;

•	we must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities at maturity or redemption;

•	no event of default or event that with the passage of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing;

•	such deposit and defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•	we must comply with certain other conditions;

•	in the case of the subordinated debt securities, the following requirements must also be met:

•	no event or condition may exist that, under the provisions described above under “—Subordination Provisions,” would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•	we must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

If we accomplish covenant defeasance, the following provisions, among others, of the indentures and the debt securities would no longer apply:

•	our promises previously described under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances” and “—Restrictive Covenants—Restrictions on Sale and Leaseback Transactions;”

•	the condition regarding the treatment of Liens when we merge or engage in similar transactions, as described under “—Consolidation, Merger and Sale of Assets;”

•	the events of default relating to breach of covenants, described under “—Default and Related Matters—Events of Default—What Is an Event of Default?”; and

•	any other covenants applicable to the series of debt securities and described in the prospectus supplement.

In addition, in the case of subordinated debt securities, the provisions described above under “—Subordination Provisions” will not apply if we accomplish covenant defeasance.

If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust. In fact, if one of the remaining events of default occurs, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust.

Default and Related Matters

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default?    The term “event of default” means, with respect to any series of debt securities, any of the following:

•	we do not pay the principal of or any premium on a debt security of that series on its due date;

•	we do not pay interest on a debt security within 30 days of its due date;

•	we do not deposit money into a separate custodial account, known as a sinking fund, within 30 days of its due date, if we agree to maintain any such sinking fund;

•	we fail to comply with the conditions described above under “—Consolidation, Merger and Sale of Assets”;

•	we fail to perform or remain in breach of any covenant contained in the applicable indenture for the benefit of the debt securities of that series or any other term of the applicable indenture for 60 days after we receive a written notice of default stating we are in breach and requiring it to be remedied. The notice must be sent by either the trustee or holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the affected series;

•	we or any Significant Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our Significant Subsidiaries (or the payment of which is guaranteed by us or any of our Significant Subsidiaries), other than indebtedness owed to us or a Significant Subsidiary, whether such indebtedness or guarantee now exists, or is created after the date of the applicable indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness (“payment default”); or

(b) results in the acceleration of such indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $40 million or more;

•	we or any Significant Subsidiary files for, or consents to the filing of, bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.

“Significant Subsidiary” means any of our subsidiaries that would be a “Significant Subsidiary” of Albemarle within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

Remedies If an Event of Default Occurs.    If you are the holder of a subordinated debt security, all remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions.” If an event of default has occurred and has not been cured, the trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If, however, we or any Significant Subsidiary files for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, all of the debt securities of the affected series shall become immediately due and payable without any declaration of acceleration of maturity or any other action on the part of the trustee or the holders of the debt securities of the affected series. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration and its consequences if all events of default in respect of such series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable indenture and certain other conditions are met. See “—Modification and Waiver.”

Reference is made to the prospectus supplement relating to any series of debt securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series. The trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series of debt securities if the trustee in good faith considers it to be in the interest of holders to do so.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least 25% in aggregate principal amount of all outstanding debt securities of the relevant series must make written request that the trustee take action because of the default, and must offer satisfactory indemnity to the trustee against the cost, expenses and liabilities of taking that action;

•	the trustee must have not received from holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice; and

•	the trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default and its status.

Notices

We and the trustee will send notices regarding the debt securities only to holders at their addresses as listed in the records of the security registrar.

Governing Law

The indentures and the debt securities are governed by, and construed in accordance with, the laws of the State of New York.

Legal Ownership

Global Securities

What Is a Global Security?    A global security is a special type of indirectly held security, as described below under “—Indirect Holders.”

If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.

Any person wishing to own a debt security included in the global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will initially be issued only in the form of global securities.

Special Investor Considerations for Global Securities.    As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a registered holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that generally:

•	you cannot get debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “—Indirect Holders;”

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

Special Situations When Global Security Will Be Exchanged For Physical Certificates.    In a few special situations described below, interests in the global security will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or indirectly will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of direct and indirect holders in the debt securities are described below under “—Direct Holders” and “—Indirect Holders.”

The special situations when a global security may be exchanged for physical certificates are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and no successor depositary has been appointed within 90 days after this notice;

•	when we notify the trustee that we wish to exchange physical certificates for the global security, provided that we understand that under current industry practices, The Depository Trust Company would notify its participants of this determination, but would only withdraw beneficial interests from a global security at the request of participants; or

•	when an event of default on the debt securities has occurred and has not been cured.

Defaults are discussed above under “—Default and Related Matters.”

The prospectus supplement may also list additional situations when a global security may be exchanged for physical certificates that would apply only to the particular series of debt securities covered by that prospectus supplement. When physical certificates are to be exchanged for a global security, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders of the physical certificates.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, are only to persons or entities who are the direct holders of debt securities (i.e., those who are registered as holders of debt securities). As noted below, we do not have obligations to you if you hold through indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described above. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will not be recognized by us as legal holders of debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

DESCRIPTION OF PREFERRED STOCK

We may issue preferred stock in one or more classes or series, as described below. The following briefly summarizes the provisions of our amended and restated articles of incorporation that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated articles of incorporation, which is an exhibit to the registration statement that contains this prospectus. Reference to a class or series of preferred stock means all of the shares of preferred stock issued as part of the same class or series under articles of amendment filed as part of our restated articles of incorporation.

The description of most of the financial and other specific terms of each class or series of preferred stock will be in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described in this prospectus. As you read this section, please remember that the specific terms of each class or series of preferred stock as described in the prospectus supplement applicable to the particular series of preferred stock will supplement and may modify or replace the general terms described in this section. If there are differences between the prospectus supplement applicable to the particular class or series of preferred stock and this prospectus, the prospectus supplement will control. Thus, the statements we make in this section may not apply to each series of preferred stock.

Our Authorized Preferred Stock

Under our amended and restated articles of incorporation our board of directors is authorized, without further action by our shareholders, to:

•	establish from the 15,000,000 preferred shares authorized by our amended and restated articles of incorporation one or more classes or series;

•	designate each such class or series; and

•	fix the relative rights and preferences of each such class or series and to issue such shares.

Such rights and preferences may be superior to common stock as to dividends, distributions of assets (upon liquidation or otherwise) and voting rights. Undesignated preferred shares may be convertible into shares of any other series or class of stock, including common stock, if our board of directors so determines. Our board of directors will fix the terms of the class or series of preferred stock it designates by resolution adopted before we issue any shares of the class or series of preferred stock.

The applicable prospectus supplement relating to the particular class or series of preferred stock will contain a description of the specific terms of that class or series as fixed by our board of directors, including, as applicable:

•	the offering price at which we will issue the preferred stock;

•	the title, designation of number of shares and stated or liquidated value of the preferred stock;

•	the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions on which such preferred stock may be retired and redeemed;

•	any redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our amended and restated articles of incorporation and not prohibited by law.

When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, which means that their holders will have paid at least the par value thereof in full and that we may not ask them to surrender additional funds. Holders of preferred stock will not have any preemptive subscription rights to acquire more of our stock. Unless otherwise specified in the applicable prospectus supplement relating to a particular series of preferred stock, each class or series of preferred stock will be of equal rank in all respects (1) with each other class or series of preferred stock and (2) prior to our common stock, as to dividends and any distribution of our assets.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to acquire us without negotiating with our board of directors.

Redemption

If so specified in the applicable prospectus supplement, a class or series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be mandatorily redeemed.

Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Dividends

Holders of each class or series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors from funds legally available for payment of dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each class or series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. Dividends on any class or series of preferred stock may be cumulative or noncumulative, as set forth in the applicable prospectus supplement.

We may not declare, pay or set apart funds for payment of dividends on a particular class or series of preferred stock unless full dividends on any other class or series of preferred stock that ranks equally with or senior to the class or series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of the other class or series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other class or series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of any class or series of preferred stock and other class or series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each class or series of preferred stock.

In case dividends on all shares of preferred stock for any quarterly dividend period are not paid in full, all such shares will participate ratably in any partial payment of dividends for such period in proportion to the full amounts of dividends for such period to which they are respectively entitled.

Conversion or Exchange Rights

The applicable prospectus supplement relating to any class or series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that class or series are convertible into, exercisable or exchangeable for shares of common stock, another class or series of our preferred stock, our other securities or debt or equity securities of third parties.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each class or series of our preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each class or series of preferred stock. These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preferred stock upon liquidation, dissolution or winding-up.

If the liquidation amounts payable relating to the preferred stock of any class or series and any other securities of equal rank regarding liquidation rights are not paid in full, the holders of the preferred stock of that class or series and the other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference of each security. Holders of these series of preferred stock or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the articles of amendment establishing the class or series; or

•	as required by applicable law.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for the preferred stock will be stated in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

DESCRIPTION OF COMMON STOCK

The following briefly summarizes the provisions of our amended and restated articles of incorporation and amended bylaws that would be important to holders of common stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated articles of incorporation and amended bylaws, which are exhibits to the registration statement that contains this prospectus.

Our Common Stock

Our amended and restated articles of incorporation authorize the issuance of 150,000,000 shares of common stock, $0.01 par value per share. As of September 30, 2004, there were 41,657,017 shares of common stock issued and outstanding, which were held by approximately 4,890 shareholders of record.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on generally by shareholders, including the election of directors. Our amended and restated articles of incorporation do not provide for cumulative voting for the election of directors, which means that the holders of a majority of the outstanding shares of our common stock have the capacity to elect all of the members of our board of directors. Except as otherwise required by law or with respect to any outstanding class or series of our preferred stock, the holders of our common stock possess all voting power.

Under our amended and restated articles of incorporation, shareholder action is generally effective upon majority vote. However, our amended and restated articles of incorporation require the affirmative vote of two-thirds of the outstanding shares of common stock for the approval of mergers, statutory share exchanges, sales or other dispositions of all or substantially all our assets outside the usual and regular course of business or dissolution of our company, except that the affirmative vote of 75% of the outstanding shares of our common stock is required for approval of an affiliated transaction. An affiliated transaction generally is defined as any of the following transactions:

•	a merger, a share exchange, or material dispositions of corporate assets not in the ordinary course of business, to or with an interested shareholder, or any material guarantee of any indebtedness of any interested shareholder (defined as any holder of more than 10% of any class of outstanding voting shares);

•	certain sales or other dispositions of our voting shares or any of our subsidiaries having an aggregate fair market value greater than 5% of the aggregate fair market value of all outstanding voting shares;

•	any dissolution of the corporation proposed by or on behalf of an interested shareholder; or

•	any reclassification, including reverse stock splits, recapitalizations or mergers of our company with any of our subsidiaries, that increases the percentage of our outstanding voting shares or any of our subsidiaries, owned beneficially by any interested shareholder by more than 5%.

The supermajority voting requirement does not apply to a transaction with a shareholder who, together with his or her affiliates and associates, became the beneficial owner of more than 10% of any class of our outstanding voting shares as of the close of business on February 28, 1994, the date of the distribution by Ethyl Corporation to its shareholders of all of the outstanding shares of our common stock. Currently, the supermajority voting provision does not apply to Floyd D. Gottwald, Jr., Vice Chairman of our board of directors and Chairman of the Executive Committee of our board of directors, and his sons, William M. Gottwald, Chairman of our board of directors, John D. Gottwald, a member of our board of directors, and James T. Gottwald.

Furthermore, the affirmative vote of the holders of 75% of the voting power of our outstanding shares must approve an amendment to provisions in our amended and restated articles of incorporation relating to the supermajority voting requirement for affiliated transactions.

Dividend Rights; Rights Upon Liquidation

Subject to any preferential rights of holders of any of our preferred stock that may be outstanding, holders of shares of our common stock are entitled to receive dividends on their shares of common stock out of assets legally available for distribution when, as and if authorized and declared by our board of directors and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up.

Miscellaneous

Holders of our common stock have no preferences or preemptive, conversion or exchange rights. Shares of our common stock will not be liable for further calls or assessments by us, and the holders of our common stock will not be liable for any of our liabilities.

Our common stock is listed on the New York Stock Exchange under the symbol “ALB.”

Anti-Takeover Provisions of Our Amended Restated Articles of Incorporation, Amended Bylaws and Virginia Law

General

Our amended and restated articles of incorporation, amended bylaws and Virginia law contain provisions that may have the effect of impeding the acquisition of control of Albemarle by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors. These provisions are designed to reduce, or have the effect of reducing, our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt that is unfair to our shareholders.

Amended and Restated Articles of Incorporation and Amended Bylaw Provisions

Under our amended and restated articles of incorporation, our board of directors has the authority, without further shareholder approval, to issue preferred stock in classes or series and to fix the designations, voting power, preferences and rights of the shares of each class or series and any qualifications, limitations or restrictions with respect to that class or series. Under this authority, our board of directors could create and issue a class or series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render it more difficult for, or discourage an attempt by, a potential acquiror to obtain control of Albemarle by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Albemarle without any further action by our shareholders.

Other provisions of our amended and restated articles of incorporation and amended bylaws that may make replacing our board more difficult include:

•	75% supermajority voting requirements to approve affiliated transactions or an amendment to the provisions in our amended and restated articles of incorporation relating to this supermajority voting requirement;

•	prohibition on shareholders calling a special meeting of shareholders;

•	requirements for advance notice for raising business or making nominations at shareholder meetings;

•	removal of directors only for cause; and

•	ability of our board of directors to increase the size of the board and fill vacancies on the board.

Affiliated Transactions Statute

Virginia law contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any holder of more than 10% of any class of its outstanding voting shares, or an interested shareholder, for a period of three years following the date that such person became an interested shareholder unless:

•	the board of directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•	before the date the person became an interested shareholder, the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

After three years, any such transaction must be at a “fair price,” as statutorily defined or must be approved by the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder. For a description of the affiliated transactions subject to this approval requirement, see “—Voting Rights.”

Control Share Acquisitions Statute

Virginia law also contains provisions relating to control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

•	the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

•	the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.

The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

As permitted by Virginia law, our board of directors has adopted a bylaw opting out of the control share acquisition provisions of Virginia law.

Transfer Agent and Registrar

National City Bank is the transfer agent and registrar for our common stock.

Limitation of Liability and Indemnification Matters

Our amended and restated articles of incorporation provide that no director or officer shall be liable to Albemarle or our shareholders for monetary damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or of any federal or state securities laws.

Our amended and restated articles of incorporation require us to indemnify any director or officer who was or is a party to a proceeding due to his or her status as a director or officer of Albemarle or who was or is serving at our request as a director, officer, trustee or partner of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This indemnification covers all reasonable expenses incurred by any such director, officer, employee or agent. The board of directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent legal counsel appointed by the board of directors or the shareholders (excluding shares owned by or under the control of directors party to the proceeding), must determine that the director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of Albemarle pursuant to the foregoing provisions or otherwise, we have been informed that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

SELLING SHAREHOLDERS

The following table provides information regarding the number of shares of our common stock that may be offered and sold under this prospectus and the beneficial ownership of our common stock as of September 30, 2004 by the selling shareholders named below. The term “selling shareholder” refers to the persons listed below as well as their pledgees, donees, assignees, transferees and successors.

	Shares Beneficially Owned before Offering								Shares Beneficially Owned after Offering(1)
Name	Number of Shares with Sole Voting and Investment Power	Number of Shares with Shared Voting and Investment Power		Total		Percent		Number of Shares covered by This Prospectus(1)	Number of Shares with Sole Voting and Investment Power	Number of Shares with Shared Voting and Investment Power	Total		Percent
John D. Gottwald(2)	706,438	1,653,415	(3)	2,359,853		5.68%		600,000	106,438	1,153,415	1,259,853		3.02%

Westham Partners, L.P.(4)	3,695,370	—		3,695,370		8.89%		500,000	3,195,370	—	3,195,370		7.67%

William M. Gottwald, John D. Gottwald and James T. Gottwald, as Trustees of Floyd, Jr.’s Trust under the will of Floyd D. Gottwald(5)	1,593,050	—		1,593,050		3.83%		500,000	1,093,050	—	1,093,050		2.62%

Total	5,994,858	1,653,415		6,055,223	(6)	14.57	%(6)	1,600,000	4,394,858	1,153,415	4,455,223	(7)	10.70	%(7)

(1)	The actual amount, if any, of our common stock to be offered by each selling shareholder named in this prospectus and the amount and percentages of our common stock to be owned by that selling shareholder will be disclosed in the applicable prospectus supplement. The selling shareholders may sell all or part of their shares of our common stock in an offering in which we do not participate.
(2)	John D. Gottwald is a member of our board of directors.
(3)	John D. Gottwald disclaims beneficial ownership of all 1,653,415 of such shares. The 1,653,415 shares include the following shares John D. Gottwald may be deemed to own beneficially: 1,593,050 shares that constitute his interest as a beneficiary of Floyd, Jr.’s Trust under the will of Floyd D. Gottwald of which he is a co-trustee; 17,508 shares owned by his wife; 27,845 shares owned by the William M. Gottwald Trust of which he is a co-trustee; 9,526 shares owned by the James M. Gottwald Trust of which he is a co-trustee; and 5,486 shares owned by the Sarah W. Gottwald Trust of which he is a co-trustee.
(4)	Floyd D. Gottwald, Jr., Vice Chairman of our board of directors and Chairman of the Executive Committee of our board of directors, and Conagret Corporation are the general partners of Westham Partners, L.P. William M. Gottwald, Chairman of our board of directors, is the president of Conagret Corporation.
(5)	William M. Gottwald, Chairman of our board of directors, John D. Gottwald and James T. Gottwald are the trustees and beneficiaries of Floyd, Jr.’s Trust under the will of Floyd D. Gottwald.
(6)	The overlap in beneficial ownership of the 1,593,050 shares has been eliminated in calculating the 6,055,223 shares at 14.57%. This overlap, however, has not been eliminated in calculating the amount and percentage of outstanding shares beneficially owned by each of Floyd, Jr.’s Trust under the will of Floyd D. Gottwald and John D. Gottwald.
(7)	The overlap in beneficial ownership of the 1,093,050 shares has been eliminated in calculating the 4,455,223 shares and 10.70%. This overlap, however, has not been eliminated in calculating the amount and percentage of outstanding shares beneficially owned by John D. Gottwald and by Floyd, Jr.’s Trust under the will of Floyd D. Gottwald.

PLAN OF DISTRIBUTION

We and the selling shareholders may offer and sell the securities from time to time as follows:

•	to or through underwriters or dealers;

•	directly to other purchasers;

•	through designated agents; or

•	through a combination of any of these methods of sale.

The selling shareholders may sell their shares of our common stock covered by this prospectus in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus. The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

We and the selling shareholders may solicit offers to purchase securities directly from the public from time to time. We and the selling shareholders may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf or on behalf of the selling shareholders. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we or the selling shareholders may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

In connection with the sale of securities, underwriters may receive compensation from us, the selling shareholders or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, each series of the securities, other than the common stock, will be a new issue with no established trading market. Any common stock issued and sold by us pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any of the other securities offered by this prospectus on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

If dealers are utilized in the sale of the securities, we and the selling shareholders will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

We and the selling shareholders may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities that may entitle these persons to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Any agreement in which we or the selling shareholders agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, over-allotment and stabilizing transactions and purchases to cover positions by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

Underwriters, dealers, agents and their affiliates who participate in the securities distribution may engage in transactions with or perform services for us in the ordinary course of business.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Hunton & Williams LLP, Richmond, Virginia.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Albemarle Corporation for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Akzo Nobel Catalysts, a former business of Akzo Nobel N.V., as of December 31, 2003 and 2002, and each of the years in the three-year period ended December 31, 2003 have been incorporated by reference herein to Albemarle’s Current Report on Form 8-K/A filed on October 13, 2004 incorporated by reference herein, in reliance upon the report of KPMG Accountants N.V., an independent public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C., 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is traded on the New York Stock Exchange under the symbol “ALB.” You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and filings that we make after the date of filing the initial registration statement and prior to the effectiveness of that registration statement, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities under this prospectus is completed or withdrawn:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004;

•	our definitive proxy statement filed with the SEC on March 1, 2004;

•	our Current Reports on Form 8-K filed with the SEC on April 19, 2004, July 16, 2004, August 2, 2004 and August 24, 2004;

•	our Current Report on Form 8-K/A filed with the SEC on October 13, 2004; and

•	the description of our common stock included in our Form 10/A, filed with the SEC on February 11, 1994.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Corporate Secretary, Albemarle Corporation, 330 South Fourth Street, Richmond, Virginia 23219; (804) 788-6000.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

                     Shares

Common Stock

PROSPECTUS SUPPLEMENT

                    , 2004

Bear, Stearns & Co. Inc.

UBS Investment Bank

Banc of America Securities LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

SEC registration fee		$95,832
Accounting fees and expenses		**
Legal fees and expenses		**
Printing expenses		**
Trustee fees and expenses		**
Rating agency fees		**
Miscellaneous		**

Total	$	**

*	All fees and expenses other than the SEC registration fee are estimated. Albemarle Corporation (the “Company”) will pay all expenses.
**	To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Virginia Stock Corporation Act (the “VSCA”) permits, and the amended and restated articles of incorporation of the Company require the Company to indemnify its directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Under Sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a director or, unless limited by a corporation’s articles of incorporation, officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation, and further provides that a corporation may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. The VSCA establishes a statutory limit on liability of officers and directors of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation, to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of an officer or director shall not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The Company’s amended and restated articles of incorporation require indemnification of directors and officers with respect to certain liabilities and expenses imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, as permitted by the VSCA, the Company’s amended and restated articles of incorporation eliminate the liability for monetary damages of a director or officer in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 through 704 of the VSCA are incorporated herein by reference.

Any underwriting agreement for the securities may contain provisions entitling the Company’s directors, its officers who signed the registration statement and persons controlling the Company to indemnification against certain liabilities that might arise under the Securities Act from certain information furnished to the Company by or on behalf of any such indemnifying party.

The Company also carries insurance on behalf of its directors, officers, employees and agents that may cover liabilities under the Securities Act.

ITEM 16. EXHIBITS

1.1*	Form of Underwriting Agreement for equity securities.

1.2*	Form of Underwriting Agreement for debt securities.

4.1	Amended and Restated Articles of Incorporation (including Amendment thereto).

4.2	Amended Bylaws (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on August 24, 2004).

4.3*	Form of Indenture for senior debt securities.

4.4*	Form of Indenture for subordinated debt securities.

4.5*	Form of Senior Debt Security (included in Exhibit 4.3).

4.6*	Form of Subordinated Debt Security (included in Exhibit 4.4).

5.1	Opinion of Hunton & Williams LLP.

12.1	Computation of ratios of earnings to fixed charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of KPMG Accountants N.V.

23.3	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

25.1*	Statement of Eligibility and Qualification of Trustee on Form T- 1 under the Trust Indenture Act of 1939, as amended, for the Senior Debt Securities.

25.2*	Statement of Eligibility and Qualification of Trustee in Form T-1 under the Trust Indenture Act of 1939, as amended, for the Subordinated Debt Securities.

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) (of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond and Commonwealth of Virginia on the 13th day of October, 2004.

ALBEMARLE CORPORATION

By:	/s/ WILLIAM M. GOTTWALD
William M. Gottwald Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose signatures appear below, hereby constitutes and appoints Paul F. Rocheleau and Luther C. Kissam, IV, and each of them individually, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of such persons any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 13th day of October, 2004.

Signature	Title

/s/ WILLIAM M. GOTTWALD William M. Gottwald	Chairman of the Board of Directors

/s/ FLOYD D. GOTTWALD, JR. Floyd D. Gottwald, Jr.	Vice Chairman of the Board of Directors, Chairman of the Executive Committee

/s/ MARK C. ROHR Mark C. Rohr	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ PAUL F. ROCHELEAU Paul F. Rocheleau	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ WILLIAM B. ALLEN, JR. William B. Allen, Jr.	Controller (Principal Accounting Officer)

/s/ LLOYD B. ANDREW Lloyd B. Andrew	Director

/s/ J. ALFRED BROADDUS, JR. J. Alfred Broaddus, Jr.	Director

Signature	Title

/s/ JOHN D. GOTTWALD John D. Gottwald	Director

/s/ RICHARD L. MORRILL Richard L. Morrill	Director

/s/ SEYMOUR S. PRESTON III Seymour S. Preston III	Director

/s/ JOHN SHERMAN, JR. John Sherman, Jr.	Director

/s/ CHARLES E. STEWART Charles E. Stewart	Director

/s/ ANNE M. WHITTEMORE Anne M. Whittemore	Director

EXHIBIT INDEX

Exhibit No.		Description

1.1	*	Form of Underwriting Agreement for equity securities.

1.2	*	Form of Underwriting Agreement for debt securities.

4.1		Amended and Restated Articles of Incorporation (including Amendment thereto).

4.2		Amended Bylaws (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on August 24, 2004).

4.3	*	Form of Indenture for senior debt securities.

4.4	*	Form of Indenture for subordinated debt securities.

4.5	*	Form of Senior Debt Security (included in Exhibit 4.3).

4.6	*	Form of Subordinated Debt Security (included in Exhibit 4.4).

5.1		Opinion of Hunton & Williams LLP.

12.1		Computation of ratios of earnings to fixed charges.

23.1		Consent of PricewaterhouseCoopers LLP.

23.2		Consent of KPMG Accountants N.V.

23.3		Consent of Hunton & Williams LLP (included in Exhibit 5.1).

24.1		Powers of Attorney (included on signature page).

25.1	*	Statement of Eligibility and Qualification of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, for the Senior Debt Securities.

25.2	*	Statement of Eligibility and Qualification of Trustee in Form T-1 under the Trust Indenture Act of 1939, as amended, for the Subordinated Debt Securities.

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.